      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 2003



                                                     REGISTRATION NO. 333-105134

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                           LIBERTY MEDIA CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          4841                         84-1288730
(State Or Other Jurisdiction Of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation Or Organization)    Classification Code Number)         Identification No.)

                            12300 LIBERTY BOULEVARD
                           ENGLEWOOD, COLORADO 80112
                                 (720) 875-5400
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ---------------------

           CHARLES Y. TANABE, ESQ.                           MARC A. LEAF, ESQ.
          LIBERTY MEDIA CORPORATION                          BAKER BOTTS L.L.P.
           12300 LIBERTY BOULEVARD                          30 ROCKEFELLER PLAZA
          ENGLEWOOD, COLORADO 80112                       NEW YORK, NEW YORK 10112
                (720) 875-5400                                 (212) 408-2500
    (Name, address, including zip code and         (Name, address, including zip code and
                  telephone                                      telephone
  number, including area code, of agent for      number, including area code, of agent for
                   service)                                       service)

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this registration statement and upon the effective time of the merger of a newly formed subsidiary of the registrant with and into Ascent Media Group, Inc., a subsidiary of the registrant, which is expected to occur on the twentieth business day following the mailing of the notice/prospectus included in this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           AMETHYST MERGER SUB, INC.

               NOTICE TO STOCKHOLDERS OF ASCENT MEDIA GROUP, INC.
                      OF AVAILABILITY OF APPRAISAL RIGHTS

                             ---------------------

                           LIBERTY MEDIA CORPORATION

                                   PROSPECTUS

     We are sending you this notice/prospectus to describe the merger between Ascent Media Group, Inc. ("Ascent"), a subsidiary of Liberty Media Corporation ("Liberty Media"), and Amethyst Merger Sub, Inc. ("Merger Sub"), a newly formed subsidiary of Liberty Media. Unless indicated otherwise, as used in this notice/ prospectus, "we," "us" and "our" refer to Liberty Media. Ascent has not reviewed or approved this notice/prospectus.

     If we complete this merger, Merger Sub will be merged with and into Ascent and, unless you validly exercise appraisal rights in accordance with Delaware law, your shares of Ascent Class A common stock will be converted into shares of Liberty Media Series A common stock. Pursuant to the merger, for each share of Ascent Class A common stock you own at the effective time of the merger, you will receive 0.1147 of a share of Liberty Media Series A common stock. We will not issue fractional shares of Liberty Media common stock in the merger. Instead, we will round the total number of shares of Liberty Media Series A common stock you are entitled to receive down to the nearest whole number of shares, and you will receive a cash payment for any fraction of a share to which you would otherwise be entitled.

     Liberty Media has authorized the merger of Merger Sub with and into Ascent for the purpose of acquiring the minority interest in Ascent currently held by the public. Delaware law generally permits the merger of a corporation and its subsidiary, without a vote by the stockholders or board of directors of the subsidiary, so long as the parent corporation owns at least 90% of each class of the subsidiary's outstanding voting stock. As of the effective time of the merger, Merger Sub will be the record holder of approximately 92% of the Ascent Class A common stock outstanding and Ascent will not have any other class of outstanding voting stock. Accordingly, no action by Ascent's board of directors or stockholders will be necessary to complete the merger as described in this notice/prospectus. WE ARE NOT ASKING YOU FOR A PROXY TO VOTE YOUR SHARES, AND YOU ARE REQUESTED NOT TO SEND US A PROXY TO VOTE YOUR SHARES. We expect that the merger will be completed on the 20th business day following the mailing of this notice/prospectus.


     This notice/prospectus is Liberty Media's prospectus for the shares of Liberty Media Series A common stock that will be issued to Ascent stockholders in the merger. It also constitutes a notice by Merger Sub to the stockholders of Ascent as to the approval of the merger and the availability of appraisal rights under Delaware law. Ascent Class A common stock trades on the Nasdaq National Market under the symbol "AMGIA", and Liberty Media Series A common stock trades on the New York Stock Exchange under the symbol "L". On May 23, 2003, the last reported sale price for Ascent Class A common stock was $1.29, and the last reported sale price for Liberty Media Series A common stock was $11.78.


     PLEASE CONSIDER CAREFULLY ALL THE INFORMATION IN THIS NOTICE/PROSPECTUS REGARDING ASCENT, LIBERTY MEDIA, THE MERGER AND THE AVAILABILITY OF AND PROCEDURES FOR EXERCISING APPRAISAL RIGHTS, INCLUDING IN PARTICULAR THE DISCUSSION UNDER THE HEADING "RISK FACTORS" ON PAGE 13.

     As soon as practicable after completion of the merger, you will be provided with appropriate documentation for exchanging your shares of Ascent Class A common stock for shares of Liberty Media Series A common stock. PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF ASCENT CLASS A COMMON STOCK AT THIS TIME.

     NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF LIBERTY MEDIA SERIES A COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS NOTICE/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This notice/prospectus is dated May 27, 2003, and is first expected to be mailed to Ascent stockholders on or about June 3, 2003.

                ADDITIONAL INFORMATION INCORPORATED BY REFERENCE

     This notice/prospectus "incorporates by reference" important business and financial information about Liberty Media and Ascent from documents that are not included in or delivered with this notice/ prospectus. You may obtain documents incorporated by reference in this notice/prospectus without charge by requesting them in writing or by telephone from Liberty Media at the following address:

                               INVESTOR RELATIONS
                           LIBERTY MEDIA CORPORATION
                            12300 LIBERTY BOULEVARD
                           ENGLEWOOD, COLORADO 80112
                           TELEPHONE: (877) 772-1518


     UNDER DELAWARE LAW, AN ASCENT STOCKHOLDER SEEKING TO EXERCISE APPRAISAL RIGHTS MUST MAKE A WRITTEN DEMAND FOR APPRAISAL TO ASCENT WITHIN 20 DAYS AFTER THE MAILING OF THIS NOTICE/PROSPECTUS. ACCORDINGLY, IF YOU WOULD LIKE TO REQUEST DOCUMENTS INCORPORATED BY REFERENCE IN THIS NOTICE/PROSPECTUS, YOU SHOULD MAKE YOUR REQUEST FOR DOCUMENTS BY JUNE 16, 2003, TO BE SURE OF OBTAINING SUCH DOCUMENTS BEFORE THE DEADLINE FOR DEMANDING APPRAISAL. For a more detailed description of the information incorporated by reference into this notice/prospectus and how you may obtain it, see the section entitled "Where You Can Find More Information" of this notice/prospectus on page 11.


                   NOTICE/PROSPECTUS ACCOMPANIED BY ASCENT'S

                      LATEST ANNUAL AND QUARTERLY REPORTS



     The Annual Report on Form 10-K of Ascent Media Group, Inc. for the year ended December 31, 2002, as filed with the Securities and Exchange Commission on March 27, 2003 ("Ascent's Annual Report"), Ascent's latest Form 10-K and the Quarterly Report on Form 10-Q of Ascent Media Group, Inc. for the three months ended March 31, 2003, as filed with the Securities and Exchange Commission on May 15, 2003 ("Ascent's Quarterly Report"), Ascent's latest Form 10-Q, accompany this notice/ prospectus as Annex B and Annex C, respectively.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY OF THE MERGER.......................................    3
SELECTED SUMMARY FINANCIAL INFORMATION......................    7
WHERE YOU CAN FIND MORE INFORMATION.........................   11
RISK FACTORS................................................   13
  Factors Relating to the Merger............................   13
  Factors Relating to Liberty Media.........................   13
  Factors Relating to our Series A Common Stock.............   18
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   19
THE COMPANIES INVOLVED IN THE MERGER........................   20
  Liberty Media Corporation.................................   20
  Ascent Media Group, Inc. .................................   20
CERTAIN TRANSACTIONS BETWEEN LIBERTY MEDIA AND ASCENT.......   22
THE MERGER..................................................   28
  Background of the Merger..................................   28
  Previous Inquiries Received by Liberty Media Regarding
     Ascent.................................................   30
  Reasons for and Purpose of the Merger.....................   31
  Conflict of Interest of Liberty Media.....................   31
  Interests of Directors and Officers.......................   32
  Structure of the Merger; Merger Consideration.............   32
  Exchange of Ascent Stock Certificates for Shares of
     Liberty Media Series A Common Stock....................   33
  Treatment of Ascent Stock Options and Warrant.............   34
  Accounting Treatment......................................   34
  Material U.S. Federal Income Tax Consequences.............   34
  Regulatory Matters........................................   35
  Restrictions on Sales of Shares by Affiliates of Ascent
     and Liberty Media......................................   35
  Listing on the New York Stock Exchange....................   35
  Appraisal Rights..........................................   36
  Delisting and Deregistration of Ascent Common Stock After
     the Merger.............................................   38
COMPARISON OF STOCKHOLDER RIGHTS............................   38
EXPERTS.....................................................   40
LEGAL MATTERS...............................................   41
ANNEX A -- Section 262 of the Delaware General Corporation
           Law ("Appraisal Rights")
ANNEX B -- Annual Report on Form 10-K of Ascent Media Group,
           Inc. for the year ended December 31, 2002, as
           filed on March 27, 2003
ANNEX C -- Quarterly Report on Form 10-Q of Ascent Media
           Group, Inc. for the three months ended March 31,
           2003, as filed on May 15, 2003

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT IS THE MERGER?

A: The merger is the merger of Merger Sub, a newly formed indirect wholly owned subsidiary of Liberty Media, with and into Ascent, also a subsidiary of Liberty Media. Ascent will be the surviving corporation in the merger and will become an indirect wholly owned subsidiary of Liberty Media. As a result, stockholders of Ascent who do not properly exercise appraisal rights will have their shares of Ascent Class A common stock converted into shares of Liberty Media Series A common stock.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Following the consummation of the merger, you will receive 0.1147 of a share of Liberty Media Series A common stock in exchange for each share of Ascent Class A common stock that you hold on the effective date of the merger, unless you properly exercise your appraisal rights. We will not issue fractional shares of Liberty Media common stock in the merger. Instead, we will round the total number of shares of Liberty Media Series A common stock you are entitled to receive down to the nearest whole number of shares, and you will receive a cash payment for any fraction of a share to which you would otherwise be entitled.

    If you want to seek appraisal rights, see below "Q: Am I entitled to appraisal rights?"

Q: WILL THE EXCHANGE RATIO OR THE VALUE OF THE SHARES I RECEIVE CHANGE BETWEEN NOW AND THE TIME THE MERGER IS CONSUMMATED?

A: The exchange ratio (which affects the number of shares you will receive) will not change. The market value of the shares you receive may fluctuate between the date of this notice/prospectus and the completion of the merger, based upon changes in the market price for Liberty Media Series A common stock.

Q: WILL I RECOGNIZE A TAXABLE GAIN OR LOSS FOR U.S. FEDERAL INCOME TAX PURPOSES IN THE MERGER?


A: Yes. The merger is intended to be a taxable transaction and, for U.S. federal income tax purposes, will generally be treated as a sale of your shares of Ascent Class A common stock in exchange for the consideration you receive in the merger, valued as of the date of the merger. For a more complete description of the tax consequences of the merger, see the section entitled "The Merger -- Material U.S. Federal Income Tax Consequences" of this notice/prospectus on page 34.


Q:  WHAT IS THE PURPOSE OF THE MERGER?

A: The purpose of the merger is for Liberty Media to acquire, through an indirect wholly owned subsidiary of Liberty Media, all of the outstanding shares of capital stock of Ascent that are not already owned by Liberty Media and its wholly owned subsidiaries.

Q:  WHY IS THERE NO STOCKHOLDER VOTE?

A: Liberty Media beneficially owns (and Merger Sub holds directly of record) more than 90% of the outstanding common stock of Ascent. Under such circumstances, Delaware law permits Merger Sub to effect the merger with Ascent without any action by Ascent's board of directors or any vote by the stockholders of Ascent. This is called a "short form merger." Liberty Media, Merger Sub and certain other subsidiaries of Liberty Media have entered into an agreement that provides for Merger Sub to be merged with and into Ascent pursuant to a short form merger under Delaware law. Delaware law governs the merger because both Ascent and Merger Sub are Delaware corporations.

Q:  AM I ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Under Delaware law, which governs the merger, you have the right to seek appraisal of your Ascent Class A common stock. In order to exercise appraisal rights, you must, within twenty days after the date of mailing this notice/prospectus, demand in writing from Ascent appraisal of your shares of Ascent Class A common stock. Your right to seek appraisal requires strict compliance with the procedures contained in Section 262 of the Delaware corporate statute. Failure to follow any of these procedures may result in the termination or waiver of your appraisal rights. The mailing date of this notice/ prospectus is stated on the front cover page. See the section entitled "The Merger -- Appraisal Rights" of this notice/prospectus.

Q:  WHAT DO I NEED TO DO NOW?

A: Nothing, unless you intend to seek appraisal of your shares of Ascent Class A common stock. Otherwise, after the merger is completed, you will receive written instructions and a letter of transmittal for exchanging your shares of Ascent Class A common stock for shares of Liberty Media Series A common stock and receiving your cash payment in place of any fraction of a share of Liberty Media Series A common stock. If you want to exercise your appraisal rights, see above "Q: Am I entitled to appraisal rights?"

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. As soon as practicable after the merger is completed, Liberty Media will send Ascent stockholders written instructions for surrendering their share certificates in exchange for the merger consideration to which they are entitled, together with a letter of transmittal for such certificates.

Q:  WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

A: If you are the record owner of your shares, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, your broker may charge you a fee. You should consult your broker or nominee to determine whether any charges will apply.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?


A: You should call our information agent, D.F. King & Co., at (800) 628-8532 with any questions about the merger.


    You may also obtain additional information about Liberty Media from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" of this notice/prospectus on page 11.

                             SUMMARY OF THE MERGER

     This summary highlights selected information from this notice/prospectus and may not contain all the information that is important to you. To better understand the merger, you should read this entire document carefully, including the documents to which we refer you. In addition, we incorporate by reference in this notice/prospectus important business and financial information about Liberty Media and Ascent. You may obtain the information incorporated by reference into this notice/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" of this notice/prospectus on page 11.

THE COMPANIES (SEE PAGE 20)

ASCENT MEDIA GROUP, INC.
520 BROADWAY, FIFTH FLOOR
SANTA MONICA, CALIFORNIA 90401
TEL: (310) 434-7000

Ascent provides technical and creative services to the entertainment industry. Ascent's clients include the major motion picture studios, independent producers, broadcast networks, cable channels, advertising agencies and other companies that produce, own and/or distribute entertainment content. Ascent's assets and operations are primarily comprised of ten companies acquired during 2001 and 2000. The combination and integration of these acquired entities allow Ascent to offer its clients a complete range of services, from image capture to "last mile" distribution. Ascent offers outsourcing solutions for the technical and creative requirements of its clients.

LIBERTY MEDIA CORPORATION
12300 LIBERTY BOULEVARD
ENGLEWOOD, COLORADO 80112
TEL: (720) 875-5400

Liberty Media owns interests in a broad range of video programming, broadband distribution, interactive technology services and communications businesses. Liberty Media and its affiliated companies operate in the United States, Europe, South America and Asia. Liberty Media's principal assets include interests in Starz Encore Group LLC, Ascent, On Command Corporation, Discovery Communications, Inc., UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., QVC, Inc., Court Television Network, Game Show Network, AOL Time Warner Inc., USA Interactive, Sprint PCS Group and The News Corporation Limited.

THE MERGER (SEE PAGE 28)

The merger will be effective on the filing of a certificate of ownership and merger in Delaware, which is expected to occur on the 20th business day following the mailing of this notice/prospectus. However, Liberty Media may elect not to proceed with the merger at any time prior to the filing of the certificate of ownership and merger if it determines that the merger is no longer in its best interests. Unless you validly exercise your appraisal rights, each share of Ascent Class A common stock you own will be converted into 0.1147 of a share of Liberty Media Series A common stock. We will not issue fractional shares of Liberty Media common stock in the merger. Instead, we will round the total number of shares of Liberty Media Series A common stock you are entitled to receive down to the nearest whole number of shares, and you will receive a cash payment for any fraction of a share to which you would otherwise be entitled. In connection with the merger, a total of approximately 1,456,285 shares of Liberty Media Series A common stock will be issued or issuable in exchange for outstanding shares of Ascent Class A common stock and upon exercise of options and a warrant to acquire shares of Ascent Class A common stock outstanding at the time of the merger.

You will receive detailed instructions regarding the surrender of your stock certificates from Liberty Media's transfer agent, EquiServe Trust Company, N.A., promptly following the effective date of the merger. As soon as practicable after the transfer agent receives your Ascent stock certificates and other required documents, you will receive statements indicating book-entry ownership of Liberty Media Series A common stock and directions as to how you may obtain stock certificates representing such shares. Please do not send any stock certificates to Ascent or Liberty Media or the exchange agent until you receive these instructions.


FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 34)


The receipt of Liberty Media Series A common stock and any cash in lieu of a fractional share of

Liberty Media Series A common stock in exchange for Ascent Class A common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the fair market value of the Liberty Media Series A common stock received and the amount of cash received and (ii) your tax basis in the Ascent Class A common stock exchanged in the merger. This capital gain or loss will be long-term capital gain or loss if you held the Ascent Class A common stock for more than one year as of the date of the merger. Your holding period in the Liberty Media Series A common stock received in the merger will begin on the day after the date of the merger. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you. Please read the section entitled "The Merger -- Material U.S. Federal Income Tax Consequences" of this notice/prospectus for further discussion of the tax consequences of the merger.

NO ASCENT STOCKHOLDER APPROVAL REQUIRED (SEE PAGE 28)

We are not asking you to vote on the merger. The board of directors of Liberty Media has approved a plan to acquire the minority interest in Ascent held by the public. Liberty Media intends to acquire this minority interest by merging its indirect wholly owned subsidiary, Merger Sub, with and into Ascent. In anticipation of the merger, Liberty Media caused Merger Sub to hold directly of record more than 90% of the outstanding common stock of Ascent. Because Merger Sub will own at least 90% of the common stock of Ascent outstanding at the time of the merger, the resolution of the board of directors of Merger Sub and the consent of Merger Sub's sole stockholder will be sufficient to authorize the merger under Delaware law, and no vote of the stockholders of Ascent will be required.


APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS OF ASCENT (SEE PAGE 36)


Delaware law permits you to have the "fair value" of your shares of Ascent Class A common stock determined by a court and paid to you in cash rather than accepting the consideration you would otherwise receive in the merger. This value may be more or less than the market value of the 0.1147 of a share of Liberty Media Series A common stock issuable for each share of Ascent Class A common stock in the merger. See the section entitled "The Merger -- Appraisal Rights" of this notice/prospectus.

If you wish to exercise appraisal rights and obtain appraisal of the fair value of your shares, you must demand in writing from Ascent appraisal of your shares of Ascent Class A common stock within twenty days after the date of mailing this notice/prospectus. The relevant provisions of Delaware law concerning the exercise of appraisal rights are technical in nature and complex. You may wish to consult promptly with legal counsel because the failure to comply strictly with these provisions may result in waiver or forfeiture of your appraisal rights.


EFFECT OF THE MERGER ON ASCENT STOCK OPTIONS AND WARRANT (SEE PAGE 34)


Liberty Media will assume outstanding stock options issued under the Ascent (f/k/a Liberty Livewire Corporation) 2001 Incentive Plan, the 2000 Nonemployee Director Stock Option Plan of Ascent (f/k/a Liberty Livewire Corporation) and other stock options not issued under those plans, and the warrant issued to ACTV, Inc., in each case with respect to Ascent Class A common stock, on the effective date of the merger. Assumed stock options and the warrant will be exercisable with respect to the number of shares of Liberty Media Series A common stock determined by multiplying the number of underlying shares of Ascent Class A common stock on the effective date of the merger by the 0.1147 exchange ratio, rounded up to the nearest whole share. The exercise price per share of Liberty Media Series A common stock issuable under each assumed option and the warrant will be calculated by dividing the exercise price of such option or warrant before the merger by the exchange ratio, rounded down to the nearest whole cent.


REASONS FOR AND PURPOSE OF THE MERGER (SEE PAGE 31)


The purpose of the merger is to acquire the publicly held minority interest in Ascent. In deciding to undertake the merger, which will result in Ascent ceasing to be a public company,

Liberty Media considered the following factors, among others:

- Ascent's need for additional capital resources to develop its business;

- the trading price volatility of Ascent common stock caused, in part, by its limited public float;

- recent capital market trends, which have adversely affected the ability of companies situated similarly to Ascent to access capital;

- the costs associated with operating Ascent as a separate public company, including costs and expenses associated with Securities and Exchange Commission reporting, communicating with stockholders and related legal and accounting fees, which Liberty Media anticipates could result in savings of approximately $2 million per year, if eliminated;

- challenging economic conditions impacting film and television post production, sluggishness in the advertising market reducing television advertising production spending and lower spending from larger clients for traditional media services;

- Ascent's outstanding debt, including Ascent's greater cost of borrowing as compared to Liberty Media's and the restrictive covenants contained in Ascent's debt agreements; and

- the impact on Liberty Media's own common stock of the issuance of Liberty Media shares to Ascent's stockholders.


CONDITIONS TO THE MERGER (SEE PAGE 33)


Although Liberty Media is under no obligation to complete the merger, it is expected that the merger will be effected on the 20th business day following the mailing of this notice/prospectus. In addition, the merger is subject to certain customary closing conditions, including:

- Merger Sub must own directly of record at least 90% of the common stock outstanding of Ascent;

- the continued effectiveness of the registration statement of which this notice/prospectus forms a part; and

- the shares of Liberty Media Series A common stock that will be issued in the merger must be authorized for listing on the New York Stock Exchange, subject only to official notice of issuance.

CONFLICT OF INTEREST OF LIBERTY MEDIA (SEE PAGE 31)

In setting the exchange ratio, Liberty Media's financial interest was adverse to the interest of the public stockholders of Ascent. Liberty Media determined the exchange ratio without negotiating with Ascent and makes no representation or warranty in this notice/prospectus as to the fairness or adequacy of the consideration to be paid in the merger. Under Delaware law, which governs the merger, you have the right to seek appraisal of the "fair value" of your Ascent shares and receive cash instead of the consideration you would otherwise receive in the merger. See the section entitled "The Merger -- Appraisal Rights" of this notice/prospectus for a description of the appraisal process.


INTERESTS OF DIRECTORS AND OFFICERS (SEE PAGE 32)


You should be aware that some officers and directors of Ascent have interests in the merger that are different from, or in addition to, yours. These interests include:

- ownership of Liberty Media common stock and options to acquire Liberty Media common stock; and

- indemnification obligations between Ascent and its directors and officers.

In addition, some of the officers and directors of Liberty Media and/or Merger Sub are also officers and directors of Ascent and have interests that are in addition to, or different from, your interests.


ACCOUNTING TREATMENT (SEE PAGE 34)


The merger, if completed, will be accounted for as a "purchase" of a minority interest, as such term is used under accounting principles generally accepted in the United States of America, for accounting and financial reporting purposes.


FEDERAL AND STATE REGULATORY REQUIREMENTS (SEE PAGE 35)


Except for filing a certificate of ownership and merger in Delaware and compliance with federal and state securities laws, Liberty Media is not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with, or approval that must be obtained, in connection with the merger.

RESTRICTIONS ON THE ABILITY TO SELL LIBERTY MEDIA SERIES A COMMON STOCK (SEE PAGE 35)


All shares of Liberty Media Series A common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of Ascent under the Securities Act of 1933 at the time of the transaction or you are an affiliate of Liberty Media. If you are an affiliate of Ascent, then you may transfer your shares only pursuant to an effective registration statement or an exemption under the Securities Act. This restriction will generally lapse at the end of one year unless you are an affiliate of Liberty Media.


DIFFERENCES BETWEEN YOUR RIGHTS AS AN ASCENT STOCKHOLDER AND AS A LIBERTY MEDIA STOCKHOLDER (SEE PAGE 38)


There are differences between the rights you have as a holder of Ascent Class A common stock and the rights you will have as a holder of Liberty Media Series A common stock. For a description of these differences, see the section entitled "Comparison of Stockholder Rights" of this notice/prospectus.

                     SELECTED SUMMARY FINANCIAL INFORMATION

LIBERTY MEDIA

     The following table provides you with selected historical consolidated financial data of Liberty Media. From August 1994 to March 1999 Liberty Media was a wholly owned subsidiary of Tele-Communications, Inc. ("TCI"). On March 9, 1999, AT&T Corp. ("AT&T") acquired TCI in a merger transaction and changed TCI's name to AT&T Broadband. For financial reporting purposes, the merger of AT&T and TCI is deemed to have occurred on March 1, 1999. In connection with that merger, the assets and liabilities of Liberty Media were adjusted to their respective fair values pursuant to the purchase method of accounting. For periods prior to March 1, 1999, the assets and liabilities of Liberty Media and the related consolidated results of operations are referred to below as "Old Liberty," and for periods subsequent to February 28, 1999, the assets and liabilities of Liberty Media and the related consolidated results of operations are referred to as "New Liberty." Also, in connection with that merger, TCI effected an internal restructuring as a result of which certain net assets and approximately $5.5 billion in cash were contributed to Liberty Media. On August 10, 2001, AT&T effected a split-off of Liberty Media and, as a result of that transaction, Liberty Media is no longer a subsidiary of AT&T. We derived the historical consolidated financial data from our consolidated financial statements. It is important that when you read this information, you read along with it the consolidated financial statements and accompanying notes of Liberty Media incorporated by reference into this notice/prospectus. For a list of documents incorporated by reference into this notice/prospectus, see the section entitled "Where You Can Find More Information" of this notice/prospectus on page 11.


                                                             NEW LIBERTY                      OLD LIBERTY
                                           ------------------------------------------------   ------------
                                                                    DECEMBER 31
                                            MARCH 31,    ----------------------------------   DECEMBER 31,
                                              2003        2002      2001     2000     1999        1998
                                           -----------   -------   ------   ------   ------   ------------
                                           (UNAUDITED)
                                                                (AMOUNTS IN MILLIONS)
SUMMARY BALANCE SHEET DATA :
Investments in affiliates................    $ 7,835       7,390   10,076   20,464   15,922       3,079
Investments in available-for-sale
  securities and other cost
  investments............................    $13,666      14,369   21,152   16,774   27,906      10,539
Total assets.............................    $40,713      39,685   48,539   54,268   58,658      15,783
Long-term debt...........................    $ 5,478       4,316    4,764    5,269    2,723       1,912
Stockholders' equity.....................    $24,459      24,682   30,123   34,109   38,408       8,820



                                                         NEW LIBERTY                                        OLD LIBERTY
                             --------------------------------------------------------------------   ---------------------------
                                THREE MONTHS ENDED                                    TEN MONTHS     TWO MONTHS
                                     MARCH 31,            YEAR ENDED DECEMBER 31,       ENDED          ENDED        YEAR ENDED
                             -------------------------   -------------------------   DECEMBER 31,   FEBRUARY 28,   DECEMBER 31,
                                2003          2002        2002      2001     2000        1999           1999           1998
                             -----------   -----------   -------   ------   ------   ------------   ------------   ------------
                             (UNAUDITED)   (UNAUDITED)
                                                      (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY STATEMENT OF
  OPERATIONS DATA:
Revenue....................     $505             513       2,084    2,059    1,526         729           235           1,359
Operating income
  (loss)(1)................     $ 10              52        (184)  (1,127)     436      (2,214)         (158)           (431)
Share of earnings (losses)
  of affiliates, net(2)....     $ 31            (394)       (453)  (4,906)  (3,485)       (904)          (66)         (1,002)
Nontemporary declines in
  fair value of
  investments..............     $(21)             --      (6,053)  (4,101)  (1,463)         --            --              --
Realized and unrealized
  gains (losses) on
  derivative instruments,
  net......................     $188             756       2,122     (174)     223        (153)           --              --
Gains (losses) on
  dispositions, net........     $ 70             120        (415)    (310)   7,340           4            14           2,449
Net earnings
  (loss)(1)(2).............     $132          (1,563)     (5,330)  (6,203)   1,485      (2,021)          (70)            622
Basic and diluted net
  earnings (loss) per
  common share(3)..........     $.05            (.60)      (2.06)   (2.40)     .57        (.78)         (.03)            .24

---------------

(1) Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill And Other Intangible Assets ("Statement 142"), which among other matters, provides that goodwill and other indefinite-lived assets no longer be amortized. Amortization expense for such assets aggregated $627 million, $598 million and $438 million for the years ended December 31, 2001 and 2000 and the ten months ended December 31, 1999, respectively, and was not significant in prior periods.

(2) Included in share of losses of affiliates are other-than-temporary declines in value aggregating $148 million, $2,396 million and $1,324 million for the years ended December 31, 2002, 2001 and 2000, respectively. In addition, share of losses of affiliates includes excess basis amortization of $798 million, $1,058 million and $463 million for the years ended December 31, 2001, 2000 and the ten months ended December 31, 1999, respectively. Pursuant to Statement 142, excess costs that are considered equity method goodwill are no longer amortized, but are evaluated for impairment under APB Opinion No. 18.

(3) The basic and diluted net earnings (loss) per common share for periods prior to our split off from AT&T is based upon 2,588 million shares of our Series A and Series B common stock issued upon consummation of the split off.

ASCENT


     The following table provides you with selected historical consolidated financial data of Ascent, formerly known as Liberty Livewire Corporation ("Liberty Livewire"), and The Todd-AO Corporation ("Todd-AO"). A predecessor of Liberty Livewire was incorporated as a wholly owned subsidiary of Liberty Media for the purpose of acquiring Todd-AO. That predecessor merged with and into Todd-AO on June 9, 2000 (the "Todd Merger"), in a transaction accounted for as a purchase. The financial data in the following table is derived from the consolidated financial statements of Ascent. It is important that you read this information along with the consolidated financial statements and accompanying notes of Ascent contained in Ascent's Annual Report accompanying this notice/prospectus as Annex B and Ascent's Quarterly Report accompanying this notice/prospectus as Annex C, and in the documents incorporated by reference into this notice/prospectus. For a list of documents incorporated by reference into this notice/prospectus, see the section entitled "Where You Can Find More Information" of this notice/prospectus on page 11. The financial data for the seven months ended December 31, 2000, and thereafter represent the financial data of Ascent after giving effect to the Todd Merger. For financial statement purposes, Todd Merger is deemed to have occurred on June 1, 2000. See Note 1 to the Consolidated Financial Statements of Ascent.


                                                                    ASCENT                                     TODD-AO
                                    ----------------------------------------------------------------------   ------------
                                       THREE MONTHS ENDED                                        SEVEN           FIVE
                                            MARCH 31,            YEAR ENDED     YEAR ENDED    MONTHS ENDED   MONTHS ENDED
                                    -------------------------   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MAY 31,
                                       2003          2002           2002           2001           2001           2000
                                    -----------   -----------   ------------   ------------   ------------   ------------
                                    (UNAUDITED)   (UNAUDITED)
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues......................   $121,439       135,383         539,333        592,732        253,099         53,243
Net income (loss).................   $ (9,339)      (26,366)       (135,186)      (436,289)        (9,793)        (1,675)
Income (loss) per share of common
 stock:
Basic.............................   $  (0.16)        (0.66)          (3.07)        (11.52)         (0.28)         (0.16)
Diluted...........................   $  (0.16)        (0.66)          (3.07)        (11.52)         (0.28)         (0.16)
Total assets......................   $772,981            --         793,326        919,691      1,175,845        159,448
Long-term debt and capital lease
 obligations......................   $380,704            --         588,355        608,241        492,573         61,210
Cash dividends per share:
Class A...........................   $     --            --              --             --             --             --
Class B...........................   $     --            --              --             --             --             --
Weighted average shares
 outstanding:
Basic.............................  56,635,541    39,742,265     43,971,836     37,858,123     34,463,373     10,768,773
Diluted...........................  56,635,541    39,742,265     43,971,836     37,858,123     34,463,373     10,768,773

                                                   TODD-AO
                                    --------------------------------------
                                        FOUR          YEAR         YEAR
                                    MONTHS ENDED     ENDED        ENDED
                                    DECEMBER 31,   AUGUST 31,   AUGUST 31,
                                        1999          1999         1998
                                    ------------   ----------   ----------

Net revenues......................       43,261      118,517       102,614
Net income (loss).................          449        1,313         3,419
Income (loss) per share of common
 stock:
Basic.............................         0.05         0.14          0.34
Diluted...........................         0.04         0.13          0.33
Total assets......................      162,004      153,180       135,366
Long-term debt and capital lease
 obligations......................       65,866       65,520        44,654
Cash dividends per share:
Class A...........................           --         0.05          0.06
Class B...........................           --         0.04          0.05
Weighted average shares
 outstanding:
Basic.............................    9,927,077    9,570,187     9,987,429
Diluted...........................   10,656,340    9,832,614    11,218,051

UNAUDITED COMPARATIVE PER SHARE DATA



     The table below provides you with Liberty Media's and Ascent's historical per share information as of and for the three months ended March 31, 2003 and for the year ended December 31, 2002. The column labeled "Ascent Pro Forma Equivalent" presents the per share data set forth in the column labeled "Liberty Media Pro Forma" multiplied by the exchange ratio of 0.1147. It is important that when you read this information, you read along with it the consolidated financial statements and accompanying notes of Liberty Media incorporated by reference into this notice/prospectus. It is also important that when you read this information, you read along with it the consolidated financial statements and accompanying notes of Ascent contained in Ascent's Annual Report accompanying this notice/prospectus and Ascent's Quarterly Report accompanying this notice/prospectus, and in the documents of Ascent incorporated by reference into this notice/prospectus.



                                                            ASCENT     LIBERTY MEDIA       ASCENT PRO
                                          LIBERTY MEDIA   HISTORICAL     PRO FORMA     FORMA EQUIVALENT(4)
                                          -------------   ----------   -------------   -------------------
Book value per common share as of March
  31, 2003..............................     $ 9.11         $ 1.02        $ 9.11(1)          $ 1.04
Book value per common share as of
  December 31, 2002.....................     $ 9.18         $ 1.19        $ 9.18(2)          $ 1.05
Basic and diluted earnings (loss)
  attributable to common shareholders
  per common share for the three months
  ended March 31, 2003..................     $  .05         $ (.16)       $  .05(3)          $  .01
Basic and diluted loss attributable to
  common shareholders per common share
  for the year ended December 31,
  2002..................................     $(2.06)        $(3.07)       $(2.06)(3)         $ (.24)


---------------


(1) The pro forma book value per common share is based upon 2,474 million shares of Liberty Media Series A common stock and 212 million shares of Liberty Media Series B common stock. Such amounts represent the number of shares that would have been outstanding if the merger of Ascent and Merger Sub had been completed on March 31, 2003.



(2) The pro forma book value per common share is based upon 2,478 million shares of Liberty Media Series A common stock and 212 million shares of Liberty Media Series B common stock. Such amounts represent the number of shares that would have been outstanding if the merger of Ascent and Merger Sub had been completed on December 31, 2002.



(3) The pro forma net earnings (loss) per share is based upon 2,690 million and 2,591 million weighted average shares outstanding for the three months ended March 31, 2003 and for the year ended December 31, 2002, respectively. Such amounts represent the number of weighted average shares that would have been outstanding if the merger of Ascent and Merger Sub had been completed on January 1, 2002.



(4) The Ascent pro forma equivalents have been determined by multiplying the Liberty Media pro forma amounts by the exchange ratio of 0.1147 of a share of Liberty Media Series A common stock for each shares of Ascent Class A common stock outstanding.


COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Shares of Ascent Class A common stock are traded on the Nasdaq National Market. Shares of Liberty Media Series A common stock are listed on the New York Stock Exchange. Public trading of Liberty Media Series A common stock commenced on August 10, 2001, the date of Liberty Media's split off from AT&T, under the symbol "LMC.A". On January 2, 2002, the trading symbol for the Liberty Media Series A common stock on the New York Stock Exchange was changed to "L". Prior to June 9, 2000, when Ascent, then known as The Todd-AO Corporation, was acquired by Liberty Media in a merger and had its name changed to Liberty Livewire Corporation, Ascent Class A common stock was traded publicly on the Nasdaq National Market under the symbol "TODDA". On June 9, 2000, the trading symbol for Ascent Class A common stock on the Nasdaq National Market was changed to "LWIRA", and on November 20, 2002, the trading symbol for Ascent Class A common stock on the Nasdaq National Market was changed to "AMGIA". No trading market exists for Ascent Class B common stock.

     The following table sets forth, for the fiscal quarters indicated, the high and low sale prices for a share of:

     - Ascent Class A common stock, as reported on the Nasdaq National Market;
       and

     - Liberty Media Series A common stock, as reported on the New York Stock Exchange Composite Transaction Tape.


                                                       ASCENT
                                                      CLASS A          LIBERTY MEDIA
                                                    COMMON STOCK   SERIES A COMMON STOCK
                                                    ------------   ---------------------
                                                    HIGH    LOW     HIGH           LOW
                                                    -----   ----   ------         ------
Year Ended December 31, 2002
  First Quarter...................................  $7.60   5.56   15.03          11.90
  Second Quarter..................................  $6.00   2.63   12.80           7.70
  Third Quarter...................................  $3.15   1.33    9.60           6.16
  Fourth Quarter..................................  $3.74   0.87   10.75           6.29
Year Ended December 31, 2003
  First Quarter...................................  $1.86   0.83   10.38           8.45
  Second Quarter (through May 23, 2003)...........  $1.37   0.99   11.79           9.52


     Liberty Media's fiscal year ends on December 31 of each year, and Ascent's fiscal year ends on December 31 of each year. Cash dividends have never been paid with respect to Liberty Media Series A common stock. It is the current intention of Liberty Media to retain future earnings to finance operations and expand its business. Liberty Media does not anticipate paying any dividends on its common stock in the foreseeable future.

     The following table sets forth the closing prices per share of Ascent Class A common stock as reported on the Nasdaq National Market, and the closing prices per share of Liberty Media Series A common stock as reported on the New York Stock Exchange Composite Transaction Tape, on:

     - April 25, 2003, the last full trading day prior to the public announcement of the merger; and


     - May 23, 2003, the last full trading day for which closing prices were available prior to the printing of this notice/prospectus.


     The table also presents, under the heading "Equivalent Per Share Price," an amount equal to the closing price of a share of Liberty Media Series A common stock on the applicable date multiplied by 0.1147, which is the fraction of a share of Liberty Media Series A common stock to be issued in the merger for each share of Ascent Class A common stock. These equivalent per share prices reflect the market value of the Liberty Media Series A common stock you would have received for each of your shares of Ascent Class A common stock if the merger had been completed on the specified dates. Because the market price of Liberty Media Series A common stock may increase or decrease before the merger is completed, we urge you to obtain current market quotations.


                                           ASCENT
                                          CLASS A          LIBERTY MEDIA       EQUIVALENT PER
DATES                                   COMMON STOCK   SERIES A COMMON STOCK    SHARE PRICE
-----                                   ------------   ---------------------   --------------
April 25, 2003........................     $1.05              $10.42               $1.20
May 23, 2003..........................     $1.29              $11.78               $1.35

                      WHERE YOU CAN FIND MORE INFORMATION

     Liberty Media and Ascent each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Liberty Media and Ascent file at the Securities and Exchange Commission's public reference room at the following location:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

     Additional public reference rooms are located in Chicago, Illinois and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission maintains an internet site that contains reports, proxy statements and other information regarding Liberty Media and Ascent. The address of the Securities and Exchange Commission web site is www.sec.gov. Information contained on any web site referenced in this notice/prospectus is not incorporated by reference in this notice/prospectus. Liberty Media's and Ascent's Securities and Exchange Commission filings are also available to the public from various commercial document retrieval services and web sites.

     Liberty Media filed a registration statement on Form S-4 to register with the Securities and Exchange Commission its Series A common stock to be issued to Ascent stockholders in the merger. This notice/ prospectus, which forms part of the registration statement, does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information about Liberty Media and Ascent and our Series A common stock being issued in the merger.

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is an important part of this notice/prospectus, and is deemed to be part of this notice/ prospectus except for any information superseded by this notice/prospectus or any other document incorporated by reference into this notice/prospectus. Any statement, including financial statements, contained in Liberty Media's Annual Report on Form 10-K for the year ended December 31, 2002, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2002, or Ascent's Annual Report on Form 10-K for the year ended December 31, 2002, shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this notice/prospectus or in any other later incorporated document, modifies or supersedes that statement. This notice/prospectus incorporates by reference the documents set forth below that have previously been filed with the Securities and Exchange Commission. These documents contain important information about each company and its financial condition.

LIBERTY MEDIA

     The following documents filed by Liberty Media (File No. 000-20421) are hereby incorporated by reference into this notice/prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 25, 2003, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2002, filed on April 9, 2003.


     - Quarterly Report on Form 10-Q for the three months ended March 31, 2003, filed on May 14, 2003.


     - Current Report on Form 8-K, filed on March 3, 2003.

     - Current Report on Form 8-K, filed on April 11, 2003.

     - Current Report on Form 8-K, filed on May 7, 2003.

     - The description of Liberty Media's capital stock contained in Annex A to our Form 8-A filed under the Securities Exchange Act of 1934 on July 24, 2001, and any amendment or report filed for the purpose of updating that description.

ASCENT


     The following documents filed by Ascent (File No. 000-01461) are hereby incorporated by reference into this notice/prospectus:


     - Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 27, 2003.


     - Quarterly Report on Form 10-Q for the three months ended March 31, 2003, filed on May 15, 2003.



     Ascent's Annual Report on Form 10-K for the year ended December 31, 2002 accompanies this notice/prospectus as Annex B and Ascent's Quarterly Report on Form 10-Q for the three months ended March 31, 2003 accompanies this notice/prospectus as Annex C.


     All documents filed by Liberty Media, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, and by Ascent, pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this notice/prospectus and prior to the effective date of the merger are incorporated by reference into and are deemed to be a part of this notice/prospectus from the date of filing of those documents.

     You may request a copy of any and all of the documents incorporated by reference in this notice/ prospectus at no cost, by writing or telephoning the office of:

                               Investor Relations
                           Liberty Media Corporation
                            12300 Liberty Boulevard
                           Englewood, Colorado 80112
                           Telephone: (877) 772-1518

     This notice/prospectus incorporates by reference documents of Liberty Media which include information concerning Ascent, On Command Corporation, OpenTV Corp., Liberty Satellite & Technology, Inc. and UnitedGlobalCom, Inc., among other public companies. All of these companies file reports and other information with the Securities and Exchange Commission in accordance with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934. Information incorporated by reference into this notice/prospectus concerning those companies has been derived from the reports and other information filed by them with the Securities and Exchange Commission. Those reports and other information are not incorporated by reference into this notice/prospectus. You may read and copy any reports and other information filed by those companies with the Securities and Exchange Commission as set forth above.


     You should rely only on the information contained in (including the Annexes attached hereto) or incorporated by reference into this notice/prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this notice/prospectus. This notice/prospectus is dated May 27, 2003. You should not assume that the information contained in this notice/prospectus is accurate as of any date other than that date, and neither the mailing of this notice/prospectus to stockholders nor the issuance of Liberty Media Series A common stock in the merger shall create any implication to the contrary.

                                  RISK FACTORS

     If you hold your shares of Ascent Class A common stock on the date of the merger and do not properly exercise your appraisal rights, you will receive shares of our Series A common stock and will become a stockholder of Liberty Media. In addition to the other information we include in or incorporate by reference into this notice/prospectus, you should consider the following risk factors in deciding whether to exercise your appraisal rights.

FACTORS RELATING TO THE MERGER

There was no formal valuation determining the fairness of the merger consideration.

     The merger consideration was not determined by arms' length negotiation, and there was no formal valuation of us or Ascent by an independent third party. Neither we nor Ascent has obtained a fairness opinion by an investment banking firm or other qualified appraiser. Because the merger is being effected pursuant to Delaware's "short form" merger statute, the board of directors of Ascent has not considered or made any determination as to whether the terms of the merger are fair to, or in the best interests of, the holders of Ascent Class A common stock other than us and our subsidiaries.

The value of our Series A common stock you receive in the merger may fluctuate.

     The number of shares of our Series A common stock you receive in the merger will not be adjusted based on changes in the market price of our Series A common stock. Accordingly, because the market price of our Series A common stock may fluctuate, the value of the consideration you receive when we complete the merger will depend on the market price of our Series A common stock at that time. We cannot assure you as to the market value of the merger consideration you will receive when the merger is completed.

The price of our Series A common stock may be affected by factors different from those affecting the price of Ascent Class A common stock.

     When we complete the merger, you will become a holder of our Series A common stock. Our businesses are much broader than the businesses of Ascent, and the results of our operations, as well as the market price of our Series A common stock, may be affected by factors different from those affecting Ascent's results of operations and the market price of Ascent Class A common stock. As a result, factors that had little or no effect on the price of Ascent Class A common stock may adversely affect the price of our Series A common stock.

FACTORS RELATING TO LIBERTY MEDIA

We depend on a limited number of potential customers for carriage of our programming services.

     The cable television and direct-to-home satellite industries are currently undergoing a period of consolidation. As a result, the number of potential buyers of our programming services and those of our business affiliates is decreasing. Until August of 2001, we were a subsidiary of AT&T Corp. AT&T's cable television subsidiaries, which operated under the name AT&T Broadband, were parties to a combination with Comcast Corporation on November 18, 2002. At the time of that combination, AT&T Broadband was one of the two largest operators of cable television systems in the United States and, together with its cable television affiliates, was the largest single customer of our programming companies. With respect to some of our programming services and those of our business affiliates, this was the case by a significant margin. Today, the combined companies operate the largest number of cable television systems in the United States. Many of the existing agreements between the former AT&T Broadband cable television subsidiaries and affiliates and the program suppliers owned by or affiliated with us were entered into with Tele-Communications, Inc., prior to its merger with AT&T in March of 1999. We were a subsidiary of TCI at the time of that merger. There can be no assurance that our owned and affiliated program suppliers will be able to negotiate renewal agreements with those cable television subsidiaries and affiliates on commercially reasonable terms or at all. Although AT&T agreed to extend any existing affiliation agreement of ours and our affiliates that expires on or before March 9, 2004 to a date not before March 9, 2009, that agreement is conditioned on mutual most favored nation terms being offered and the arrangements being consistent with industry practice. In addition, we cannot assure you as to what effect, if any, the combination of AT&T Broadband and Comcast will have on our programming arrangements with the cable subsidiaries and affiliates of the former AT&T Broadband. We are currently engaged in litigation with Comcast concerning certain of these programming arrangements.

The liquidity and value of our interests in our business affiliates may be adversely affected by shareholder agreements and similar agreements to which we are a party.

     We own equity interests in a broad range of domestic and international video programming and communications businesses. A significant portion of the equity securities we own is held pursuant to shareholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and therefore the realizable value, of those securities. Most of these agreements subject the transfer of the stock, partnership or other interests constituting equity securities to consent rights or rights of first refusal of the other shareholders or partners. In certain cases, a change in control of our company or of the subsidiary holding our equity interest will give rise to rights or remedies exercisable by other shareholders or partners, such as a right to initiate or require the initiation of buy/sell procedures. Some of our subsidiaries and business affiliates are parties to loan agreements that restrict changes in ownership of the borrower without the consent of the lenders. All of these provisions will restrict our ability to sell those equity securities and may adversely affect the price at which those securities may be sold. For example, in the event buy/sell procedures are initiated at a time when we are not in a financial position to buy the initiating party's interest, we could be forced to sell our interest at a price based upon the value established by the initiating party, and that price might be significantly less than what we might otherwise obtain.

We do not have the right to manage our business affiliates, which means we cannot cause those affiliates to operate in a manner that is favorable to us.

     We do not have the right to manage the businesses or affairs of any of our business affiliates in which we have less than a majority voting interest. Rather, our rights may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of our veto rights varies from agreement to agreement. Although our board representation and veto rights may enable us to exercise influence over the management or policies of an affiliate and enable us to prevent the sale of material assets by a business affiliate in which we own less than a majority voting interest or prevent it from paying dividends or making distributions to its shareholders or partners, they do not enable us to cause these actions to be taken.

Our business is subject to risks of adverse government regulation.

     Programming services, cable television systems, satellite carriers and television stations are subject to varying degrees of regulation in the United States by the Federal Communications Commission and other entities. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. In addition, substantially every foreign country in which we have, or may in the future make, an investment regulates, in varying degrees, the distribution and content of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite and telephony services. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that our business and the business of our affiliates will not be adversely affected by future legislation, new regulation or deregulation.

We may make significant capital contributions and loans to our subsidiaries and business affiliates to cover their operating losses and fund their development and growth, which could limit the amount of cash available to pay our own financial obligations or to make acquisitions or investments.


     The development of video programming, communications and technology businesses involves substantial costs and capital expenditures. As a result, many of our business affiliates have incurred operating and net losses to date and are expected to continue to incur significant losses for the foreseeable future. Our results of operations include our, and our consolidated subsidiaries', share of the net earnings (losses) of affiliates. Our results of operations included $31 million, $(394) million, $(453) million,

$(4,906) million and $(3,485) million for the three months ended March 31, 2003 and 2002, and the years 2002, 2001 and 2000, respectively, attributable to net earnings (losses) of affiliates.



     We have assisted, and may in the future assist, our subsidiaries and business affiliates in their financing activities by guaranteeing bank and other financial obligations. At March 31, 2003, we and our consolidated subsidiaries in the aggregate had guaranteed various loans, notes payable, letters of credit and other obligations of certain of our subsidiaries and business affiliates totaling approximately $294 million. In addition, we have guaranteed certain film rights obligations of one of our subsidiaries. Such guarantee aggregated $722 million at December 31, 2002.


     To the extent we make loans and capital contributions to our subsidiaries and business affiliates or we are required to expend cash due to a default by a subsidiary or business affiliate of any obligation we guarantee, there will be that much less cash available to us with which to pay our own financial obligations or make acquisitions or investments.

If we fail to meet required capital calls to a subsidiary or business affiliate, we could be forced to sell our interest in that company, our interest in that company could be diluted or we could forfeit important rights.

     We are parties to shareholder and partnership agreements that provide for possible capital calls on shareholders and partners. Our failure to meet a capital call, or other commitment to provide capital or loans to a particular subsidiary or business affiliate, may have adverse consequences to us. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights, the right of the other shareholders or partners to force us to sell our interest at less than fair value, the forced dissolution of the company to which we have made the commitment or, in some instances, a breach of contract action for damages against us. Our ability to meet capital calls or other capital or loan commitments is subject to our ability to access cash. See "--We could be unable in the future to obtain cash in amounts sufficient to service our financial obligations" below.

We are subject to the risk of possibly becoming an investment company.

     Because we are a holding company and a significant portion of our assets consists of investments in companies in which we own less than a 50% interest, we run the risk of inadvertently becoming an investment company that is required to register under the Investment Company Act of 1940. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.

     To avoid regulation under the Investment Company Act, we monitor the value of our investments and structure transactions with an eye toward the Investment Company Act. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings, could result in our becoming an inadvertent investment company. If we were to become an inadvertent investment company, we would have one year to divest of a sufficient amount of investment securities and/or acquire other assets sufficient to cause us to no longer be an investment company.

     If it were established that we were an unregistered investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the Securities and Exchange Commission, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

Those of our business affiliates that operate outside of the United States are subject to numerous operational risks.

     A number of our business affiliates operate primarily in countries other than the United States. Their businesses are thus subject to the following inherent risks:

     - fluctuations in currency exchange rates;

     - longer payment cycles for sales in foreign countries that may increase the uncertainty associated with recoverable accounts;

     - difficulties in staffing and managing international operations; and

     - political unrest that may result in disruptions of services that are critical to their businesses.

The economies in many of the operating regions of our international business affiliates have recently experienced recessionary conditions, which has adversely affected the financial condition of their businesses.

     The economies in many of the operating regions of our international business affiliates have recently experienced moderate to severe recessionary conditions, including Argentina, Chile, the United Kingdom, Germany and Japan, among others, which has strained consumer and corporate spending and financial systems and financial institutions in these areas. As a result, our affiliates have experienced a reduction in consumer spending and demand for services coupled with an increase in borrowing costs, which has, in some cases, caused our affiliates to default on their own indebtedness. We cannot assure you that these economies will recover in the future or that continued economic weakness will not lead to further reductions in consumer spending or demand for services. We also cannot assure you that our affiliates in these regions will be able to obtain sufficient capital or credit to fund their operations.

We have taken significant impairment charges due to other than temporary declines in the market value of certain of our available for sale securities.


     We own equity interests in a significant number of publicly traded companies which we account for as available for sale securities. We are required by accounting principles generally accepted in the United States to determine, from time to time, whether a decline in the market value of any of those investments below our cost for that investment is other than temporary. If we determine that it is, we are required to write down our cost to a new cost basis, with the amount of the write-down accounted for as a realized loss in the determination of net income for the period in which the write-down occurs. We realized losses of $21 million, $6,053 million, $4,101 million and $1,463 million for the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively, due to other than temporary declines in the fair value of certain of our available for sale securities, and we may be required to realize further losses of this nature in future periods. We consider a number of factors in determining the fair value of an investment and whether any decline in an investment is other than temporary. As our assessment of fair value and any resulting impairment losses requires a high degree of judgment and includes significant estimates and assumptions, the actual amount we may eventually realize for an investment could differ materially from our assessment of the value of that investment made in an earlier period.


We could be unable in the future to obtain cash in amounts sufficient to service our financial obligations.

     Our ability to meet our financial obligations depends upon our ability to access cash. We are a holding company, and our sources of cash include our available cash balances, net cash from operating activities, dividends and interest from our investments, availability under credit facilities, monetization of our public investment portfolio and proceeds from asset sales. We cannot assure you that we will maintain significant amounts of cash, cash equivalents or marketable securities in the future.


     We obtained from one of our subsidiaries net cash in the form of dividends in the amount of nil, $8 million, $23 million and $5 million in the three months ended March 31, 2003 and in calendar years 2002, 2001 and 2000, respectively. The ability of our operating subsidiaries to pay dividends or to make other payments or advances to us depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Some of our subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to shareholders and partners.

     We generally do not receive cash, in the form of dividends, loans, advances or otherwise, from our business affiliates. In this regard, we do not have sufficient voting control over most of our business affiliates to cause those companies to pay dividends or make other payments or advances to their partners or shareholders, including us.

We are subject to bank credit agreements that contain restrictions on how we finance our operations and operate our business, which could impede our ability to engage in transactions that would be beneficial to us.

     Our subsidiaries are subject to significant financial and operating restrictions contained in outstanding credit facilities. These restrictions will affect, and in some cases significantly limit or prohibit, among other things, the ability of our subsidiaries to:

     - borrow more funds;

     - pay dividends or make other distributions;

     - make investments;

     - engage in transactions with affiliates; or

     - create liens.

     The restrictions contained in these credit agreements could have the following adverse effects on us, among others:

     - we could be unable to obtain additional capital in the future to:

        - fund capital expenditures or acquisitions that could improve the value of our company;

        - permit us to meet our loan and capital commitments to our business affiliates;

        - allow us to help fund the operating losses or future development of our business affiliates; or

        - allow us to conduct necessary corporate activities;

     - we could be unable to access the net cash of our subsidiaries to help meet our own financial obligations;

     - we could be unable to invest in companies in which we would otherwise invest; and

     - we could be unable to obtain lower borrowing costs that are available from secured lenders or engage in advantageous transactions that monetize our assets.

     In addition, some of the credit agreements to which our subsidiaries are parties require them to maintain financial ratios, including ratios of total debt to operating cash flow and operating cash flow to interest expense. If our subsidiaries fail to comply with the covenant restrictions contained in the credit agreements, that failure could result in a default that accelerates the maturity of the indebtedness under those agreements. Such a default could also result in indebtedness under other credit agreements and certain debt securities becoming due and payable due to the existence of cross-default or cross-acceleration provisions of these credit agreements and in the indentures governing these debt securities.


     As of March 31, 2003, the subsidiary of our company that operates the DMX Music service was not in compliance with three covenants contained in its bank loan agreement, under which it has $89 million outstanding. Although the subsidiary and the participating banks have entered into a forbearance agreement whereby the banks have agreed to forbear from exercising certain default-related remedies against the subsidiary through March 31, 2004, we cannot assure you that the subsidiary will be able to regain covenant compliance or refinance the bank loan or that the banks will not eventually seek to exercise their remedies.

FACTORS RELATING TO OUR SERIES A COMMON STOCK

Our stock price may decline significantly because of stock market fluctuations that affect the prices of the public companies in which we have ownership interests.

     The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of securities of media and other technology companies. We own equity interests in many media and technology companies. If market fluctuations cause the stock price of these companies to decline, our stock price may decline.

Our stock price has fluctuated significantly over the last year.

     During the past year, the stock market has experienced significant price and volume fluctuations that have affected the market prices of our stock. In the future, our stock price may be materially affected by, among other things:

     - actual or anticipated fluctuations in our operating results or those of the companies in which we invest;

     - potential acquisition activity by our company or the companies in which we invest;

     - issuances of debt or equity securities by us to raise capital;

     - changes in financial estimates by securities analysts regarding our company or companies in which we invest; or

     - general market conditions.

It may be difficult for a third party to acquire us, even if doing so may be beneficial to our shareholders.

     Certain provisions of our restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a shareholder may consider favorable. These provisions include the following:

     - authorizing a dual class structure, which entitles the holders of our Series B common stock to ten votes per share and the holders of our Series A common stock to one vote per share;

     - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

     - classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

     - limiting who may call special meetings of shareholders;

     - prohibiting shareholder action by written consent, thereby requiring all shareholder actions to be taken at a meeting of the shareholders; and

     - establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

     Our chairman, John C. Malone, holds the power to direct the vote of approximately 44% of our outstanding voting power, including the power to direct the vote of approximately 94% of the outstanding shares of our Series B common stock. Dr. Malone holds a portion of his voting power over our Series B common stock pursuant to a shareholders agreement with the Estate of Bob Magness, the late Kim Magness, Gary Magness and certain limited liability companies controlled by the Magnesses.

     Section 203 of the Delaware General Corporation Law and our stock incentive plan may also discourage, delay or prevent a change in control of our company even if such change of control would be in the best interests of our shareholders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This notice/prospectus, including documents incorporated by reference herein, contains forward looking statements concerning future events that are subject to risks, uncertainties and assumptions. These forward-looking statements are based upon our current expectations and projections about future events. When used in this notice/prospectus and in our incorporated documents, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to risks, uncertainties and assumptions about us and our subsidiaries and business affiliates, including, among other things, the factors described above under the "Risk Factors" section of this notice/ prospectus and the following:

     - general economic and business conditions and industry trends;

     - spending on domestic and foreign television advertising;

     - the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

     - continued consolidation of the broadband industry;

     - uncertainties inherent in new business strategies, new product launches and development plans;

     - rapid technological changes;

     - the acquisition, development and/or financing of telecommunications networks and services;

     - the development and provision of programming for new television and telecommunications technologies;

     - future financial performance, including availability, terms and deployment of capital;

     - the ability of vendors to deliver required equipment, software and services;

     - the outcome of any pending or threatened litigation;

     - availability of qualified personnel;

     - changes in, or our failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

     - changes in the nature of key strategic relationships with partners and joint venturers;

     - competitor responses to our products and services, and the products and services of the entities in which we have interests, and the overall market acceptance of such products and services; and

     - threatened terrorists attacks and ongoing military action in the Middle East and other parts of the world.

     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this notice/prospectus. In light of these risks, uncertainties and other assumptions, the forward-looking events discussed in this notice/prospectus might not occur.

                      THE COMPANIES INVOLVED IN THE MERGER

LIBERTY MEDIA CORPORATION

     Liberty Media owns interests in a broad range of video programming, media, broadband distribution, interactive technology services and communications businesses. Liberty Media and its affiliated companies operate in the United States, Europe, South America and Asia. Liberty Media's principal assets include interests in Starz Encore Group LLC, Ascent, On Command Corporation, Discovery Communications, Inc., UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., QVC, Inc., Court Television Network, Game Show Network, AOL Time Warner Inc., USA Interactive, Sprint PCS Group and The News Corporation Limited. For more detailed information on the business of Liberty Media, see the section entitled "Where You Can Find More Information" of this notice/prospectus on page 11.

ASCENT MEDIA GROUP, INC.

     Ascent Media Group, Inc., which changed its named from Liberty Livewire Corporation on November 20, 2002, was incorporated in Delaware in 1952 and provides creative and technical media services to the media and entertainment industries. Ascent's clients include the major motion picture studios, independent producers, broadcast networks, cable channels, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content. Ascent's assets and operations are primarily composed of the assets and operations of ten companies acquired during 2001 and 2000. The combination and integration of these acquired entities allow Ascent to offer integrated outsourcing solutions for the technical and creative requirements of its clients, from content creation to distribution of the final product.


     Ascent has organized its facilities and operations into three business segments or groups. Each business segment has a president, director of finance, director of technology and director of sales and marketing supported by centralized corporate staff functions such as operations, information technology, finance, human resources, strategic planning, business development and legal affairs. This delineation allows each business segment to focus on its particular set of services and client base, while Ascent's centralized corporate functions facilitate implementation of financial and operational controls across the organization. Ascent's business segments are described below. In addition to the following discussion, for more detailed information on the business of Ascent, see Ascent's Annual Report on Form 10-K, accompanying this notice/prospectus, Ascent's Quarterly Report on Form 10-Q, accompanying this notice/prospectus, and the section entitled "Where You Can Find More Information" of this notice/ prospectus on page 11.


  ASCENT CREATIVE SERVICES

     Ascent's Creative Services Group provides services necessary to complete the creation of original content including feature films, television shows, movies of the week/mini series for television, television commercials, music videos, promotional and identity campaigns and corporate communications programming. Ascent's services begin after principal photography and cover a wide range of services necessary to complete a project. This may include film to video tape transfers, color correction, creative editorial services, graphics and title sequences, electronic assembly, two-dimension compositing, creation of computer generated images, sound editorial, sound mixing, music composition, sound design and integration of interactive program elements. The Creative Services Group has three divisions: Entertainment Television, Commercial Television and Audio.

  ASCENT MANAGEMENT SERVICES

     Ascent's Media Management Services Group optimizes, archives, manages and repurposes media assets for global distribution. Ascent provides access to all forms of content, duplication and formatting services, language conversions and laybacks, restoration and preservation of old or damaged content, mastering from motion picture film to high resolution or data formats, digital audio and video encoding services and digital media management services for global home video, broadcast, pay-per-view, video-on-demand, streaming media and other emerging new media distribution channels.

  ASCENT NETWORK SERVICES

     Ascent's Network Services Group provides the services necessary to assemble and distribute programming for cable and broadcast networks via fiber, satellite and the Internet to audiences in North America, Europe and Asia. Ascent's Network Services Group primarily provides dedicated facilities and resources designed for specific client requirements on the basis of contractual agreements.

             CERTAIN TRANSACTIONS BETWEEN LIBERTY MEDIA AND ASCENT


     The following is a description of certain material transactions between Liberty Media and Ascent, or their respective affiliates. Liberty Media ceased to be an affiliate of AT&T Corp. in August 2001. Please see the general descriptions of Liberty Media and Ascent in the section entitled "The Companies Involved in the Merger" of this notice/prospectus on page 20, in Ascent's Annual Report on Form 10-K accompanying this notice/prospectus, Ascent's Quarterly Report on Form 10-Q accompanying this notice/prospectus, and in the documents incorporated in this notice/prospectus by reference, as described in the section entitled "Where You Can Find More Information" of this notice/prospectus on page 11.


THE TODD MERGER; ACQUISITION OF FOUR MEDIA COMPANY AND CERTAIN OTHER
ACQUISITIONS

     As noted above, the assets and operations of Ascent consist primarily of the assets and operations of ten companies combined during 2001 and 2000. In several instances, a component company was acquired by Liberty Media and subsequently contributed by Liberty Media to Ascent, in exchange for Ascent Class B common stock, convertible subordinated notes of Ascent, or other consideration. In other instances, Ascent financed all or a portion of the purchase price of its acquisition by borrowings under the subordinated credit agreement between Ascent and Liberty Media described under "Liberty Subordinated Credit Agreement and Related Transactions" below.

     The Todd Merger. On December 10, 1999, Ascent (then known as The Todd-AO Corporation or "Todd-AO"), B-Group Merger Corp., a wholly owned subsidiary of AT&T Corp., AT&T Corp. and Liberty Media, entered into a merger agreement, as amended on March 6, 2000, which provided for the acquisition by Liberty Media of a controlling interest in Todd-AO. At the time of the Todd Merger, Todd-AO provided sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe. In connection with the Todd Merger, which was consummated on June 9, 2000, the following transactions occurred:

     - a reclassification of the existing common stock of Todd-AO;

     - the merger of B-Group Merger Corp. with and into Todd-AO; and

     - the change of Todd-AO's name to Liberty Livewire Corporation.

     In the Todd Merger, AT&T issued approximately 5.5 million shares of Liberty Media Group Class A common stock, par value $1.00 per share (taking into account a two-for-one stock split effected on the Liberty Media Group Class A common stock on June 9, 2000), to acquire approximately 6.5 million shares of Todd-AO Class B common stock, representing 60% of the equity and approximately 94% of the voting power of Todd-AO. AT&T then contributed such shares of Todd-AO to Liberty Media through a series of contribution agreements with affiliated entities.

     Four Media. On April 10, 2000, Liberty Media acquired Four Media Company, also known as 4MC, in exchange for $123.3 million in cash, plus 3,182,300 shares of Liberty Media Group Class A common stock valued at $137.7 million, the assumption of 4MC stock options which were converted into stock appreciation rights to purchase 1,936,778 Liberty Media Group Class A common stock valued at $52.9 million, and the assumption of a warrant to an investor which was converted into a warrant to purchase 354,838 shares of Liberty Media Group Class A common stock valued at $7.8 million. Immediately following the closing of the Todd Merger, Liberty Media contributed to Ascent 100% of the capital stock of Four Media Company in exchange for approximately 16.6 million shares of Ascent Class B common stock, pursuant to a previously existing agreement between Liberty Media and Ascent. The Four Media Company provides technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment products both domestically and internationally.

     SounDelux. On July 19, 2000, Liberty Media purchased all of the assets relating to the post production, content and sound editorial businesses of SounDelux Entertainment Group for $90 million in cash, and transferred such assets to a newly formed limited liability company, and contributed the sole ownership interest in that limited liability company to Ascent, in exchange for approximately 8.2 million additional shares of Ascent Class B common stock, pursuant to a previously existing agreement between Liberty Media and Ascent.

     Video Services Corporation. On December 22, 2000, Liberty Media acquired Video Services Corporation, also referred to as VSC. The total consideration paid by Liberty Media was valued at $119.7 million, comprising $38.0 million in cash paid to the shareholders of VSC, $46.5 million of indebtedness of VSC paid or assumed by Liberty Media, 1,441,212 shares of Liberty Media Group Class A common stock issued to the shareholders of VSC, and options to purchase 119,666 shares of Liberty Media Group Class A common stock issued in exchange for VSC stock options, which shares of Liberty Media Group Class A common stock and options had an aggregate estimated fair market value of $35.2 million. Immediately following the closing of that transaction, Liberty Media contributed 100% of the outstanding capital stock of VSC to Ascent in exchange for convertible subordinated promissory notes in the aggregate principal amount of $92.5 million issued under the subordinated credit agreement between Ascent and Liberty Media described under "Liberty Subordinated Credit Agreement and Related Transactions " below, the assumption by Ascent of Liberty Media's obligations with respect to the stock options originally granted by VSC, the payment of $9.6 million in cash by Ascent to retire debt of VSC, and Ascent's agreement to indemnify Liberty Media with respect to any debt or other obligations of VSC. VSC provides engineering, production and distribution services for the video and broadcast industries, nationally and internationally.

     Group W Network Services and Asia Broadcast Centre. On February 1, 2001, Ascent acquired from Viacom, Inc. and certain of its subsidiaries substantially all the assets of the domestic business unit known as Group W Network Services and 100% of the outstanding capital stock of Singapore-based Asia Broadcast Centre Pte. Ltd. (collectively referred to as "GWNS") for $108.2 million (net of $2.5 million of cash acquired). GWNS provides production and distribution services for the broadcast and cable industries from locations in the Republic of Singapore; Minneapolis, Minnesota; and Stamford, Connecticut. Ascent funded $82.0 million of the purchase price for GWNS through borrowings under its subordinated credit agreement with Liberty Media described under "Liberty Subordinated Credit Agreement and Related Transactions " below and other borrowings from an affiliate of Liberty Media evidenced by additional non-convertible subordinated notes in the aggregate amount of $13.8 million (the non-convertible subordinated notes were repaid in full in 2001).

     Stock Option Fulfillment Agreement. As a result of the Todd Merger, all outstanding stock options of Ascent (then known as Todd-AO) became options to purchase a combination of shares of Ascent Class A common stock and Liberty Media Group Class A common stock. The options were also extended, so that they expired on December 10, 2000. On June 10, 2000, Ascent and Liberty Media entered into a Stock Option Fulfillment Agreement, to provide a mechanism for Ascent to fulfill its obligations under those options exercisable for Liberty Media Group Class A common stock by funding purchases of Liberty Media Group Class A common stock by Ascent. However, that mechanism was never utilized by Ascent and Liberty Media. Rather, at the request of Ascent, Liberty Media from time to time advanced funds to Ascent, based on the difference between the exercise price of each such option exercised between the closing of the Todd Merger and December 10, 2000, and the market price of the Liberty Media Group Class A common stock on the date of exercise. Such advances totaled approximately $5.1 million. Liberty Media and Ascent subsequently amended and restated the Stock Option Fulfillment Agreement to provide for the issuance to Liberty Media, in consideration of such advances, of 296,039 shares of Ascent Class B common stock.

ASCENT NETWORK SERVICES

     On January 5, 2001, Ascent entered into an Ownership Interest Purchase Agreement with ANS Acquisition Sub, Inc., its wholly owned subsidiary, and Ascent Entertainment Group, Inc. ("AEG"), an affiliate of Liberty Media. Pursuant to the terms of the Ownership Interest Purchase Agreement, all of the assets used in connection with the business of Ascent Network Services, a division of AEG, were transferred to Livewire Network Services, LLC ("LNS"), a newly-formed and wholly owned subsidiary of AEG. AEG then transferred a one percent ownership interest in LNS to Ascent in exchange for $300,000 in cash. In connection with the Ownership Interest Purchase Agreement between Ascent and AEG, AEG and LNS executed a Contribution and Assumption Agreement pursuant to which LNS assumed all liabilities, obligations and commitments of AEG relating to the business of Ascent Network Services, whether before or after January 5, 2001.

     Ascent also became a party to the LNS Operating Agreement with AEG. Under the LNS Operating Agreement:

     - Ascent became the manager of LNS as of January 5, 2001;

     - Ascent received $800,000 per month from available cash of LNS as a guaranteed payment to compensate Ascent for its managerial services;

     - AEG obtained the right to receive a preferred return in the amount of 10% per annum, compounded quarterly, on the balance of its capital account as of January 5, 2001, which capital account amounted to approximately $29.7 million, calculated for the period beginning on January 5, 2001 and ending on the date on which the members of LNS receive final liquidating distributions; and

     - Ascent entered into a put-call option with AEG, with respect to the remaining 99% interest in LNS.

     On September 6, 2001, Ascent exercised its call option and acquired the remaining 99% interest in LNS for a purchase price of $31.3 million (net of approximately $425,000 of cash acquired), which was equal to AEG's capital account including the preferred return on the closing date of such purchase. Ascent financed such purchase price through borrowings under its subordinated credit agreement with Liberty Media described under "Liberty Subordinated Credit Agreement and Related Transactions" below.

LIBERTY SUBORDINATED CREDIT AGREEMENT AND RELATED TRANSACTIONS

     On June 10, 2000, Ascent entered into a subordinated credit agreement with Liberty Media whereby Liberty Media agreed to lend Ascent up to $125.0 million in convertible subordinated loans from time to time for working capital, acquisitions and general corporate purposes. No loans were made under this original subordinated credit agreement. On December 22, 2000, Ascent and Liberty Media amended and restated their original credit agreement. Pursuant to the amended and restated credit agreement, Liberty Media agreed to make convertible subordinated loans to Ascent in an amount up to $206.2 million, to fund the acquisitions of Video Services Corporation, GWNS and Ascent Network Systems. The amended and restated credit agreement between Ascent and Liberty Media also provided for up to $100 million in additional availability, which may be borrowed from time to time by Ascent with the consent of Liberty Media, on such terms as Liberty Media and Ascent may agree in connection with any such borrowing. We sometimes refer to such borrowings in this notice/prospectus as "supplemental borrowings". Liberty Media has agreed to subordinate its loans to Ascent under the subordinated credit agreement to the prior payment of Ascent's senior indebtedness, including Ascent's senior bank credit facility and a separate senior credit agreement between Ascent and Heller Financial Leasing, Inc. Ascent's senior lenders have agreed, with respect to up to $25 million of supplemental borrowings under the amended and restated credit agreement, to permit the repayment of such funds to Liberty, under certain circumstances, with the proceeds of any new equity contributions to Ascent by Liberty or any of its other affiliates.

     The convertible subordinated notes issued in respect of the first $206.2 million of acquisition funding under the amended and restated credit agreement are convertible at the option of Liberty Media at any time prior to maturity into shares of Ascent Class B common stock at a conversion price of $10.00 per share. If not earlier converted, such convertible subordinated notes will become due and payable on June 30, 2008. Interest accrues on the convertible subordinated notes at a rate of 10% per annum, payable quarterly either in cash, shares of Ascent Class B common stock or a combination thereof, at Ascent's election, subject to certain limits. Shares of Ascent Class B common stock issued as payment for interest thereunder are valued at 95% of the ten-day trailing average closing price of shares of Ascent Class A common stock on the interest payment date.

     During the year ended December 31, 2002, Ascent entered into three supplemental agreements under its subordinated credit agreement with Liberty Media. Supplement No. 1, dated as of June 28, 2002, and

Supplement No. 2, dated as of July 24, 2002, together provided for supplemental borrowings of $8.8 million, convertible into Ascent Class B common stock at $3.50 per share. Proceeds from such supplemental borrowings were used for certain capital expenditures and to fund the award in an arbitration matter with Paul Dujardin.

     On August 13, 2002, Ascent entered into Supplement No. 3 to the subordinated credit agreement with Liberty Media under which Ascent may draw up to $25.0 million, as needed, at Liberty Media's option:

     - through subordinated convertible loans under the supplemental borrowing provisions of the credit agreement with a conversion price per share equal to 115% of the average market price of Ascent Class A common stock for the five most recent trading days ending on and including the date which is two business days prior to the date of the borrowing;

     - through sales of Ascent Class B common stock to Liberty Media at a purchase price per share equal to the average market price of Ascent Class A common stock for the five most recent trading days ending on and including the date which is two business days prior to the date of the stock sale; or

     - through any combination of the above.

Draws under Supplement No. 3 were subject to, among other conditions, stockholder approval of the issuance of shares of Class B common stock to Liberty Media thereunder. That consent was obtained at a meeting of Ascent's stockholders on January 23, 2003. Proceeds of the loans or stock sales under Supplement No. 3 must be used for capital expenditures, payment of the principal amount of loans made under the Senior Credit Agreement or working capital.

     On September 30, 2002, Ascent received $17.2 million under Supplement No. 3 in consideration for Ascent's issuance to Liberty Media of:

     - a convertible note in the amount of $5.3 million that is convertible into Ascent Class B common stock at $1.94 per share; and

     - 7,070,000 unregistered shares of Ascent Class B common stock, at a purchase price of $1.69 per share or $11.9 million in total.

     On October 17, 2002, Ascent borrowed an additional $4.0 million under Supplement No. 3 and issued a convertible note in the same amount that is convertible into Ascent Class B common stock at $1.56 per share.

     The proceeds of such loans and stock sales were used to repay borrowings under the Senior Credit Agreement, for capital expenditures and for working capital.


     At March 31, 2003, $224.3 million was outstanding under the subordinated credit agreement with Liberty Media and $81.9 million was available for future supplemental borrowings with the consent of Liberty Media on such terms as Liberty Media and Ascent may agree in connection with any such borrowing.


CONTRIBUTION OF LIBERTY LIVEWIRE, LLC BY LIBERTY MEDIA TO ASCENT; HYPERTV AGREEMENT; ACTV WARRANT

     Pursuant to a contribution agreement dated December 22, 2000, Liberty Media contributed to Ascent 100% of the outstanding limited liability company interest of Liberty Livewire, LLC, by which Ascent acquired Liberty Livewire, LLC's rights under the Cooperative Venture Agreement, dated April 13, 2000, by and among HyperTV Networks, Inc., Liberty Livewire, LLC and HyperTV, in which Liberty Livewire, LLC and HyperTV Networks, Inc. agreed to jointly market HyperTV.

     HyperTV Networks, Inc. is a subsidiary of ACTV, Inc. ACTV is a digital media company that provides technical and creative services, tools and proprietary applications for digital television and enhanced media. HyperTV is a suite of patented processes that enhance a television program, advertisement or other video programming of any kind, and from any source, with related and synchronized content delivered through the Internet. By virtue of the Cooperative Venture Agreement, Ascent received the non-exclusive right to use certain patented technologies of ACTV in providing turnkey convergence services, including application hosting, web authoring services, data management, e-commerce and other value-added services for advertisers, television programmers, studios and networks. On September 26, 2002, a subsidiary of Liberty Media entered into an Agreement and Plan of Merger for the acquisition of ACTV, which is expected to close in the second quarter of 2003.

     In consideration for Liberty Media's contribution to Ascent of its ownership interest in Liberty Livewire, LLC, Ascent assumed Liberty Media's obligation under a stock purchase warrant issued by Liberty Livewire, LLC to ACTV pursuant to the terms of the Cooperative Venture Agreement. This warrant gives ACTV the right to acquire 2,500,000 shares of Ascent's Class A common stock, at an exercise price of $30.00 per share, from Liberty Livewire, LLC. The warrant, which expires in June 2015 and includes certain registration rights, vests ratably over five years, beginning April 13, 2001.

STOCK SALES TO LIBERTY MEDIA

     On July 24, 2002, Ascent sold 440,981 unregistered shares of Ascent Class B common stock to Liberty Media for $3.05 per share, for proceeds of approximately $1.4 million. The closing price of Ascent Class A common stock on The Nasdaq Stock market was $1.95 per share on July 24, 2002. The proceeds of the stock sale were used to fund part of the arbitration award payable by Ascent to Paul Dujardin.

OTHER STOCK ISSUANCES TO LIBERTY MEDIA

     During the three months ended March 31, 2003, Ascent issued 4,109,305 shares of Ascent Class B common stock to Liberty Media and its affiliates in payment of $5.5 million in quarterly interest under the subordinated credit agreement with Liberty Media. During the year ended December 31, 2002, Ascent issued 10,436,853 shares of Ascent Class B common stock to Liberty Media and its affiliates in payment of $21.3 million in interest under the subordinated credit agreement. From December 29, 2000 through December 31, 2001, Ascent issued 2,780,614 shares of Ascent Class B common stock to Liberty Media and its affiliates in payment of interest under the subordinated credit agreement. For details on the subordinated credit agreement between Ascent and Liberty Media, see "Liberty Subordinated Credit Agreement and Related Transactions" above.

TAX SHARING AGREEMENT BETWEEN LIBERTY MEDIA AND ASCENT

     In November 2000, Ascent and Liberty Media became parties to a tax liability allocation and indemnification agreement, whereby with respect to joint tax returns, Ascent is obligated to make a cash payment to Liberty Media in each year that it (taken together with its applicable subsidiaries) has positive taxable income, determined as if Ascent and its subsidiaries filed a separate return for the applicable federal, state, local or foreign jurisdiction. The amount of the payment would be equal to the amount of that positive taxable income multiplied by the highest applicable corporate tax rate. In the event that (1) Ascent and its subsidiaries, when treated as a separate group, have a net operating loss or are entitled to a net tax credit for a particular year, and (2) Liberty Media is able to use such loss or credit to reduce its tax liability for any year, Ascent would become entitled to a credit against current and future payments to Liberty Media under the agreement. If Ascent ceases to be a member of Liberty Media's affiliated group prior to the time that Ascent is able to use such credit, Ascent would be entitled to a payment from Liberty Media at the earlier of the time that (a) Ascent demonstrates to Liberty Media that Ascent and its subsidiaries could have used the net operating loss carryforward or net tax credit to reduce their own separately computed tax liability or (b) the aggregate voting power of Ascent stock held by Liberty Media and members of its affiliated group falls below 20% of Ascent's outstanding voting power. Notwithstanding the foregoing, the agreement allocates to Liberty Media certain deductions arising from compensation arrangements for Ascent's employees, officers or directors that are funded by Liberty Media. Ascent has the right to participate in the defense of claims of the Internal Revenue Service that might affect its liability under the agreement, and to participate in tax refunds paid to Liberty Media where such refunds are due in part to its operations.

SERVICES RECEIVED FROM LIBERTY MEDIA


     Liberty Media allocates salaries, benefits, business insurance and certain other general and administrative expenses (including a portion of the salary of William R. Fitzgerald, Ascent's President and Chief Executive Officer) to Ascent. In addition, Ascent reimburses Liberty Media for certain expenses, such as employee medical costs, paid by Liberty Media on behalf of Ascent. Ascent has determined the allocated and reimbursed amounts to be reasonable and equal to the fair value of the expenses charged. Amounts allocated from Liberty Media to Ascent totaled $15.4 million, $14.1 million, $5.4 million and nil for the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively. The increase in such amounts is primarily attributed to medical insurance being purchased through Liberty Media starting in fiscal year 2002.


SERVICES AGREEMENTS WITH ON COMMAND CORPORATION


     Effective October 1, 2002, Ascent entered into a short-term agreement with On Command Corporation ("On Command"), a controlled subsidiary of Liberty Media, pursuant to which Ascent is supplying On Command with uplink and satellite transport services at a cost to On Command of $180,000 through March 31, 2003. On Command has been utilizing Ascent's services to test the satellite delivery of content updates to On Command's downlink sites at various hotels. Ascent has also executed a Content Preparation and Distribution Services Agreement, dated March 24, 2003, with a wholly owned subsidiary of On Command, under which Ascent will provide uplink and satellite transport services for a monthly fee of $36,000, subject to adjustment, for a period of five years and content preparation services at a negotiated rate for each use of covered services for a period of five years at On Command's request. The parties are also negotiating an agreement for the installation by Ascent of satellite equipment at On Command's downlink sites at hotels for a set fee per installation completed.

                                   THE MERGER

     Liberty Media is furnishing this notice/prospectus to you in connection with the intended merger of Merger Sub, a newly formed indirect wholly owned subsidiary of Liberty Media, with and into Ascent, also a subsidiary of Liberty Media. Ascent has not reviewed or approved this notice/prospectus. The purpose of this notice/prospectus is to provide you with certain information regarding the merger, the parties to the merger, the shares of Liberty Media Series A common stock that you will receive in the merger and the availability of appraisal rights in connection with the merger. Your vote is not required for the merger.

     In the merger, each outstanding share of Ascent Class A common stock will be converted into 0.1147 of a share of Liberty Media Series A common stock. We will not issue fractional shares of Liberty Media common stock in the merger. Instead, we will round the total number of shares of Liberty Media Series A common stock you are entitled to receive down to the nearest whole number of shares, and you will receive a cash payment for any fraction of a share to which you would otherwise be entitled, equal to the market price per share of Liberty Media Series A common stock on the date the merger is consummated, times the relevant fraction of a share.

BACKGROUND OF THE MERGER


     From time to time, management of Liberty Media has considered whether or not it was advisable for Ascent to continue as a separate public company. During the second quarter of 2002, Liberty Media's management discussed with the management of Liberty Satellite & Technology, Inc., known as LSAT, the possibility of a transaction in which LSAT would acquire all of the outstanding stock of Ascent. LSAT is a majority owned subsidiary of Liberty Media. Neither Liberty Media nor LSAT made any formal proposal to Ascent or its board of directors regarding such a transaction; however, certain executive officers of Liberty Media are also directors of Ascent, and William R. Fitzgerald, a senior vice president of Liberty Media and director of Ascent, became chief executive officer of Ascent in May 2002. See "Interests of Directors and Officers" below. After informal discussions with the independent directors on LSAT's board, LSAT's management concluded that an acquisition of Ascent was not in the best interests of LSAT and informed Liberty Media in June 2002 that LSAT was not interested in pursuing such a transaction.



     During the first quarter of 2003, Liberty Media's management developed a proposal for the acquisition by Liberty Media directly of the publicly held shares of Ascent. At a meeting held on March 25, 2003, the board of directors of Liberty Media considered a proposal to acquire the minority publicly-held interest in Ascent through a merger of Ascent with another subsidiary of Liberty Media, in which the shares of Ascent Class A common stock held by the minority stockholders of Ascent would be converted into shares of Liberty Media Series A common stock. Liberty Media's board of directors determined that such a merger was advisable and in the best interests of Liberty Media, subject to approval by the executive committee of the Liberty Media board of the terms and conditions of such merger, including the exchange ratio upon which shares of Ascent Class A common stock would be converted in the merger into shares of Liberty Media Series A common stock.


     Liberty Media's board authorized Liberty Media management: (i) to calculate and report to the executive committee an appropriate exchange ratio for the merger, taking into account among other things the relative trading ranges of the Liberty Media Series A common stock and Ascent Class A common stock over such trading periods as management should deem appropriate; (ii) to begin preparing the necessary documentation for the merger; and (iii) to determine if the required majority of lenders under Ascent's senior credit facility would be willing to waive the existing covenants under such facility regarding mergers and transactions with affiliates so as to permit the consummation of the merger, if Liberty Media were to determine to proceed with it. Representatives of Liberty Media's management subsequently presented the Liberty Media executive committee with their recommendations and analysis.

     On April 25, 2003, the executive committee of Liberty Media's board of directors approved the merger and related transactions, including the preparation of the registration statement of which this notice/prospectus forms a part. The resolutions adopted by the executive committee authorized the acquisition of the publicly held minority interest in Ascent through a taxable, stock-for-stock merger of Merger Sub with and into Ascent, and fixed the ratio upon which shares of Ascent Class A common stock held by Ascent's minority stockholders would be converted into shares of Liberty Media Series A common stock at 0.1147 of a share of Liberty Media Series A common stock for each share of Ascent Class A common stock surrendered in the merger. Among other factors considered in setting such exchange ratio, the Liberty Media executive committee noted that, based on the closing prices of Liberty Media Series A common stock and Ascent Class A common stock on April 24, 2003, on the New York Stock Exchange and The Nasdaq Stock Market, respectively, the proposed exchange ratio represented a 10% premium over the market price of the Ascent Class A common stock.

     On April 25, 2003, Liberty Media notified Ascent of Liberty Media's plan to effect the merger and issued a press release announcing such plan. On April 25, 2003, based on the closing prices of shares of Liberty Media Series A common stock and Ascent Class A common stock prior to the announcement of the merger, the proposed exchange ratio represented a 13.8% premium over the market price of the Ascent Class A common stock. Thereafter, Liberty Media entered into an agreement with the required majority of lenders under Ascent's senior credit facility providing for the requested waiver of certain covenants under such facility and filed the registration statement of which this notice/prospectus is a part under the Securities Act.


     At a regularly scheduled meeting of the Ascent board of directors on May 5, 2003, Ascent's management presented and discussed certain material non-public information regarding the operations of Ascent, including information about Ascent's current work-in-progress and backlog, as well as industry factors anticipated to affect demand for Ascent's services during the remainder of 2003. Ascent's management also presented a revised operating forecast for Ascent's 2003 fiscal year. The forecast, which is subject to various risks and uncertainties, projected that Ascent would generate Adjusted EBITDA, as defined below, of $94.0 million in 2003, an increase of $2.8 million, or 3.1%, from 2002. The forecast projected total revenue for 2003 of $518.2 million for Ascent, a decrease of $21.1 million, or 3.9%, from 2002.



     According to Ascent's Quarterly Report, Ascent defined Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excluding non-cash compensation expense, restructuring charges, gain (loss) on disposal of assets, asset impairment and other non-cash charges, other income (expense) and changes in accounting principle. According to Ascent's Quarterly Report, Ascent's management uses Adjusted EBITDA as a measure of the current operating performance of Ascent's business segments and, accordingly, the primary measure for determining the incentive compensation of individuals in charge of such segments and assisting management in strategic planning and allocating corporate resources. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Please see note 10 to the financial statements included in Ascent's Quarterly Report for a reconciliation of Ascent's total segment Adjusted EBITDA, as defined by Ascent, to Ascent's net loss, as determined in accordance with generally accepted accounting principles. Please also see Ascent's Quarterly Report, as well as Ascent's Annual Report, for discussions of the risks and uncertainties to which any forecast of future operating results by Ascent is necessarily subject. Copies of both reports accompany this notice/prospectus.



     The Ascent directors present at the May 5, 2003 board meeting included certain officers and/or directors of Liberty Media. See "Interests of Directors and Officers" below. Liberty Media did not rely on the forecasts or other information presented by Ascent's management at such board meeting in determining to acquire the publicly held shares of Ascent or in setting the exchange ratio in the merger, which was established by Liberty Media prior to May 5. Liberty Media makes no recommendation to the stockholders of Ascent as to the degree to which such stockholders should rely on the forecasts by Ascent management described above.


     As of May 8, 2003, Liberty Media beneficially owned more than 92% of the outstanding equity securities of Ascent and more than 99% of the voting power of Ascent in the form of voting common stock. At that date, such securities were owned of record by Liberty Media and its subsidiaries Liberty LWR, Inc., Ascent Media Debt, Inc. (then both direct wholly owned subsidiaries of Liberty Media), and

Liberty Livewire Holdings, Inc. (then a majority owned subsidiary of Liberty
LWR). We refer to Liberty Livewire Holdings, Inc. as "Livewire Holdings" in this notice/prospectus. On or about May 8, 2003, Livewire Holdings was dissolved, all its assets were distributed to Liberty LWR, as holder of all the outstanding shares of preferred stock of Livewire Holdings, and Liberty Media, Liberty LWR, Ascent Media Debt and Merger Sub entered into an Agreement and Plan of Contribution and Merger. Pursuant to the Agreement and Plan of Contribution and Merger, Liberty Media caused all shares of Ascent common stock then held of record by Liberty Media, Liberty LWR, and Ascent Media Debt to be transferred to Merger Sub. As a result, Merger Sub became the direct holder of more than 92% of the Ascent common stock outstanding.

     Merger Sub is an indirect wholly owned subsidiary of Liberty Media formed in April, 2003. It does not have any assets or liabilities and has never conducted any business or activities, except for activities incidental to its formation and the transactions described in this Notice/Prospectus. The sole stockholder of Merger Sub is Liberty LWR, Inc., a Delaware corporation and a wholly owned subsidiary of Liberty Media. The board of directors of Merger Sub has adopted resolutions providing for the merger of Merger Sub with and into Ascent and the sole stockholder of Merger Sub has consented to the merger.

     Prior to its dissolution, Livewire Holdings had both preferred stock and common stock outstanding. Liberty LWR held 100% of the preferred stock and over 80% of the common stock of Livewire Holdings. The remainder of the common stock was held by (i) William R. Fitzgerald, who is Ascent's president and chief executive officer and the chairman of its board of directors, as well as a senior vice president of Liberty Media, (ii) Larry E. Romrell, who is a director of both Ascent and Liberty Media, and (iii) an executive officer of Liberty Media who is neither an executive officer nor a director of Ascent. In connection with the dissolution of Livewire Holdings, its board of directors determined that the aggregate fair value of the assets of Livewire Holdings at the time of such distribution (which consisted entirely of shares of Ascent Class B common stock and a participation interest in convertible subordinated indebtedness of Ascent) was less than the aggregate liquidation preference of the outstanding preferred stock of Livewire Holdings (that is, the aggregate amount to which the holder of such preferred stock is entitled to receive upon a liquidation of Livewire Holdings, before the common stockholders receive any distribution on their common stock). Accordingly, all the assets of Livewire Holdings were distributed to Liberty LWR in connection with the dissolution, and the common stock of Livewire Holdings was cancelled for no consideration.

     The merger will be effective upon the filing by Merger Sub of a certificate of ownership and merger in Delaware, which is expected to occur on the 20th business day following the mailing of this notice/prospectus. No vote of Ascent's stockholders will be required under Delaware law.

     This notice/prospectus constitutes a prospectus of Liberty Media, which forms a part of the registration statement on Form S-4 filed by Liberty Media with the Securities and Exchange Commission under the Securities Act in order to register the shares of Liberty Media Series A common stock to be issued to Ascent's stockholders in the merger. The total number of shares of Liberty Media Series A common stock to be issued in the merger, based on the number of shares of Ascent Class A common stock outstanding on March 31, 2003, is approximately 555,029. Up to 901,256 additional shares of Liberty Media Series A common stock included in such registration statement will be reserved for issuance upon the exercise of options and a warrant for Ascent common stock outstanding on the effective date of the merger or upon the conversion in the merger of any shares of Ascent common stock issued upon any exercise of such outstanding options or warrant prior to the effective date of the merger. This notice/prospectus also constitutes a notice to the stockholders of Ascent pursuant to Section 262(d)(2) of the Delaware General Corporation Law, as to the availability of appraisal rights in connection with the merger.

PREVIOUS INQUIRIES RECEIVED BY LIBERTY MEDIA REGARDING ASCENT

     On November 11 and November 26, 2002, Liberty Media received letters from a private equity investment firm, indicating that firm's interest in acquiring Ascent. The November 26 letter stated that the investment firm's preliminary assessment of the enterprise value of Ascent, based on publicly available financial information and subject to further investigation, was in the range of $500 to $600 million. The letter stated that the investment firm was working with Robert Walston, former chief executive officer of

Ascent, in connection with its assessment of Ascent. On November 27, 2002, Liberty Media responded in writing to such expression of interest, stating that Liberty Media did not consider the Ascent assets to be for sale, that any interest Liberty Media might have in considering a sale of Ascent would be predicated on realizing an attractive valuation for the business, and that the investment firm's initial valuation range was inadequate, in that it suggested a value representing 67% to 80% of the current market enterprise value of Ascent (that is, the number of shares of Ascent common stock outstanding, times the then current market price of the Ascent Class A common stock, plus outstanding debt), and was in fact less than Ascent's outstanding debt.

     On February 1, 2003, Liberty Media received a letter from David P. Beddow, Chairman and CEO of Technology Equity Associates and former chief executive officer of Ascent, stating an offer to acquire Ascent or its assets, at a price based on "a six-times multiple of EBITDA". The offer was subject to due diligence and negotiations. The letter also stated that the offer was "backed by the resources of" the same private equity investment firm referred to above. On February 5, 2003, Liberty Media responded in writing to Mr. Beddow's letter, stating that Liberty Media did not consider the assets of Ascent to be for sale, that any interest Liberty Media might have in considering a sale of Ascent would be predicated on realizing an attractive valuation for the business, and that the valuation of six-times EBITDA indicated in Mr. Beddow's letter was inadequate, in that it suggested a value representing 77% of the then current market enterprise value of Ascent and 85% of Ascent's outstanding debt.

     Liberty Media has not received any further communications on behalf of the private equity investment firm referred to above or Technology Equity Associates and did not conduct any negotiations with either such party to determine if it would be willing to increase its offer to acquire Ascent.

REASONS FOR AND PURPOSE OF THE MERGER

     The purpose of the merger is to acquire the publicly held minority interest in Ascent. In deciding to undertake the merger, which will result in Ascent ceasing to be a public company, Liberty Media considered the following factors, among others:

     - Ascent's need for additional capital resources to develop its business;

     - the trading price volatility of Ascent common stock caused, in part, by its limited public float;

     - recent capital market trends, which have adversely affected the ability of companies situated similarly to Ascent to access capital;

     - the costs associated with operating Ascent as a separate public company, including costs and expenses associated with Securities and Exchange Commission reporting, communicating with stockholders and related legal and accounting fees, which Liberty Media anticipates could result in savings of approximately $2 million per year, if eliminated;

     - challenging economic conditions impacting film and television post production, sluggishness in the advertising market reducing television advertising production spending and lower spending from larger clients for traditional media services;

     - Ascent's outstanding debt, including Ascent's greater cost of borrowing as compared to Liberty Media's and the restrictive covenants contained in Ascent's debt agreements; and

     - the impact on Liberty Media's own common stock of the issuance of Liberty Media shares to Ascent's stockholders.

CONFLICT OF INTEREST OF LIBERTY MEDIA

     In setting the exchange ratio, Liberty Media's financial interest was adverse to the interests of the public stockholders of Ascent. Liberty Media determined the exchange ratio without negotiating with Ascent and makes no representation or warranty in this notice/prospectus as to the fairness or adequacy of the consideration to be paid in the merger. Under Delaware law, which governs the merger, you have the right to seek appraisal of your Ascent shares as provided for under such law. Please see the section entitled "The Merger -- Appraisal Rights" of this notice/prospectus for a description of the appraisal process.

INTERESTS OF DIRECTORS AND OFFICERS

     Certain directors and officers of each of Liberty Media, Merger Sub and Ascent have one or more of the following interests that may be deemed to be different from, or in addition to, the interests of Ascent stockholders generally. In the case of directors of Liberty Media and Merger Sub, these interests presented actual or potential conflicts of interest in determining the exchange ratio and the other terms of the merger:

     - ownership of shares of Liberty Media common stock;

     - ownership of options, warrants or other securities exercisable for or convertible into shares of Liberty Media common stock; and

     - indemnification obligations between Ascent and its directors and officers.

     Officers and directors of Liberty Media, Merger Sub and/or Ascent who own shares of Ascent Class A common stock at the effective time of the merger will receive shares of Liberty Media Series A common stock on the same terms as the public stockholders of Ascent. Officers and directors of Ascent who own options with respect to shares of Ascent Class A common stock at the effective time of the merger will have such interests assumed by Liberty Media on the same basis as any other outstanding stock options exercisable for shares of Ascent Class A common stock. Assumed stock options will be exercisable with respect to the number of shares of Liberty Media Series A common stock determined by multiplying the number of underlying shares of Ascent Class A common stock on the effective date of the merger by the 0.1147 exchange ratio, rounded up to the nearest whole share. The exercise price per share of Liberty Media Series A common stock issuable under each assumed stock option will be calculated by dividing the exercise price of such option before the merger by the 0.1147 exchange ratio, rounded down to the nearest whole cent.

     The following table identifies those directors and executive officers of Ascent who are also directors or officers of Liberty Media, Merger Sub and/or other affiliates of Liberty Media, and the positions held by such individuals with Liberty Media and Ascent. Messrs. Bennett, Howard, Romrell and Fitzgerald do not receive any compensation for their services as a member of Ascent's board of directors. Liberty Media allocates a portion of Mr. Fitzgerald's salary and benefits, including 401(k) contributions, to Ascent.

NAME                         AFFILIATED ENTITY                POSITION(S) HELD
----                         -----------------                ----------------
William R. Fitzgerald......  Ascent              Chairman of the Board, President, Chief
                                                 Executive Officer and Director
                             Liberty Media       Senior Vice President
Robert R. Bennett..........  Ascent              Director
                             Liberty Media       President, Chief Executive Officer and
                                                 Director
Gary S. Howard.............  Ascent              Director
                             Liberty Media       Executive Vice President, Chief Operating
                                                 Officer, Director
Larry E. Romrell...........  Ascent              Director
                             Liberty Media       Director

STRUCTURE OF THE MERGER; MERGER CONSIDERATION

     Merger Consideration. At the effective time of the merger, each holder of shares of Ascent Class A common stock who has not properly exercised appraisal rights will be entitled to receive 0.1147 of a share of Liberty Media Series A common stock for each share of Ascent Class A common stock held immediately prior to the merger. The number of shares of Liberty Media Series A common stock stockholders receive in the merger will be appropriately adjusted for any stock splits, combinations and other similar events that occur between the date of the resolution of the executive committee of the board of directors of Liberty Media authorizing the merger and the effective date of the merger. We will not issue fractional shares of Liberty Media common stock in the merger. Instead, we will round the total number of shares of Liberty Media Series A common stock you are entitled to receive down to the nearest whole number of shares, and you will receive a cash payment for any fraction of a share to which you would otherwise be entitled, equal to the product of such fraction times the closing price per share of the Liberty Media Series A common stock on the New York Stock Exchange on the date the merger is consummated, as reported in the Wall Street Journal (or, if no such closing price is so reported, times the fair market value per share of the Liberty Media Series A common stock on such date, as determined by the board of directors of Liberty Media), without interest.

     Effective Time of the Merger. The merger will become effective when a certificate of ownership and merger is filed with the Delaware Secretary of State or at a later time as may be specified in the certificate of ownership and merger. The effective time of the merger will occur as soon as practicable after the last of the conditions described under "-- Conditions to the Merger" below, has been satisfied or waived by Liberty Media. We expect the merger to become effective on the 20th business day following the mailing of this notice/prospectus. However, because the merger is subject to certain conditions, the merger may occur on any date thereafter, or not at all. LIBERTY MEDIA MAY ALSO ELECT NOT TO PROCEED WITH THE MERGER AT ANY TIME PRIOR TO THE FILING OF THE CERTIFICATE OF OWNERSHIP AND MERGER IF IT SHOULD DETERMINE THAT THE MERGER IS NO LONGER IN THE BEST INTERESTS OF LIBERTY MEDIA.

     Conditions to the Merger. The merger is subject to certain customary closing conditions, including:

     - Merger Sub must own directly of record at least 90% of the common stock of Ascent outstanding at the time of filing the certificate of ownership and merger in Delaware;

     - Liberty Media's registration statement relating to the merger must be effective and must not be subject to any stop order or proceedings seeking a stop order; and

     - the shares of Liberty Media Series A common stock that will be issued in the merger must be authorized for listing on the New York Stock Exchange, subject only to official notice of issuance.

EXCHANGE OF ASCENT STOCK CERTIFICATES FOR SHARES OF LIBERTY MEDIA SERIES A COMMON STOCK

     As soon as practicable after completion of the merger, the exchange agent, EquiServe Trust Company, N.A., will mail to you a letter of transmittal and instructions for use in surrendering your Ascent stock certificates in exchange for the registration, by electronic book-entry, of the shares of Liberty Media Series A common stock to which you are entitled, and cash in lieu of fractional shares. When you deliver your stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be cancelled and you will receive statements indicating book-entry ownership of Liberty Media Series A common stock representing the number of full shares of Liberty Media Series A common stock to which you are entitled. In addition, you will receive payment in cash, without interest, in lieu of any fractional shares of Liberty Media Series A common stock which would have been otherwise issuable to you as a result of the merger. At such time, you will also receive instructions from the exchange agent advising you of the procedures whereby you may, upon request, obtain stock certificates representing your shares of Liberty Media Series A common stock.

     You should not submit your Ascent stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

     You are not entitled to receive any dividends or other distributions on Liberty Media Series A common stock until the merger is completed and you have surrendered your Ascent stock certificates.

     If there is any dividend or other distribution on Liberty Media Series A common stock with a record date after the date on which the merger is completed and a payment date prior to the date you surrender your Ascent stock certificates in exchange for Liberty Media Series A common stock, you will receive the dividend or distribution with respect to the whole shares of Liberty Media Series A common stock issued to you promptly after they are issued.

     Liberty Media will only issue Liberty Media Series A common stock or a check in lieu of a fractional share in a name other than the name in which a surrendered Ascent stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

TREATMENT OF ASCENT STOCK OPTIONS AND WARRANT

     Liberty Media will assume outstanding stock options issued under Ascent's 2001 Incentive Plan and the 2000 Nonemployee Director Stock Option Plan of Ascent, and other stock options and stock appreciation rights not issued under such plans, and the warrant issued to ACTV, Inc., in each case with respect to Ascent Class A common stock, on the effective date of the merger. Assumed stock options and the warrant will be exercisable with respect to the number of shares of Liberty Media Series A common stock determined by multiplying the number of underlying shares of Ascent Class A common stock on the effective date of the merger by the 0.1147 exchange ratio, rounded up to the nearest whole share. The exercise price per share of Liberty Media Series A common stock issuable under each assumed stock option and the warrant will be calculated by dividing the exercise price of such option or the warrant before the merger by the 0.1147 exchange ratio, rounded down to the nearest whole cent.

ACCOUNTING TREATMENT

     The merger will be accounted as a "purchase" of a minority interest, as such term is used under accounting principles generally accepted in the United States of America, for accounting and financial reporting purposes. Accordingly, the consideration paid for the acquired Ascent shares will be allocated to the assets and liabilities of Ascent based on their respective fair values.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

  GENERAL

     The following discussion summarizes certain material U.S. federal income tax consequences of the merger that are applicable to U.S. Holders (as defined below) of Ascent Class A common stock. This discussion is based on and subject to the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, administrative pronouncements and court decisions each as and in effect as of the date hereof, and all of which are subject to change or differing interpretation at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the continuing validity of this discussion. This discussion assumes that you hold your shares of Ascent Class A common stock as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This discussion is not a complete analysis of all potential tax effects relevant to the merger.

     This discussion does not address all aspects of U.S. federal income taxation that may be applicable to you in light of your particular circumstances and does not address special classes of holders of Ascent Class A common stock that may be subject to special treatment under the Code, such as dealers in securities, banks, insurance companies, financial institutions, partnerships or other pass-through entities, tax-exempt organizations, certain expatriates, non-U.S. persons, stockholders who acquired their shares of Ascent Class A common stock pursuant to the exercise of options or otherwise as compensation, or stockholders who hold their stock as part of a hedge, constructive sale, wash sale, straddle or conversion transaction. This summary does not address the effect of any state, local or foreign tax laws that may apply or the application of the U.S. federal estate and gift tax or the alternative minimum tax. Moreover, the tax consequences to holders of Ascent options and the warrant are not discussed. We urge you to consult your own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of the merger that may be applicable to you.

     For purposes of this discussion, a "U.S. Holder" is a beneficial owner of shares of Ascent Class A common stock that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, that is organized under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect to be treated as a U.S. person.

     If a partnership holds shares of Ascent Class A common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Ascent Class A common stock should consult their tax advisors.

  CONSEQUENCES OF THE MERGER TO ASCENT STOCKHOLDERS

     The receipt of Liberty Media Series A common stock and any cash in lieu of a fractional share of Liberty Media Series A common stock in exchange for Ascent Class A common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the fair market value of the Liberty Media Series A common stock received and the amount of cash received and (ii) your tax basis in the Ascent Class A common stock exchanged in the merger. This capital gain or loss will be long-term capital gain or loss if you held the Ascent Class A common stock for more than one year as of the date of the merger. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

     Your aggregate adjusted basis in the Liberty Media Series A common stock received in the merger generally will be equal to the fair market value of such stock as of the date of the merger. Your holding period in the Liberty Media Series A common stock received in the merger will begin on the day after the date of the merger.

     YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN VIEW OF YOUR PARTICULAR CIRCUMSTANCES.

REGULATORY MATTERS

     We are not aware of any material regulatory requirements applicable to the merger under any U.S. state or federal law or regulation, other than any requirements under applicable federal and state securities laws and regulations and Delaware corporate law.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF ASCENT AND LIBERTY MEDIA

     The shares of Liberty Media Series A common stock that will be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, unless you are considered an "affiliate" of Ascent within the meaning of Rule 145 under the Securities Act, or if you are an affiliate of Liberty Media within the meaning of Rule 144 under the Securities Act.

     Persons who may be deemed to be affiliates of Ascent include individuals or entities that control, are controlled by or are under common control with, Ascent and may include an officer or director of Ascent. Any person deemed to be an affiliate of Ascent at the time of the merger may not sell shares of Liberty Media Series A common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares or an applicable exemption under the Securities Act. Rule 145 generally requires that, for specified periods, sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements under Rule 144 under the Securities Act. This restriction will generally lapse at the end of one year from the date the merger is consummated unless you are an affiliate of Liberty Media, in which case your shares will remain subject to Rule 144 under the Securities Act. Liberty Media's registration statement, of which this notice/prospectus forms a part, does not cover the resale of shares of Liberty Media Series A common stock to be received by affiliates of Ascent or Liberty Media in the merger.

LISTING ON THE NEW YORK STOCK EXCHANGE

     Liberty Media will use reasonable efforts to cause the shares of Liberty Media Series A common stock that will be issued in the merger to be authorized for listing on the New York Stock Exchange, subject to official notice of issuance, before completing the merger. The merger will not be completed before the authorization is obtained.

APPRAISAL RIGHTS

     If the merger is consummated, a holder of record of Ascent common stock on the date of making a demand for appraisal, as described below, will be entitled to have the fair value of those shares appraised by the Delaware Court of Chancery under Section 262 of the Delaware General Corporation Law and to receive payment for the "fair value" of those shares instead of the merger consideration. In order to be eligible to receive this payment, however, a stockholder must (1) continue to hold such stockholder's shares through the time of the merger and (2) strictly comply with the procedures described in Section 262.

     THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF
SECTION 262.

     The following summary is not a complete statement of Section 262 of the Delaware General Corporation Law, and is qualified in its entirety by reference to Section 262, which is incorporated in this notice/prospectus by reference, together with any amendments to the laws that may be adopted after the date of this notice/prospectus. A copy of Section 262 is attached as Annex A to this notice/prospectus.


     Notice Requirements. Under Section 262, where a merger is accomplished pursuant to Section 253 of the Delaware General Corporation Law, either a constituent corporation before the effective date of the merger or the surviving corporation within ten days after the effective date of the merger, is required to notify each stockholder of Ascent entitled to appraisal rights of the approval of the merger and that appraisal rights are available to the stockholder. Such notice must also include a copy of Section 262 and, if given on or after the effective date of the merger, specify the effective date of the merger. THIS NOTICE/ PROSPECTUS CONSTITUTES YOUR NOTICE OF APPRAISAL RIGHTS AS REQUIRED UNDER SECTION 262. IT WILL BE MAILED TO THE STOCKHOLDERS OF ASCENT ON JUNE 3, 2003.


     Demand for Appraisal. In order to exercise appraisal rights, a stockholder must, within twenty days after the date of mailing of this notice/prospectus, which serves as notice, demand in writing from the surviving corporation, Ascent, an appraisal of such stockholder's shares of Ascent common stock. Such demand will be sufficient if it reasonably informs Ascent of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of such stockholder's shares of Ascent common stock. Failure to make such demand on or before the expiration of such twenty day period will foreclose a stockholder's rights to appraisal. All demands should be delivered to Ascent and addressed as follows: Ascent Media Group, Inc., c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Corporate Secretary.

     Only a record holder of shares of Ascent common stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of Ascent common stock. If Ascent common stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If Ascent common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record.

     An authorized agent, including an agent for one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares. If a stockholder holds shares of Ascent common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

     A record holder such as a broker, fiduciary, depository or other nominee who holds shares of Ascent common stock as a nominee for more than one beneficial owner, some of whom desire to demand appraisal, may exercise appraisal rights on behalf of those beneficial owners with respect to the shares of

Ascent common stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of Ascent common stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of Ascent common stock held in the name of the record owner.

     BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS WITHIN TWENTY DAYS AFTER THE MAILING DATE OF THIS NOTICE/PROSPECTUS, WHICH CONSTITUTES YOUR STATUTORY NOTICE.

     Filing of Petition. Within 120 days after the effective date of the merger, any stockholder who has complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from Ascent a statement setting forth the aggregate number of shares of common stock with respect to which demands for appraisal were received by Ascent and the number of holders of such shares. Ascent must mail this statement within ten days after it receives the written request or within ten days after the expiration of the period for the delivery of demands as described above, whichever is later.

     Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Ascent common stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on Ascent. If no petition is filed within the 120-day period, the rights of all dissenting stockholders to appraisal will cease.

     Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to, and has no present intention to, take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

     Hearing in Chancery Court. If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Ascent common stock owned by those stockholders. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation on such certificates of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. The court will determine the fair value of those shares, taking into account all relevant circumstances, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the fair value. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the court deems equitable.

     Neither Liberty Media nor Ascent makes any representation as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value that is higher or lower than, or the same as, the merger consideration. Liberty Media does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Ascent Class A common stock is less than the merger consideration.

     Expenses. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of Ascent common stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

     No Right to Vote or Receive Dividends. Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on Ascent common stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.

     Withdrawal. A stockholder may withdraw a demand for appraisal and accept Liberty Media Series A common stock at any time within 60 days after the effective date of the merger, or thereafter may withdraw a demand for appraisal with the written approval of Ascent. Notwithstanding the foregoing, if an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery's deeming the terms to be just. If, after the merger, a holder of Ascent Class A common stock who had demanded appraisal for his shares fails to perfect or loses his right to appraisal, those shares will be treated as if they were converted into Liberty Media Series A common stock at the time of the merger.

     BECAUSE A STOCKHOLDER THAT FAILS TO COMPLY ENTIRELY WITH THE STRICT REQUIREMENTS OF THE DELAWARE GENERAL CORPORATION LAW MAY LOSE SUCH STOCKHOLDER'S RIGHT TO AN APPRAISAL, ANY ASCENT STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT A LEGAL ADVISOR.

DELISTING AND DEREGISTRATION OF ASCENT COMMON STOCK AFTER THE MERGER

     If the merger is completed, Ascent Class A common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act.

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a stockholder of Ascent, your rights are governed by Ascent's certificate of incorporation and bylaws. After completion of the merger, you will become a stockholder of Liberty Media. As a Liberty Media stockholder, your rights will be governed by Liberty Media's certificate of incorporation and bylaws. Ascent and Liberty Media are each incorporated under the laws of the State of Delaware and accordingly, your rights as a stockholder will continue to be governed by the Delaware General Corporation Law after completion of the merger.

     This section of the notice/prospectus describes certain differences between the rights of holders of Ascent common stock and Liberty Media common stock. This description is only a summary and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Ascent and being a stockholder of Liberty Media.

COMMON STOCK

     Ascent has Class A common stock and Class B common stock issued and outstanding and Liberty Media has Series A common stock and Series B common stock issued and outstanding. Ascent has authorized 400,000,000 shares of common stock, and Liberty Media has authorized 4,400,000,000 shares of common stock. As of March 31, 2003, there were approximately 57.2 million shares of Ascent common stock outstanding and an aggregate of approximately 7.9 million shares reserved for issuance upon exercise of stock options and the warrant. As of March 31, 2003, there were approximately 2,685.1 million shares of Liberty Media common stock outstanding and an aggregate of approximately 77.4 million shares reserved for issuance upon exercise of options and warrants.

CLASS B/SERIES B CONVERSION

     Each share of Class B common stock of Ascent and each share of Series B common stock of Liberty Media, respectively, is convertible, at the option of the holder, into one share of Class A common stock of Ascent or one share of Series A common stock of Liberty Media, respectively. Neither the Class A common stock of Ascent nor the Series A common stock of Liberty Media is convertible.

PREFERRED STOCK

     Ascent has authorized 5,000,000 shares of preferred stock, none of which were outstanding as of March 31, 2003. Liberty Media has authorized 50,000,000 shares of preferred stock, none of which were outstanding as of March 31, 2003.

VOTING RIGHTS

     With respect to each of Ascent and Liberty Media, the holders of Class A common stock and Series A common stock, respectively, are entitled to one vote for each share held, and the holders of Class B common stock and Series B common stock, respectively, are entitled to ten votes for each share held, on all matters voted on by stockholders, including elections of directors. Neither Ascent nor Liberty Media provides for cumulative voting in the election of directors in its respective charter.

LIQUIDATION AND DISSOLUTION

     In the event of liquidation, dissolution or winding up of Ascent, the holders of Class A common stock and Class B common stock of Ascent, and in the event of liquidation, dissolution or winding up of Liberty Media, the holders of Series A common stock and Series B common stock of Liberty Media, respectively, will share equally, on a share for share basis, in the assets remaining for distribution to the common stockholders of the applicable corporation, after payment or provisions for payment of such corporation's debts and liabilities and subject to prior payment in full of any preferential amounts to which the holders of such corporation's preferred stock may be entitled.

CLASSIFIED BOARD OF DIRECTORS

     Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. The boards of directors of each of Ascent and Liberty Media are divided into three classes, as nearly equal in size as possible, with one class elected annually. The holders of a series of preferred stock of each of Ascent and Liberty Media may be entitled to elect additional directors, if the certificate of designations, with respect to such series so provides. Directors of each of Ascent and Liberty Media are elected for a term of three years, subject to the election and qualification of the director's successor and to the director's earlier death, resignation or removal.

NUMBER OF DIRECTORS

     Ascent's board of directors currently consists of seven directors. The number of directors on Ascent's board is determined by resolution of the board, but cannot be less than three. Liberty Media's board of directors currently consists of eight directors. The number of directors on Liberty Media's board is determined by resolution of the board, but cannot be less than three.

STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     The certificate of incorporation of Ascent provides that, unless otherwise prescribed by law, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without notice and without a vote if a consent or consents in writing setting forth the action so taken shall be signed by the holder or holders of outstanding stock of Ascent having at least the minimum number of votes necessary to authorize or take such action at a meeting at which all shares of stock of Ascent entitled to vote thereon were present and voted. The certificate of incorporation of Liberty Media, however, does not permit its stockholders to take action by written consent in lieu of a meeting of stockholders, except as otherwise provided in the terms of any series of preferred stock.

     Special meetings of stockholders of each of Liberty Media and Ascent for any purpose or purposes may be called only by the Secretary of the applicable company (1) upon written request of holders of not less than 66 2/3% of the total voting power of outstanding capital stock or (2) at the request of at least 75% of the members of the board then in office, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock. No business other than that stated in the notice of special meeting shall be transacted at any special meeting.

REMOVAL OF DIRECTORS

     The certificate of incorporation of Liberty Media provides that, subject to the rights of any series of preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of a least a majority of the total voting power of the then outstanding shares of Series A common stock, Series B common stock and any series of preferred stock entitled to vote at an election of directors, voting together as a single class.

     The certificate of incorporation of Ascent provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of Class A common stock, Class B common stock and any series of preferred stock entitled to vote at an election of directors, voting together as a single class. Except as may otherwise be provided by law, "cause" for removal, as defined in Ascent's certificate of incorporation, shall exist only if: (i) the director whose removal is proposed has been convicted of a felony, or has been granted immunity to testify in an action where another has been convicted of a felony, by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetence directly affects his ability as a director of Ascent, as determined by at least 66 2/3% of the members of the board of directors then in office (other than such director); or (iii) such director's actions or failure to act have been determined by at least 66 2/3% of the members of the board of directors then in office (other than such director) to be in derogation of the director's duties.

ACTIONS REQUIRING SUPERMAJORITY VOTE

     The certificate of incorporation of Liberty Media provides that, subject to the rights of the holders of any series of preferred stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of outstanding capital stock, voting together as a single class, is required for the following corporate actions:

     - to adopt, amend or repeal any provision of the certificate of incorporation or the addition or insertion of other provisions in the certificate;

     - to adopt, amend or repeal any provision of the bylaws;

     - the merger or consolidation with any other corporation;

     - the sale, lease or exchange of all, or substantially all, of the assets of the corporation; or

     - the dissolution of the corporation.

     However, the foregoing voting requirement shall not apply to any of the foregoing corporate actions (1) as to which the Delaware General Corporation Law, as then in effect, does not require the consent of its stockholders or (2) which has been approved by at least 75% of the members of its board then in office has approved.

     Liberty Media's chairman, John C. Malone, holds the power to direct the vote of approximately 44% of Liberty Media's outstanding voting power, including the power to direct the vote of approximately 94% of the outstanding shares of Liberty Media's Series B common stock.

The certificate of incorporation of Ascent does not require a supermajority vote to take any actions except as discussed above under "Removal of Directors."

                                    EXPERTS

     The consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance upon the report, dated March 17, 2003, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     As discussed in notes 3 and 7 to the consolidated financial statements, Liberty Media Corporation changed its method of accounting for intangible assets in 2002 and for derivative financial instruments in 2001.

     The consolidated balance sheets of Telewest Communications plc and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report, dated March 26, 2003, of KPMG Audit Plc, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Audit plc dated March 26, 2003 contains an explanatory paragraph that states that Telewest Communications plc is undergoing financial restructuring which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As discussed in note 3 to the consolidated financial statements, Telewest Communications plc changed its method of accounting for intangible assets in 2002 and derivative instruments in 2001.

     The consolidated balance sheets of Ascent Media Group, Inc. (formerly known as Liberty Livewire Corporation) and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the years ended December 31, 2002 and 2001, the seven months ended December 31, 2000 and the five months ended May 31, 2000, have been incorporated by reference herein in reliance upon the report, dated February 18, 2003, of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The KPMG LLP report states that effective June 9, 2000, Liberty Media Corporation obtained a controlling interest in Ascent Media Group, Inc. (formerly known as Liberty Livewire Corporation) in a business combination accounted for as a purchase. As a result of the business combination, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition, and therefore is not comparable.

     In addition, the KPMG LLP report states that Ascent adopted Statement of Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, and accordingly, has changed its method of accounting for goodwill and other intangible assets for the year ended December 31, 2002.

                                 LEGAL MATTERS

     An opinion regarding the legality of the Liberty Media Series A common stock to be issued in the merger is being provided by Baker Botts L.L.P., counsel to Liberty Media.

                                                                         ANNEX A

                                  SECTION 262
                                     OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                              ("APPRAISAL RIGHTS")

SECTION 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX B


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM 10-K

(Mark One)
   [X]     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

   [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM           TO

                       COMMISSION FILE NUMBER: 000-01461
                             ---------------------
                            ASCENT MEDIA GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                   DELAWARE                                      13-1679856
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)

                           520 BROADWAY, FIFTH FLOOR
                             SANTA MONICA, CA 90401
                                 (310) 434-7000

         (Address of Registrant's principal executive offices, zip code and telephone number, including area code)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                      NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                      CLASS A COMMON STOCK, $.01 PAR VALUE
                                (Title of Class)

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Exchange Act).  Yes [ ]     No [X]

     The aggregate market value of voting stock held by non-affiliates on the last business day of the registrant's most recently completed second fiscal quarter (June 28, 2002) was approximately $14,226,557. The number of shares of common stock issued and outstanding at March 7, 2003 was: 4,884,565 Class A common stock and 52,341,164 Class B common stock.

                     DOCUMENTS INCORPORATED BY REFERENCE:  NONE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           ANNUAL REPORT ON FORM 10-K

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
PART I
ITEM 1.   BUSINESS....................................................     2
ITEM 2.   PROPERTIES..................................................    19
ITEM 3.   LEGAL PROCEEDINGS...........................................    19
ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.........    20

PART II
ITEM 5.   MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED
          STOCKHOLDER MATTERS.........................................    22
ITEM 6.   SELECTED FINANCIAL DATA.....................................    23
ITEM 7.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
          AND RESULTS OF OPERATIONS...................................    24
ITEM 7A   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
          RISK........................................................    40
ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.................    42
ITEM 9.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
          AND FINANCIAL DISCLOSURE....................................    42

PART III
ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT..........    43
ITEM 11.  EXECUTIVE COMPENSATION......................................    49
ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT..................................................    54
ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    59
ITEM 14.  CONTROLS AND PROCEDURES.....................................    62

PART IV
ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM
          8-K.........................................................    63
SIGNATURES............................................................    64
CERTIFICATIONS........................................................    65

     This report contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements that, by definition, involve risks and uncertainties. Where, in any forward-looking statement, Ascent Media Group, also referred to in this report as "we" or the "Company", expresses an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

     - industry-wide market factors such as the timing of, and spending on, feature film and television production;

     - spending on foreign and domestic television advertising;

     - foreign and domestic spending by broadcasters, cable companies and syndicators on first run and existing content libraries;

     - the possibility of an industry-wide strike or other job action by or affecting a major entertainment industry union;

     - failure to maintain relationships with key customers and certain key personnel;

     - more rapid than expected technological obsolescence;

     - failure to integrate acquired operations in expected time frames;

     - continuing negative economic conditions potentially impacting our ability to maintain compliance with our debt covenants; and

     - threatened terrorist attacks and ongoing military action in the Middle East and other parts of the world.

     These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this annual report, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. For a discussion of additional factors which may affect future results of operations, see Part II, Item 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS -- Factors That May Affect Future Results of Operations" below.

                                     PART I

ITEM 1.  BUSINESS

OVERVIEW

     Ascent Media Group, Inc., incorporated in Delaware in 1952, provides creative and technical media services to the media and entertainment industries. Our clients include the major motion picture studios, independent producers, broadcast networks, cable channels, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content. Our assets and operations are primarily composed of the assets and operations of ten companies acquired during 2001 and 2000. The combination and integration of these acquired entities allow us to offer integrated outsourcing solutions for the technical and creative requirements of our clients, from content creation to distribution of the final product.

     We have organized our facilities and operations into three business segments or groups. Each business segment has a president, director of finance, director of technology and director of sales and marketing supported by centralized corporate staff functions such as operations, information technology, finance, human resources, strategic planning, business development and legal affairs. This delineation allows each business segment to focus on its particular set of services and client base, while our centralized corporate functions facilitate implementation of financial and operational controls across the organization. Our business segments are described below. For financial information about each business segment, see Part IV, Item 15, "EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K." For information about the services that each business segment provides, see "Services" in this Item 1 below.

ASCENT MEDIA CREATIVE SERVICES

     Our Creative Services Group provides services necessary to complete the creation of original content including feature films, television shows, movies of the week/mini series for television, television commercials, music videos, promotional and identity campaigns and corporate communications programming. Our services begin after principal photography and cover a wide range of services necessary to complete a project. This may include film to video tape transfers, color correction, creative editorial services, graphics and title sequences, electronic assembly, two-dimension compositing, creation of computer generated images, sound editorial, sound mixing, music composition, sound design and integration of interactive program elements. The Creative Services Group has three divisions: Entertainment Television, Commercial Television and Audio.

ASCENT MEDIA MANAGEMENT SERVICES

     Our Media Management Services Group optimizes, archives, manages and repurposes media assets for global distribution. We provide access to all forms of content, duplication and formatting services, language conversions and laybacks, restoration and preservation of old or damaged content, mastering from motion picture film to high resolution or data formats, digital audio and video encoding services and digital media management services for global home video, broadcast, pay-per-view, video-on-demand, streaming media and other emerging new media distribution channels.

ASCENT MEDIA NETWORK SERVICES

     Our Network Services Group provides the services necessary to assemble and distribute programming for cable and broadcast networks via fiber, satellite and the Internet to audiences in North America, Europe and Asia. Our Network Services Group primarily provides dedicated facilities and resources designed for specific client requirements on the basis of contractual agreements.

FORMATION

NAME CHANGE

     On November 20, 2002, we changed our name from Liberty Livewire Corporation to Ascent Media Group, Inc.

CHANGE IN CONTROL AND SUBSEQUENT ACQUISITIONS AND DIVESTITURES

     Change in Control. On June 9, 2000, our company, then known as The Todd-AO Corporation or Todd-AO, B-Group Merger Corp., a wholly-owned subsidiary of AT&T Corp., AT&T Corp. and Liberty Media Corporation, referred to in this report as Liberty Media, entered into a merger agreement, which provided for the acquisition by Liberty Media of Todd-AO. In connection with the merger, also referred to as the Todd Merger, the following transactions occurred:

          (1) a reclassification of the existing common stock of Todd-AO;

          (2) the merger of B-Group Merger Corp. with and into Todd-AO, as described below; and

          (3) the change of Todd-AO's name to Liberty Livewire Corporation.

     Upon the consummation of the Todd Merger and the related reclassification of stock, which occurred simultaneously, each issued and outstanding share of common stock of Todd-AO was converted into the right to receive 0.4 shares of our new Class A common stock and 0.5 shares of Liberty Media Group Class A common stock which was at that time a tracking stock of AT&T. As a result, Liberty Media acquired 60% of our outstanding equity, which represented approximately 94% of our voting power. For more information on Liberty Media, see "Liberty Media Corporation" in this Item 1 below. Prior to the Todd Merger, the Company, provided sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe.

     Four Media Company. On April 10, 2000, Liberty Media acquired Four Media Company, also known as 4MC, in exchange for $123.3 million in cash plus 3,182,300 shares of Liberty Media Group Class A common stock valued at $137.7 million, the assumption of 4MC stock options which were converted into stock appreciation rights to purchase 1,936,778 Liberty Media Group Class A common stock valued at $52.9 million, and the assumption of a warrant to an investor which was converted into a warrant to purchase 354,838 shares of Liberty Media Group Class A common stock valued at $7.8 million. 4MC provides technical and creative services to owners, producers and distributors of television programming, television commercials, feature films and other entertainment content. 4MC's California facilities are located in Los Angeles, Hollywood, Burbank and Santa Monica. Its international facilities are located in Mexico City, Mexico; London, England; and the Republic of Singapore.

     Virgin Media Group Limited. On May 31, 2000, 4MC acquired six entities from the Virgin Media Group Limited ("Virgin") for $39.5 million in cash.

     On June 9, 2000, Liberty Media contributed all of the issued and outstanding shares of 4MC to us in exchange for 16,614,952 shares of our Class B common stock, pursuant to a contribution agreement between Liberty Media and us.

     Certain Assets of SounDelux Entertainment Group of Delaware. On July 19, 2000, a wholly-owned subsidiary of Liberty Media, referred to in this report as Liberty Sub, acquired Soundelux, which consisted of certain assets and operations of SounDelux Entertainment Group of Delaware, Inc., referred to in this report as SEG, for $90.0 million in cash. Immediately following the closing of this asset purchase, Liberty Media contributed 100% of its ownership interests in Liberty Sub to us in exchange for 8,181,818 shares of our Class B common stock pursuant to a previously negotiated contribution agreement between us and Liberty Media. Soundelux provides sound design, editorial and re-recording services for feature films, television, advertising and new media. Soundelux operations are located in Los Angeles, California.

     Triumph Communications Group. On July 25, 2000, we acquired (i) Triumph Communications Inc., (ii) Triumph Communications & Fiber Services, LLC, (iii) Triumph Communications & Leasing Services Inc., (iv) American Simulcast Corp., and (v) The Triumph Switch Company LLC, collectively referred to in this report as Triumph, in exchange for a cash payment to the seller totaling $5.7 million, forgiveness of existing notes payable to us from Triumph totaling $4.5 million, and 705,554 shares of our Class A common stock, which had an aggregate market value at the time of issuance of $44.6 million, partially offset by $1.7 million of cash acquired.

     On December 23, 2002, the Company sold to Leafco Communications, Inc. all of its equity interest in Triumph for nominal consideration plus the assumption of net liabilities in the amount of $4.0 million. In connection with this sale, the Company entered into an agreement to loan the buyer an amount not to exceed $4.0 million. As of the date of this report, such loan agreement has been terminated by the parties and the buyer has repaid to the Company all monies advanced to the buyer pursuant to this loan. In connection with this loan termination, the Company entered into an agreement to loan Rapco Enterprises, Inc., an affiliate of Leafco Communications, Inc., $2.0 million.

     Soho Group Limited. On August 11, 2000, one of our wholly-owned subsidiaries acquired all of the outstanding shares of Soho Group Limited, or Soho, for $27.0 million in cash (net of approximately $200,000 of cash acquired), which included real property in the Soho area of London, England. Soho provides services primarily to the commercial advertising industry, including negative developing, negative cutting (using proprietary technology), film to digital media transfer, two-dimension and three-dimension compositing and animation and television commercial finishing.

     Visiontext Limited. On October 9, 2000, one of our wholly-owned subsidiaries acquired all of the outstanding shares of Visiontext Limited, or Visiontext, for $2.9 million in cash (net of approximately $300,000 of cash acquired) plus a note payable to the sellers for $1.9 million. Visiontext is located in Los Angeles, California and London, England and provides sub-titling services to the commercial advertising and home video markets.

     Video Services Corporation. On December 22, 2000, Liberty Media acquired Video Services Corporation, also referred to as VSC. The total consideration paid by Liberty Media was valued at $119.7 million. The $119.7 million was comprised of $38.0 million in cash, paid to the shareholders of VSC, and an additional $46.5 million of debt of VSC paid or assumed by Liberty Media for a total of $84.5 million in cash. In addition, Liberty Media issued 1,441,212 shares of Liberty Media Group Class A common stock and options to purchase 119,666 shares of Liberty Media Group Class A common stock, with an aggregate estimated fair market value of $35.2 million at the time of signing of the transaction.

     Also on December 22, 2000, pursuant to a contribution agreement, Liberty Media contributed to us 100% of the outstanding capital stock of VSC in exchange for a convertible promissory note in the principal amount of $92.5 million and the assumption by us of Liberty Media's obligations with respect to stock options originally granted by VSC. The convertible promissory note was issued to Liberty Media under a credit agreement between Liberty Media and us (which we refer to as the Liberty Subordinated Credit Agreement). An additional $9.6 million in cash was paid by us to retire debt of VSC and we agreed to indemnify Liberty Media with respect to any debt or other obligations of VSC. VSC provides engineering, production and distribution services for the video and broadcast industries, nationally and internationally. It has locations in New York, New Jersey, Florida and California.

     Ascent Network Services. On January 5, 2001, we entered into an Ownership Interest Purchase Agreement with ANS Acquisition Sub, Inc., our wholly-owned subsidiary, and Ascent Entertainment Group, Inc., or AEG, an affiliate of Liberty Media. Pursuant to the terms of the Ownership Interest Purchase Agreement, all of the assets used in connection with the business of Ascent Network Services, a division of AEG, were transferred to Livewire Network Services, LLC, or LNS, a newly-formed and wholly-owned subsidiary of AEG. AEG then transferred a one percent ownership interest in LNS to us in exchange for $300,000 in cash. In connection with the Ownership Interest Purchase Agreement between us and AEG, AEG and LNS executed a Contribution and Assumption Agreement pursuant to which LNS assumed all liabilities, obligations and commitments of AEG relating to the business of Ascent Network Services, whether before or after January 5, 2001.

     We and AEG also became parties to the LNS Operating Agreement. Under the LNS Operating Agreement: (1) we became responsible for managing the operations of LNS as of January 5, 2001; (2) we became entitled to receive $800,000 per month from LNS as a guaranteed payment to compensate us for our managerial services; (3) AEG obtained the right to receive a preferred return in the amount of 10% per annum, compounded quarterly, on the balance of its capital account as of January 5, 2001, which amounted to approximately $29.7 million, calculated for the period beginning on January 5, 2001 and ending on the date on which the members of LNS receive final liquidating distributions; and (4) we and AEG entered into certain put-call arrangements.

     On September 6, 2001, we purchased from AEG the 99% ownership interest of LNS that we did not already own. The transaction, which was financed with debt from the Liberty Subordinated Credit Agreement, was valued at $31.3 million (net of approximately $425,000 of cash acquired). LNS provides operational, installation, maintenance, and support services for satellite communication systems and their users. LNS is located in Melbourne, Florida.

     Group W Network Services and Asia Broadcast Centre. On February 1, 2001, we acquired from Viacom, Inc. and certain of its subsidiaries, substantially all of the assets of the domestic business unit known as Group W Network Services and 100% of the outstanding capital stock of Singapore-based Asia

Broadcast Centre Pte. Ltd. and Group W Broadcast Pte. Ltd. (collectively, "GWNS") for $108.2 million (net of $2.5 million of cash acquired). GWNS provides production and distribution services for the broadcast and cable industries from locations in the Republic of Singapore; Minneapolis, Minnesota; and Stamford, Connecticut.

     Cinram-POP. On August 23, 2001, we acquired from Cinram U.S. Holdings, Inc., the remaining 51% membership interest in Cinram-POP DVD Center LLC, or Cinram-POP, that we did not already own. The transaction, financed with cash from operations, was valued at approximately $536,000 (net of $295,000 of cash acquired). Cinram-POP provides digital versatile disc (DVD) design, authoring and encoding services to the home video market. Cinram-POP is located in Santa Monica, California.

     BVI-Miami, LLC. On May 6, 2002, we entered into both an Amended and Restated Operating Agreement and a Contribution and Assignment and Assumption Agreement with Broadcast Video, Inc. (referred to in this report as "Broadcast Video") and BVI-Miami, LLC (referred to in this report as "BVI-Miami"). Pursuant to such agreements, we contributed assets and obligations of our former subsidiary, The Post Edge, Inc., doing business as Manhattan Transfer-Miami, into BVI-Miami, a newly formed Miami, Florida-based limited liability company with Broadcast Video. BVI-Miami consists of the operations of The Post Edge, Inc. and the operations of Broadcast Video and certain of its affiliated businesses. We own a 40% membership interest in BVI-Miami. Broadcast Video owns the remaining 60% membership interest and manages BVI-Miami's operations. The net book value of the assets and liabilities of $2.5 million were reclassified as an investment. We do not have any current or contingent material obligations to BVI-Miami.

LIBERTY MEDIA CORPORATION

     As a result of these acquisitions and certain other transactions, at December 31, 2002, Liberty Media owned over 91% of our outstanding common stock, which represents over 99% of our voting power. For information on Liberty Media's interest in the Company, see Part II, Item 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS -- Liquidity and Capital Resources -- Liberty Subordinated Credit Agreement and -- Stock Sales to Liberty Media" and Part III, Item 12, "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

INDUSTRY

CREATIVE MEDIA SERVICES

     The creative media services industry supports the media and entertainment industries in the creation, management and distribution of motion pictures, television programs, television commercials, other promotional or interstitial material and various forms of content for new media applications including interactive content. Content is released into a "first-run" distribution channel, such as theatrical, broadcast or cable network, and later into one or more additional channels, such as home video and pay-per-view, domestic or international syndication. In addition to newly-produced content, film and television libraries are typically repeatedly re-mastered into various formats for redistribution. The creative media services industry has historically been highly fragmented, with a variety of traditional services performed by numerous small companies, each specializing in a unique aspect of the process. We are a creative media services company providing fully-integrated service solutions.

     Our business segments benefit from the volume of content being created and distributed rather than the success or popularity of an individual television show, commercial or feature film. The following trends in the media and entertainment industries are expected to have an impact on our business segments:

     - Growing worldwide demand for original entertainment content. Globally, the demand for entertainment content is increasing, and thus the need for the associated technical and creative services we offer is expanding. At the same time, the pace of technological change is accelerating. This may lead to an increased demand for capital expenditures in order to meet the industry demand for technological innovation. If we meet these technological challenges, we may benefit from the ability to provide an increasingly complex mix of content formats and broadcast standards to various geographic locations and cultures.

     - The development of new business opportunities for existing content libraries. The vast libraries of the major film and television studios are an ongoing source of programming for traditional and new channels of media distribution. For exploitation in a digital environment, these libraries must be re-mastered, augmented, restored, re-colored, converted and reformatted. In addition, the new digital environment has contributed to the lack of uniformity in worldwide television standards, thus creating the need for the creation of new master elements in unique formats.

     - Continued proliferation of new distribution channels, such as digital cable, digital broadcast satellite and the Internet. The creation and market acceptance of new content distribution channels such as direct broadcast satellite, video-on-demand, or VOD, and Internet protocol distribution, or IP distribution, requires new technical and operational infrastructure to create, manage and distribute content. The industry requires technical facilities and operational management that facilitates the creation, management and delivery of that content to viewing audiences.

     - Wider application of digital technologies to content manipulation and distribution. This trend is contributing to the increased demand for technical and creative services for a given volume of content, which could require investment in additional equipment required to service digital media. At the same time, advances in technology, particularly the emergence of high quality compression algorithms, have led to the creation of new standards and the opportunity to create multiple distribution outlets and revenue streams from the same programming.

     - Increased outsourcing of technical and creative services. Film and television studios as well as broadcast and cable networks are finding that their resources are optimized by outsourcing certain technical and creative services related to the creation, management and distribution of content. Certain of our current and prospective clients are seeking high-quality integrated solutions and the benefit of scale economies.

     - Increased demand for innovation, technical and creative quality. Advances in technology, new broadcast standards, growing adoption by consumers of personal video recorders, which facilitate "time shifting" of programming by the television consumer, and increasing audience fragmentation require content owners, producers and distributors to cost effectively increase image and audio quality and create increasingly innovative, compelling viewing experiences for audiences. We believe the technology, infrastructure and creative talent that we provide may enhance the creative process of producing original programming and modernizing aging library material.

     - Reality-Based Programming. Broadcast and cable programmers continue to rely on reality-based programming for significant portions of their primetime and pre-primetime schedules. Such shows tend to have lower post-production budgets than traditional scripted programming. Accordingly, the prevalence of such programming may reduce industry demand for some of the services that we provide.

     - Content Repurposing. Broadcast and cable programmers have continued to show more regular-season reruns, both in regular time slots and at alternative viewing times. To the extent that this practice may reduce demand for original programming, or erode the traditional concept of the 24-week television season, such trends could reduce industry demand for some of our services.

     - Extended Use of Advertising Spots. Although television commercials have traditionally had a relatively short "shelf-life," with spots updated frequently within a given advertising campaign, some advertisers have begun to re-use the same television commercials for longer periods. Accordingly, production of new short-form television commercials remains slow, despite the recent increase in television ad spending. If such trend continues, it could reduce industry demand for some of our services.

MOTION PICTURE PRODUCTION AND DISTRIBUTION

     Various facilities throughout the Company provide services to the motion picture industry. The Creative Services business segment creates visual effects, sound effects and animation sequences and integrates them into newly-released feature films, while the Media Management and Network Services business segments provide services that support the mastering and distribution of feature films for domestic and international home video, cable and broadcast markets.

     The domestic motion picture industry encompasses the production, distribution and exhibition of feature-length motion pictures, including their distribution in home video, broadcast and cable television and other ancillary channels. While the domestic motion picture industry continues to be dominated by the major studios, including Paramount Pictures, Sony Pictures Corporation, Twentieth Century Fox, Universal Pictures, The Walt Disney Company, Metro-Goldwyn-Mayer and Warner Brothers, independent production companies also play an important role in the production of motion pictures for domestic and international feature film markets.

     Another trend experienced by the U.S. film industry is the growing reliance on international box office revenues, as they continue to account for an increasing percentage of total feature film revenues. In addition, as the demand for digital video product grows, most media content libraries will be re-released, stimulating a new cycle of home entertainment cash flows.

TELEVISION PRODUCTION AND DISTRIBUTION

     Substantially all of our facilities provide services related to the production and distribution of television programming. The Creative Services Group provides a full array of services to facilitate the creation of television programs and commercials, the Media Management Services Group provides a full array of services for managing existing content libraries, and the Network Services Group provides a full array of services necessary to deliver television programming to program distributors.

     The increase in international demand for entertainment content has further driven the need for new and repurposed content. Over the last decade, the privatization of broadcasting systems, the proliferation of broadcast licenses, and the introduction of sophisticated delivery technologies such as digital broadcasting, digital cable and direct broadcast satellite systems, have led to the growth of broadcasting and cable television markets outside the United States. Most foreign broadcasters require both local programming (to satisfy the local content requirements) and popular international programming, largely produced in the United States.

NEW MEDIA PRODUCTION AND DISTRIBUTION

     The television production and distribution industry is in a state of transformation. Both multiple system cable operators, also called MSOs, and direct broadcast satellite, or DBS, operators have introduced new products and services into the marketplace. These content distributors compete aggressively for new subscribers and are using new media services as an inducement to attract and retain consumers. Additionally, companies such as TiVo are currently marketing personal video recorders, or PVRs, that have the potential to change the television viewing habits of consumers. Over the next several years we expect that an increasing number of consumers will be able to access the programs they want to see, when they want to see them. New business models are expected to emerge that may challenge the concept of mass audiences receiving programming from networks in a linear fashion.

     Many of these new services not only propose to give viewers greater control over the programming they see, they may also provide them with a range of interactive experiences. To facilitate the introduction of these new services, both MSOs and DBS operators are developing and deploying advanced set top boxes and additional hardware into their operations. Interactive television, or ITV, middleware developers such as Wink, OpenTV, and Liberate Technologies are currently deploying their technology platforms into digitally enabled TV households.

     As a result of the introduction of services such as PVRs, VOD, subscription video-on-demand, or SVOD, and ITV, the various participants in the industry, including studios, program suppliers, networks and advertisers, many of whom are our current clients, are working to understand how these changes will affect their businesses.

FACTORS AFFECTING THE GROWTH AND DEVELOPMENT OF OUR BUSINESSES

     The growth and development of the businesses described above is dependent upon a number of factors that could cause actual results to differ materially from those anticipated. For a discussion of those factors see Part II, Item 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS -- Factors That May Affect Future Results of Operations." Additionally, the liquidity and capital resources of the Company may also affect the growth and development of such businesses. For a discussion of the Company's liquidity and capital resources, see Part II, Item 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

STRATEGY

     The entertainment services industry has been historically fragmented with numerous providers offering discrete, non-integrated services. Our services, however, span the entirety of the value chain from the creation and management of content to the delivery of content via multiple distribution paths including satellite, fiber and IP-based networks. We believe the breadth and range of our services uniquely provide us the scale necessary to realize significant efficiencies: a global, scaleable media services platform integrating preparation, management and distribution services, common "best practices" operations management across the Ascent Media Group enterprise; and integration of financial and administrative functions.

     Our objective is to be a leading provider of services to the media and entertainment industry and provide customers quality solutions for the creation, management and distribution of content, individually and as part of a package solution on a global basis. We intend to achieve this objective by pursuing the following strategies:

     Establish centralized, scalable, financial and operating infrastructure. We have established an experienced management team. We are building operational, financial and internal control systems to improve financial administration. We are reducing overhead through centralization and have begun to restructure our operations to improve margins and financial performance.

     Develop and grow our core businesses. We intend to leverage our scale opportunities, our technical capacities, our breadth of services and our global reach in order to broaden our relationships within the organizational structure of our client base. We intend to further integrate our facilities and operations establishing "best practices" and increase scale and capacity to drive growth. Our goal is to deploy proven, leading technologies in a consistent manner across all of our operations.

     Leverage our core businesses in the developing digital media service platform. We intend to leverage our existing client relationships, technological expertise and digital infrastructure to build new revenue streams in emerging new media markets. We intend to develop new business opportunities in areas such as digital imaging, digital media management and interactive media.

     Drive the convergence of traditional and new media. We intend to create joint ventures, partnerships and alliances with technology providers, content creators, and "last mile" distributors to create cost effective scalable infrastructure to drive new media revenue streams. We intend to assist in the development of industry standards and business models to help develop new media opportunities.

     We intend to create stockholder value by prioritizing our growth initiatives in the following manner. First, we plan to capitalize on current opportunities by delivering scaleable enterprise solutions to our existing client base. Second, we intend to effectively consolidate and integrate newly acquired assets and operations with our existing businesses. Finally, we plan to invest in emerging growth opportunities and deploy next-generation digital media services in the areas of digital imaging, digital media management, and new media services. All of our emerging next generation digital media growth opportunities are expected to increase our value-added proposition to our clients and assist them in creating new revenue streams from their content.

     Our ability to execute our strategy is dependent upon a number of factors that could cause actual results to differ materially from those anticipated. For a discussion of those factors see Part II, Item 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS -- Factors That May Affect Future Results of Operations." Additionally, our ability to execute our strategy is also dependent on our liquidity and capital resources. For a discussion of the Company's liquidity and capital resources, see Part II, Item 7., "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

SERVICES

CREATIVE SERVICES GROUP

     The Creative Services Group has three divisions: Entertainment Television, Commercial Television and Audio. Generally, the Creative Services Group provides the technical and creative services necessary to conform principal photography into a final product suitable for viewing audiences. We digitally create or manipulate sounds and images in high-resolution formats for integration into feature films, television programs, television commercials, music videos, promotional and identity campaigns and corporate communications programming. In fiscal year 2002, the Creative Services Group contributed $275.1 million, or 51% of our total revenues, as compared to $332.9 million, or 56.2%, in fiscal year 2001 and $221.0 million, or 72.1%, in fiscal year 2000.

  ENTERTAINMENT TELEVISION DIVISION

     We have created a consolidated group of facilities providing services to producers of episodic television series, movies-of-the-week, and specials. We provide services primarily in Los Angeles, New York and London. We believe our competitive advantages lie in the breadth and scalability of our services, the reputation and accessibility of our creative talent and our relationships with our client base. We will continue to support the expansion of our brand equity in the marketplace by maintaining the differentiation of our facilities. However, our entertainment television facilities are managed as a consolidated global group enabling us to drive "best practices," cross sell services and maximize the value of our client relationships across our entire organization. The major brands of the entertainment television division include: Encore, Level 3, Digital Symphony, Soho Images and St. Anne's. Each brand is well known and highly regarded in its area of expertise and creative contribution.

     Recent awards received by the Entertainment Television Division include an Academy Award for What Dreams May Come (Best Visual Effects); an Emmy Award for The X-Files (Best Visual Effects for a Series); and Monitor Awards for Alias, "Pilot" (Film Originated TV Series, Best Color), The X-Files, "John Doe" (Film Originated TV Series, Best Color Finalist), CSI: Crime Scene Investigators, "Alter Boys" (Film Originated TV Series-Best Color Finalist), Almost A Woman(Film Originated TV Specials-Best Color Correction), The Lost Battalion (Film Originated TV Specials-Best Color Correction Finalist), Fidel (Film Originated TV Specials-Best Color Correction Finalist), Kite & Fly, "Trip" (Music Videos, Best Color Correction Finalist). A detailed description of the key services provided by our Entertainment Television Division is presented below.

     Negative developing. Because of the creative freedom, high-resolution image quality and flexibility attained by working with film, the majority of prime-time network and first-run syndicated television programming originates on film. "Dailies," the original negative shot during each production day for a one-hour drama, situation comedy or movie-of-the-week, are developed by our film laboratory. Our film laboratories specialize in negative developing for television shows.

     Transfer and digital formatting. We receive developed negative from our and other laboratories and transfer the film to digital media. The transfer process enables the customer to view the previous day's work and begin the creative editorial process. The transfer process is technically challenging and is used to integrate various forms of audio and encode the footage with feet and frame numbers from the original film. We also convert film into various digital formats suitable for multiple distribution paths including DVD.

     Off-line editing. We deliver low-resolution digital images to the customer for processing by various non-linear editing workstations. Using our systems, the customer determines a program's content and creates an edit decision list, or EDL, which is used to assemble the source material into a final product suitable for broadcast. We support our clients with personnel and equipment either within our facilities or at a designated location. In addition, we are able to offer expanded communications infrastructure to provide digital images directly from the film-to-tape transfer process to a workstation through dedicated data lines.

     Visual effects. Visual effects are used to enhance the viewing audience's entertainment experience by supplementing images obtained in principal photography with computer-generated imagery. Visual effects are typically used to create images that cannot be created by any other cost-effective means. We generate bends, warps, morphs and 3D shapes as well as other visual effects for customers. We also offer an array of graphics and animation workstations using a variety of software to accomplish unique effects, including 3D animation. We are actively involved in providing visual effects for the television industry as evidenced by our contribution to numerous television series, including Star Trek and Smallville.

     Assembly, formatting and duplication. We implement clients' creative decisions, including decisions regarding the integration of sound and visual effects, to assemble source material into its final form. In addition, we use sophisticated computer graphics equipment to generate titles and character imagery and to format a given program to meet specific network requirements, including time compression and commercial breaks. Finally, we create multiple master videotapes for delivery to the network for broadcast, archival and other purposes designated by the customer.

  COMMERCIAL TELEVISION DIVISION

     Our recent acquisitions have created a large group of facilities specializing in the delivery of technical and creative services to producers of television commercials, music videos, theatrical film trailers, interstitial and promotional material and identity and corporate image campaigns. We believe our competitive advantages lie in the reputation and accessibility of our creative talent, the ability to provide scale and global reach for national and international advertising campaigns and the ability to provide the technologies and working environments to achieve the creative and technical objectives of our clients. We will continue to support the expansion of our brand equity in the marketplace by maintaining the differentiation of our facilities. However, our commercial television facilities benefit from coordination of certain policies, including pricing, vendor relationships, employment practices and compensation and incentive structures. The major brands of our Commercial Television Division include Company 3, R!OT, Method, Filmcore, POP, Rushes, SVC, One Post Ltd. and Editworks. Each brand is well known and highly regarded in its area of expertise and creative contribution.

     Recent awards received by the Commercial Television Division include Clio Awards for Nike, "Virtual Andre" and "Topseed"; Chevy, "Brawl", Snap.com, "New Friend", First Union Bank, "Noise", San Francisco Jazz Festival, "Low Riders", and Public Service Announcement, "Antismoking"; Association of Independent Creative Editors Awards for Nike, "Horror" and EPS, "Cat Herders"; Monitor Awards for We Stand Alone (Documentaries, Best Audio Mixer), United Airlines, "Pager" (National Commercials, Best Audio Mixing), Skittles, "Maze" (National Commercials, Best Color Correction Finalist), FX, "Born to be Wild" (On Air Promotions, Best Audio Mixing), FX "Born to be Wild" (On Air Promotions, Best Sound Design Finalist); Telly Awards for TNT, "Shaft Marathon" (Gold, Creative Editorial), TNT, "Johnny Cash, Overview" (Gold, Creative Editorial); TNT, "Behind the Scenes: Dollar for the Dead" (Gold, Creative Editorial), TNT, "Saturday Night New Classic: Fargo" (Silver, Creative

Editorial); Broadcast Design Awards for Turner Production Effects, "Turner Investor Sales Tapes"(Gold), Turner Classic Movies, "Trailers" (Gold), VH-1 Fashion Awards, "Open Animation" (Bronze), a Belding Award for Toyota Tacoma, "Family Reunion" and a Lions Award for Sony Playstation, "Soundcheck." A detailed description of the key services provided by our Commercial Television Division is presented below.

     Negative developing. Because of the creative freedom, high-resolution image quality and flexibility attained by working with film, most television commercials originate on film. Our facilities deliver negative development and imaging services for complex and technically demanding commercial work. We also provide negative cutting services for the distribution of commercials on film.

     Telecine. Telecine is the process of transferring film into digital media. During this process, a variety of parameters can be manipulated, such as color and contrast. Because the color spectrum of film and digital media are different, we have creative talent who utilize creative colorizing techniques, equipment and processes to enable our clients to achieve a desired visual look and feel for television commercials and music videos, as well as feature films and television shows.

     Digital Effects. Digital effects enhance principal photography and physical effects with computer-generated imagery. Our digital artists use hardware and software tools as well as proprietary methods to create three-dimensional animation, special visual effects and other specialized graphical elements for commercial television.

     Creative Editorial. The process of creative editorial consists of the steps required to mold film that has been shot for a television commercial into a final product that is ready to be distributed for television viewing. After principal photography has been completed, our editors assemble the various elements into a cohesive story consistent with the messaging, branding and creative direction by our clients, which are mainly advertising agencies.

     Distribution. Once a television commercial has been completed, we provide broadcast and support services, including complete video and audio duplication, distribution, and storage and asset management, for advertising agencies, corporate advertisers and entertainment companies. We use domestic and international satellite, fiber and Integrated Services Digital Network, or ISDN, Internet access, and conventional air freight for the delivery of television and radio spots. We currently house over 85,000 commercial production elements in our vaults for future use by our clients. Our commercial television distribution facilities in Los Angeles and San Francisco, California and our satellite hub facilities in New York, enable us to service any regional or national client.

  AUDIO DIVISION

     We provide audio services to the entertainment industry for theatrical feature films, television series, television specials, movies-of-the-week, trailers, television commercials and new digital media in the United States and Europe. We have audio facilities in Los Angeles, New York and London. Todd-AO Studios and Soundelux are the major brand names supported by the Audio Division. Each has contributed to many television and motion picture projects and each has won awards for their efforts in these areas. Soundelux also provides high-end microphones for the music industry. The Hollywood Edge and Soundelux Microphones distribute sound tools to the consumer market through worldwide distribution channels and the Internet.

     Recent awards garnered by the Audio Division include Academy Awards for Chicago (Best Sound), Black Hawk Down (Best Sound), Braveheart (Best Sound Effects Editing), Last of the Mohicans (Best Sound), British Academy Awards for Chicago (Best Sound), Almost Famous (Best Sound), Braveheart (Best Sound) and JFK (Best Sound); Golden Reel Awards for Gladiator (Best Sound Effects Editing), American Beauty (Best ADR Editing), Jerry Maguire (Best ADR Editing), The Hunchback of Notre Dame (Best Animated Sound Effects Editing), Braveheart(Best Sound Effects Editing), Born on the Fourth of July (Best Sound Editing), a Grammy Award for Alanis Morissette: Jagged Little Pill (Best Long Form Music Video); Monitor Awards for We Stand Alone (Best Audio Mixer, Documentaries); Alias, "Pilot" (Best Color Correction, Film Originated Television Series) and Almost a Woman (Best

Color Correction, Film Originated Television Specials), United Airlines, "Pager" (Best Audio Mixing, National Commercial), FX, "Born to be Wild" (Best Audio Mixing, On Air Promotions), Nike, "Horror" (Best Audio Mixing for a National Commercial), Book of Virtues (Best Audio Mixing for Children's Programming), Sega, "Obsidian Egg" (Best Audio Mixing), Sega, "Apocalypse" (Best Audio Post), Infiniti, "Motorcade" (Best Audio Post), The Rolling Stones, "Stripped" (Best Audio Mixing), Arizona Department of Health Services, "Why Smoke" (Best Audio Mixing for Public Service Announcement); a Clio Award for Snap.com, "New Friend" (Best Sound Design); a Mexican Silver Ariel Award for Amores Perros (Best Sound), and a Cinema Audio Society Award and TEC Award for our sound effects work on Gladiator. We have also been an Emmy recipient for a Governor's Award for The Native Americans.

     We provide music editing, music recording, music composition and clearance, music supervision, overseas music recording, score production and song placement. Feature film and television producers utilize our studio facilities and creative staff for the creation of sound effects, replacement of dialog, and the re-recording of audio elements for integration with film and video elements. Re-recording combines sound effects, dialogue, music and laughter or applause to complete the final product. In addition, the re-recording process enhances the listening experience by adding specialized sound treatments and formats.

MEDIA MANAGEMENT SERVICES GROUP

     The Media Management Services Group provides owners of content libraries with an entire complement of facilities and services necessary to optimize, archive, manage and repurpose media assets for global distribution via freight, satellite, fiber and the Internet. We provide access to all forms of content, duplication and formatting services, language conversions and laybacks, restoration and preservation of old or damaged content, mastering from motion picture film to high resolution or data formats, digital audio and video encoding services and digital media management services for global home video, broadcast, pay-per-view, video-on-demand, streaming media and other emerging new media distribution channels. We believe our competitive advantages include client loyalty, reputation, capacity to handle large-scale projects and our ability to offer integrated content management solutions on a global basis. Our media facilities are located in Burbank, Hollywood, and Santa Monica, California; Northvale, New Jersey; Barcelona, Spain and London, England.

     We anticipate continued growth, primarily due to the emergence of new digital distribution platforms, including digital cable television, pay-per-view, and VOD, as well as the growing international demand for content -- particularly in Asia and Europe. We also expect to develop new revenue streams as the demand for services related to the management and exploitation of resolution independent virtual media (as opposed to physical media) grows. In fiscal year 2002, the Media Management Services group contributed $104.9 million, or 19.5% of our total revenues, as compared to $104.1 million, or 17.6%, in fiscal year 2001 and $56.8 million, or 18.5%, in fiscal year 2000. A more detailed description of the key services provided by our Media Management Services group is presented below.

     Storage of original elements and working masters. The storage and handling of videotape and film elements requires specialized security and environmental control procedures. Throughout the entertainment industry, content is stored in physically small units that are subject to the risk of loss resulting from physical deterioration, natural disaster, unauthorized duplication or theft. Our archives are designed to store working master videotapes and film elements in a highly controlled environment protected from temperature and humidity variation, seismic disturbance, fire, theft and other external events. In addition to the physical security of the archive, content owners require frequent and regular access to their libraries. Speed and accuracy of access is a critical factor that benefits our clients. We are an independent archive provider and believe we are advanced with respect to security, environmental control and access features.

     Asset management center. Physical elements stored in the archive are uniquely barcoded and maintained in a library management database offering rapid access to elements, concise reporting of element status and element tracking throughout its travel through the Company's operations.

     Restoration and preservation of existing and damaged content. Substantially all film elements originating prior to 1983 have faded, degraded or been damaged. Damaged film negative must be restored because sub-masters produced from damaged film will generally not meet the minimum quality standards required in domestic and international broadcast markets. Our technicians restore damaged film negative to original and sometimes enhanced quality through the use of proprietary optical and electronic equipment and techniques. In order to protect film assets from degradation, older film is frequently converted to new archival film stock. Modern film stock is the preferred archival medium because it has the highest image resolution of any image storage medium and a shelf life that exceeds 100 years. Using a proprietary process, we take the original or restored film negative and create a new negative. Due to technical and operational advances in our proprietary restoration and preservation processes, we are able to provide restoration and preservation services for existing film content.

     Transferring film to digital media. A considerable amount of film content ultimately is distributed to the home video, broadcast, cable or pay-per-view television markets. This requires film images to be transferred to a video format. Each frame must be color corrected and adapted to the size and aspect ratio of a television screen in order to ensure the highest level of conformity to the original film version. Because certain film formats require transfers with special characteristics, it is not unusual for a motion picture to be mastered in many different versions. Technological developments, such as the domestic introduction of television sets with a 16 x 9 aspect ratio and the implementation of advanced and high definition digital television systems for terrestrial and satellite broadcasting, are expected to contribute to the growth of our film transfer business.

     Converting videotape or digital media to film. Production companies may choose to originate their work on videotape or in other media formats, even though the destination market is a theatrical release on film. We use advanced electronic systems to transform content from all current broadcast standards and formats to 16mm or 35mm film. This process is used for all forms of theatrical film distribution, including short form and long form advertising, commercials, studio promotions and trailers, as well as theatrical length presentations including feature films, concerts and special events.

     Audio restoration and integration. Audio layback is the process of creating duplicate digital masters with sound tracks that are different from the original recorded master sound track. Content owners selling their assets in international markets require the original dialog to be replaced with dialog in the local language. In some cases, all of the audio elements, including dialogue, sound effects, music and laughs, must be recreated, remixed and synchronized with the original master elements.

     Professional duplication and standards conversion. Professional duplication is the process of creating broadcast quality and resolution independent sub-masters for distribution to professional end users. Master elements are used to make sub-masters in numerous domestic and international broadcast standards as well as up to 22 different tape formats. Standards conversion is the process of changing the frame rate of a video signal from one video standard, such as the United States standard (NTSC), to another, such as a European standard (PAL or SECAM). Content is regularly copied and converted for use in intermediate processes, such as editing, on-air backup and screening, and for final delivery to cable and pay-per-view programmers, broadcast networks, television stations, airlines, home video duplicators and foreign distributors. Our duplication and standards conversion facilities are technically advanced with unique characteristics that significantly increase equipment capacity while reducing error rates and labor cost.

     Digital Media Management Center. We are developing a digital media management infrastructure, also referred to in this report as the Digital Media Management Center. For more information on the Digital Media Management Center, see "DEVELOPING BUSINESSES -- Digital Media Management Center" in this Item I below.

NETWORK SERVICES GROUP

     The acquisitions of the assets and operations that comprise our Network Services Group have created a global operation primarily focused on the broadcasting and distribution of content via satellite and fiber. We provide facilities and services necessary to assemble and distribute programming content for cable and broadcast networks via fiber and satellite to viewers in North America, Europe and Asia. We facilitate the timely creation of original programming such as hosted and news segments and live shows, providing language translation and subtitling, all the way to assembling programming provided by the customer into a 24-hour "network" format. In addition, we provide facilities and services for the delivery of syndicated television programming in the United States and Canada and also transmit special events, sports or news segments for insertion in broadcast, cable and other third party networks. On December 23, 2002, we divested our equity ownership in the Triumph entities. As a result of this divestiture, our Network Services Group significantly reduced its point-of-presence facilities and its internal fiber capabilities within the U.S. Our Network Services Group, however, continues to maintain, in a more cost effective manner, its fiber capabilities through third party providers.

     We see continued growth opportunities with current and prospective clients who are seeking higher quality and/or lower cost solutions for broadcasting and distribution particularly where new technologies can accomplish these objectives and support the creation of new revenue streams in the digital media space. We believe our competitive advantages lie in our ability to distribute content worldwide, our ability to package our services in a cost-effective manner, our backup distribution paths and our reputation for distribution on multiple technological platforms. Our broadcast facilities are located in California, Minnesota, Maryland, New York, New Jersey, Connecticut, Florida, the United Kingdom and Singapore. In fiscal year 2002, the Network Services group contributed $159.1 million, or 29.5% of our total revenues, as compared to $155.6 million, or 26.2%, in fiscal year 2001 and $28.6 million, or 9.3%, in fiscal year 2000. A more detailed description of the key services provided by our Network Services group is presented below.

     Production. Timely broadcast programming, such as live shows and news, requires immediate and precise coordination of on-camera talent, the script, pre-recorded videotape, promotional and interstitial materials and the broadcast schedule. We operate television production studios in Stamford, Connecticut and Singapore with live-to-satellite interview services, cameras, production and audio control rooms, videotape playback and record, multi-language prompters, computerized lighting, and dressing and makeup rooms. Our Singapore facility also offers field and teleconferencing services.

     On-air promotion. On-screen marketing and broadcast continuity depend on on-air promotional material to support the channel's brand identity and programming. We work with the client's writers and producers to offer a complete on-air promotion service, including graphics, editing, voice-over record, sound effects editing, sound mixing and music composition.

     Language translation. Programming designed for export to other markets is prepared through language translation and either subtitling or voice dubbing. We provide dubbed language versioning with an audio layback and conform service that supports various audio and videotape formats to create original international language-specific master videotape. Our Burbank facility also creates music and effects tracks from programming that is filmed before an audience to prepare television situation comedies for dialogue recording and international distribution. Our Singapore facility supports translation, and a complete on-screen and closed-caption subtitling facility.

     Syndication and Commercial Integration. We provide programming to most United States broadcast television stations through daily satellite transmissions. Prior to broadcast, all material is quality control checked and may be pre-compiled into final broadcast form prior to on-air playback. Pre-compilation is performed in our editing facilities, often using proprietary systems and software which permit the efficient assembly of high production value visual effects. We also prepare syndicated programming for distribution with commercials and similar elements that are inserted prior to distribution. We use control procedures to ensure on-air reliability and provide formatting and time compression services, which are used to prepare programming for distribution. We perform commercial, promotional, billboard, warning, logo and other integration, as well as closed captioning for the hearing impaired and source identification encoding. We also provide programmers with: traffic support; affiliate relations and station coordination; library storage of broadcast master tapes; a syndication program library and recycled videotape inventory.

     Origination and distribution. We provide videotape and computer server based playback and origination to cable, pay-per-view and direct-to-home networks. We accept daily program schedules, programs, promos and advertising, and deliver 24 hours of seamless daily programming to cable affiliates and DBS subscribers. We use automated systems for broadcast playback. We also operate industry-standard encryption and/or compression systems as needed for customer satellite distribution. We use a customized approach to satisfy each customer's timeliness, flexibility and reliability requirements. We also offer quality control, tape storage and trafficking services. Currently, over 50 24-hour channels are supported by our facilities in Singapore; London, England; Burbank, California; Minneapolis, Minnesota; New York, New York; Northvale, New Jersey; Stamford, Connecticut; and Palm Bay, Florida.

     Satellite transport. We operate satellite earth station facilities in Singapore; Burbank, California; New York, New York; Northvale, New Jersey; Minneapolis, Minnesota; Stamford, Connecticut; and Palm Bay, Florida. Our facilities are generally staffed 24 hours a day and may be used for downlink, turnaround and uplink services. We access various "satellite neighborhoods," including basic and premium cable, broadcast syndication direct-to-home and DBS markets. We resell transponder capacity for occasional and full-time use and bundle our transponder capacity with other broadcast and syndication services to provide a complete broadcast package at a fixed price. Our teleports are high-bandwidth communications gateways for satellite, optical fiber and microwave transmission. Our facilities offer satellite antennae capable of transmitting and receiving feeds in both C-Band and Ku-Band frequencies. We also provide transportable services, including point-to-point microwave transmission, transportable up-link and downlink transmission, and broadcast quality teleconference services.

     Engineering and systems integration. Through our wholly-owned subsidiary, A.F. Associates, also referred to as AFA, we design, build, install, and service advanced video systems for the broadcast and cable television industries for professional and corporate markets. Over 50% of AFA's business is repeat business from clients who seek AFA's technical and engineering expertise. AFA also serves as the "in house" engineering department for the Network Services Group, enabling us to quickly respond to customer needs and new services. AFA's clients include major broadcast networks, numerous cable channels, corporate television networks, and numerous production and post-production facilities. We believe that increases in cable, direct satellite and independent broadcasting made possible by emerging digital media technologies, as well as the migration of broadcasting standards from analog to digital, will provide significant opportunities for AFA to expand its customer base.

     Broadcast equipment rental. We rent broadcast and industrial video equipment to the broadcast and professional video industries, and provide support and maintenance for such services. We specialize in network sports production rental needs.

DEVELOPING BUSINESSES

DIGITAL MEDIA MANAGEMENT CENTER

     We are implementing a new digital media management infrastructure called the Digital Media Management Center, which will provide asset management services to create, edit, assemble, manage, process, catalog, transport and deliver all forms of digital media content. The creation of this digital media management platform provides for an integrated, extensible and scaleable asset management environment across all of our business segments and operating divisions. It also supports the workflows and media assets of our clients. We have developed a set of services for the motion picture, television, commercial and advertising markets and currently use services to edit, assemble, manage and deliver digital assets within the Company and for clients. Our digital media management initiative also provides an operating framework for implementation of new services, such as metadata creation, ingestion and processing, compression and encryption, digital content cataloging as well as media versioning and file based transport and delivery of media content that bring value to our clients. This business applies to multiple traditional distribution platforms as well as new media distribution businesses such as VOD.

     Our digital media management initiative requires custom design and development of a comprehensive suite of next generation services designed to complement our existing businesses, as well as providing a migration path toward servicing the new media initiatives of our clients. As such, the project represents a long term strategic investment designed to position us ahead of our competitors by providing migration paths from the management of existing (physical) media to automated real time management of new (file based) media types. Examples of services that we are currently developing or have begun implementing include the following:

     Dailies Gateway. The Dailies Gateway will provide multi-tiered services for the review, approval and digital transfer of film based project dailies. Clients will need only a password and a broadband modem to receive Tier One service, which will stream up to three days' worth of dailies in Windows or MPEG-4 Media formats. Tier Two service will include DVD-quality files streamed over a private network. Tier Three service will digitize Avid OMF files with a telecine session for "videotape-free" private network delivery of transferred film dailies directly to offline editors.

     Virtual Sessions. The Virtual Session allows producers to work collaboratively with editors, effects specialists and telecine artists in an online interactive environment, minimizing costs and other logistics associated with long-distance travel. Real-time sessions can be conducted live, enabling shoulder-to-shoulder collaboration around the globe, with full-resolution images delivered via private or public networks. Other services include online posting of edited commercials, online discussion groups, project timeline management and shared, simultaneous viewing sessions.

     Virtual Vault. The Virtual Vault offers commercial advertising, music video and promotional material producers complete range of media management services including online, near line and offline storage solutions, video and audio duplication, and distribution. Clients may order copies, compilation reels and customized playlists in a variety of formats, including recordable digital versatile disc, or DVDR. These elements can be routed quickly and efficiently to clients, broadcasters, and other distributors by either physical distribution or electronic file transfer. Two tiers of service are optimized for customer needs, including Tier One, which gives password-protected access to clients through each facility's portal; and Tier Two, which creates a client-branded library site for clients to use within their own in-house operations.

NEW PRODUCTS GROUP

     We are implementing initiatives through our newly-created New Products Group that develops new products that will often involve one or more divisions and newer technology. These products are targeted at generating incremental revenue or enhancing current offerings utilizing existing operational infrastructure as a foundation.

     The initiatives that the New Products Group is currently developing or has begun implementing include the following:

     VOD/SVOD. Many cable operators see video-on-demand, or VOD, as the key to providing them a competitive advantage over DBS operators. The core functionality gives consumers the ability to access on demand a wide range of content services that are stored on servers located in cable headends. Once a program is selected from a menu of choices, consumers have the ability to pause, rewind, fast-forward, and bookmark a program for later viewing. Networks such as Starz!/Encore, Discovery and HBO have launched subscription video-on-demand, or SVOD, services on various cable systems across the country. With SVOD, a cable subscriber pays a monthly subscription fee and can watch any of the stored programs whenever and how often they desire. We are positioning ourselves to be the preferred provider of essential VOD/SVOD services by expanding our existing services for file encoding, metadata creation, promotional material creation, file delivery and service reporting into a VOD/SVOD infrastructure and by leveraging existing relationships with cable operators and content owners. In addition, we expect to provide support for the other interactive services expected to complement the VOD/SVOD environment.

     Interactive Television. Complementing our work in the VOD/SVOD space, we will continue to closely follow developments in the interactive television space. Over time, we expect that the authoring, hosting and distribution of interactive media will parallel the production and distribution process of the traditional entertainment services industry. We believe that the most artistically correct and cost-effective way to produce, archive and distribute interactive television elements is for the material to be produced, post-produced, archived and distributed at the same time and under the same creative control as the traditional elements.

     Store and Forward. Store and Forward is a technology architecture that allows content to be transported in a cost efficient and timely manner. Many of our current clients require content to be shipped around the globe within tight time frames. Store and Forward allows video and data content to become broken into data packets wrapped in an IP distribution format thus enabling it to be sent as data files over a variety of transport mechanisms. We are exploring opportunities to expand our existing content distribution services into the Store and Forward space.

CUSTOMERS

     For the year ended December 31, 2002, no single customer accounted for more than 10% of our consolidated revenues. No customer accounted for more than 10% of the Creative Services Group revenue, one customer accounted for 11.1% of the Media Management Services Group revenue, and two customers accounted for 14.3% and 11.8%, respectively, of the Network Services Group revenue. The Creative Services client base is composed of the major domestic film studios, independent television production companies, broadcast networks, advertising agencies, creative editorial companies and corporate media producers. The Media Management Services client base includes the major motion picture studios and their international divisions as well as independent owners of television and film libraries. The Network Services client base consists of broadcast and cable television networks, local television channels, broadcast syndicators, satellite broadcasters and corporate television networks.

     A loss of any of our large customers would reduce our revenues. Although we serviced over 3,500 customers during the year ended December 31, 2002, our ten largest customers accounted for approximately 37.5% of our consolidated revenues and our single largest customer accounted for approximately 6.5% of our consolidated revenues during the period. The loss of, and the failure to replace, any significant portion of the services provided to any significant customer could have a material adverse effect on us.

COMPETITION

     The creative media services industry is highly competitive with much of the competition centered in Los Angeles, California, the largest and most competitive market, particularly for domestic television and feature film production as well as for the management of content libraries. We expect that competition will increase as a result of industry consolidation and alliances, as well as the emergence of new competitors. In particular, major motion picture studios such as Paramount Pictures, Sony Pictures Corporation, Twentieth Century Fox, Universal Pictures, The Walt Disney Company, Metro-Goldwyn-Mayer and Warner Brothers, while our customers, can perform similar services in-house with substantially greater financial, technical, creative, marketing and other resources than we have. These studios could also outsource their requirements to other independent providers like us or to other studios. We also actively compete with certain industry participants that may be smaller but have a unique operating niche or specialty business. There is no assurance that we will be able to compete effectively against these competitors, but we believe that our breadth of services is unique among most competitors in the entertainment services industry in terms of the range of service offerings within each business segment. We believe that our reputation and brand names are acknowledged and recognized for their contribution to creating quality content and that our ability to offer integrated solutions within and across our business segments sets us apart from our competitors.

EMPLOYEES

     We have approximately 3,825 employees who work in five countries providing services from approximately 70 operating facilities.

REGULATION

     Some of our subsidiary companies hold licenses and authorizations from the Federal Communications Commission, or FCC, required for the conduct of their businesses, including earth station and various classes of wireless licenses and an authorization to provide certain services pursuant to Section 214 of the Communications Act. Most of the FCC licenses held by our subsidiaries are for transmit/receive earth stations, which cannot be operated without individual licenses. The licenses for these stations are granted for a period of fifteen years and, while the FCC generally renews licenses for satellite earth stations, there can be no assurance that these licenses will be renewed at their expiration dates. Registration with the FCC, rather than licensing, is required for receiving transmissions from domestic satellites from points within the United States. We rely on third party licenses or authorizations when we transmit domestic satellite traffic through earth stations operated by third parties. The FCC establishes technical standards for satellite transmission equipment that change from time to time and requires coordination of earth stations with land-based microwave systems at certain frequencies to assure non-interference. Transmission equipment must also be installed and operated in a manner that avoids exposing humans to harmful levels of radio-frequency radiation. The placement of earth stations or other antennae also is typically subject to regulation under local zoning ordinances.

GEOGRAPHIC AREAS

     Please see Part IV, Item 15, "EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K" for Consolidated Financial Statements included in this report for financial information in each geographic area in which we conduct business.

ITEM 2.  PROPERTIES

     The Company's operations are conducted in approximately 70 owned, leased or licensed operating facilities, located throughout the world.

     Domestically, our Creative Services Group, Media Management Services Group, and Network Services Group, operate primarily in California and the Eastern seaboard (New York and New Jersey). Our Creative Services Group also operates facilities in Georgia and Florida; our Media Management Services Group also operates facilities in Florida; and our Network Services Group also operates facilities in Connecticut, Minnesota and Florida.

     Internationally, our Creative Services Group, Media Management Services Group, and Network Services Group, operate primarily in London, England. Our Creative Services Group also operates facilities in Mexico City, Mexico; our Media Management Services Group also operates facilities in Barcelona, Spain; and our Network Services Group also operates facilities in the Republic of Singapore.

     Worldwide, we lease approximately 1.3 million square feet and own another 400,000 square feet. In the United States, our leased facilities total approximately 1.1 million square feet and have terms expiring between June 2003 and December 2012. Several of these agreements have extension options. The leased properties are used for our technical operations, office space and media storage. Our international leases have terms that expire between December 2003 and August 2019, and are also used for our technical operations, office space and media storage. Over half of the international leases have extension clauses. Approximately 320,000 square feet of our owned facilities are located in Southern California, with another 80,000 square feet located in Northvale, New Jersey; Atlanta, Georgia; and Stamford, Connecticut. In addition, we own approximately 50,000 square feet in London, England. Nearly all of our owned facilities are purpose-built for our technical and creative service operations. Our facilities are adequate to support our current near term growth needs.

ITEM 3.  LEGAL PROCEEDINGS

     Paul Dujardin v. Liberty Media Corporation and Ascent Media Group,
Inc. Mr. Paul Dujardin filed a complaint (the "Complaint") in U.S. District Court, Southern District of New York, on November 30,

2001, against Liberty Media and the Company, alleging violations of Section 10(b), Rule 10b-5 and Section 20(a) of the Securities Exchange Act of 1934, common law fraud, negligent misrepresentation, breach of the earnout provisions of an acquisition agreement involving the sale of Mr. Dujardin's company, Triumph Communications ("Triumph"), to the Company in July 2000 (the "Triumph Acquisition"), and breach of contract for failure to make Mr. Dujardin head of the Company's Network Services Group. The securities claims in the Complaint allege that, in a series of transactions during 2000, Liberty Media agreed to secretly contribute assets to the Company in exchange for the Company's stock, at prices that ultimately were below the NASDAQ trading price on the date the transactions were consummated. The Complaint alleges that the Company and Liberty Media fraudulently concealed these "below-market" transactions and that, as a result, the Company's stock price was inflated. In reality, all of these allegedly "concealed" transactions were fully disclosed in numerous public filings made with the Securities and Exchange Commission. According to this theory, Mr. Dujardin claims approximately $15 million in damages, plus punitive damages. Mr. Dujardin also claims that, pursuant to the acquisition agreement between Triumph and the Company, he is entitled to an "earnout" entitling him to approximately 88,000 shares of the Company's stock. The earnout provision allows Mr. Dujardin to collect the entire amount upon his termination on August 29, 2001, unless the Company had grounds to terminate Mr. Dujardin for failure to perform his job duties and commission of misconduct injurious to the Company. Based on the arbitrator's decision in a related arbitration proceeding with Mr. Dujardin, we returned the earnout shares to Mr. Dujardin on August 6, 2002. Mr. Dujardin rejected delivery of the shares and claims that he instead is owed the lost value of the earnout shares as of August 29, 2001, which he claims is approximately $682,000. On February 13, 2003, the Company and Liberty Media filed a motion to dismiss the Complaint in its entirety. We are still awaiting a decision on the motion from the federal court. We will vigorously defend our interests in this matter.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

RESTATED CERTIFICATE OF INCORPORATION

     On November 15, 2002, the holders of 99% of the voting power of the issued and outstanding shares of capital stock of the Company adopted a restated certificate of incorporation for the Company ("Restated Certificate of Incorporation"), through a written consent of stockholders to action without a meeting, which was delivered to the Company the same day. The Restated Certificate of Incorporation, which became effective on November 20, 2002, changed the name of the Company to "Ascent Media Group, Inc." and amended information with respect to the Company's registered agent in Delaware. On November 18, 2002, the Company mailed a notice regarding such taking of action by written consent to the persons (other than the persons who executed and delivered the written consent) who were the holders of record of issued and outstanding capital stock of the Company on November 15, 2002, such date being the date that the signed written consent of stockholders was delivered to the Company.

ANNUAL MEETING OF STOCKHOLDERS

     On December 20, 2002, the Company filed with the SEC and mailed to its stockholders a definitive proxy statement for its 2002 annual meeting of stockholders, which was held on January 23, 2003. Stockholders of record as of December 16, 2002 voted as follows on the following matters:

     (1) Election of the three nominees listed below (in alphabetical order) to Class III of the Company's board of directors. The names of the nominees and votes for each nominee were as follows:

          i.  Robert R. Bennett

    FOR      WITHHELD
-----------  --------
480,795,444   52,282

          ii.  William R. Fitzgerald

    FOR      WITHHELD
-----------  --------
480,733,640  114,086

          iii.  Larry E. Romrell

    FOR      WITHHELD
-----------  --------
480,835,885   11,841

     (2) Approval of the issuance of shares of Class B common stock and convertible notes convertible into shares of Class B common stock after the date of the annual meeting of stockholders pursuant to Supplement No. 3 (referred to in this report as "Supplement No. 3"), dated as of August 13, 2002, to the First Amended and Restated Credit Agreement, dated as of December 22, 2000, between the Company and Liberty Media (referred to in this report as the "Liberty Subordinated Credit Agreement"); the potential issuance of shares of Class B common stock and convertible notes convertible into shares of Class B common stock pursuant to future supplements to the Liberty Subordinated Credit Agreement for a purchase price per share or with an initial conversion price per share, as applicable, determined in a manner no less favorable to the Company than as provided in Supplement No. 3; and the potential issuance of shares of Class B common stock upon conversion of convertible notes convertible into shares of Class B common stock issued pursuant to Supplement No. 3 and outstanding on the date of the annual meeting of stockholders. For details on the Liberty Subordinated Credit Agreement and Supplement No. 3, see Part II,
Item 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources -- Liberty Subordinated Credit Agreement" below.

    FOR      AGAINST   ABSTAIN   NON-VOTES
-----------  -------   -------   ---------
477,830,683  13,582       749    3,002,712

     (3) Ratification of the appointment of KPMG LLP as independent auditors for the Company for the year ending December 31, 2002.

    FOR      AGAINST   ABSTAIN
-----------  -------   -------
480,837,121  9,671        934

     The term of office for the following directors continued after the 2002 annual meeting of stockholders (in alphabetical order):

        Gary S. Howard (Class II Director)
        David P. Malm (Class I Director)
        Brian C. Mulligan (Class I Director)
        Barney W. Schotters (Class II Director)

     The Class I Directors' term expires at the 2003 annual meeting of stockholders and the Class II Directors' term expires at the 2004 annual meeting of stockholders.

                                    PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER
         MATTERS

CLASS A COMMON STOCK

     Our Class A common stock, par value $.01 per share, is traded on the National Market tier of the Nasdaq Stock Market under the symbol "AMGIA", which was changed from "LWIRA" on November 20, 2002 in connection with our corporate name change. The Transfer Agent and Registrar for our Class A common stock is Continental Stock Transfer and Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004-1123. We have not paid cash dividends during the last two fiscal years and do not expect to pay cash dividends in the foreseeable future. As of December 31, 2002, there were 310 record holders of our Class A common stock. The number of holders of Class A common stock does not include an indeterminate number of stockholders whose shares are held by brokers in "street name." The following table sets forth, for the periods indicated, the high and low sales prices for our Class A common stock for each full quarterly period within the two most recent fiscal years, as reported on the Nasdaq Stock Market.

FISCAL YEAR ENDED DECEMBER 31, 2002                           HIGH($)   LOW($)
-----------------------------------                           -------   ------
Fourth Quarter..............................................   3.74      0.87
Third Quarter...............................................   3.15      1.33
Second Quarter..............................................   6.00      2.63
First Quarter...............................................   7.60      5.56

FISCAL YEAR ENDED DECEMBER 31, 2001                           HIGH($)   LOW($)
-----------------------------------                           -------   ------
Fourth Quarter..............................................    8.28     5.20
Third Quarter...............................................   12.60     4.75
Second Quarter..............................................    8.98     3.13
First Quarter...............................................   14.38     3.25

CLASS B COMMON STOCK

     A holder of shares of our Class B common stock, par value $.01 per share, has ten votes per share, as compared to one vote per share for holders of the Class A common stock. We have not paid cash dividends during the last two fiscal years and do not expect to pay cash dividends in the foreseeable future. Pursuant to our Restated Certificate of Incorporation, our Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder, at a conversion ratio of one-to-one, as the same may be adjusted from time to time as the result of any stock split, reverse stock split or similar event effecting the Class A common stock. In all other respects, the Class A common stock and Class B common stock are substantially identical and have equal rights and privileges, except that shares of Class B common stock are convertible into shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time. All of our Class B common stock is held by Liberty Media and its subsidiaries and is not publicly traded. We act as transfer agent for our Class B common stock.

RECENT SALES OF UNREGISTERED SECURITIES

     The following paragraph sets forth certain required information with respect to securities of the Company that were sold by the Company and were not registered under the Securities Act of 1933, as amended (referred to in this report as the "Securities Act"). All of the securities so issued were issued in reliance upon the exemption from registration under the Securities Act afforded by Section 4(2) thereof.

     On December 31, 2002, we issued 2,056,506 shares of our Class B common stock to Liberty Media, 1,756,770 of our Class B common stock to Liberty LWR, Inc., and 857,471 shares of our Class B common stock to Liberty Livewire Holdings, Inc., as quarterly interest payments under the Liberty Subordinated

Credit Agreement. For details on the Liberty Subordinated Credit Agreement, see
Part II, Item 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources -- Liberty Subordinated Credit Agreement" below, and for details on stock sales to Liberty Media, see Part II, Item 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital
Resources -- Supplement No. 3 and -- Other Stock Issuances to Liberty Media" below.

EQUITY COMPENSATION PLAN INFORMATION

     For Equity Compensation Plan Information, see Part III, Item 12, "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Non-Security Holder-Approved Equity Compensation Plans.

ITEM 6.  SELECTED FINANCIAL DATA

                                           ASCENT MEDIA                                         TODD-AO
                            ------------------------------------------   -----------------------------------------------------
                                                          SEVEN MONTHS   FIVE MONTHS   FOUR MONTHS
                            YEAR ENDED     YEAR ENDED        ENDED         ENDED          ENDED       YEAR ENDED    YEAR ENDED
                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MAY 31,      DECEMBER 31,   AUGUST 31,    AUGUST 31,
                               2002           2001           2000           2000          1999           1999          1998
                            ------------   ------------   ------------   -----------   ------------   -----------   ----------
                                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenues..............   $  539,333     $  592,732     $  253,099    $   53,243     $   43,261     $ 118,517    $  102,614
                             ==========     ==========     ==========    ==========     ==========     =========    ==========
Net (loss) income.........   $ (135,186)    $ (436,289)    $   (9,793)   $   (1,675)    $      449     $   1,313    $    3,419
                             ==========     ==========     ==========    ==========     ==========     =========    ==========
Income (loss) per share of
  common stock:
  Basic...................   $    (3.07)    $   (11.52)    $    (0.28)   $    (0.16)    $     0.05     $    0.14    $     0.34
                             ==========     ==========     ==========    ==========     ==========     =========    ==========
  Diluted.................   $    (3.07)    $   (11.52)    $    (0.28)   $    (0.16)    $     0.04     $    0.13    $     0.33
                             ==========     ==========     ==========    ==========     ==========     =========    ==========
Total assets..............   $  793,326     $  919,691     $1,175,845    $  159,448     $  162,004     $ 153,180    $  135,366
                             ==========     ==========     ==========    ==========     ==========     =========    ==========
Long-term debt and capital
  lease obligations.......   $  588,355     $  608,241     $  492,573    $   61,210     $   65,866     $  65,520    $   44,654
                             ==========     ==========     ==========    ==========     ==========     =========    ==========
Cash dividends per share:
  Class A.................   $       --     $       --     $       --    $       --     $       --     $    0.05    $     0.06
                             ==========     ==========     ==========    ==========     ==========     =========    ==========
  Class B.................   $       --     $       --     $       --    $       --     $       --     $    0.04    $     0.05
                             ==========     ==========     ==========    ==========     ==========     =========    ==========
Weighted average shares
  outstanding:
  Basic...................   43,971,836     37,858,123     34,463,373    10,768,773      9,927,077     9,570,187     9,987,429
                             ==========     ==========     ==========    ==========     ==========     =========    ==========
  Diluted.................   43,971,836     37,858,123     34,463,373    10,768,773     10,656,340     9,832,614    11,218,051
                             ==========     ==========     ==========    ==========     ==========     =========    ==========

     The periods presented above reflect the results of the change in control on June 9, 2000. See Note 1 to the Consolidated Financial Statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis of financial condition and results of operations contain certain forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of such terms and similar expressions reflecting something other than historical fact may be intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve known and unknown risks and uncertainties. The actual levels of our activity, performance, achievements or industry may differ materially from those expressed or implied by any forward-looking statement due to such risks and uncertainties. Factors that may cause or contribute to such differences include factors described in this and our other filings with the Securities and Exchange Commission including, but not limited to, those set forth in this section under the caption, "Factors That May Affect Future Results of Operations". We disclaim any obligation to update any of the forward-looking statements contained in this discussion to reflect any future events or developments. The discussion that follows should be read in conjunction with the accompanying Consolidated Financial Statements and the Notes to Consolidated Financial Statements.

OVERVIEW

     Ascent Media Group provides technical and creative services to the entertainment industry. Our clients include the major motion picture studios, independent producers, broadcast networks, cable channels, advertising agencies and other companies that produce, own and/or distribute entertainment content. Our assets and operations are primarily comprised of ten companies acquired during 2001 and 2000. The combination and integration of these acquired entities allow us to offer our clients a complete range of services, from image capture to "last mile" distribution. We are able to offer outsourcing solutions for the technical and creative requirements of our clients. We have organized our facilities and operations into the three business segments, that we call Groups, as described below.

     Creative Services Group. Our Creative Services Group provides services necessary to complete the creation of original content including feature films, television shows, movies of the week/mini series for television, television commercials, music videos, promotional and identity campaigns and corporate communications programming. Our services begin after principal photography and cover a wide range of services necessary to complete a project. This may include film to video tape transfers, color correction, creative editorial services, graphics and title sequences, electronic assembly, two-dimension compositing, creation of computer generated images, sound editorial, sound mixing, music composition, sound design and integration of interactive program elements. The Creative Services Group has three divisions: Entertainment Television, Commercial Television and Audio.

     Media Management Services Group. Our Media Management Services Group optimizes, archives, manages and repurposes media assets for global distribution. We provide access to all forms of content, duplication and formatting services, language conversions and laybacks, restoration and preservation of old or damaged content, mastering from motion picture film to high resolution or data formats, digital audio and video encoding services and digital media management services for global home video, broadcast, pay-per-view, video-on-demand, streaming media and other emerging new media distribution channels.

     Network Services Group. Our Network Services Group provides the services necessary to assemble and distribute programming for cable and broadcast networks via fiber and satellite to audiences in North America, Europe and Asia. Our Network Services Group primarily provides dedicated facilities and resources designed for specific client requirements on the basis of contractual agreements.

ACQUISITIONS IN 2001

     On February 1, 2001, we acquired GWNS from Viacom, Inc. On August 23, 2001, we acquired from Cinram U.S. Holdings, Inc. the 51% interest in Cinram-POP that we did not already own. On

September 6, 2001, we acquired the remaining 99% interest in LNS that we did not already own, thereby acquiring the operations of Ascent Network Services.

JOINT VENTURE IN 2002

     On May 6, 2002, we contributed assets and obligations of our former subsidiary, The Post Edge, Inc., doing business as Manhattan Transfer-Miami, into a newly formed Miami, Florida-based limited liability company with Broadcast Video, Inc. The new entity, BVI-Miami, consists of the operations of The Post Edge, Inc. and the operations of Broadcast Video, Inc. and certain of its affiliated businesses. We own a 40% membership interest in BVI-Miami. Broadcast Video, Inc. owns the remaining 60% membership interest and manages BVI-Miami's operations. The net book value of the assets and liabilities of $2.5 million were reclassified as an investment. We do not have any current or contingent material obligations to BVI-Miami.

DIVESTITURE IN 2002

     On December 23, 2002, we sold to Leafco Communications, Inc. all of our equity interest in Triumph for nominal consideration plus the assumption of net liabilities in the amount of $4.0 million. In connection with this sale, we entered into an agreement to loan the buyer an amount not to exceed $4.0 million. As of date of this report, such loan agreement has been terminated by the parties and the buyer has repaid us all monies advanced pursuant to such loan. In connection with this loan termination, we entered into an agreement to loan Rapco Enterprises, Inc., an affiliate of Leafco Communications, Inc., $2.0 million. The above transactions, in the aggregate, resulted in a gain from this divestiture of $1.6 million.

EARNINGS BEFORE INTEREST TAXES DEPRECIATION AND AMORTIZATION

     We believe that Earnings Before Interest Taxes Depreciation and Amortization, or EBITDA, is an important measure of our financial performance. We define EBITDA as earnings before interest, taxes, depreciation and amortization, excluding gains and losses on asset sales and unusual charges such as restructuring, integration and impairment. Our investments in new infrastructure, machine capacity, technology and goodwill arising from our significant acquisition activity have produced a relatively high depreciation and, prior to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, amortization expense, which have historically been significant annual non-cash charges to earnings. EBITDA is calculated before depreciation and amortization charges and, in businesses with significant non-cash expenses, is widely used as a measure of cash flow available to pay interest and repay debt, and, to the extent available after debt service and other required uses, to make acquisitions or invest in capital equipment and new technologies. As a result, we view EBITDA as an important measure of our financial performance and valuation and have included EBITDA as a measure of financial performance herein. EBITDA does not represent cash generated from operating activities in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP. EBITDA does not reflect that portion of our capital expenditures that may be required to maintain our market share, revenues and leadership position in our industry. Moreover, not all EBITDA will be available to pay interest or repay debt. Additionally, our presentation of EBITDA may not be comparable to similarly titled measures reported by other companies.

CRITICAL ACCOUNTING POLICIES

     Valuation of Long-lived Assets and Amortizable Other Intangible Assets. We perform impairment tests for our long-lived assets if an event or circumstance indicates that the carrying amount of our long-lived assets may not be recoverable. In response to changes in industry and market conditions, we may also strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses. Such activities could result in impairment of our long-lived assets or other intangible assets. We are subject to the possibility of impairment of long-lived assets arising in the ordinary course of business. We regularly consider the likelihood of impairment and recognize impairment if the carrying amount of a long-lived asset or intangible asset is not recoverable from its undiscounted cash flows in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Impairment is measured as the difference between the carrying amount and the fair value of the asset.

     Valuation of Goodwill and Non-amortizable Other Intangible Assets. We assess the impairment of goodwill annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include significant underperformance to historical or projected future operating results, substantial changes in our strategy or the manner of use of our assets, and significant negative industry or economic trends. Effective January 1, 2002, we adopted SFAS No. 142 and in accordance with its provisions, during the first quarter of fiscal year 2002, we recorded a transitional impairment charge of $20.2 million against goodwill related to our Entertainment Television reporting unit, which is part of our Creative Services Group. Such charge has been reflected as a cumulative effect of a change in accounting principle. Additionally, as a result of our annual impairment testing, we recorded a goodwill impairment charge of $83.7 million during the fourth quarter of fiscal 2002. Of this impairment charge, $56.8 million impairment related to our Entertainment Television reporting unit and $26.9 million related to our Commercial Television reporting unit. Fair value of each reporting unit was determined through the use of an outside independent valuation consultant. The consultant used both the income approach and market approach in determining fair value.

     In accordance with SFAS No. 142, we ceased amortizing goodwill totaling $421.7 million at the beginning of fiscal year 2002 and $17.5 million of acquired assembled workforce previously classified as identifiable intangible assets. Additionally, in accordance with SFAS No. 142, we ceased amortizing $1.7 million of tradename classified as an other intangible asset. As a result, for the year ended December 31, 2002, we did not recognize $27.8 million of amortization expense that would have been recognized had the previous standards been in effect. For additional information regarding SFAS No. 142, see Notes 2 and 3 in the Notes to Consolidated Financial Statements.

     Valuation of Trade Receivables. We must make estimates of the collectibility of our trade receivables. Our management analyzes the collectibility based on historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. We record an allowance for doubtful accounts based upon specifically identified receivables that we believe are uncollectible. In addition, we also record an amount based upon a percentage of each aged category of our trade receivables. These percentages are estimated based upon our historical experience of bad debts. Our trade receivables balance was $96.1 million, net of allowance for doubtful accounts of $9.0 million, as of December 31, 2002.

     Valuation of Deferred Tax Assets. In accordance with SFAS No. 109, Accounting for Income Taxes, we review the nature of each component of our deferred income taxes for reasonableness. We have determined that it is more likely than not that we will not realize a portion of our tax benefits associated with certain cumulative net operating loss carry forwards and impairment reserves, and as such, we have reserved for a portion of our deferred income tax assets and incurred charges of $24.7 million and $93.8 million during the years ended December 31, 2002 and 2001. For additional information regarding SFAS No. 109, see Notes 2 and 10 in the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The Creative Services Group's revenues are primarily generated from fees for video and audio post production, special effects and editorial services for the television, film and advertising industries. The Media Management Services Group provides owners of film libraries a broad range of restoration, preservation, archiving, professional mastering and duplication services. The Media Management Services Group's results also include our Digital Media Management initiative. The Network Services Group's revenues consist of fees relating to facilities and services necessary to assemble and distribute programming for cable and broadcast networks across the world via fiber, satellite and the Internet. The Network Services Group's results also include our Bandwidth Management initiative, predominantly Triumph, which was disposed on December 23, 2002. Corporate related items and unallocated revenues and expenses are reflected in Corporate and Other, below. Additionally, Corporate and Other includes the results of our New Products Group which is leading our efforts in developing new products and businesses such as VOD and SVOD, Interactive Television and Store and Forward. Cost of services and operating expenses consists primarily of production wages, facility costs and other direct costs, selling, general and administrative expenses, depreciation and amortization and impairment charges.

     Our consolidated results of operations for the year ended December 31, 2002, include a full twelve months of results for GWNS, Cinram-POP and LNS. For these subsidiaries, our consolidated results of operations for the year ended December 31, 2001 include the results of GWNS from February 1, 2001, include the results of Cinram-POP from September 1, 2001 and include the results of LNS from September 1, 2001. Additionally, certain reclassifications have been made to the prior year's EBITDA in the Comparison of Reported Results for the Year Ended December 31, 2002 to the year ended December 31, 2001 section below to conform to the current year's presentation.

COMPARISON OF REPORTED RESULTS FOR THE YEAR ENDED DECEMBER 31, 2002 TO THE YEAR ENDED DECEMBER 31, 2001

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
SEGMENT REVENUES                                                  2002           2001
----------------                                              ------------   ------------
                                                                    (IN THOUSANDS)
Creative Services Group.....................................    $275,119       $332,921
Media Management Services Group.............................     104,938        104,063
Network Services Group......................................     159,123        155,550
Corporate and Other.........................................         153            198
                                                                --------       --------
                                                                $539,333       $592,732
                                                                ========       ========

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
SEGMENT EBITDA                                                    2002           2001
--------------                                                ------------   ------------
                                                                    (IN THOUSANDS)
Creative Services Group.....................................   $  50,150      $  67,052
Media Management Services Group.............................      30,889         31,672
Network Services Group......................................      51,320         49,265
Corporate and Other.........................................     (45,070)       (42,246)
                                                               ---------      ---------
                                                               $  87,289      $ 105,743
                                                               =========      =========
Net loss....................................................   $(135,186)     $(436,289)
                                                               =========      =========

     Revenues decreased $53.4 million, or 9.0%, to $539.3 million for the year ended December 31, 2002 from $592.7 million for the year ended December 31, 2001. Creative Services Group revenues decreased by $57.8 million resulting from unfavorable comparisons to 2001, which benefited from increased television and feature film production as a result of the threatened actors and writers strikes. Consequently, 2002 experienced lower film production due to a soft feature market while studios released stock-piled product. Additionally, Creative Services Group revenues suffered as a result of challenging economic conditions impacting film and television post production, and sluggishness in the advertising market reducing television advertising spending. Furthermore, Creative Services Group revenues were impacted by the consolidation of certain facilities as we continued to streamline our operations. Media Management Services Group revenues increased by $.9 million as a result of higher demand for DVD mastering partially offset by lower spending from larger clients for traditional media services. Network Services Group revenues increased by $3.6 million resulting from the full year impact of the GWNS and LNS acquisitions of $7.4 million and an increase in our Bandwidth Management revenue of $1.2 million partially offset by a net decrease of $5.0 million due to cancellation and timing of various contracts, large network construction and installation projects.

     Costs of services decreased $48.2 million, or 13.0%, to $322.0 million for the year ended December 31, 2002 from $370.2 million for the year ended December 31, 2001. The decrease is attributed to a $53.1 million decline across all of our Groups primarily in production material, production personnel and equipment expenses as a result of the decreased production activity noted above, offset by $4.9 million increase resulting from full year impact of 2001 acquisitions discussed above.

     Selling, general and administrative expenses increased $3.2 million, or 2.5%, to $130.0 million for the year ended December 31, 2002 from $126.8 million for the year ended December 31, 2001. The increase is primarily attributed to $3.9 million in severance costs and $.7 million resulting from the full year impact of 2001 acquisitions, partially offset by lower personnel and support costs.

     As a result of the above, EBITDA, as defined, decreased $18.5 million, or 17.5%, to $87.2 million for the year ended December 31, 2002, from $105.7 million for the year ended December 31, 2001. Creative Services Group EBITDA decreased $16.9 million partially due to the lower revenues described above offset by lower costs, including savings from fiscal 2001 facility consolidations and restructuring activities. Media Management Services Group EBITDA decreased $.8 million resulting from increased spending on our Digital Media Management initiative of $1.5 million partially offset by realization of higher revenues. Network Services Group EBITDA increased $2.0 million due to higher margin projects secured early in the year as well as cost savings and streamlining initiatives partially offset by additional investments of $1.4 million in our Bandwidth Management initiative. Corporate and Other EBITDA decreased $2.8 million primarily due to severance costs of $3.9 million, higher professional fees including legal and marketing of $.7 million offset by reduced costs resulting from the consolidation of our corporate activities.

     Depreciation and amortization decreased $61.3 million, or 47.7%, to $67.3 million for the year ended December 31, 2002, from $128.6 million for the year ended December 31, 2001. Approximately $39.8 million of the decrease is attributed to the Company's adoption of SFAS No. 142 pursuant to which goodwill and other identifiable intangible assets with indefinite lives are no longer amortized. An additional $19.8 million of decrease is attributed to reduced depreciation expense primarily resulting from the property and equipment impairment charge recorded in the fourth quarter of 2001 (more fully explained in "2001 Impairment Charge" below), the sale of certain owned facilities, and divestitures (more fully discussed in the "Divestiture in 2002" earlier). The remaining $1.7 million decrease is the result of reduced amortization resulting from the 2001 impairment of certain identifiable intangible assets.

     Non-cash compensation expense decreased $4.3 million, or 101.1%, to $48,000 in income for the year ended December 31, 2002, from $4.3 million in expense reported for the year ended December 31, 2001. Results for the twelve months ended December 31, 2002 primarily included income of $3.2 million relating to a decline in the value of the underlying stock price used to value employee stock appreciation rights, or SARs, and unearned stock compensation income of $135,000, offset by compensation expense of $3.2 million relating to the issuance of "in-the-money" stock options pursuant to our 2001 incentive compensation plan. The expense recorded in the twelve months ended December 31, 2001 related primarily to the increase in value of the underlying stock price used to value employee SARs of $2.5 million and issuance of "in-the-money" stock options as discussed above of $1.6 million.

     Impairment of goodwill, intangible and long-lived assets decreased $224.2 million, or 72.8%, to $83.7 million for the year ended December 31, 2002, from $307.9 million for the year ended December 31, 2001. Results for the twelve months ended December 31, 2002 include a charge of $83.7 million during the fourth quarter of fiscal 2002, resulting from the annual impairment test of goodwill in accordance with SFAS No. 142. We recorded a $56.8 million impairment charge in our Entertainment Television reporting unit and a $26.9 million impairment charge in our Commercial Television reporting unit, both part of our Creative Services Group. During the year ended December 31, 2001, we recorded $307.9 million in impairment charges relating to long-lived assets, goodwill and intangibles, which are more fully explained in "2001 Impairment Charge" below.

     Restructuring and other charges decreased $6.0 million to $.4 million in income for the year ended December 31, 2002. During the year ended December 31, 2001 we recorded a restructuring charge of $5.6 million intended to improve operating efficiencies and effectiveness. Income in fiscal year 2002 represents a revision of estimates for certain restructuring reserves recorded in fiscal year 2001.

     Interest expense increased $1.7 million, or 2.7%, to $64.8 million for the year ended December 31, 2002, from $63.1 million for the year ended December 31, 2001. The increase is primarily attributed to additional interest on our interest rate swaps, and increased borrowings under the Liberty Subordinated Credit Agreement offset by a decrease in interest on our Senior Credit Facility. Interest expense for fiscal year 2002 included $21.3 million of non-cash expense related to payments under the Liberty Subordinated Credit Agreement, $18.5 million related to interest under our Senior Credit Facility, $16.2 million related to interest rate swaps (of which $6.5 million is non-cash), $5.4 million of amortization of debt discount and debt issuance cost, and $3.7 million of interest related to capital leases, notes, and mortgages, partially offset by $.3 million of interest income.

     Other income and expense increased $25.4 million, or 231.8%, to $14.5 million in income for the year ended December 31, 2002, from $10.9 million in expense for the year ended December 31, 2001. Other income for the year ended December 31, 2002 primarily includes $8.3 million related to the increase in the market value of certain freestanding interest rate swap instruments, $4.1 million related to the termination of certain interest rate swaps, $1.8 million from a gain on sale of certain real estate and a $1.6 million gain on the sale of Triumph, offset by $2.3 million related to the payment of an arbitration award more fully discussed in the "Arbitration Settlement" below. In contrast, the year ended 2001 primarily included $9.9 million loss from the sale of domestic real estate property and $3.8 million as a result of a decrease in the market value of the freestanding interest rate swap agreements.

     As a result of the above, the loss before income taxes and change in accounting principle decreased $311.2 million to $113.5 million for the year ended December 31, 2002 from $424.7 million for the year ended December 31, 2001.

     The provision for income taxes decreased $10.2 million, or 87.9%, to $1.4 million for the year ended December 31, 2002, from $11.6 million for the year ended December 31, 2001. The decrease is primarily due to a valuation allowance recorded on deferred tax assets during the year ended December 31, 2001. Our fiscal year 2002 effective income tax rate was approximately 1.1 % compared to 2.7% for 2001.

     Effective January 1, 2002, we adopted SFAS No. 142 and, in accordance with its provisions, we recorded a transitional impairment charge of goodwill of $20.2 million during the first quarter of fiscal 2002. This charge has been reflected as a cumulative effect of a change in accounting principle.

     As a result, our net loss decreased $301.1 million to $135.2 million for the year ended December 31, 2002 from $436.3 million for the year ended December 31, 2001.

COMPARISON OF REPORTED RESULTS FOR THE COMBINED YEAR ENDED DECEMBER 31, 2001 TO REPORTED RESULTS FOR THE COMBINED YEAR ENDED DECEMBER 31, 2000.

     For the purpose of the table and discussion below, our operating results for the seven months ended December 31, 2000 have been combined with the operating results of Todd-AO for the five months ended May 31, 2000 (the "combined year ended December 31, 2000"), The operating results are not comparable between the annual periods as the five months ended May 31, 2000 do not include the effects of purchase accounting adjustments related to the Todd Merger, and the subsequent period representing the seven months ended December 31, 2000 does include the effects of the purchase accounting adjustments related to the Todd Merger.

                                                             ASCENT MEDIA                    TODD-AO
                                              ------------------------------------------   -----------
                                                               COMBINED     SEVEN MONTHS   FIVE MONTHS
                                               YEAR ENDED     YEAR ENDED       ENDED          ENDED
                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MAY 31,
SEGMENT REVENUES                                  2001           2000           2000          2000
----------------                              ------------   ------------   ------------   -----------
                                                                   (IN THOUSANDS)
Creative Services Group.....................    $332,921       $220,971       $177,808       $43,163
Media Management Services Group.............     104,063         56,756         46,676        10,080
Network Services Group......................     155,550         28,615         28,615            --
Corporate and Other.........................         198             --             --            --
                                                --------       --------       --------       -------
                                                $592,732       $306,342       $253,099       $53,243
                                                ========       ========       ========       =======

                                                             ASCENT MEDIA                    TODD-AO
                                              ------------------------------------------   -----------
                                                               COMBINED     SEVEN MONTHS   FIVE MONTHS
                                               YEAR ENDED     YEAR ENDED       ENDED          ENDED
                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MAY 31,
SEGMENT EBITDA                                    2001           2000           2000          2000
--------------                                ------------   ------------   ------------   -----------
                                                                   (IN THOUSANDS)
Creative Services Group.....................   $  64,369       $ 43,627       $ 38,178       $ 5,449
Media Management Services Group.............      30,967         15,775         13,704         2,071
Network Services Group......................      48,969          3,194          3,194            --
Corporate and Other.........................     (38,562)       (20,314)       (20,314)           --
                                               ---------       --------       --------       -------
                                               $ 105,743       $ 42,282       $ 34,762       $ 7,520
                                               =========       ========       ========       =======
Net loss....................................   $(436,289)      $(11,468)      $ (9,793)      $(1,675)
                                               =========       ========       ========       =======

     Revenues increased $286.4 million, or 93.5%, to $592.7 million for the year ended December 31, 2001 from $306.3 million for the combined year ended December 31, 2000. The contribution of 4MC combined with the acquisitions of LNS, GWNS, Cinram-POP, Visiontext, VSC, Soundelux, Triumph and Soho contributed $290.6 million, or 101.5%, of the overall revenue increase among all of our segments. The overall increase was partially offset by a decrease in revenues for the Creative Services Group as a result of the impact of a recessionary market environment and a reduction in television advertising spending.

     Costs of services increased $172.0 million, or 86.8%, to $370.2 million for the year ended December 31, 2001 from $198.2 million for the combined year ended December 31, 2000. The contribution of 4MC combined with the acquisitions of LNS, GWNS, Cinram-POP, Visiontext, VSC, Soundelux, Triumph and Soho contributed $171.5 million, or 99.7%, of the overall increase.

     Selling, general and administrative expenses increased $60.3 million, or 90.7%, to $126.8 million for the year ended December 31, 2001 from $66.5 million for the combined year ended December 31, 2000. The contribution of 4MC combined with the acquisitions of LNS, GWNS, Cinram-POP, Visiontext, VSC, Soundelux, Triumph and Soho contributed $42.9 million, or 71.1%, of the overall increase. The remainder of the increase was primarily due to corporate centralization activities and increases in professional and legal fees.

     As a result of the above, EBITDA, as defined, increased $63.4 million, or 149.9%, to $105.7 million for the year ended December 31,2001, from $42.3 million for the combined year ended December 31, 2000.

     Depreciation and amortization increased $70.1 million, or 119.8%, to $128.6 million for the year ended December 31, 2001, from $58.5 million for the combined year ended December 31, 2000. The increase was primarily due to the equipment, goodwill and other intangibles acquired with respect to the acquisitions previously mentioned and new capital additions incurred during the year ended December 31, 2001.

     Non-cash compensation expense was $4.3 million for the year ended December 31, 2001, as compared to $29.6 million in income reported for the combined year ended December 31, 2000, an increase of $33.9 million. The income recorded during the combined year ended December 31, 2000 was related to a decline in value of the underlying financial instruments used to value employee stock appreciation rights or SARs. The expense in the year ended December 31, 2001 related primarily to the increase in value of the underlying financial instruments used to value employee SARs in addition to the issuance of "in the money" stock options pursuant to our 2001 incentive compensation plan.

     Interest expense increased $42.3 million, or 203.4%, to $63.1 million for the year ended December 31, 2001, from $20.8 million for the combined year ended December 31, 2000. The increase is attributable to additional borrowings under the Senior Credit Agreement, the Liberty Subordinated Credit Agreement and other borrowings incurred primarily related to the funding of acquisitions. Interest expense for fiscal year 2001 included non-cash expense related to payments under the Liberty Subordinated Credit Agreement totaling $17.9 million, $6.2 million related to interest rate swaps, and $4.1 million of amortization of debt discount and debt issuance cost. Interest expense for the combined year ended December 31, 2000 included $254,000 of non-cash expense related to payments under the Liberty Subordinated Credit Agreement.

     Included in operating expenses for the year ended December 31, 2001 is $307.9 million in impairment charges relating to long-lived assets, goodwill and intangibles, which is more fully explained in the "2001 Impairment Charge" section below.

     Additionally, during the fourth quarter of fiscal 2001 we completed certain restructuring activities intended to improve operating efficiencies and effectiveness to strengthen our competitive position in the marketplace through cost and expense reductions. In connection with this initiative, we recorded a pre-tax restructuring charge of $5.6 million. This charge includes payments $5.2 million related to lease charges due to planned facility closures and $425,000 for employee severance payments.

     Other expense increased $10.8 million to $11.0 million for the year ended December 31, 2001 from $198,000 for the combined year ended December 31, 2000. The increase was primarily due to losses on the disposal of assets totaling $9.9 million and charges related to the decline in market value of certain freestanding interest rate swap instruments totaling $2.1 million. These expenses were partially offset by other income.

     As a result of the above, the loss before income taxes and change in accounting principle increased $416.5 million to $424.7 million for the year ended December 31, 2001 from $8.2 million for the combined year ended December 31, 2000.

     The provision for income taxes increased $8.4 million, or 262.5%, to $11.6 million for the year ended December 31, 2001, from $3.2 million for the combined year ended December 31, 2000. The increase is due to valuation allowances recorded on deferred tax assets during the year ended December 31, 2001. Our fiscal year 2001 effective income tax rate was approximately 2.7% primarily due to disallowed deductions for goodwill of $204.0 million and valuation allowances of $246.0 million.

     As a result, our net loss increased $424.8 million to $436.3 million for the year ended December 31, 2001 from $11.5 million for the combined year ended December 31, 2000.

COMPARISON OF PRO FORMA RESULTS (UNAUDITED) FOR THE YEAR ENDED DECEMBER 31, 2001 TO THE PRO FORMA RESULTS FOR THE YEAR ENDED DECEMBER 31, 2000 (UNAUDITED).

     As a result of the significance and timing of the contribution of 4MC and the acquisitions of LNS, GWNS, Cinram-POP, Visiontext, VSC, Soundelux, Triumph and Soho in 2001 and 2000, certain information for the years ending December 31, 2001 and 2000 is being presented on a pro forma basis. Our management believes that these pro forma revenue and EBITDA results provide additional information useful in analyzing the underlying business results. However, pro forma operating results should be considered in addition to, and not as a substitute for, actual results of operations. The following unaudited pro forma financial information is presented as if each acquisition was consummated on January 1, 2000.

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
SEGMENT REVENUES                                                  2001           2000
----------------                                              ------------   ------------
                                                                    (IN THOUSANDS)
Creative Services Group.....................................    $332,921       $367,847
Media Management Services Group.............................     105,204         99,530
Network Services Group......................................     169,180        173,488
Corporate and Other.........................................         198             --
                                                                --------       --------
                                                                $607,503       $640,865
                                                                ========       ========

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
SEGMENT EBITDA                                                    2001           2000
--------------                                                ------------   ------------
                                                                    (IN THOUSANDS)
Creative Services Group.....................................   $  64,369       $ 74,552
Media Management Services Group.............................      31,313         26,126
Network Services Group......................................      52,367         41,939
Corporate and Other.........................................     (38,562)       (26,166)
                                                               ---------       --------
                                                               $ 109,487       $116,451
                                                               =========       ========
Net loss....................................................   $(439,351)      $(45,266)
                                                               =========       ========

     Pro forma revenues decreased by $33.4 million, or 5.2%, to $607.5 million for the year ended December 31, 2001 from $640.9 million for the year ended December 31, 2000. This decrease was primarily due to a $34.9 million decrease in Creative Services Group revenue as a result of reduced television advertising spending. Additionally, the Network Services Group experienced a $4.3 million, or 2.5%, decrease in revenue attributed to the timing of certain large projects. These decreases were partially offset by an increase of $5.7 million, or 5.7%, in Media Management Services Group revenue resulting from the expansion of business.

     Pro forma EBITDA decreased by $7.0 million, or 6.0%, to $109.5 million for the year ended December 31, 2001 from $116.5 million for the year ended December 31, 2000. This decrease was primarily the result of a $10.2 million decrease in the Creative Services Group's EBITDA due to the revenue shortfall as described above offset by cost savings. Such reductions were partially offset by a $5.2 million, or 19.9% increase in Media Management Services Group EBITDA and a $10.4 million, or 24.9%, increase in Network Services Group EBITDA, both as a result of significant reductions in their cost structures resulting from integration and reorganization activities. Additionally, EBITDA decreased by $6.6 million due to additional costs associated with our new Interactive Media business initiative and by $5.8 million due to increases in other expenses, primarily associated with corporate centralization activities and increased professional and legal fees. This combined increase in costs of $12.4 million, as presented above, is reflected in Corporate and Other.

     Pro forma net loss increased $394.1 million to $439.4 million for the year ended December 31, 2001, from $45.3 million for the combined year ended December 31, 2000. The increase in net loss was primarily driven by the impairment charge described below and higher depreciation and amortization, interest, non-cash compensation and other expenses.

ARBITRATION SETTLEMENT

     During the year ended December 31, 2002, the previously reported arbitration proceeding arising from (i) the termination of Paul Dujardin's employment with us, and (ii) the disposition of 440,981 shares of our Class A common stock (the "Hold-Back Shares") owned by Mr. Dujardin and held by us concluded.

Pursuant to an arbitrator's decision, we were ordered to pay $3.4 million plus interest at 9% from August 29, 2001 to July 25, 2002, the date we paid the award, for a total amount of $3.7 million ("Arbitration Award"). In determining the award, the arbitrator concluded that at August 29, 2001, the value of the Hold-Back Shares was $3.4 million, or $7.67 per share. In accordance with generally accepted accounting principles, we were deemed to have paid $3.20 per share for the Hold-Back Shares with the difference of $4.47 per share, or $2.3 million, recorded to other expense. The Hold-Back Shares were originally issued to Mr. Dujardin in partial consideration for the Company's acquisition of Triumph on July 25, 2000.

2001 IMPAIRMENT CHARGE

     During fiscal year 2001, challenging economic conditions impacted overall business trends. In particular, both the entertainment and technology sectors suffered a substantial decline in economic activity. These challenges were further exacerbated by the events of September 11, 2001, resulting in a continued negative economic impact. These factors contributed largely to our inability to meet our 2001 financial and operating objectives and have resulted in reduced expectations and opportunities for the near term.

     Accordingly, we evaluated the recoverability of our goodwill, intangible assets and long-lived assets carrying values pursuant to Accounting Principles Board ("APB") No. 17, Intangible Assets, and SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This involved writing-down goodwill, intangibles and certain long-lived assets to their fair value, which was based upon both fair market comparables and by discounting the future cash flows of these assets through their remaining useful lives. As these definite-lived intangible assets and long-lived assets will remain in service, the remaining net book value of the assets will be depreciated over their remaining estimated useful lives.

     Therefore, during the quarter ended December 31, 2001, we recorded asset impairment charges totaling $286.9 million. These charges primarily represent a write-off of goodwill, intangible assets and long-lived assets of our existing feature film and entertainment television sound services, and certain assets associated with the development of our fiber optic transport and IP hosting transport services. Part of our original valuation of these assets was affected by our expectation that the development and delivery of interactive television and other interactive services, including the rollout of a broadband infrastructure, would have materialized sooner and therefore would have provided more immediate growth opportunities.

     Additionally, during the fourth quarter of 2001 we completed certain integration and consolidation activities intended to improve operating efficiencies and effectiveness and to strengthen our competitive position in the marketplace through cost and expense reductions. In connection with these initiatives, we recorded a charge of $21.0 million for impairment of certain equipment and other fixed assets.

LIQUIDITY AND CAPITAL RESOURCES

  OVERVIEW

     We continue to monitor the credit markets and other sources of capital in case we are unable to generate sufficient cash flow from operations to service our indebtedness or to make capital expenditures and other discretionary investments. If we are required to raise capital in the future, there can be no assurance that we will be able do so on favorable terms. If we are unable to generate sufficient cash flow from operations in the future to service our debt and working capital needs, we may be required to reduce capital expenditures, sell assets or refinance all or a portion of our existing debt or obtain additional financing. Our ability to make scheduled principal debt payments, to pay interest or to refinance our indebtedness depends on our future financial position and results of operations, which, to a certain extent, are subject to general conditions in or affecting our industry and our customers and to general economic, political, financial, competitive, legislative and regulatory factors beyond our control.

     We expect to fund our capital expenditure requirements with cash flows from operating activities and, to the extent permitted by the Senior Credit Agreement, proceeds derived from leasing transactions and sales of non-strategic assets. To the extent that such cash flows, leasing transactions and proceeds may be insufficient (after servicing our existing indebtedness and funding our working capital requirements) to provide adequate funds for planned capital expenditures, we are exploring alternatives to funding capital expenditures consistent with the restrictions contained in the Senior Credit Agreement, such as loans and equity investments. Although we monitor the credit markets and other sources of capital, there can be no assurance that we will be able to secure funds for capital expenditures or that, if such funds are available, such funds will be available on favorable terms. If we cannot obtain additional funds for our capital expenditures, and the cash flows, leasing transactions and proceeds described above are insufficient (after servicing our existing indebtedness and funding our working capital requirements) to provide adequate funds for planned capital expenditures, we may be required to reduce our planned capital expenditures. Any such reduction in capital expenditures may have a negative effect on our business.

  CASH FLOWS

     Cash flows provided by operations for the year ended December 31, 2002 were $42.6 million, as compared to $73.6 million for the year ended December 31, 2001. The decrease in net cash flows provided from operations is primarily attributable to lower revenues and EBITDA and changes in working capital. Cash and cash equivalents were $12.0 million at December 31, 2002, a decrease of $11.4 million from December 31, 2001. This decrease relates primarily to cash used for capital expenditures and payments on long-term debt and capital lease obligations offset by cash provided by operating activities.

     Net cash flows used in investing activities was $50.6 million for the year ended December 31, 2002 compared to net cash flows provided by financing activities of $191.7 million for the year ended December 31, 2001. The decrease is primarily attributed to the 2001 acquisitions of GWNS for $108.2 million, LNS for $31.3 million, and Cinram-POP for $0.5 million. Additionally, we invested $55.4 million in property, plant and equipment during the year ended December 31, 2002 compared to $73.7 million for the year ended December 31, 2001. These expenditures reflected continued investments in the Creative, Media and Network Services Groups as well as our shared corporate infrastructure. The decrease from the year ended December 31, 2001 was primarily due to lower spending throughout all Groups. During the year ended December 31, 2002, we sold certain domestic real estate properties that generated net proceeds of $4.8 million.

     During the year ended December 31, 2002, net cash flows used in financing activities was $7.0 million compared to $119.9 million for the year ended December 31, 2001. Net cash flows provided by financing activities for the year ended December 31, 2001 was primarily borrowings under our Liberty Subordinated Agreement and were used for acquisitions. For descriptions and details of financing activities during fiscal year 2002 see discussion below and at Note 8 in the Notes to Consolidated Financial Statements.

  SENIOR CREDIT AGREEMENT

     At December 31, 2002, we had borrowed $363.9 million under the Senior Credit Agreement (including Letters of Credit of $.6 million) and $3.7 million was available for future borrowings, subject to the terms of the Senior Credit Agreement. During the year ended December 31, 2002, we borrowed $5.0 million under the Senior Credit Agreement which was primarily used to fund capital expenditures and working capital. During the year ended December 31, 2002, we repaid $33.4 million under our Senior Credit Agreement.

     During the year ended December 31, 2002, we had two additional amendments to the Senior Credit Agreement; one amendment, dated March 26, 2002 (the "March 26, 2002 Amendment"), and another amendment, dated November 13, 2002 ("the November 13, 2002 Amendment").

     The March 26, 2002 Amendment and the November 13, 2002 Amendment each amended the Senior Credit Agreement to provide greater financial flexibility to us by allowing for more favorable leverage ratio tests and a more favorable fixed charge coverage ratio test. Each also removes some restrictions on transactions we may enter into. In consideration for the above changes, we agreed to (1) higher interest rates on the loans until our leverage ratio is reduced below 4.00 to 1.00, (2) new restrictions on the use of the proceeds from the sale of assets and (3) a permanent reduction of $40.0 million in the amount available for the future borrowings under the Senior Credit Agreement. After giving effect to this amendment, $3.7 million is available for future borrowings under the Senior Credit Agreement as of December 31, 2002.

     Under the Senior Credit Agreement, the Company's Total Leverage Ratio may not exceed 4.55 to 1.00 for any measurement period from December 31, 2002 to June 30, 2003. Thereafter, the Total Leverage Ratio is reduced over subsequent measurement periods until it reaches a Total Leverage Ratio of 3.50 to 1.00 for any measurement period after January 1, 2005. At December 31, 2002, the Company's Total Leverage Ratio was 4.12 to 1.00. The Company was not subject to a Fixed Charge Coverage Ratio covenant at or prior to December 31, 2002. For any measurement period beginning January 1, 2003, the Company's Fixed Charge Coverage Ratio may not be less than 0.85 to 1.00, which increases over the succeeding two quarters until October 1, 2003, when the Company's Fixed Charge Coverage Ratio may not be less than 1.00 to 1.00 for the remainder of the term of the Senior Credit Agreement. At December 31, 2002, the Company's Fixed Charge Coverage Ratio was 1.07 to 1.00. The Company's failure to generate anticipated levels of revenue or its failure to procure capital equipment necessary to generate such revenues could result in its failure to satisfy the financial covenants described above.

  LIBERTY SUBORDINATED CREDIT AGREEMENT

     At December 31, 2002, we had borrowed $224.3 million under the Liberty Subordinated Credit Agreement and $81.9 million was available for future borrowings under the terms of the Liberty Subordinated Credit Agreement with the consent of, and on terms determined by, Liberty Media. During the year ended December 31, 2002, we borrowed $18.1 million under the Liberty Subordinated Credit Agreement which was used for working capital, to fund the Arbitration Award, capital expenditures and repayment of principal under the Senior Credit Agreement. Such amounts were borrowed pursuant to Supplements No. 1, 2 and 3 to the Liberty Subordinated Credit Agreement discussed below. The remaining $206.2 million, borrowed as of December 31, 2001, was used to fund several acquisitions ("Acquisitions Funds") and was represented by convertible notes in the amount borrowed, which are convertible into our Class B common stock at $10.00 per share. The effective annual interest rate for 2002 on the Liberty Subordinated Credit Agreement is 10.0%.

  SUPPLEMENT NO. 1 AND SUPPLEMENT NO. 2

     The Liberty Subordinated Credit Agreement allows us to borrow the Acquisition Funds and up to an additional $100.0 million from Liberty Media with the consent of, and on terms determined by, Liberty Media (the "Additional Available Funds"). The parties to the Senior Credit Agreement agreed in a letter dated June 28, 2002 (the "Senior Credit Agreement Consent Letter") and the parties to an agreement between us and Heller Financial Leasing, Inc. ("the Heller Credit Agreement"), agreed in a separate letter dated June 28, 2002 (the "Heller Consent Letter" and, together with the Senior Credit Agreement Consent Letter, the "June 2002 Consent Letters"), that, with respect to $25.0 million of the Additional Available Funds, (1) convertible notes could be issued that could be convertible into our Class B common stock at a price per share determined by us, rather than at $10.00 per share as permitted under the Senior Credit Agreement, and (2) to the extent these funds were borrowed to purchase capital assets and to fund the Arbitration Award, such borrowed funds could be repaid to Liberty Media before we pay amounts owed under the Senior Credit Agreement, provided that, among other conditions, such repayment is funded solely with proceeds of additional equity contributions from Liberty Media or any of its affiliates other than ourselves or any of our subsidiaries. Our ability to determine the conversion rights under the Liberty Subordinated Credit Agreement with respect to Additional Available Funds does not affect the conversion rights for amounts previously borrowed under the Liberty Subordinated Credit Agreement and may be determined on a case by case basis only on amounts borrowed with respect to the $25.0 million of Additional Available Funds to which the June 2002 Consent Letters apply.

     On June 28, 2002, we entered into Supplement No. 1 to the Liberty Subordinated Credit Agreement with Liberty Media, under which we borrowed $6.5 million for the purchase of capital assets, and issued a promissory note, that is convertible into our Class B common stock at $3.50 per share.

     On July 24, 2002, we entered into Supplement No. 2 to the Liberty Subordinated Credit Agreement with Liberty Media, under which we borrowed an additional $2.3 million to fund part of the Arbitration Award, and issued a promissory note in the same amount that is convertible into our Class B common stock at $3.50 per share.

  SUPPLEMENT NO. 3

     On August 13, 2002, we entered into Supplement No. 3 to the Liberty Subordinated Credit Agreement with Liberty Media under which we may draw $25.0 million of Additional Available Funds, as needed, at Liberty Media's option: (a) through loans under the Liberty Subordinated Credit Agreement of subordinated convertible loans with a conversion price per share equal to 115% of the average market price of our Class A common stock for the five most recent trading days ending on and including the date which is two business days prior to the date of the borrowing, (b) through sales of our Class B common stock to Liberty Media at a purchase price per share equal to the average market price of our Class A common stock for the five most recent trading days ending on and including the date which is two business days prior to the date of the stock sale, or (c) through any combination of (a) or (b) ("Supplement No. 3"). Any draws under Supplement No. 3 are subject to us obtaining any necessary consents and approvals and issuing any required notices, including, to the extent applicable, stockholder approval of the issuance of shares of Class B common stock to Liberty Media, whether as a sale of stock or upon conversion of a loan ("Stockholder Consent"). Liberty Media, which then held over 87% of the outstanding common stock and over 99% of the voting power of the outstanding common stock and now holds over 91% of the outstanding common stock and over 99% of the voting power of the outstanding common stock, agreed in Supplement No. 3 to vote in favor of any Stockholder Consent. As a result, at a meeting of our stockholders on January 23, 2003, our stockholders (including Liberty Media) approved (1) the potential issuance of shares of our Class B common stock upon conversion of convertible notes convertible into shares of our Class B common stock pursuant to Supplement No. 3 and outstanding on January 23, 2003, (2) the issuance of our Class B common stock and convertible notes convertible into shares of our Class B common stock after January 23, 2003, pursuant to Supplement No. 3 and (3) the potential issuance of shares of our Class B common stock upon conversion of convertible notes convertible into shares of our Class B common stock issued pursuant to future supplements to the Liberty Subordinated Credit Agreement for a purchase price per share or with an initial conversion price per share, as applicable, determined in a manner no less favorable to us than as provided in Supplement No. 3. Proceeds of the loans or stock sales under Supplement No. 3 must be used for capital expenditures, payment of the principal amount of loans made under the Senior Credit Agreement or working capital.

     On September 26, 2002, the parties to the Senior Credit Agreement and the parties to the Heller Credit Agreement agreed in separate letters, (collectively, the "September 2002 Consent Letters"), with respect to an additional $25.0 million of the Additional Available Funds (over and above the $25.0 million contemplated in the June 2002 Consent Letters), convertible notes could be issued that could be convertible into our Class B common stock at a price per share determined by us that was no less than 115% of the average daily market price of our Class A common stock for the five most recent trading days ending on and including the date which is two business days prior to the date of the borrowing.

     On September 30, 2002, we received $17.2 million under Supplement No. 3 in consideration for our issuance of a convertible note in the amount of $5.3 million that is convertible into our Class B common stock at $1.94 per share and sale of 7,070,000 unregistered shares of our Class B common stock at a price of $1.69 per share for total proceeds of $11.9 million. The conversion price of the convertible note and purchase price of the shares sold were calculated in accordance with Supplement No. 3. The proceeds were used to repay borrowings under the Senior Credit Agreement, for capital expenditures and for working capital.

     On October 17, 2002, we borrowed an additional $4.0 million under Supplement No. 3 and issued a convertible note in the same amount that is convertible into our Class B common stock at $1.56 per share. The conversion price was calculated in accordance with Supplement No. 3. The proceeds were used for purchase of capital assets.

  MORTGAGE DEBT, CAPITAL LEASES AND OTHER BORROWINGS

     During the year ended December 31, 2002, we borrowed $4.0 million under certain property mortgages and repaid $12.5 million of debt related to capital leases, mortgage notes and other borrowings.

  STOCK SALES TO LIBERTY MEDIA

     In addition to the sale of 7,070,000 unregistered shares of our Class B common stock to Liberty Media discussed above, on July 24, 2002, under Supplement No. 2, we sold 440,981 unregistered shares of our Class B common stock to Liberty Media for $3.05 per share for proceeds of approximately $1.4 million. The closing price of our Class A common stock on July 24, 2002 was $1.95 per share. The proceeds of the stock sale were used to fund part of the Arbitration Award.

  OTHER STOCK ISSUANCES TO LIBERTY MEDIA

     During the year ended December 31, 2002, we issued 10,436,853 shares of our Class B common stock to Liberty Media and its affiliates in payment of $21.3 million in interest under the Liberty Subordinated Credit Agreement. Shares of our Class B common stock are convertible into shares of our Class A common stock, on a one-for-one basis, at any time at the option of the holder.

  OTHER

     On July 1, 2002, we terminated our $165.0 million notional interest rate swap for $1.4 million in cash proceeds. Additionally, we terminated a $200.0 million notional interest rate swap for cash proceeds of $1.4 million on September 20, 2002 and $1.3 million on September 30, 2002.

  CONTRACTUAL OBLIGATIONS

     Information concerning the amount and timing of required payments under our contractual obligations is summarized below:

                                               PAYMENTS DUE BY PERIOD
                                  -------------------------------------------------
                                  LESS THAN
CONTRACTUAL OBLIGATIONS            1 YEAR     1-3 YEARS   4-5 YEARS   AFTER 5 YEARS    TOTAL
-----------------------           ---------   ---------   ---------   -------------   --------
                                                         (IN THOUSANDS)
Long term debt..................   $13,945    $ 64,277    $297,222      $217,440      $592,884
Capital leases..................     4,984       7,490       1,925            --        14,399
Operating leases................    25,003      45,893      42,390        79,691       192,977
                                   -------    --------    --------      --------      --------
  Total contractual
     obligations................   $43,932    $117,660    $341,537      $297,131      $800,260
                                   =======    ========    ========      ========      ========

     We have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board, or FASB, issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, in April 2002; SFAS No. 146, Accounting for Costs Associated with Exit and Disposal Activities, in June

2002; and SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, in December 2002. In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45") and in February 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). In November 2002, the FASB's Emerging Issues Task Force issued EITF 00-21, Revenue Arrangements with Multiple Deliverables.

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 rescinds SFAS 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Upon adoption of SFAS 145, we will be required to apply the criteria in APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (Opinion No. 30), in determining the classification of gains and losses resulting from the extinguishment of debt. Additionally, SFAS 145 amends SFAS 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS 145 will be effective for fiscal years beginning after May 15, 2002 with early adoption of the provisions related to the rescission of SFAS 4 encouraged. Upon adoption, companies must reclassify prior period items that do not meet the extraordinary item classification criteria in Opinion No. 30. We believe the adoption of SFAS 145 will not have a material impact on our financial statements.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit and Disposal Activities. SFAS 146 nullifies EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).Under EITF 94-3, a liability for an exit cost is recognized at the date of an entity's commitment to an exit plan. Under SFAS 146, the liabilities associated with an exit or disposal activity will be measured at fair value and recognized when the liability is incurred and meets the definition of a liability in the FASB's conceptual framework. This statement is effective for exit or disposal activities initiated after December 31, 2002. We believe the adoption of SFAS 146 will not have a material impact on our financial statements.

     On December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 148 amends the disclosure requirements in SFAS 123 for stock-based compensation for annual periods ending after December 15, 2002 and for interim periods beginning after December 15, 2002. The disclosure requirements apply to all companies, including those that continue to recognize stock-based compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees. Effective for financial statements for fiscal years ending after December 15, 2002, SFAS 148 also provides three alternative transition methods for companies that choose to adopt the fair value measurement provisions of SFAS 123. We do not choose to adopt the fair value measurement provisions of SFAS 123.

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. We do not have any guarantees that require disclosure under FIN 45.

     FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of a guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. The initial recognition and measurement provisions are effective for all guarantees within the scope of FIN 45 issued or modified after December 31, 2002.

     As noted above we have adopted the disclosure requirements of FIN 45 and will apply the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002. To date we have not entered into any guarantees within the purview of FIN 45.

     In February 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, which addresses the consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support from other parties, or (2) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: (a) the direct or indirect ability to make decisions about the entity's activities through voting or similar rights, (b) the obligation to absorb the expected losses of the entity if they occur, or (c) the right to receive the expected residual returns of the entity if they occur. FIN 46 will have a significant effect on existing industry practice because it requires existing variable interest entities to be consolidated if those entities do not effectively disburse risks among parties involved. In addition, FIN 46 contains detailed disclosure requirements. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. This Interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. We believe the adoption of FIN 46 will not have a material impact on our financial statements.

     In November 2002, the FASB's Emerging Issues Task Force issued EITF 00-21, Revenue Arrangements with Multiple Deliverables. EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, EITF 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, separate contracts with the same entity or related parties that are entered into at or near the same time are presumed to have been negotiated as a package and should, therefore, be evaluated as a single arrangement in considering whether there are one or more units of accounting. That presumption may be overcome if there is sufficient evidence to the contrary. EITF 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. The guidance in this Issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Alternatively, companies may elect to report the change in accounting as a cumulative-effect adjustment. Early application of this consensus is permitted. We believe the adoption of EITF 00-21 will not have a material impact on our financial statements.

FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS

     Factors that may affect future results of operations include, but are not limited to, industry-wide market factors such as the timing of, spending on, and technological, regulatory or other developments in feature film and television programming production, foreign and domestic television advertising, and foreign and domestic spending by broadcasters, cable companies and syndicators on first run and existing content libraries. In addition, our failure to maintain relationships with key customers and certain key personnel, the possibility of an industry-wide strike or other job action by a major entertainment industry union, more rapid than expected technological obsolescence, significant capital expenditure investments prior to generating revenue, and any failure to compete in the highly-competitive post-production business could also cause actual results to differ materially from those described in forward-looking statements.

     We have incurred significant indebtedness to fund the past acquisitions. This indebtedness may result in a significant percentage of our cash flow being applied to the payment of interest, and there can be no assurance that our operations will generate sufficient cash flow to service the indebtedness. This indebtedness, as well as any indebtedness we may incur in the future, may adversely affect our ability to finance operations, as financial covenant limitations reach their maximum which could limit our ability to pursue business opportunities that may be in our best interests and that of our stockholders.

     As part of our business strategy, we have acquired substantial operations in several different geographic locations in the prior two years. These businesses have experienced varying profitability or losses in recent periods. Since the aforementioned dates of acquisition, we have continued to work extensively on the integration of these businesses. However, there can be no assurances regarding the ultimate success of our integration efforts or regarding our ability to maintain or improve the results of operations of these businesses.

     We derive our revenue primarily from the motion picture and television production industries and the content distribution industry. Fundamental changes in the business practices of any of these client industries, whether due to regulatory, technological or other developments, could cause a material reduction in demand by our clients for the services offered by us. Any reduction in demand would have a material adverse effect on our results of operations. The post-production industry is characterized by technological change, evolving customer needs and emerging technical standards, and the content distribution industry is highly competitive with several companies providing services similar to ours. Our existing credit agreements currently limit our ability to make capital investments. There are no assurances that we will be able to obtain or fund the implementation of any of these technologies, that we will be able to effectively implement these technologies on a cost-effective or timely basis or that such technologies will not render obsolete our role as a provider of motion picture and television production services. If our competitors have technology that enables them to provide services that are more reliable, faster, less expensive, reach more customers or have other advantages over the services we provide, then the demand for our services may decrease. See Part I, Item 1, "BUSINESS -- Customers."

     We incur substantial incremental costs (primarily labor) and make significant capital expenditures prior to generating revenues. For example, we have expanded our operations through various acquisitions of key companies, which has increased labor and depreciation expenses significantly, through the addition of new personnel and the purchase of new equipment and the construction and maintenance of infrastructure. We incur such costs before the equipment and infrastructure generate revenues or achieve capacity utilization. The incurrence of incremental costs prior to the generation of revenues will have an adverse effect on our net income. In addition, we may elect to discontinue services that fail to generate sufficient levels of revenue and write off the net book value of the assets related to such services. Our failure to generate anticipated levels of revenue or the write-off of assets would have an adverse effect on our results of operations and financial condition.

     A number of our services are provided on a non-contractual basis. Clients may desire to accelerate, postpone or cancel previously scheduled services prior to the commencement of the project. As a result, we are susceptible to scheduling changes and cancellations by customers and may not be able to reschedule or secure additional work to replace previously scheduled projects. The rescheduling or cancellation of several significant projects may have a material effect on our quarterly and/or annual operating results.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISKS

     We seek to reduce cash flow volatility associated with changes in interest rates by entering into financial arrangements intended to provide a hedge against the risk associated with such volatility. We continue to have exposure to such risks to the extent they are not hedged. We assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. Interest rate swap agreements are the primary instruments used to manage interest rate fluctuation affecting our $385.5 million of variable rate debt primarily associated with our Senior Credit Agreement. At December 31, 2002, we had three interest rate swap agreements with a combined fair market value of $7.1 million in favor of our counterparties. In one swap agreement, we receive variable interest rate payments and make fixed interest rate payments on a notional amount of $365.0 million. This swap agreement matures on June 30, 2003. In addition, we had two interest rate swap agreements in the UK with a fair value of $0.6 million in favor of our counterparties. These swap agreements mature on March 10, 2016.

     On July 1, 2002, we terminated our $165.0 million notional interest rate swap for $1.4 million in cash proceeds. Additionally, we terminated a $200.0 million notional interest rate swap for cash proceeds of $1.4 million on September 20, 2002 and $1.3 million on September 30, 2002.

  TABULAR PRESENTATION OF INTEREST RATE RISK

     The table below represents in the prescribed tabular form, the contractual principal (or notional) balances of our interest risk sensitive instruments at the expected maturity dates as well as the fair value of those instruments for the period ended December 31, 2002. All instruments are reported in U.S. dollars, our reporting currency.

                                                    FISCAL YEAR
                           -------------------------------------------------------------
                            2003      2004      2005       2006      2007     THEREAFTER    TOTAL     FAIR VALUE
                           -------   -------   -------   --------   -------   ----------   --------   ----------
                                                              (IN THOUSANDS)
Mortgage loans
  Fixed rate.............  $    10   $   406   $   237   $    255   $   257     $7,687     $  8,852    $  8,852
  Interest rate..........     7.81%     7.81%     7.81%      7.81%     7.82%      7.81%        7.81%         --
Capital leases (fixed
  rate)/Other
  Fixed rate.............  $ 2,850   $ 1,484   $ 1,340   $  1,925   $    --         --     $  7,599    $  7,599
  Interest rate..........    13.52%    15.00%    15.00%     15.00%       --         --        14.44%         --
Senior credit facility
  Variable rate..........  $14,436   $22,460   $31,835   $240,325   $54,875     $   --     $363,932    $363,932
  Interest rate..........     5.06%       --        --         --        --         --         5.06%         --
Mortgage loans
  Variable rate..........  $   114   $ 1,089   $ 8,251   $    763   $   747     $4,453     $ 15,417    $ 15,417
  Interest rate..........     4.46%       --        --         --        --         --         4.46%         --
Capital leases (variable
  rate)/other
  Variable rate..........  $ 2,133   $ 2,133   $ 2,533   $     --   $    --     $   --     $  6,800    $  6,800
  Interest rate..........     4.65%       --        --         --        --         --         4.65%         --
Variable to fixed swaps
  Pay fixed rate.........  $   374   $     9   $     7   $      7   $     6     $    3     $     --    $     --
  Interest rate..........     4.88%     5.73%     5.73%      5.73%     5.73%      5.73%          --          --

  FOREIGN CURRENCY RISK

     We continually monitor our economic exposure to changes in foreign exchange rates and may enter into foreign exchange agreements where and when appropriate. Whenever possible, we utilize local currency borrowings to fund foreign acquisitions. At December 31, 2002, we did not have any foreign exchange agreements. Substantially all of our foreign transactions are denominated in foreign currencies, including the liabilities of our foreign subsidiaries. Although our foreign transactions are not generally subject to significant foreign exchange transaction gains or losses, the financial statements of our foreign subsidiaries are translated into United States dollars as part of our consolidated financial reporting. As a result, fluctuations in exchange rates affect our financial position and results of operations.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     For all Financial Statements and Supplementary Data, see Part IV, Item 15 of this Annual Report on Form 10-K.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following lists our directors and executive officers as of the date of this report.

NAME                                 DATE OF BIRTH               POSITION WITH COMPANY
----                                 -------------               ---------------------
William R. Fitzgerald(1)(2)......  May, 20, 1957       Chairman of the Board, President, Chief
                                                       Executive Officer and Class III Director
Robert R. Bennett(1).............  April 19, 1958      Class III Director
Gary S. Howard(2)(3).............  February 22, 1951   Class II Director
David P. Malm(2)(3)..............  July 4, 1964        Class I Director
Brian C. Mulligan(2).............  June 11, 1959       Class I Director
Larry E. Romrell.................  December 30, 1939   Class III Director
Barney W. Schotters(3)...........  November 25, 1944   Class II Director
Scott Davis......................  July 10, 1951       President, Networks Division
Richard C. Fickle................  June 9, 1957        Executive Vice President, Business
                                                       Development
Aidan P. Foley...................  October 12, 1957    Executive Vice President and Chief
                                                       Marketing Officer and President,
                                                       Enterprise Solutions Group
William A. Humphrey..............  April 16, 1955      President, Media Division
William E. Niles.................  August 19, 1963     Executive Vice President, General Counsel
                                                       and Secretary
George C. Platisa................  March 2, 1957       Executive Vice President and Chief
                                                       Financial Officer
Gavin W. Schutz..................  December 29, 1953   Executive Vice President and Chief
                                                       Technology Officer
Robert S. Solomon................  May 21, 1958        Executive Vice President and Chief
                                                       Operating Officer, Creative Services
Kenneth S. Williams..............  December 31, 1955   Chief Operating Officer

---------------

(1) Member of the Executive Committee.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

     WILLIAM R. FITZGERALD was appointed as the Company's President and acting Chief Executive officer on May 17, 2002, and continues to serve as the Company's Chairman of the Board and a director since his appointment on July 26, 2000. He has served as a Senior Vice President of the Company's parent company, Liberty Media, since August 2000. Mr. Fitzgerald served as Chief Operating Officer, Operations Administration, of AT&T Broadband, formerly known as Tele-Communications, Inc., or TCI, from August 1999 to May 2000, and Executive Vice President and Chief Operating Officer of TCI from March 1999 to August 1999. Mr. Fitzgerald served as Executive Vice President and Chief Operating Officer of TCI Communications, Inc., or TCIC, the domestic cable subsidiary of TCI, from November 1998 to March 1999, served as Executive Vice President of TCIC from December 1997 to March 1999, and served as Senior Vice President of TCIC from March 1996 to December 1997. Mr. Fitzgerald is a director of the Company's affiliates, On Command Corporation and Liberty Satellite & Technology, Inc. (which is referred to in this report as LSAT).

     ROBERT R. BENNETT was elected as a director in June 2000. Mr. Bennett has served as President and Chief Executive Officer of Liberty Media since April 1997, and as a member of the Board of Directors of Liberty Media since September 1994. Mr. Bennett served as Executive Vice President of TCI from April

1997 to March 1999. Mr. Bennett also served as Executive Vice President, Secretary and Treasurer of Liberty Media from June 1995 through March 1997, and as its Chief Financial Officer from May 1996 through March 1997. Mr. Bennett also served as acting Chief Financial Officer of Liberty Digital, Inc. from June 1997 to July 1997. Mr. Bennett is also a director of LSAT, USA Interactive, UnitedGlobalCom, Inc. and OpenTV, Inc.

     GARY S. HOWARD was elected as a director in June 2000. Mr. Howard has served as Executive Vice President and Chief Operating Officer of Liberty Media since July 1998. Mr. Howard served as Chief Executive Officer of LSAT from December 1996 to April 2000. Mr. Howard also served as Executive Vice President of TCI from December 1997 to March 1999; as Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc. from June 1997 to March 1999; and as President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard is also a director of Liberty Media, LSAT, UnitedGlobalCom, Inc., SpectraSite, Inc. and On Command Corporation and is Chairman of the Board of LSAT and On Command Corporation.

     DAVID P. MALM has served as a director since 1997, except for a period between June 9, 2000 and July 18, 2000. He is currently a partner of Halpern, Denny & Company, a Boston-based private equity investment firm, which he formed in 1991.

     BRIAN C. MULLIGAN was appointed by the board as a director, effective December 6, 2002. Mr. Mulligan was an Executive Advisor to The Boston Consulting Group, a management consulting firm, from April 2002 to October 2002. From January 2001 to March 2002, Mr. Mulligan served as Chairman of, and Consultant to, Fox Television, a division of The News Corporation Limited, or NewsCorp, where he oversaw the Fox Television Stations group, Fox Sports, the Fox Cable Networks Services Group and the business operations of the FOX Broadcasting Network. Mr. Mulligan also served as Executive Vice President and Chief Financial Officer of The Seagram Company Ltd., then a company with four business segments in music, filmed entertainment, recreation, and spirits and wine, where he was responsible for all corporate financial and strategic business matters, from December 1999 to December 2000. Mr. Mulligan served as Co-Chairman of Universal Pictures, Inc. from June 1999 to December 1999, where he was jointly responsible for worldwide operations including development, production, marketing and distribution, and in several positions at Universal Studios, Inc., including, Executive Vice President, Operations and Finance from December 1998 to June 1999 and Senior Vice President, Business Development and Strategic Planning from June 1995 to December 1998.

     LARRY E. ROMRELL was elected as a director in June 2000. Mr. Romrell served as Executive Vice President of TCI from January 1994 to March 1999, and has served as a consultant to AT&T Broadband since March 1999. Mr. Romrell also served, from December 1997 to March 1999, as Executive Vice President and Chief Executive Officer of TCI Business Alliance and Technology Co., a former subsidiary of TCI that oversaw and developed TCI's technology activities; from December 1997 to March 1999, as Senior Vice President of TCI Ventures Group, LLC, and, from September 1994 to October 1997, as President of TCI Technology Ventures, Inc., a former subsidiary of TCI that invested in and developed companies engaged in advancing telecommunications technology. Mr. Romrell is also a director of Liberty Media and Arris Group, Inc.

     BERNARD W. SCHOTTERS was elected as a director in December 2001. Mr. Schotters is currently a consultant and private equity investor. Since April 2000, he has been a member of Telecom Partners, a venture capital firm based in Denver, Colorado. From March 1999 through March 2000, Mr. Schotters served as an Executive Vice President of TCI, and its successor, AT&T Broadband. Mr. Schotters also served as TCI's Executive Vice President, Finance and Treasury, and Principal Financial Officer from March 1998 to March 1999, and, prior to March 1998, as its Senior Vice President, Finance and Treasury and Principal Financial Officer. Mr. Schotters is a member of the National Association of Treasurers and the National Cable Television Association and a past member of The Nasdaq Stock Market's Issuer Affairs Committee.

     SCOTT DAVIS has served as President of the Company's Network Services Group since September 2000. Prior to joining us, Mr. Davis served as the Senior Vice President, Consumer Product Management for Cablevision Systems Corporation, a cable television system operator, from 1998 to 2000. From 1995 to 1998, Mr. Davis served as Executive Vice President at MTV Networks.

     RICHARD C. FICKLE was appointed as Executive Vice President, Strategic Development in November 2001. Mr. Fickle was previously employed with AT&T Broadband and its predecessor, TCI, from 1987 to 1992 and from 1994 to November 2001, where he held several positions, including Senior Vice President, overseeing Headend In The Sky (HITS) and interactive television product development.

     AIDAN P. FOLEY joined the Company in March 2002. Mr. Foley served as Executive Vice President, Business Development from May 2002 to June 2002, and then as Executive Vice President and Chief Marketing Officer since June 2002. Since March 2002, he has also served as President, Enterprise Solutions Group. Prior to joining the Company, Mr. Foley was Chief Executive Officer of ClearView Networks, a video networks company, from January 2001 to November 2001. From October 1994 to November 2000, he was President and Chief Executive Officer of Eastman Kodak's Digital Motion Imaging, a global group of companies and divisions encompassing the entertainment services of Eastman Kodak.

     WILLIAM A. HUMPHREY has served as President of the Company's Media Management Services Group since August 2002. Prior to joining the Company, he was President and Chief Operating Officer of NextLeft, Inc., an e-business consulting firm, from April 1999 to August 2002 and Executive Vice President, Business Development, Technology and Entertainment Operations at Turner Broadcasting Systems, Inc., a content and programming provider, from August 1999 to April 2000. From April 1984 to August 1999, Mr. Humphrey also held various management positions at Sony Pictures Entertainment, most recently as Executive Vice President of Sony's Digital Studios from March 1997 to August 1999. Mr. Humphrey received a Technical Emmy Award in 1998 and Sony's 50th Anniversary Project Award in 1997. He also served as co-chair of the Montreux International Digital Post Production Symposium for 1998-1999.

     WILLIAM E. NILES was appointed the Company's Executive Vice President, General Counsel and Secretary in January 2002. Prior to this appointment, Mr. Niles served as the Company's Executive Vice President of Business and Legal Affairs from October 2001 to January 2002, and as the Company's Senior Vice President and Assistant Secretary from June 2000 to October 2001. Mr. Niles was General Counsel and Vice President of Business Affairs of Four Media Company from February 1998 to June 2000. From 1997 to February 1998, Mr. Niles served as General Counsel and Vice President of Business Affairs of Visualize, a post-production company doing business as POP that was acquired by Four Media Company, now a Company subsidiary, in February 1998. Prior to his appointment at POP, Mr. Niles practiced law as a partner of Stein & Kahan, a law corporation.

     GEORGE C. PLATISA was appointed as the Company's Chief Financial Officer and Executive Vice President in May 2001. Mr. Platisa served as Chief Financial Officer of Broadband Sports, a creator and distributor of athlete and sports news content, fantasy sports news and services and authentic sports memorabilia, from 2000 to 2001, and as Chief Financial Officer of Pacificare of California, a health and consumer services company, from 1998 to 2000. From 1993 to 1998, Mr. Platisa served in several positions in financial management with The Walt Disney Company, including Vice President, Operations Planning, and Vice President, Controllership.

     GAVIN W. SCHUTZ was appointed Executive Vice President and Chief Technology Officer of the Company in November 2000. Mr. Schutz has been with Four Media Company since 1993, prior to which he spent 13 years as Vice President and Director of Engineering of Image Transform, Inc., a company that Four Media Company acquired in 1993. Mr. Schutz has been the principal architect of the Company's deployment of digital infrastructure.

     ROBERT S. SOLOMON was appointed both Executive Vice President and Chief Operating Officer of the Creative Services Group in March 2003. Prior to this appointment, Mr. Solomon was Senior Vice President and Chief Financial Officer of the Creative Services Group from June 2000 to March 2003. From September 1998 to June 2000, Mr. Solomon was Senior Vice President of the Pictures Group at

Four Media Company, which acquired Encore in September 1998, where Mr. Solomon had served as Chief Financial Officer from February 1997 to September 1998.

     KENNETH S. WILLIAMS joined the Company in August 2002 and serves as the Company's Chief Operating Officer. Mr. Williams previously served as President of Technicolor Digital Cinema, LLC, a joint venture between Technicolor and Qualcomm to develop distribution technology and support services for digital content, from January 2002 to August 2002, and as President and Chief Executive Officer of Stan Lee Media, Inc., a digital entertainment studio, from August 2000 to December 2001. Mr. Williams spent 18 years with Columbia Pictures and Sony Pictures Entertainment, most recently as President of the Digital Studios Division from January 1997 to July 2000. Mr. Williams is a board member and past president of the Los Angeles Conservancy, a board member of the Music Center/Los Angeles, and a member and past chair of the Entertainment Technology Council, University of Southern California.

BOARD COMPOSITION

     The authorized number of directors of the Company is currently nine. The Company has a classified board of directors that is to consist of three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, one class of directors is elected for a full term of three years. The Class III directors were elected at the 2002 annual meeting of stockholders, held on January 23, 2003, to serve until the 2005 annual meeting of stockholders. At the 2003 annual meeting of stockholders, the Class I directors' term will expire, and elections will be held for a new three-year term to expire at the 2006 annual meeting of stockholders. At the 2004 annual meeting, the Class II directors' term will expire, and elections will be held for a new three-year term to expire at the 2007 annual meeting of stockholders. With the resignations of Class I Directors Salah Hassanein (effective February 27, 2002) and Robert Walston (effective May 17, 2002), and Class II Director Sydney Pollack (effective November 8, 2002), and the appointment of Class I Director Brian C. Mulligan (effective December 6, 2002), the Company currently has seven members on the board of directors. The board is actively seeking to fill the remaining two vacancies on the board of directors. Vacancies resulting from such resignations may be filled by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director elected in this manner will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

BOARD OF DIRECTORS MEETINGS IN 2002

     For the year ended December 31, 2002, the Company's board of directors met three times. During 2002, each director other than Robert R. Bennett and Larry
E. Romrell attended, either in person or telephonically, at least 75% of the aggregate of the total number of board of directors meetings and the total number of meetings held by the committees of the board of directors on which they served.

BOARD COMMITTEES

     The Company's board of directors has a standing Executive Committee, Audit Committee and Compensation Committee.

     Executive Committee. The principal responsibilities of the Executive Committee are to, if necessary, exercise all the powers and authority of the board of directors in the management of the business and affairs of the Company to the fullest extent permitted by applicable law, and the Company's Restated Certificate of Incorporation and bylaws, as each may be amended from time to time. Robert R. Bennett and William R. Fitzgerald are the current members on the Executive Committee and both have served on the committee since July 26, 2000. Robert T. Walston served on the Executive Committee from August 3, 2001 to May 17, 2002, when he resigned from the board. The Executive Committee did not meet in 2002, but did act by unanimous written consent in lieu of meeting.

     Audit Committee. The Audit Committee operates under a written charter adopted by the board of directors, a copy of which was attached as Annex A to the Company's proxy statement for the annual meeting of stockholders held on December 19, 2001. The Audit Committee reviews the scope and approach of the annual audit, the annual financial statements and the auditors' report thereon and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting systems. The Audit Committee is also responsible for recommending to the board of directors the appointment of independent public accountants for the following year. The Audit Committee met four times in 2002.

     From January 1, 2002 to March 5, 2002, the Company's Audit Committee was comprised of David P. Malm, Sydney Pollack and Bernard W. Schotters. Each member was "independent" within the meaning of Nasdaq Marketplace Rule 4200(a)(14). Effective March 5, 2002, Mr. Pollack resigned from the Audit Committee, citing an inability to serve thereon due to the extent of his other professional obligations. (Mr. Pollack subsequently resigned from the Board of Directors, effective November 8, 2002, again citing an inability to serve thereon due to the extent of his other professional obligations.)

     Following Mr. Pollack's resignation from the Audit Committee, the board of directors appointed Gary S. Howard as the third member of the Audit Committee, effective March 5, 2002. As Executive Vice President and Chief Operating Officer of Liberty Media, Mr. Howard is not an "independent" director under Nasdaq Marketplace Rule 4200(a)(14). Mr. Howard is a current member of the board of directors and has extensive professional training and experience in finance and accounting matters, having served as both a CPA and a treasurer/senior vice president of finance. The board determined that Mr. Howard's membership on the Audit Committee was in the Company's and the stockholders' best interests and the lack of any other independent directors created exceptional and limited circumstances under which, pursuant to Nasdaq Marketplace Rule 4350(d)(2), the Company could allow one member of the board of directors who was not independent, and who was not a current employee or an immediate family member of an employee, to be appointed to the Audit Committee. On December 6, 2002, the board filled one of the vacancies on the board of directors with Brian C. Mulligan, a director who is an "independent" director under the Nasdaq Marketplace Rules. On that same day, Mr. Mulligan was appointed to, and Mr. Howard resigned from, the Audit Committee.

     Compensation Committee. The purpose of the Compensation Committee is to review management compensation levels and provide recommendations to the board of directors regarding salaries and other compensation for the Company's executive officers, including bonuses and incentive programs. From January 1, 2002 to March 5, 2002, the members of the Compensation Committee were Messrs. Fitzgerald, Howard, Malm and Pollack, and Mr. Schotters was an alternate member of the Compensation Committee. On March 5, 2002, Mr. Pollack resigned from the Compensation Committee, citing an inability to serve thereon due to the extent of his other professional obligations, and Mr. Schotters was appointed as a full member of the Compensation Committee. The Compensation Committee met one time in 2002.

COMPENSATION OF DIRECTORS

     Members of the Company's board of directors who are also full-time employees or consultants of the Company or Liberty Media, or any of their respective subsidiaries, or any other affiliate of Liberty Media, do not receive any additional compensation for their services as a member of the Company's board of directors.

     Members of the Company's board of directors who are not full-time employees or consultants of the Company or Liberty Media or any of their respective subsidiaries, which we refer to collectively as Independent Directors for purposes of this discussion, receive a director's fee of $16,000 per year. Members of the Company's Audit Committee who are Independent Directors also receive $750 for (i) each telephonic or in-person meeting of the Audit Committee that is not convened simultaneously with, or immediately preceding or following the conduct of, any regularly scheduled or special meeting of the board of directors, and (ii) each monthly financial update teleconference of the board of directors which is not held simultaneously with, or immediately preceding or following the conduct of, any meeting of the Audit Committee or the board of directors. Directors are not otherwise separately compensated for service on board committees. Independent Directors are also reimbursed for expenses incurred to attend any meeting of the board or board committee on which they serve.

     On November 28, 2000, the board of directors adopted the Company's 2000 Nonemployee Director Stock Option Plan, which was approved at the Company's annual meeting of stockholders on December 19, 2001. Pursuant to the 2000 Nonemployee Director Stock Option Plan, each Independent Director, as of November 28, 2000, was granted options to purchase 15,000 shares of the Company's Class A common stock. In addition, each person who became, or becomes, an Independent Director after November 28, 2000 was, or will be, automatically granted options to purchase up to 15,000 shares of the Company's Class A common stock upon such person becoming a director. The 2000 Nonemployee Director Stock Option Plan provides that the per share exercise price of each option granted under the plan will be equal to the fair market value of the Company's Class A common stock on the date such option is granted. In general, fair market value is determined by reference to the last sale price for shares of the Company's Class A common stock on the date of grant. Options granted pursuant to the 2000 Nonemployee Director Stock Option Plan will be exercisable, on a cumulative basis, as to 20% of the number of shares of the Company's Class A common stock subject to the option on each of the first, second, third, fourth and fifth anniversary of the date the option was granted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Class A common stock and other equity securities within a specified period following a change. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to us with respect to our most recent fiscal year and our actual knowledge, or written representations that no Forms 5 were required, the Company believes that, during the year ended December 31, 2002, the Company's officers, directors and greater-than-ten-percent beneficial owners complied with all Section 16(a) filing requirements.

ITEM 11.  EXECUTIVE COMPENSATION

     The following table shows certain compensation earned during the fiscal years ending December 31, 2002, 2001 and 2000, by the Company's Named Executive Officers.

     The columns for other annual compensation, restricted stock awards and long-term incentive plans have been omitted because there was no compensation required to be reported in such columns.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                       ------------------
                                               ANNUAL COMPENSATION         SECURITIES
                                 FISCAL      -----------------------   UNDERLYING OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR       SALARY($)     BONUS($)           (#)           COMPENSATION($)
---------------------------    -----------   ----------    ---------   ------------------   ----------------
William R. Fitzgerald(1).....     2002        232,500(2)        --               --                   --(3)
Chairman of the Board,            2001        225,000(2)        --               --                   --(3)
President, Chief Executive        2000             --           --               --                   --
Officer

Robert T. Walston(4).........     2002        753,846(5)        --               --            2,305,500(8)
Former Chief Executive            2001        601,154           --          775,000(7)             5,250(9)
Officer and President             2000        288,462(6a)       --               --                3,400(10)

Lawrence Chernoff(11)........     2002        451,620           --               --                2,135(13)
Former President,                 2001        357,524           --          275,000(12)            1,538(14)
Creative Services Group           2000        145,041(6b)       --               --                1,538(10)

Scott Davis..................     2002        350,000           --               --                2,135(13)
President, Network Services       2001        350,000           --          175,000                   --
Group                             2000         84,808(15)       --               --                   --

George C. Platisa............     2002        400,000           --               --                   --
Executive Vice President          2001        246,154(16)   50,000          250,000                   --
and Chief Financial               2000             --           --               --                   --
Officer

Gavin W. Schutz..............     2002        350,000           --               --                4,510(13)
Executive Vice President          2001        292,885           --          185,000                3,663(17)
and Chief Technology              2000        274,670(6c)       --               --              984,497(10)
Officer

Marcus O. Evans(18)..........     2002        363,462(19)       --               --                   --
Former Executive Vice             2001        348,701           --          250,000(20)               --
President, Secretary and          2000        215,385(6d)       --               --                   --
General Counsel

---------------

 (1) Mr. Fitzgerald was appointed as Chairman of the Board, effective July 26, 2000, and was appointed Chief Executive Officer and President, effective May 17, 2002.

 (2) This represents the portion of Mr. Fitzgerald's salary, benefits and 401(k) contribution to the Liberty Media 401(k) Savings Plan paid by the Company as part of the fees paid to Liberty Media, as described under Part III,
     Item 13, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Services Received From Liberty Media" below. The remainder of Mr. Fitzgerald's salary, benefits and 401(k) contribution is paid by Liberty Media.

 (3) Mr. Fitzgerald receives 401(k) contributions to the Liberty Media 401(k) Savings Plan made by both the Company and Liberty Media. The portion of such 401(k) contributions made by the Company are part of his annual salary, described in this table and Note 2 above.

 (4) Mr. Walston resigned as President, Chief Executive Officer and a director, effective May 17, 2002.

 (5) This amount represents payments to Mr. Walston during and after his employment with the Company, pursuant to the terms of his employment agreement, dated January 1, 1999, with the Company's subsidiary, Four Media Company (referred to in this report as the "4MC Agreement"). For more information about the 4MC Agreement, see "Employment Agreements with Named Executive Officers -- Robert T. Walston" in this Item 11 below.

 (6) These amounts represent salary for seven months ended December 31, 2000. These amounts do not include:

     (a) $192,307 of salary for the five months ended May 31, 2000 earned by Mr. Walston at Four Media Company prior to its acquisition by the Company;

     (b) $116,194 of salary for the five months ended May 31, 2000 earned by Mr. Chernoff at Four Media Company prior to its acquisition by the Company;

     (c) $105,769 of salary for the five months ended May 31, 2000 earned by Mr. Schutz at Four Media Company prior to its acquisition by the Company; and

     (d) $40,835 of salary for the period commencing March 15, 2000 through June 1, 2000 earned by Mr. Evans and paid by Four Media Company.

 (7) Mr. Walston's options terminated unexercised at December 31, 2002.

 (8) This amount represents (i) the forgiveness of a $2.0 million loan and accrued interest on the loan of $300,000 pursuant to the 4MC Agreement and
     (ii) contributions of $5,500 made by the Company to the Liberty Media 401(k) Savings Plan. For more information regarding (i) the 4MC Agreement, see "Employment Agreements with Named Executive Officers -- Robert T. Walston" in this Item 11 below, and (ii) the Company's contributions to the Liberty Media 401(k) Savings Plan, see "Liberty Media 401(k) Savings Plan Contributions" in this Item 11 below.

 (9) This amount represents contributions of $3,077 made by the Company to the Four Media Company 401(k) Plan for the four months ended April 30, 2001, and $2,173 made by the Company to the Liberty Media 401(k) Savings Plan for the eight months ended December 31, 2001 after the Four Media Company 401(k) Plan merged into the Liberty Media 401(k) Savings Plan. For more information regarding the Company's contributions to the Liberty Media 401(k) Savings Plan, see "Liberty Media 401(k) Savings Plan Contributions" in this Item 11 below.

(10) This amount represents (i) $981,097 paid by Liberty Media to Mr. Schutz upon exercise of his Four Media Company stock options prior to the acquisition of Four Media Company by Liberty Media in April 2000 and (ii) contributions of $3,4000 made by the Company to the Four Media Company 401(k) Plan on the respective executive's behalf, for the seven months ended December 31, 2000. For more information on the acquisition of Four Media Company, see Part I, item 1, "BUSINESS -- Formation -- Change in Control and Subsequent Acquisitions and Divestitures."

(11) Mr. Chernoff resigned as the President of the Creative Services group, effective December 31, 2002, and was appointed, pursuant to a consulting agreement, as Chairman of the Creative Services group. For more information about the consulting agreement, see Part III, Item 13, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Consulting Agreement with Named Executive Officer" below.

(12) On November 15, 2001, the Company granted Mr. Chernoff an option to purchase 275,000 shares of the Company's Class A common stock, the first 25% of which vested on December 31, 2002. Pursuant to a consulting agreement between the Company and Mr. Chernoff, the remaining 75% terminated on January 1, 2003, upon the commencement of the consulting agreement. For more information about the consulting agreement, see Part III, Item 13, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Consulting Agreement with Named Executive Officer" below.

(13) This amount represents contributions made by the Company to the Liberty Media 401(k) Savings Plan.

(14) This amount represents contributions made by the Company to the Four Media Company 401(k) Plan for the four months ended April 30, 2001.

(15) Mr. Davis joined the Company as President, Network Services on September 27, 2000. This amount represents salary for the four months ended December 31, 2000.

(16) Mr. Platisa joined the Company as Executive Vice President and Chief Financial Officer on May 14, 2001. This amount represents salary for the seven months ended December 31, 2001.

(17) This amount represents contributions of $1,692 made by the Company to the Four Media Company 401(k) Plan for the four months ended April 30, 2001, and $1,971 made by the Company to the Liberty Media 401(k) Savings Plan for the eight months ended December 31, 2001 after the Four Media Company 401(k) Plan merged into the Liberty Media 401(k) Savings Plan. For more information regarding the Company's contributions to the Liberty Media 401(k) Savings Plan, see "Liberty Media 401(k) Savings Plan Contributions" in this Item 11 below.

(18) Mr. Evans resigned as Executive Vice President, Secretary and General Counsel, effective January 21, 2002.

(19) This amount also represents payments to Mr. Evans after his employment with the Company, pursuant to the terms of his severance agreement and general release, dated January 21, 2002, with the Company and Liberty Media. For more information about this severance agreement and general release, see "Severance Agreements with Named Executive Officers -- Marcus O. Evans" in this Item 11 below.

(20) On November 15, 2001, the Company granted Mr. Evans an option to purchase 250,000 shares of the Company's Class A common stock. Pursuant to a severance agreement and general release among the Company, Liberty Media and Mr. Evans, effective January 21, 2002, the Company accelerated the vesting of 62,500 shares, representing 25%, of such option, and the original option grant was terminated as to the remaining 187,500 shares, representing 75% of such option. For more information about this severance agreement and general release, see "Severance Agreements with Named Executive Officers -- Marcus O. Evans" in this Item 11 below.

LIBERTY MEDIA 401(k) SAVINGS PLAN CONTRIBUTIONS

     Since June 2001, the Company's employees, including its executive officers, have been eligible to enroll in the Liberty Media 401(k) Savings Plan. The Liberty Media 401(k) Savings Plan provides the Company's employees with an opportunity to save for retirement. Subject to the maximum limits allowed by law, eligible participants may contribute up to 99% of their compensation. The Company will match 50% of the participants' contribution up to 6% of compensation, which matching contribution is invested in a Liberty Media stock fund. The participants' contributions to the savings plan are fully vested upon contribution. The Company's matching contributions are vested as follows:

YEARS OF SERVICE                                               VESTING PERCENTAGE
----------------                                               ------------------
Less than one...............................................            0%
1-2.........................................................           33%
2-3.........................................................           66%
3 or more...................................................          100%

OPTIONS GRANTS IN FISCAL YEAR 2002

     No Named Executive Officers were granted options in fiscal year 2002.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     No Named Executive Officers exercised options in fiscal year 2002. The Company has not issued any SARs.

                                                                                                 VALUE OF
                                                                                                UNEXERCISED
                                                                                               IN-THE-MONEY
                                                                                                OPTIONS AT
                                                                   NUMBER OF SECURITIES           FISCAL
                                   SHARES                     UNDERLYING UNEXERCISED OPTIONS    YEAR-END($)
                                ACQUIRED ON       VALUE           AT FISCAL YEAR-END(#)        EXERCISABLE/
NAME                            EXERCISE(#)    REALIZED($)      EXERCISABLE/UNEXERCISABLE      UNEXERCISABLE
----                            ------------   ------------   ------------------------------   -------------
William R. Fitzgerald.........        --             --       --                                     --
Robert T. Walston.............        --             --       --(1)                                  --
Lawrence Chernoff.............        --             --       Exercisable: 68,750                    --
                                                              Unexercisable: 206,250(2)
Scott Davis...................        --             --       Exercisable: 43,750                    --
                                                              Unexercisable: 131,250
George C. Platisa.............        --             --       Exercisable: 0                         --
                                                              Unexercisable: 250,000
Gavin W. Schutz...............        --             --       Exercisable: 0                         --
                                                              Unexercisable: 185,000
Marcus O. Evans...............        --             --       Exercisable: 62,500                    --
                                                              Unexercisable: 0

---------------

(1) Mr. Walston right to exercise 193,750 shares of the Company's Class A common stock terminated unexercised on December 31, 2002.

(2) Pursuant to Mr. Chernoff's consulting agreement, the 206,250 shares that were unexercisable at December 31, 2002 terminated on January 1, 2003. For more information about Mr. Chernoff's consulting agreement, see Part III,
    Item 13, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Consulting Agreement with Named Executive Officer" below.

LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 2002

     No long-term incentive plan awards were granted in fiscal year 2002.

REPORT ON REPRICING OF OPTIONS

     The Company did not, at any time during 2002, change the exercise price of stock options or SARs previously awarded to any of its executive officers.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

     Robert T. Walston. Prior to Mr. Walston's resignation as the Company's President, Chief Executive Officer and director on May 17, 2002, Mr. Walston had an employment agreement with Four Media Company, the Company's subsidiary, which was executed on January 1, 1999 and expired on December 31, 2003 (the "4MC Agreement"). Under the terms of the 4MC Agreement, among other things, Mr. Walston was to be paid an annual salary of $500,000 as Four Media Company's Chairman and Chief Executive Officer. Although Mr. Walston's agreement had not been modified, effective August 6, 2001, upon assumption of duties as the Company's then-current President and Chief Executive Officer, Mr. Walston began receiving an annual salary of $700,000. On November 15, 2001, Mr. Walston was granted stock options permitting him to purchase 775,000 shares of the Company's Class A common stock at an exercise price of $7.00 per share under the terms of the Company's 2001 Incentive Plan.

     On May 17, 2002, Mr. Walston's employment with the Company ended. Under the terms of his employment agreement, the Company is paying Mr. Walston his annual base salary of $700,000 until the end of the term of his employment agreement on December 31, 2003 and automatically forgave a loan of $2.0 million and accrued interest on the loan of $300,000. In addition, Mr. Walston's option to purchase 1,654,191 shares of Liberty Media Series A common stock became exercisable upon the termination of his employment and remained exercisable until January 31, 2003 at which time it expired unexercised. For more information on the loan to Mr. Walston, see Part III, Item 13, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Executive Officer Loan" below.

     The Company is currently negotiating severance arrangements with Mr. Walston, the terms of which have not been agreed upon.

     Scott Davis. Mr. Davis currently has an employment agreement, dated May 30, 2002, with the Company. During the five-year term of this employment agreement, Mr. Davis is paid an annual base salary of $350,000 and is eligible for a bonus payment, if any, based on an incentive bonus plan to be established and administered by the Compensation Committee of the board of directors. Mr. Davis also acknowledged receipt of an option to purchase 175,000 shares of the Company's Class A common stock at an exercise price of $7.00 granted to him on November 15, 2001 under the terms of Company's 2001 Incentive Plan.

     George C. Platisa. Mr. Platisa currently has an employment agreement, dated May 21, 2001, with the Company. During the five-year term of this employment agreement, Mr. Platisa is paid an annual base salary of $400,000, received a one-time signing bonus of $50,000 and is eligible for an annual bonus payment based on the sole discretion of the Chief Executive Officer. Mr. Platisa also received an option to purchase 250,000 shares of the Company's Class A common stock at an exercise price of $7.00 under the terms of Company's 2001 Incentive Plan.

     Gavin W. Schutz. Mr. Schutz currently has an employment agreement, dated May 21, 2002, with the Company. During the five-year term of this employment agreement, Mr. Schutz is paid an annual base salary of $350,000 and is eligible for a bonus payment, if any, based on an incentive bonus plan to be established and administered by the Compensation Committee of the board of directors. Mr. Schutz also acknowledged receipt of an option to purchase 185,000 shares of the Company's Class A common stock at an exercise price of $7.00 granted to him on November 15, 2001 under the terms of Company's 2001 Incentive Plan.

SEVERANCE AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

     Marcus O. Evans. On January 21, 2002, Marcus O. Evans entered into a severance agreement and general release with the Company and Liberty Media specifying the terms of the termination of his position as Executive Vice President, General Counsel and Secretary. Pursuant to the provisions of this severance agreement, effective January 21, 2002, Mr. Evans will continue to receive an amount equal to his then annual base salary of $350,000 per year as severance payments until January 31, 2004 and reimbursement for medical benefits through January 31, 2004. In addition, effective January 21, 2002, the Company accelerated the vesting of Mr. Evans' existing stock options with respect to 62,500 shares of its Class A common stock, which represented 25% of the original option grant to Mr. Evans on November 15, 2001 to purchase 250,000 shares of the Company's Class A common stock, and the original option grant was terminated as to the remaining 187,500 shares. The vested option shares are exercisable through January 31, 2004, at an exercise price of $7.00 per share subject to the terms of the 2001 Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following members of the Company's board of directors serve as members of the Compensation Committee of the board of directors: William R. Fitzgerald, Gary S. Howard, David P. Malm and Bernard W. Schotters. None of the members of the Compensation Committee (i) is an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer or employee of the Company or any of its subsidiaries, or (iii) had any related party transactions, except that Mr. Fitzgerald is the President and Chief Executive Officer of the Company and an officer of each of the Company's U.S. subsidiaries. Messrs. Howard and Fitzgerald are each officers, and Mr. Howard is a director of, Liberty Media, and Mr. Fitzgerald and another director of the Company own interests in a subsidiary of Liberty Media that owns equity securities of the Company, including convertible notes issued under the Liberty Subordinated Credit Agreement.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table lists stockholders believed by the Company to be the beneficial owners of more than five percent of either class of its outstanding common stock as of December 31, 2002. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership generally includes any shares as to which the individual has sole or shared voting power or investment power. Inclusion in the table below of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Shares issuable upon exercise or conversion of options and convertible securities that were exercisable or convertible within 60 days after December 31, 2002 and upon vesting of restricted shares are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons believed to beneficially own such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. For purposes of the following presentation, beneficial ownership of shares of the Company's Class B common stock, though convertible on a one-for-one basis into shares of Class A common stock, is reported as beneficial ownership of shares of Class B common stock only. Voting power in the table is computed with respect to a general election of directors. So far as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as believed to be owned by them, except as otherwise stated in the notes to the table. Shares of the Company's Class A common stock are represented in the table as AMGIA and shares of the Company's Class B common stock are represented in the table as AMGIB.

                                                                                                  COMBINED VOTING
                                                        NUMBER OF SHARES                           POWER OF ALL
NAME AND ADDRESS OF BENEFICIAL OWNER  TITLE OF CLASS   BENEFICIALLY OWNED   PERCENT OF CLASS(1)     HOLDINGS(1)
------------------------------------  --------------   ------------------   -------------------   ---------------
Liberty Media Corporation.........        AMGIA                45,600                  *
12300 Liberty Boulevard                   AMGIB            75,475,040(2)          100.00               99.31%
Englewood, Colorado
Robert A. Naify...................        AMGIA               876,985(3)           17.96
172 Golden Gate Avenue                    AMGIB                    --                 --                   *
San Francisco, California
David P. Beddow...................        AMGIA               387,500(4)            7.93
c/o Ascent Media Group, Inc.              AMGIB                    --                 --                   *
520 Broadway, 5th Floor
Santa Monica, CA 90401
Royce & Associates................        AMGIA               380,900(5)            7.80
1414 Avenue of the Americas               AMGIB                    --                 --                   *
New York, New York 10019

---------------

 *  Less than one percent.

(1) Based on 4,884,559 shares of the Company's Class A common stock and 52,341,164 shares of the Company's Class B common stock issued and outstanding as of December 31, 2002.

(2) Includes 23,133,876 shares of the Company's Class B common stock that are issuable upon conversion of convertible notes that are convertible within 60 days of December 31, 2002 (and includes those shares that became convertible on January 23, 2003). Of the shares shown as beneficially owned by Liberty Media, 29,614,075 are owned by direct and indirect subsidiaries of Liberty Media.

(3) Includes 876,985 shares of the Company's Class A common stock held by trusts for which Mr. Naify is both trustee and beneficiary or income beneficiary.

(4) Represents stock options to acquire 387,500 shares of the Company's Class A common stock granted pursuant to Mr. Beddow's severance agreement with the Company and Liberty Media, all of which are currently exercisable.

(5) Based on a Schedule 13D/A filed on January 31, 2003 with the Securities and Exchange Commission for beneficial ownership as of December 31, 2002.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of shares of the Company's Class A common stock by each of the Company's directors; by each individual serving as chief executive officer in 2002, by the Company's four most highly-compensated executive officers other than the chief executive officer (based on their salary and all other compensation) at December 31, 2002 and by two executives who would have been among the four most highly compensated executive officers but were not serving as executive officers at December 31, 2002 (referred to in this report as the Named Executive Officers), and by all of the Company's directors and executive officers as a group. In addition, the table sets forth information with respect to the beneficial ownership of such individuals of shares of Series A common stock and Series B common stock of Liberty Media, which owns a controlling interest in the Company. The Liberty Media charter provides that holders of Liberty Media Series A common stock are entitled to one vote per share held and holders of Liberty Media Series B common stock are entitled to ten votes per share held and, except as otherwise required by Delaware law, vote together as a single class.

     The following information is given as of December 31, 2002 and in case of percentage ownership information, is based on 4,884,559 shares of the Company's Class A common stock and 52,341,164 shares of the Company's Class B common stock, 2,476,953,566 shares of Liberty Media Series A common stock and 212,044,128 shares of Liberty Media Series B common stock issued and outstanding on that date. Shares issuable upon exercise or conversion of options and convertible securities that were exercisable or convertible within 60 days of December 31, 2002 and upon vesting of restricted shares are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons believed to beneficially own such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other persons. For purposes of the following presentation, beneficial ownership of shares of Liberty Media Series B common stock, though convertible on a one-for-one basis into shares of Liberty Media Series A common stock, is reported as beneficial ownership of shares of Liberty Media Series B common stock only.

     The number of shares beneficially owned by each of the Company's directors and each of its Named Executive Officers is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership generally includes any shares as to which the individual has sole or shared voting power or investment power. Inclusion in the table below of such shares, however, does not constitute an admission that the named director or Named Executive Officer is a direct or indirect beneficial owner of such shares. Voting power in the table is computed with respect to a general election of directors. So far as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as believed to be owned by them, except as indicated in the notes to the table. Shares of the Company's Class A common stock will be represented in the table as AMGIA.

                                                                                                          COMBINED
                                                                                                           VOTING
                                                                                                        POWER OF ALL
                                                        NUMBER OF SHARES             PERCENT OF CLASS    CLASSES OR
NAME                         TITLE OF CLASS OR SERIES  BENEFICIALLY OWNED               OR SERIES          SERIES
----                         ------------------------  ------------------            ----------------   ------------
Directors:
  William R. Fitzgerald....  AMGIA                                 --                        --               --
                             Liberty Media Series A           653,642(1)(2)(3)(29)            *                *
                             Liberty Media Series B                --                        --               --
  Robert R. Bennett........  AMGIA                                 --                        --               --
                             Liberty Media Series A         3,799,842(4)(5)(6)(7)             *             1.8%
                             Liberty Media Series B         7,923,330(6)                    3.6%
  Gary S. Howard...........  AMGIA                                 --                        --               --
                             Liberty Media Series A         5,650,822(8)(9)(10)(11)(12)          *             *
                             Liberty Media Series B                --                        --
  David P. Malm............  AMGIA                              6,000(13)                     *                *
                             Liberty Media Series A                --                        --               --
                             Liberty Media Series B                --                        --
  Brian C. Mulligan........  AMGIA                                 --                        --               --
                             Liberty Media Series A                --                        --               --
                             Liberty Media Series B                --                        --
  Larry E. Romrell.........  AMGIA                                 --                        --               --
                             Liberty Media Series A           210,365(14)(29)                 *                *
                             Liberty Media Series B             3,240(14)                     *
  Bernard W. Schotters.....  AMGIA                              3,000(15)                     *                *
                             Liberty Media Series A         2,834,000(16)(17)                 *                *
                             Liberty Media Series B             3,656(18)                     *
Named Executive Officers:
  Robert T. Walston(19)....  AMGIA                                 --                        --               --
                             Liberty Media Series A         1,654,778(20)(21)                 *                *
                             Liberty Media Series B                --                        --
  Lawrence Chernoff........  AMGIA                             68,750(22)                     *                *
                             Liberty Media Series A            49,446(23)(24)                 *                *
                             Liberty Media Series B                --                        --
  Scott Davis..............  AMGIA                              1,000                         *                *
                             Liberty Media Series A                --                        --               --
                             Liberty Media Series B                --                        --
  George C. Platisa........  AMGIA                                 --                        --               --
                             Liberty Media Series A                --                        --               --
                             Liberty Media Series B                --                        --
  Gavin W. Schutz..........  AMGIA                                 --                        --               --
                             Liberty Media Series A                --                        --               --
                             Liberty Media Series B                --                        --
  Marcus O. Evans..........  AMGIA                             62,500(25)                     *                *
                             Liberty Media Series A                --                        --               --
                             Liberty Media Series B                --                        --
All Directors and executive
  officers (as of
  December 31, 2002).......  AMGIA                             78,750(26)                   1.6%               *
  as a group (16 persons)    Liberty Media Series A        13,302,529(27)                     *             2.0%
                             Liberty Media Series B         7,930,226(28)                   3.6%

---------------

  *  Less than one percent.

 (1) Includes stock options to acquire 611,274 shares of Liberty Media Series A common stock, all of which are exercisable within 60 days of December 31, 2002.

 (2) Includes 6,168 shares held by Liberty Media's 401(k) Savings Plan.

 (3) Does not include Mr. Fitzgerald's ownership of a 7.9488% equity interest in common stock of Liberty Livewire Holdings, Inc. See footnote 29 below.

 (4) Includes 22,287 shares of Liberty Media Series A common stock held by the Liberty Media 401(k) Savings Plan.

 (5) Includes beneficial ownership of 349,307 restricted shares of Liberty Media Series A common stock, none of which were vested at December 31, 2002.

 (6) Includes beneficial ownership of 25,640 shares of Liberty Media Series A common stock and 7,922,930 shares of Liberty Media Series B common stock which may be acquired within 60 days of December 31, 2002 upon exercise of stock options. Mr. Bennett has the right to convert the options for shares of Liberty Media Series B common stock into options for shares of Liberty Media Series A common stock. The number of shares subject to these options and the applicable exercise prices were adjusted as of October 31, 2002, the record date of a rights offering by Liberty Media, as a result of its incentive stock plan's antidilution provisions. Also includes 400 shares of Liberty Media Series B common stock beneficially owned by Mr. Bennett.

 (7) Includes 1,246,580 shares of Liberty Media Series A common stock owned by Hilltop Investments, Inc., which is jointly owned by Mr. Bennett and his wife, Mrs. Deborah Bennett.

 (8) Includes 291,089 restricted shares of Liberty Media Series A common stock held by a Grantor Retained Annuity Trust, none of which were vested at December 31, 2002.

 (9) Includes beneficial ownership of 4,173,183 shares of Liberty Media Series A common stock which may be acquired within 60 days of December 31, 2002, pursuant to stock options. The number of shares subject to these options and the applicable exercise prices were adjusted as of October 31, 2002, the record date of a rights offering by Liberty Media, as a result of its incentive stock plan's antidilution provisions.

(10) Includes 40,623 shares of Liberty Media Series A common stock held by the Liberty 401(k) Savings Plan for the benefit of Mr. Howard.

(11) Includes 12,284 shares of Liberty Media Series A common stock owned by Mr. Howard's wife, Leslie D. Howard, and 185,120 shares of Liberty Media Series B common stock owned by Mrs. Leslie D. Howard, and held by a Grantor Retained Annuity Trust, as to which shares Mr. Howard has disclaimed beneficial ownership.

(12) Includes 314,376 shares of Liberty Media Series A common stock owned by a Grantor Retained Annuity Trust.

(13) Assumes the exercise in full of stock options to acquire 6,000 shares of the Company's Class A common stock, all of which are exercisable within 60 days of December 31, 2002.

(14) Does not include Mr. Romrell's ownership of a 7.9488% equity interest in common stock of Liberty Livewire Holdings, Inc. See footnote 29 below.

(15) Assumes the exercise in full of stock options to acquire 3,000 shares of the Company's Class A common stock, all of which are exercisable within 60 days of December 31, 2002.

(16) Includes 4,788 shares of Liberty Media Series A common stock held in a custodial account for the benefit of family members. Mr. Schotters is the custodian of this account and disclaims beneficial ownership of the shares therein.

(17) Includes stock options to acquire 1,096,456 shares of Liberty Media Series A common stock, all of which are exercisable within 60 days of December 31, 2002.

(18) Includes 328 shares of Liberty Media Series B common stock held by Communications Capital Partners, LLC, an entity controlled by Bernard and Nancy Schotters.

(19) Mr. Walston resigned as President, Chief Executive Officer and a director, effective May 17, 2002.

(20) Represents 587 shares held by Liberty Media's 401(k) Savings Plan.

(21) Assumes the exercise in full of stock options to acquire 1,654,191 shares of Liberty Media Series A common stock that may be exercised within 60 days of December 31, 2002. These stock options terminated unexercised on January 31, 2003.

(22) Assumes the exercise in full of stock options to acquire 68,750 shares of the Company's Class A common stock that may be exercised within 60 days of December 31, 2002.

(23) Assumes the exercise in full of stock options to acquire 47,311 shares of Liberty Media Series A common stock that may be exercised within 60 days of December 31, 2002. The number of shares subject to the stock options and the applicable exercise prices were adjusted as of October 31, 2002, the record date of a rights offering by Liberty Media, as a result of its incentive plan's antidilution provisions.

(24) Includes 2,135 shares held by Liberty Media's 401(k) Savings Plan.

(25) Assumes the exercise in full of stock options to acquire 62,500 shares of Liberty Media Series A common stock that may be exercised within 60 days of December 31, 2002, pursuant to Mr. Evans' severance agreement with Liberty Media and the Company. For a description of Mr. Evans' severance agreement, see Part III, Item 11, "COMPENSATION INFORMATION -- Severance Agreements with Named Executive Officers -- Marcus O. Evans" above.

(26) Includes shares described in footnotes 13, 15, 22 and 24 above.

(27) Includes the following:

     a. Shares described in footnotes 1 through 12, 14, 16, 17, 20, 21, 23 and 24 above.

     b. 297 shares beneficially held by Scott Davis under Liberty Media's 401(k) Savings Plan.

     c. Shares beneficially held by Richard C. Fickle, as follows: (i) 7,041 shares beneficially owned by Mr. Fickle and his wife, Robin Fickle,
          (ii) 25,584 shares that may be acquired within 60 days of December 31, 2002 upon exercise of stock options, and (iii) 1,917 shares held under Liberty Media's 401(k) Savings Plan. The number of shares subject to the stock options and the applicable exercise prices were adjusted as of October 31, 2002, the record date of a rights offering by Liberty Media, as a result of its incentive plan's antidilution provisions.

     d. Shares beneficially held by William E. Niles, as follows: (i) 10,790 shares that may be acquired within 60 days of December 31, 2002 upon exercise of stock options, and (ii) 704 shares held under Liberty Media's 401(k) Savings Plan. The number of shares subject to the stock options and the applicable exercise prices were adjusted as of October 31, 2002, the record date of a rights offering by Liberty Media, as a result of its incentive plan's antidilution provisions.

     e. Shares beneficially held by Gavin W. Schutz, as follows: (i) 59,551 shares that may be acquired within 60 days of December 31, 2002 upon exercise of stock options, and (ii) 497 shares held under Liberty Media's 401(k) Savings Plan. The number of shares subject to the stock options and the applicable exercise prices were adjusted as of October 31, 2002, the record date of a rights offering by Liberty Media, as a result of its incentive plan's antidilution provisions.

     f. Shares beneficially held by Lawrence Chernoff, as follows: (i) 47,311 shares that may be acquired within 60 days of December 31, 2002 upon exercise of stock options, and (ii) 166 shares held under Liberty Media's 401(k) Savings Plan. The number of shares subject to the stock options and the applicable exercise prices were adjusted as of October 31, 2002, the record date of a rights offering by Liberty Media, as a result of its incentive plan's antidilution provisions.

(28) Represents shares described in footnotes 6 and 18.

(29) Mr. Fitzgerald and Mr. Romrell each hold 7.9488% of the common stock of Liberty Livewire Holdings, Inc., an indirect subsidiary of Liberty Media. Liberty Livewire Holdings owns 34,977,209 shares of the Company's Class B common stock and a $41.0 million participation interest in the Liberty Subordinated Credit Agreement. The participation interest does not apply to loans made under the supplements to the Liberty Subordinated Credit Agreement.

EQUITY COMPENSATION PLAN INFORMATION

                                                              WEIGHTED-
                                                               AVERAGE
                                                           EXERCISE PRICE       NUMBER OF SECURITIES REMAINING
                             NUMBER OF SECURITIES TO BE    OF OUTSTANDING     AVAILABLE FOR FUTURE ISSUANCE UNDER
                              ISSUED UPON EXERCISE OF         OPTIONS,             EQUITY COMPENSATION PLANS
                                OUTSTANDING OPTIONS,        WARRANTS AND      (EXCLUDING SECURITIES REFLECTED IN
PLAN CATEGORY                   WARRANTS AND RIGHTS            RIGHTS                     COLUMN (A))
-------------                --------------------------   -----------------   -----------------------------------
                                        (A)                      (B)                          (C)
                             --------------------------   -----------------   -----------------------------------
EQUITY COMPENSATION PLANS
  APPROVED BY SECURITY
  HOLDERS
  2001 Incentive Plan(1)...  5,153,750 shares of the            $7.06         1,846,250 shares of the Company's
                             Company's Class A common                         Class A common stock
                             stock
  2000 Nonemployee Director
  Stock Option Plan(1).....  51,000 shares of the               $6.47         99,000 shares of the Company's
                             Company's Class A common                         Class A common stock
                             stock(2)
EQUITY COMPENSATION PLANS
  NOT APPROVED BY SECURITY
  HOLDERS
  None.....................  N/A                                  N/A         N/A
TOTAL......................  5,204,750 shares of the            $7.06         1,945,250 shares of the Company's
                             Company's Class A common                         Class A common stock
                             stock

---------------

(1) Approved by our stockholders at the 2001 Annual Meeting of Stockholders, held December 19, 2001.

(2) Of the 15,000 shares of our Class A common stock granted in an option to Sydney Pollack, a former nonemployee director who resigned from our board of directors on November 8, 2002, 6,000 shares had vested as of the date of his resignation, which were exercisable until February 6, 2003. Mr. Pollack did not exercise his option as to these vested shares before February 6, 2003.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LIBERTY SUBORDINATED CREDIT AGREEMENT WITH LIBERTY MEDIA AND SUPPLEMENTS TO LIBERTY SUBORDINATED CREDIT AGREEMENT WITH LIBERTY MEDIA

     The Company and Liberty Media, which owns over 91% of the Company's outstanding common stock and over 99% of the voting power of the Company's outstanding common stock, are parties to the Liberty Subordinated Credit Agreement as well as Supplements Nos. 1, 2 and 3 thereto. For a discussion of such agreements and borrowings and stock sales made pursuant to such agreements, see the discussion contained in Part II, Item 7, MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources -- Liberty Subordinated Credit Agreement, -- Supplement No. 1 and Supplement No. 2 and -- Supplement No. 3.

SALES OF STOCK TO LIBERTY MEDIA

     For a discussion of the Company's sales of stock to Liberty Media, in addition to those sales referred to in "-- Liberty Subordinated Credit Agreement with Liberty Media and Supplements to Liberty Subordinated Credit Agreement with Liberty Media" above, see the discussion contained in Part II, Item 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources -- Stock Sales to Liberty Media."

TAX SHARING AGREEMENT BETWEEN LIBERTY MEDIA AND THE COMPANY

     In November 2000, the Company and Liberty Media became parties to a tax sharing agreement, whereby the Company is obligated to make a cash payment to Liberty Media in each year that it (taken together with all of the Company's domestic subsidiaries) has positive taxable income measured on a separate return basis. The amount of the payment would be equal to the amount of that positive taxable income multiplied by the highest corporate tax rate. In the event that
(1) the Company and its subsidiaries, when treated as a separate group, have a net operating loss or are entitled to a net tax credit for a particular year, and (2) Liberty Media is able to use such loss or credit to reduce its tax liability for any year, the Company would become entitled to a credit against future payments to Liberty Media under the agreement. If the Company becomes disaffiliated from Liberty Media and the group of companies that file tax returns jointly with Liberty Media (i.e., if the value or voting power of Liberty Media's stock ownership of the Company were to drop below 80%) prior to the time that the Company is able to use such credit, the Company would be entitled to a payment from Liberty Media at the earlier of the time that (1) the Company shows it could have used the net operating loss carry forward or net tax credit to reduce the Company's own separately computed tax liability or (2) the value or voting power of Liberty Media's stock ownership of us drops below 20%. In addition, under the tax sharing agreement, the Company has the right to participate in the defense of claims of the Internal Revenue Service that might affect its liability under the agreement, and to participate in tax refunds paid to Liberty Media where such refunds are due in part to its operations.

SERVICES RECEIVED FROM LIBERTY MEDIA

     Liberty Media allocates salaries, benefits, business insurance and certain other general and administrative expenses (including a portion of the salary of William R. Fitzgerald, the Company's President and Chief Executive Officer) to the Company. In addition, the Company reimburses Liberty Media for certain expenses, such as employee medical costs, and business property and casualty insurance paid by Liberty Media on behalf of the Company. The Company has determined the allocated and reimbursed amounts to be reasonable and equal to the fair value of the expenses charged. Amounts allocated from Liberty Media to the Company totaled $14.1 million and $5.4 million for the years ended December 31, 2002 and 2001, respectively. The increase in such amounts is primarily attributed to medical insurance being purchased through Liberty Media starting fiscal 2002.

EXECUTIVE OFFICER LOAN

     On April 8, 1999, Mr. Walston was granted a loan from Four Media Company in the principal amount of $2.0 million in conjunction with the execution of his agreement with Four Media Company, dated January 1, 1999, for employment as its President and Chief Executive Officer. Four Media Company became a subsidiary of the Company in June 2000 and Mr. Walston became the Company's acting President and Chief Executive Officer in April 2001 and was the Company's President and Chief Executive Officer from August 2001 to May 2002.

     The loan was unsecured and bore interest at an annual rate of 4.59%, compounded semiannually. Mr. Walston was required to repay the outstanding balance of the loan, if any, and any accrued interest thereon, no later than May 8, 2004. Notwithstanding the foregoing terms of the loan, Mr. Walston's employment agreement provided that the outstanding balance of the loan, if any, and any accrued interest thereon would be automatically forgiven, upon the occurrence of any of the following events: (1) a change of control of Four Media Company during the five-year term of the loan; or (2) termination of Mr. Walston's employment without cause or for good reason; or (3) the Company (as successor to Four Media Company) achieving $327.0 million or more in consolidated gross operating revenues (as defined in the note governing the loan) during the 365 day period beginning April 8, 2003 (referred to in this report as the Measurement Period); or (4) the Company (as successor to Four Media Company) achieving $87.0 million or more in consolidated "earnings before interest, taxes, depreciation and amortization" during the Measurement Period; or (5) the board of directors, in its sole and absolute discretion, determining that the payments under the loan should be forgiven following the expiration of the

Measurement Period. In April 2000, Mr. Walston agreed to waive the forgiveness of the loan that would otherwise have resulted from the acquisition of Four Media Company by Liberty Media.

     On January 25, 2002, our Compensation Committee approved, subject to stockholder approval, an amendment and restatement of the loan agreement (i) to modify the performance benchmarks, which, if satisfied, would result in a cancellation of the loan, (ii) to provide for our payment of all tax liability incurred by Mr. Walston associated with any forgiveness of the loan, and (iii) to extend the term of the loan from May 8, 2004 to February 15, 2005. Since the annual meeting of stockholders was held on January 23, 2003, after Mr. Walston's employment with the Company terminated, the proposed loan amendment was not submitted for stockholder approval.

     On May 17, 2002, Mr. Walston's employment with the Company terminated and, pursuant to his employment agreement, the outstanding balance under the loan of $2.0 million plus accrued interest of $300,000 was automatically forgiven. The Company is currently negotiating severance arrangements with Mr. Walston, the terms of which have not been agreed upon.

SERVICES RECEIVED FROM SMH ENTERTAINMENT, INC.

     In connection with Liberty Media's acquisition of a controlling interest in our Company, we, Mr. Hassanein (then a member of our board of directors who later resigned as of February 27, 2002), SMH Entertainment, Inc., a corporation under Mr. Hassanein's control, and Liberty Media entered into a three-year consulting agreement, dated December 10, 1999, and commencing as of June 9, 2000, as amended by certain stock option agreements, the terms of which are as follows: (1) SMH Entertainment receives $150,000 annually as compensation for Mr. Hassanein's consulting services to us during the terms of the agreement; and
(2) Mr. Hassanein received a stock option to purchase 50,000 shares of our Class A common stock at an exercise price of $7.00 per share, all of which are fully vested and exercisable, and an additional stock option to purchase 100,000 shares of our Class A common stock at an exercise price of $10.27 per share, all of which are fully vested and exercisable. The above-mentioned options were granted to Mr. Hassanein on August 6, 2001, pursuant to stock option agreements dated as of June 1, 2001, and they all expire on the earlier of June 9, 2010, a change of control of the Company, or two years after the death or permanent disability of Mr. Hassanein, if not previously exercised.

CONSULTING AGREEMENT WITH NAMED EXECUTIVE OFFICER

     The Company has entered into a three-year consulting agreement with Lawrence Chernoff, dated November 20, 2002 and amended and restated January 1, 2003 to include Mr. Chernoff's company, Larry Chernoff & Associates, as a signatory to the consulting agreement, pursuant to which Mr. Chernoff's employment with the Company terminated effective December 31, 2002 and he became a consultant to the Company effective January 1, 2003. Under the consulting agreement, Mr. Chernoff will provide advice, guidance and consultation to the Company with respect to (a) the operation, management, and strategic vision of the Company's Creative Services Group, (b) marketing, client retention and development, and new business development for the Creative Services Group, and
(c) new technologies and their deployment. For these services, Mr. Chernoff will be paid a minimum of $350,000 per year and will have the opportunity to earn additional compensation up to a maximum of $130,000 per year. Mr. Chernoff received no severance payment in connection with the termination of his employment, but 68,750 of the shares covered by Mr. Chernoff's option to purchase 275,000 of the Company's Class A common stock vested on December 31, 2002, and will remain exercisable in accordance with the terms of the Company's 2001 Incentive Plan for so long as Mr. Chernoff remains a consultant to the Company. The option terminated as to the remaining 206,250 shares on January 1, 2003. Mr. Chernoff's option to purchase a total of 59,139 shares of Liberty Media Series A common stock (47,311 shares of which have already vested) will continue to vest in accordance with its current vesting schedule and will remain exercisable in accordance with the terms of the Four Media Company 1997 Stock Plan for so long as Mr. Chernoff remains a consultant to the Company. The term of the consulting agreement will automatically extend for two additional one-year periods unless Mr. Chernoff gives prior notice of his intention to terminate the consulting agreement.

SERVICES AGREEMENTS WITH ONCOMMAND CORPORATION

     Effective October 1, 2002, the Company entered into a short-term agreement with OnCommand Corporation ("OnCommand"), a controlled subsidiary of Liberty Media, pursuant to which the Company is supplying OnCommand with uplink and satellite transport services at a cost of $150,000 through March 31, 2003. OnCommand has been utilizing the Company's services to test the satellite delivery of content updates to OnCommand's downlink sites at various hotels. The Company executed a Content Preparation and Distribution Services Agreement, dated March 24, 2003, with a wholly-owned subsidiary of OnCommand, under which the Company will provide uplink and satellite transport services for a negotiated rate of approximately $250,000 per year for a period of five years and content preparation services valued at a negotiated rate for each use of covered services for a period of five years at OnCommand's request. The parties are also negotiating an agreement for the installation by the Company of satellite equipment at OnCommand's downlink sites at hotels for a set fee per installation completed.

ITEM 14.  CONTROLS AND PROCEDURES

     The Company's chief executive officer and chief financial officer performed an evaluation of the Company's disclosure controls and procedures (as defined in Rule 13a-14(c) and Rule 15d-14(c) of the Securities Exchange Act of 1934, as amended) as of a date within 90 days prior to the filing of this report. Based on this evaluation, the Company's chief executive officer and chief financial officer conclude that such controls and procedures effectively insure that information required to be disclosed in this report is appropriately recorded, processed and reported. There have been no significant changes in the Company's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

                                    PART IV

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     (a) Financial Statement Schedules and Exhibits

          (1) Financial Statements and Schedules are as listed in the Index to Financial Statements and Financial Statement Schedule on page F-1 of this Annual Report on Form 10-K.

          (2) See Exhibit Index on page 61 of this Annual Report on Form 10-K.

     (b) Reports on Form 8-K

         Current Report on Form 8-K, filed with the Commission on October 8, 2002 (regarding transactions under Supplement No. 3 to the Liberty Subordinated Credit Agreement on September 30, 2002).

         Current Report on Form 8-K, filed with the Commission on November 14, 2002 (attaching certifications by the Company's chief executive officer and chief financial officer pursuant to section 906 of the Sarbanes-Oxley Act of 2002 in connection with the Company's filing of its Quarterly Report on Form 10-Q, which was also filed with the Commission on November 14, 2002).

         Current Report on Form 8-K, filed with the Commission on November 18, 2002 (regarding a written consent of stockholders in lieu of a meeting to amend the Company's articles of incorporation to change the name of the Company to "Ascent Media Group" and amends certain information with respect to the Company's registered agent in Delaware).

     (c) Exhibits

         Exhibits are as listed in the Exhibit Index on page 61 of this Annual Report on Form 10-K.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
                                          ASCENT MEDIA GROUP, INC.

                                          /s/ WILLIAM R. FITZGERALD
                                          --------------------------------------
                                          William R. Fitzgerald
                                          President, Chief Executive Officer and
                                          Director
                                          March 27, 2003

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Fitzgerald and George C. Platisa, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

     DATE                             SIGNATURE
     ----                             ---------



March 27, 2003                /s/ WILLIAM R. FITZGERALD
                          ----------------------------------
                                William R. Fitzgerald
                                Chairman of the Board
                              President, Chief Executive
                                 Officer and Director




March 27, 2003                    /s/ GARY S. HOWARD
                          ----------------------------------
                                    Gary S. Howard
                                       Director




March 27, 2003                  /s/ BRIAN C. MULLIGAN
                          ----------------------------------
                                  Brian C. Mulligan
                                       Director




March 27, 2003                 /s/ BERNARD W. SCHOTTERS
                          ----------------------------------
                                 Bernard W. Schotters
                                       Director




March 27, 2003                      /s/ JAY SINGH
                          ----------------------------------
                                      Jay Singh
                              Senior Vice President and
                               Chief Accounting Officer


     DATE                             SIGNATURE
     ----                             ---------




March 27, 2003                  /s/ ROBERT R. BENNETT
                          ----------------------------------
                                  Robert R. Bennett
                                       Director




March 27, 2003                    /s/ DAVID P. MALM
                          ----------------------------------
                                    David P. Malm
                                       Director




March 27, 2003                   /s/ LARRY E. ROMRELL
                          ----------------------------------
                                   Larry E. Romrell
                                       Director




March 27, 2003                  /s/ GEORGE C. PLATISA
                          ----------------------------------
                                  George C. Platisa
                             Chief Financial Officer and
                               Executive Vice President

                                 CERTIFICATIONS

                    CERTIFICATION OF CHIEF EXECUTIVE OFFICER

I, William R. Fitzgerald, certify that:

     1. I have reviewed this annual report on Form 10-K of Ascent Media Group, Inc.;

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

     4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

          a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

          b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

          c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

          a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                          /s/ WILLIAM R. FITZGERALD
                                          --------------------------------------
                                          William R. Fitzgerald
                                          Chief Executive Officer

Date: March 27, 2003

                    CERTIFICATION OF CHIEF FINANCIAL OFFICER

     I, George C. Platisa, certify that:

     1. I have reviewed this annual report on Form 10-K of Ascent Media Group, Inc.;

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

     4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

          a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

          b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

          c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

          a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                          /s/ GEORGE C. PLATISA
                                          --------------------------------------
                                          George C. Platisa
                                          Chief Financial Officer

Date: March 27, 2003

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                              DESCRIPTION
------------                           -----------
    3.1        Restated Certificate of Incorporation of the Company
               (Incorporated by reference to Exhibit 99.1 to the Company's
               Current Report on Form 8-K dated November 18, 2002, filed
               with the Securities and Exchange Commission (the
               "Commission") on November 18, 2002).
    3.2        Amended and Restated Bylaws of the Company (filed herewith).
    4.1        Specimen certificate for shares of Class A common stock; par value $0.01 per share, of the Company (filed herewith).
    4.2        Specimen certificate for shares of Class B common stock, par value $0.01 per share, of the Company (filed herewith).
   10.1        Liberty Livewire Corporation 2001 Incentive Plan
               (Incorporated by reference to Annex B to the Company's Proxy
               Statement filed with the Commission on November 20, 2001).
   10.2        2000 Nonemployee Director Stock Option Plan of Liberty
               Livewire Corporation (Incorporated by reference to Annex C to the Company's Proxy Statement filed with the Commission on November 20, 2001).
   10.3        Subordination Agreement dated as of June 2001, between the
               Company and Liberty Media Corporation (Incorporated by
               reference to Exhibit 10.17 to the Company's Annual Report on
               Form 10-K, filed with the Commission on April 1, 2002).
   10.4        Amendment No. 1 to the Senior Credit Agreement, dated as of
               November 1, 2001 among Liberty Livewire Corporation, the
               several banks and other financial institutions from time to time parties to the Agreement, Bank of America, N.A., as
               issuer of certain letters of credit and as swingline lender,
               Banc of America Securities LLC, as lead arranger and book
               manager, Bank of America, N.A., as administrative agent for the lenders, Salomon Smith Barney Inc., as syndication agent for the lenders and the Bank of New York Company, Inc. as
               documentation agent for the lenders (Incorporated by
               reference to Exhibit 10.16 to the Company's Annual Report on
               Form 10-K, filed with the Commission on April 1, 2002).
   10.5        Amendment No. 2, dated as of March 26, 2002, to the Credit
               Agreement, dated as of December 22, 2000, among Liberty
               Livewire Corporation, as Borrower, the Several Lenders from
               Time to Time Parties Thereto; Banc of America Securities
               LLC, as Lead Arranger and Book Manager; Bank of America,
               N.A., as Issuer and Swingline Lender; Bank of America, N.A.,
               as Administrative Agent; Salomon Smith Barney Inc., as
               Syndication Agent; and The Bank of New York Company, Inc.,
               as Documentation Agent (Incorporated by reference to Exhibit
               10.1 to the Company's Quarterly Report on Form 10-Q, filed with the Commission on May 15, 2002).
   10.6        Amendment No. 3, dated as of November 13, 2002, to the
               Credit Agreement, dated as of December 22, 2000, among
               Liberty Livewire Corporation, as Borrower, the Several
               Lenders from Time to Time Parties Thereto; Banc of America
               Securities LLC, as Lead Arranger and Book Manager; Bank of
               America, N.A., as Issuer and Swingline Lender; Bank of
               America, N.A., as Administrative Agent; Salomon Smith Barney
               Inc., as Syndication Agent; and The Bank of New York
               Company, Inc., as Documentation Agent (Incorporated by
               reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q, filed with the Commission on November 14,
               2002).
   10.7        Senior Credit Agreement Consent Letter, dated June 28, 2002
               (Incorporated by reference to Exhibit 10.1 to the Company's
               Quarterly Report on Form 10-Q, filed with the Commission on
               August 14, 2002).
   10.8        Heller Consent Letter, dated June 28, 2002 (Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q, filed on August 14, 2002).

  EXHIBIT
   NUMBER                              DESCRIPTION
------------                           -----------
   10.9        Supplement No. 1 to the First Amended and Restated Credit
               Agreement, dated June 28, 2002, by and between Liberty
               Livewire Corporation and Liberty Media Corporation, and
               Promissory Note, dated June 28, 2002, from Liberty Livewire
               Corporation in favor of Liberty Media Corporation
               (Incorporated by reference to Exhibit 10.3 to the Company's
               Quarterly Report on Form 10-Q, filed with the Commission on
               August 14, 2002).
   10.10       Supplement No. 2 to the First Amended and Restated Credit
               Agreement, dated July 24, 2002, by and between Liberty
               Livewire Corporation and Liberty Media Corporation, and
               Promissory Note, dated July 24, 2002, from Liberty Livewire
               Corporation in favor of Liberty Media Corporation
               (Incorporated by reference to Exhibit 10.4 to the Company's
               Quarterly Report on Form 10-Q, filed with the Commission on
               August 14, 2002).
   10.11       Supplement No. 3 to the First Amended and Restated Credit
               Agreement, dated August 13, 2002, by and between Liberty
               Livewire Corporation and Liberty Media Corporation
               (Incorporated by reference to Exhibit 10.5 to the Company's
               Quarterly Report on Form 10-Q, filed with the Commission on
               August 14, 2002).
   10.12       Consent Letter of Parties to the Senior Credit Agreement,
               dated September 26, 2002 (Incorporated by reference to
               Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q,
               filed with the Commission on November 14, 2002).
   10.13       Consent Letter of Heller Financial Leasing, Inc., dated
               September 26, 2002 (Incorporated by reference to Exhibit
               10.2 to the Company's Quarterly Report on Form 10-Q, filed with the Commission on November 14, 2002).
   10.14       Stock Purchase Agreement, dated as of September 30, 2002, by and between the Company and Liberty Media Corporation
               (Incorporated by reference to Exhibit 99.5 to the Company's
               Current Report on Form 8-K as filed with the Commission on
               October 8, 2002).
   10.15       Promissory Note, dated September 30, 2002 of the Company in the original principal amount of $5,349,700 for the benefit of Liberty Media Corporation (Incorporated by reference to
               Exhibit 99.6 to the Company's Current Report on Form 8-K as
               filed with the Commission on October 8, 2002).
   10.16       Promissory Note, dated October 17, 2002 of the Company in
               the original principal amount of $4,000,000 for the benefit of Liberty Media Corporation (filed herewith).
   10.17       Employment Agreement, dated January 1, 1999, by and between
               Robert T. Walston and Four Media Company (Incorporated by
               reference to Exhibit 10.20 to the Company's Annual Report on
               Form 10-K, filed on April 1, 2002).
   10.18       Employment Agreement, dated May 30, 2002, by and between
               Scott Davis and the Company (filed herewith).
   10.19       Employment Agreement, dated May 21, 2001, by and between
               George C. Platisa and the Company (filed herewith).
   10.20       Employment Agreement, dated May 21, 2002, by and between
               Gavin Schutz and the Company (filed herewith).
   10.21       Consulting Agreement, dated January 1, 2003, by and among
               Lawrence Chernoff, Larry Chernoff & Associates and the
               Company (filed herewith).
   10.22       Registration Rights Agreement, dated as of June 1, 2001,
               between the Company and Salah M. Hassanein (Incorporated by reference to Exhibit 10.22 to the Company's Annual Report on
               Form 10-K, filed on April 1, 2002).
   10.23       Stock Option Agreement, dated as of June 1, 2001, between
               the Company and Salah M. Hassanein (option for 50,000
               shares) (Incorporated by reference to Exhibit 10.23 to the
               Company's Annual Report on Form 10-K, filed on April 1,
               2002).

  EXHIBIT
   NUMBER                              DESCRIPTION
------------                           -----------
   10.24       Stock Option Agreement, dated as of June 1, 2001, between
               the Company and Salah M. Hassanein (option for 100,000
               shares) (Incorporated by reference to Exhibit 10.24 to the
               Company's Annual Report on Form 10-K, filed on April 1,
               2002).
   11.1        Computation of Per Share Earnings. See Note 2 of Notes to
               Financial Statements.
   18.1        Changes in Accounting Principles. See Note 2 of Notes to
               Financial Statements.
   21.1        Subsidiaries of the Company (filed herewith).
   24          Power of Attorney (included with the signature page hereof).
   99.1        Certification pursuant to section 906 of the Sarbanes-Oxley
               Act of 2002. Pursuant to Commission Release 34-47551 this
               certification shall not be deemed to be filed with the
               Commission but shall be deemed to accompany this report.

                            ASCENT MEDIA GROUP, INC.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                                                               PAGE
                                                               ----
Independent Auditors' Report................................    F-2
Consolidated Balance Sheets at December 31, 2002 and 2001...    F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 2002 and 2001, the Seven Months Ended
  December 31, 2000, and the Five Months Ended May 31,
  2000......................................................    F-4
Consolidated Statements of Stockholders' Equity and
  Comprehensive Income (Loss) for the Years Ended December
  31, 2002 and 2001, the Seven Months Ended December 31,
  2000, and the Five Months Ended May 31, 2000..............    F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2002 and 2001, the Seven Months Ended
  December 31, 2000, and the Five Months Ended May 31,
  2000......................................................    F-6
Notes to Consolidated Financial Statements..................    F-7
Schedule II: Valuation and Qualifying Accounts for the Years
  Ended December 31, 2002 and 2001, the Seven Months Ended
  December 31, 2000, and the Five Months Ended May 31,
  2000......................................................   F-40

     Schedules other than those listed above have been omitted because of the absence of the conditions under which they are required or because the required information, where material, is shown in the financial statements or the notes thereto.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                          INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors
Ascent Media Group, Inc.:

     We have audited the accompanying consolidated financial statements of Ascent Media Group, Inc. (formerly known as Liberty Livewire Corporation) and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ascent Media Group, Inc. (formerly known as Liberty Livewire Corporation) and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001, the seven months ended December 31, 2000, and the five months ended May 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, effective June 9, 2000, Liberty Media Corporation obtained a controlling interest in Ascent Media Group, Inc. (formerly known as Liberty Livewire Corporation) in a business combination accounted for as a purchase. As a result of the business combination, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and thereof, is not comparable.

     As discussed in Note 3 to the consolidated financial statements, the Company adopted Statement of Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, and accordingly, has changed its method of accounting for goodwill and other intangible assets for the year ended December 31, 2002.

                                          /s/ KPMG LLP

February 18, 2003
Los Angeles, California

                            ASCENT MEDIA GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
                                      ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  11,998   $  23,433
  Trade receivables, net....................................     96,091      96,696
  Inventories...............................................      4,314       4,016
  Deferred income taxes, net................................      6,176       5,006
  Prepaid expenses and other current assets.................     15,862      14,237
                                                              ---------   ---------
         Total current assets...............................    134,441     143,388
                                                              ---------   ---------
  Property, plant and equipment, net........................    300,497     316,077
  Goodwill and other intangible assets, net.................    343,057     448,909
  Other assets, net.........................................     15,331      11,317
                                                              ---------   ---------
         Total assets.......................................  $ 793,326   $ 919,691
                                                              =========   =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt and capital lease
    obligations.............................................  $  18,928   $  19,129
  Accounts payable..........................................     31,280      38,906
  Accrued expenses and other current liabilities............     61,266      76,345
                                                              ---------   ---------
         Total current liabilities..........................    111,474     134,380
                                                              ---------   ---------
  Long-term debt and capital lease obligations..............    383,056     424,556
  Convertible subordinated notes, net.......................    205,299     183,685
  Due to parent company, net................................     14,107       5,439
  Deferred income taxes, net................................      1,506       5,006
  Other liabilities.........................................      9,661      13,177
                                                              ---------   ---------
         Total liabilities..................................    725,103     766,243
                                                              ---------   ---------
Commitments and contingencies (See Note 15)
Stockholders' Equity:
  Common Stock:
    Class A; authorized 300,000,000 shares of $0.01 par
     value; 4,884,559 and 5,334,022 issued and outstanding
     at December 31, 2002 and 2001, respectively............         49          53
    Class B; authorized 100,000,000 shares of $0.01 par
     value; 52,341,164 and 34,393,330 issued and outstanding
     at December 31, 2002 and 2001, respectively............        523         344
  Additional paid-in capital................................    653,842     617,933
  Treasury stock; 16,251 and 1,508 shares at cost at
    December 31, 2002 and 2001, respectively................       (124)        (28)
  Accumulated deficit.......................................   (581,268)   (446,082)
  Other.....................................................        161      (1,356)
  Accumulated other comprehensive loss......................     (4,960)    (17,416)
                                                              ---------   ---------
         Total stockholders' equity.........................     68,223     153,448
                                                              ---------   ---------
Total liabilities and stockholders' equity..................  $ 793,326   $ 919,691
                                                              =========   =========

          See accompanying notes to consolidated financial statements

                            ASCENT MEDIA GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                       ------------------
                                                                     ASCENT MEDIA                           TODD-AO
                                                   -------------------------------------------------   ------------------
                                                                                    SEVEN MONTHS          FIVE MONTHS
                                                    YEAR ENDED     YEAR ENDED           ENDED                ENDED
                                                   DECEMBER 31,   DECEMBER 31,      DECEMBER 31,            MAY 31,
                                                       2002           2001              2000                  2000
                                                   ------------   ------------   -------------------   ------------------
Net revenues.....................................  $   539,333    $   592,732        $   253,099          $    53,243
Cost of services.................................      322,007        370,191            161,633               36,563
                                                   -----------    -----------        -----------          -----------
    Gross profit.................................      217,326        222,541             91,466               16,680
                                                   -----------    -----------        -----------          -----------
Operating expenses:
  Selling, general and administrative............      130,037        126,783             57,352                9,160
  Depreciation and amortization..................       67,272        128,603             51,545                6,925
  Non-cash compensation (income) expense.........          (48)         4,293            (29,577)                  --
  Impairment of goodwill, intangible and
    long-lived assets............................       83,718        307,932                 --                   --
  Restructuring and other charges................         (435)         5,558                 --                   --
                                                   -----------    -----------        -----------          -----------
    Total operating expenses.....................      280,544        573,169             79,320               16,085
                                                   -----------    -----------        -----------          -----------
Income (loss) from operations....................      (63,218)      (350,628)            12,146                  595
                                                   -----------    -----------        -----------          -----------
  Interest expense, net..........................       64,820         63,119             19,132                1,641
  Other (income) expense, net....................      (14,515)        10,974               (872)               1,070
                                                   -----------    -----------        -----------          -----------
Loss before income taxes and change in accounting
  principle......................................     (113,523)      (424,721)            (6,114)              (2,116)
Provision (benefit) for income taxes.............        1,436         11,568              3,679                 (441)
                                                   -----------    -----------        -----------          -----------
Loss before change in accounting principle.......     (114,959)      (436,289)            (9,793)              (1,675)
Change in accounting principle...................      (20,227)            --                 --                   --
                                                   -----------    -----------        -----------          -----------
Net loss.........................................  $  (135,186)   $  (436,289)       $    (9,793)         $    (1,675)
                                                   ===========    ===========        ===========          ===========
Weighted average number of common and common
  equivalent shares outstanding:
                                                   -----------    -----------        -----------          -----------
  Basic and diluted..............................   43,971,836     37,858,123         34,463,373           10,768,773
                                                   ===========    ===========        ===========          ===========
Net loss per common share -- basic and diluted:
  Loss before change in accounting principle.....  $     (2.61)   $    (11.52)       $     (0.28)         $     (0.16)
  Change in accounting principle.................         (.46)            --                 --                   --
                                                   -----------    -----------        -----------          -----------
  Net loss per common share......................  $     (3.07)   $    (11.52)       $     (0.28)         $     (0.16)
                                                   ===========    ===========        ===========          ===========
                                                                                                        -----------------

          See accompanying notes to consolidated financial statements

                            ASCENT MEDIA GROUP, INC.

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND
                          COMPREHENSIVE INCOME (LOSS)
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       RETAINED
                                  CLASS A               CLASS B         ADDITIONAL     EARNINGS
                            -------------------   -------------------    PAID-IN     (ACCUMULATED   TREASURY
                              SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL       DEFICIT)      STOCK      OTHER
                            ----------   ------   ----------   ------   ----------   ------------   --------   -------
Balance at December 31,
  1999....................   8,951,404    $ 91     1,747,178    $ 17     $ 47,089     $  21,881      $ (47)    $    --
  Exercise of stock
    options...............     151,318      --            --      --          776            --         --          --
  Other comprehensive
    income................          --      --            --      --           --            --         --          --
  Net loss................          --      --            --      --           --        (1,675)        --          --
                            ----------    ----    ----------    ----     --------     ---------      -----     -------
Balance at May 31, 2000...   9,102,722      91     1,747,178      17       47,865        20,206        (47)         --
  Conversion of equity in
    Todd Merger...........  (4,828,403)    (48)    4,772,729      48       91,474       (20,206)        28      (2,858)
  Unearned stock
    compensation..........          --      --            --      --       (2,458)           --         --       2,585
  Exercise of stock
    options...............     348,959       4       296,039       3        1,413            --         --          --
  Stock issued for
    acquisitions..........     683,465       6    24,796,770     248      413,974            --         --          --
  SAR adjustments.........          --      --            --      --           --            --         --        (409)
  Contribution to
    capital...............          --      --            --      --       17,918            --         --          --
  Other comprehensive
    loss..................          --      --            --      --           --            --         --          --
  Net loss................          --      --            --      --           --        (9,793)        --          --
                            ----------    ----    ----------    ----     --------     ---------      -----     -------
Balance at December 31,
  2000....................   5,306,743      53    31,612,716     316      570,186        (9,793)       (19)       (682)
  Stock compensation......          --      --            --      --        1,661            --         --         179
  Issuance of stock.......      28,787      --            --      --          252            --         --          --
  Beneficial conversion on
    subordinated debt.....          --      --            --      --       25,475            --         --          --
  SAR adjustments.........          --      --            --      --           --            --         --        (853)
  Contribution to
    capital...............          --      --            --      --        2,496            --         --          --
  Purchase of treasury
    shares................      (1,508)     --            --      --           --            --         (9)         --
  Payment of interest on
    convertible
    subordinated notes....          --      --     2,780,614      28       17,863            --         --          --
  Other comprehensive
    loss..................          --      --            --      --           --            --         --          --
  Net loss................          --      --            --      --           --      (436,289)        --          --
                            ----------    ----    ----------    ----     --------     ---------      -----     -------
Balance at December 31,
  2001....................   5,334,022    $ 53    34,393,330    $344     $617,933     $(446,082)     $ (28)    $(1,356)
  Stock compensation......          --      --            --      --        2,799            --         --         255
  Issuance of stock.......       6,261      --     7,510,981      75       13,218            --         --          --
  SAR adjustments.........          --      --            --      --          135            --                  1,262
  Redemption of stock.....    (440,981)     (4)                            (1,407)           --         --          --
  Purchase of treasury
    shares................     (14,743)     --            --      --           --            --        (96)         --
  Payment of interest on
    convertible
    subordinated notes....          --      --    10,436,853     104       21,164            --         --          --
  Other comprehensive
    loss..................          --      --            --      --           --            --         --          --
  Net loss................          --      --            --      --           --      (135,186)        --          --
                            ----------    ----    ----------    ----     --------     ---------      -----     -------
Balance at December 31,
  2002....................   4,884,559    $ 49    52,341,164    $523     $653,842     $(581,268)     $(124)    $   161
                            ==========    ====    ==========    ====     ========     =========      =====     =======

                             ACCUMULATED
                                OTHER
                            COMPREHENSIVE
                               INCOME
                               (LOSS)         TOTAL
                            -------------   ---------
Balance at December 31,
  1999....................    $   (171)     $  68,860
  Exercise of stock
    options...............          --            776
  Other comprehensive
    income................       5,643          5,643
  Net loss................          --         (1,675)
                              --------      ---------
Balance at May 31, 2000...       5,472         73,604
  Conversion of equity in
    Todd Merger...........          --         68,438
  Unearned stock
    compensation..........          --            127
  Exercise of stock
    options...............          --          1,420
  Stock issued for
    acquisitions..........          --        414,228
  SAR adjustments.........          --           (409)
  Contribution to
    capital...............          --         17,918
  Other comprehensive
    loss..................     (12,406)       (12,406)
  Net loss................          --         (9,793)
                              --------      ---------
Balance at December 31,
  2000....................      (6,934)       553,127
  Stock compensation......          --          1,840
  Issuance of stock.......          --            252
  Beneficial conversion on
    subordinated debt.....          --         25,475
  SAR adjustments.........          --           (853)
  Contribution to
    capital...............          --          2,496
  Purchase of treasury
    shares................          --             (9)
  Payment of interest on
    convertible
    subordinated notes....          --         17,891
  Other comprehensive
    loss..................     (10,482)       (10,482)
  Net loss................          --       (436,289)
                              --------      ---------
Balance at December 31,
  2001....................    $(17,416)     $ 153,448
  Stock compensation......          --          3,054
  Issuance of stock.......          --         13,293
  SAR adjustments.........                      1,397
  Redemption of stock.....          --         (1,411)
  Purchase of treasury
    shares................          --            (96)
  Payment of interest on
    convertible
    subordinated notes....          --         21,268
  Other comprehensive
    loss..................      12,456         12,456
  Net loss................          --       (135,186)
                              --------      ---------
Balance at December 31,
  2002....................    $ (4,960)     $  68,223
                              ========      =========

          See accompanying notes to consolidated financial statements

                            ASCENT MEDIA GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                              --------------------------------------------------------
                                                                             ASCENT MEDIA                    TODD-AO
                                                              ------------------------------------------   -----------
                                                                                            SEVEN MONTHS   FIVE MONTHS
                                                               YEAR ENDED     YEAR ENDED       ENDED          ENDED
                                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MAY 31,
                                                                  2002           2001           2000          2000
                                                              ------------   ------------   ------------   -----------
Cash flows from operating activities:
  Net loss..................................................   $(135,186)     $(436,289)     $  (9,793)      $(1,675)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization...........................      67,272        128,603         51,545         6,925
    Non-cash interest expense...............................      27,666         25,507             --            --
    Amortization of discount................................       3,462          2,968             --            --
    Change in market value of derivative....................      (8,314)         2,119             --            --
    Non-cash compensation expense...........................         (48)         4,293        (29,577)           --
    Impairment of long-lived assets.........................      83,718        307,932             --            --
    Change in accounting principle..........................      20,227
    Restructuring and other charges.........................        (435)         5,388             --            --
    Deferred income taxes (benefit), net....................      (4,670)         5,541         12,995           565
    Realized loss on sale of marketable securities..........          --          1,402             --            --
    (Gain) loss on disposal of fixed assets.................      (1,766)         9,867             --            --
    Gain on sale of Triumph.................................      (1,599)            --             --            --
    Other...................................................         424         (1,323)            --            --
  Changes in assets and liabilities (net of acquisitions):
    Trade receivables, net..................................       1,676         17,867         (7,442)        2,469
    Inventories, prepaid expenses and other assets..........      (7,858)         9,398         (2,000)         (115)
    Accounts payable, accrued expenses and other
      liabilities...........................................      (5,407)       (22,918)         2,401        (2,021)
    Due to/from parent company..............................       8,668          3,917         (7,246)           --
    Other non-current liabilities...........................      (5,193)         9,309            866        (1,695)
                                                               ---------      ---------      ---------       -------
Net cash flows provided by operating activities.............      42,637         73,581         11,749         4,453
                                                               ---------      ---------      ---------       -------
Cash flows from investing activities:
    Proceeds from sales of marketable securities and
      investments...........................................          --          7,834             --         1,951
    Purchases of marketable securities and investments......          --           (300)        (5,093)           --
    Proceeds from disposal of fixed assets..................       4,791         14,475             --            --
    Capital expenditures....................................     (55,352)       (73,705)       (76,700)       (4,038)
    Acquisitions, net of cash acquired......................          --       (140,014)       (23,607)           --
    Other assets............................................          --             --             --        (1,669)
                                                               ---------      ---------      ---------       -------
Net cash flows used in investing activities.................     (50,561)      (191,710)      (105,400)       (3,756)
                                                               ---------      ---------      ---------       -------
Cash flows from financing activities:
    Borrowings of long-term debt............................       8,955         53,384        384,472           400
    Payments of long-term debt and capital lease
      obligations...........................................     (45,883)       (46,508)      (385,485)       (2,669)
    Borrowings under convertible subordinated notes.........      18,151        113,738         92,454            --
    Proceeds from exercise of stock options.................          --             --          5,366           776
    Proceeds from issuance of common stock..................      13,293             --          7,053            --
    Purchase of treasury stock..............................         (96)          (757)            23            --
    Redemption of stock.....................................      (1,411)            --             --            --
                                                               ---------      ---------      ---------       -------
Net cash flows (used in) provided by financing activities...      (6,991)       119,857        103,883        (1,493)
                                                               ---------      ---------      ---------       -------
Effect of exchange rate changes on cash.....................       3,480          2,239           (203)          (67)
                                                               ---------      ---------      ---------       -------
Net (decrease) increase in cash and cash equivalents........     (11,435)         3,967         10,029          (863)
Cash and cash equivalents at beginning of period............      23,433         19,466          9,437        10,300
                                                               ---------      ---------      ---------       -------
Cash and cash equivalents at end of period..................   $  11,998      $  23,433      $  19,466       $ 9,437
                                                               =========      =========      =========       =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest................................................   $  35,748      $  35,834      $  18,583       $ 2,689
                                                               =========      =========      =========       =======
    Income taxes............................................   $   1,874      $   1,611      $   2,406       $    --
                                                               =========      =========      =========       =======
  Non-cash investing and financing activities:
    Capital lease obligations incurred on equipment.........   $      --      $  14,354      $      --       $    --
                                                               =========      =========      =========       =======
    Stock issued for payment of interest on convertible
      subordinated notes....................................   $  21,268      $  17,891      $      --       $    --
                                                               =========      =========      =========       =======
    Divestiture of Triumph..................................   $  (1,599)     $      --      $      --       $    --
                                                               =========      =========      =========       =======
----------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements

                            ASCENT MEDIA GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION, CHANGE IN CONTROL AND BASIS OF PRESENTATION

     Organization -- Ascent Media Group, Inc. ("Ascent Media" or the "Company") provides services necessary to complete the creation of original content including feature films, television shows, television commercials, music videos, promotional and identity campaigns and corporate communications programming; services necessary to facilitate the global maintenance, management and distribution of existing content libraries; and services necessary to assemble and distribute programming for cable and broadcast networks via fiber, satellite and the Internet.

     The Company's assets and operations are primarily comprised of the assets and operations of the following ten companies acquired during 2001 and 2000:
Four Media Company ("4MC"); Virgin Media Group Limited ("Virgin"); the sound post-production and certain related businesses of SounDelux Entertainment Group of Delaware, Inc. ("Soundelux"); Triumph Communications, Inc. ("Triumph"); Video Services Corporation ("VSC"); Group W Network Services and 100% of the capital stock of Asia Broadcast Centre Pte. Ltd. and Group W Broadcast Pte. Ltd. (collectively "GWNS"); Livewire Network Services, LLC ("LNS"); Soho Group Limited ("Soho"); Visiontext Limited ("Visiontext"); and Cinram-POP DVD Center LLC ("Cinram-POP"). The combination and integration of the acquired entities allows the Company to offer its clients a range of services, from image capture to "last mile" distribution, a complete outsourcing solutions for the technical and creative requirements.

     Change in Control -- On June 9, 2000, the stockholders of the Company, then called The Todd-AO Corporation, approved a series of transactions including: (1) a reclassification of the existing common stock of Todd-AO; (2) the merger of B-Group Merger Corp., as a wholly-owned subsidiary of Liberty Media Corporation, with and into Todd-AO, and related merger proposals, referred to as the Todd Merger; (3) certain post-merger business combinations set forth in an agreement between Todd-AO and Liberty Media Corporation, dated as of February 11, 2000; and (4) the change of Todd-AO's name to Liberty Livewire Corporation. On November 20, 2002, the Company changed its name from Liberty Livewire Corporation to Ascent Media Group, Inc.

     In the Todd Merger, each issued and outstanding share of Todd-AO common stock was converted into the right to receive 0.4 shares of Ascent Media Class A common stock and 0.5 shares of Liberty Media Group Class A common stock, a tracking stock held by AT&T Corporation ("AT&T"). Liberty Media's aggregate ownership interest in the Company as of December 31, 2002 consists of both the Company's Class A common stock and Class B common stock, representing over 91% of the Company's outstanding equity. Liberty Media beneficially holds and controls all of Ascent Media's outstanding Class B common stock both directly and indirectly through its wholly owned subsidiary, Liberty LWR, Inc., and through Liberty LWR, Inc.'s majority owned subsidiary, Liberty Livewire Holdings, Inc. This ownership gives Liberty Media approximately 99% voting control of the Company.

     Until August 10, 2001, Liberty Media was an indirect wholly owned subsidiary of AT&T Corporation. Its former parent, Tele-Communications, Inc. ("TCI"), was acquired by AT&T in March 1999. Liberty Media and its subsidiaries constituted all of the businesses and assets of the Liberty Media Group. Liberty Media Group Class A common stock and Liberty Media Group class B common stock, were tracking stocks of AT&T that were intended to reflect the economic performance of the Liberty Media Group. On August 10, 2001, Liberty Media Corporation split-off from AT&T and began trading as an independent publicly held company. In the split-off, each share of Liberty Media Group Class A and Class B common stock were redeemed, on a one-for-one basis, for one share of Liberty Media Corporation's Series A and Series B common stock, respectively.

     Basis of Presentation -- Due to the level of ownership of the Company obtained by Liberty Media as a result of the Todd Merger, as discussed above, and Liberty Media's contribution of 4MC to the Company as further described in
Note 5, Liberty Media applied "push down" accounting and transferred to the Company the estimated fair value adjustments relating to the assets and liabilities of Todd-AO at June 9, 2000. The assets and liabilities of 4MC have been recorded at Liberty Media's historical value including fair value adjustments resulting from the acquisition of 4MC by Liberty Media.

     On August 10, 2000, the Board of Directors of the Company approved the change of the Company's fiscal year end from August 31 to December 31.

                            ASCENT MEDIA GROUP, INC.

     The accompanying statements of operations, cash flows and stockholders' equity for the five months ended May 31, 2000 represent the results of operations of Todd-AO before its acquisition by Liberty Media. The consolidated financial statements for the years ended December 31, 2002 and 2001, and the seven months ended December 31, 2000 represent the consolidated financial condition and results of operations of the Company after giving effect to the Todd Merger. For financial statement purposes, the acquisition by Liberty Media is deemed to have occurred on June 1, 2000.

2.  SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies used in preparation of the accompanying consolidated financial statements. Such policies are in accordance with accounting principles generally accepted in the United States of America and have been consistently applied. The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses for each reporting period. The significant estimates made in preparation of the Company's consolidated financial statements primarily relate to valuation of goodwill, other intangible assets, long-lived assets, deferred tax assets, and the amount of the allowance for doubtful accounts. While management believes that the carrying value of such assets and liabilities is adequate as of December 31, 2002 and 2001, actual results could differ from the estimates upon which the carrying values were based.

     Principles of Consolidation -- The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries after elimination of all significant intercompany transactions and accounts.

     Cash Equivalents -- The Company considers investments with original purchased maturities of three months or less to be cash equivalents.

     Trade Receivables -- Trade receivables are shown net of an allowance based on historical collection trends and management's judgment on the collectibility of these accounts. These collection trends, as well as prevailing and anticipated economic conditions, are routinely monitored by management, and any adjustments required are reflected in current operations. The allowance for doubtful accounts as of December 31, 2002 and 2001 was $9.0 million and $12.0 million, respectively.

     Concentration of Credit Risk and Significant Customers -- For the years ended December 31, 2002 and 2001, the seven months ended December 31, 2000, and the five months ended May 31, 2000, no single customer accounted for more than 10% of consolidated revenues.

     Inventories -- Inventories are valued at the lower of cost or market using the first in, first out method. Inventories are primarily comprised of unused audio and video tapes.

     Income Taxes -- The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than proposed changes in the tax law or rates.

     Property, Plant and Equipment -- Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the assets' estimated useful lives. Principal lives are as follows: buildings, 10-20 years; equipment, 3-5 years. Leaseholds, leasehold improvements, and lease acquisition costs are amortized over the estimated useful life or the lease term, whichever is shorter. Maintenance and repairs are charged to expense as incurred. Depreciation expense for property, plant and equipment was $64.2 million, $83.9 million, $30.4 million and $6.4 million for the year ended December 31, 2002 and 2001, seven months ended December 31, 2000, and five months ended May 31, 2000, respectively.

     Goodwill and Non-amortizable Other Intangible Assets -- Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets and ceased amortizing goodwill and non-amortizable other

                            ASCENT MEDIA GROUP, INC.

intangible assets. In accordance with SFAS No. 142, the Company reviews the impairment of goodwill annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The effect of the adoption was to record a transitional impairment of $20.2 million during the first quarter of fiscal 2002 reflected as a change in accounting principle on the statements of operations.

     Other Intangible Assets -- Amortizable other intangible assets are amortized on a straight-line basis over their estimated useful lives of 3 to 5 years.

     Long-Lived Assets -- Management reviews the realizability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the value and future benefits of long-term assets, their carrying value is compared to management's best estimate of undiscounted future cash flows over the remaining amortization period. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the estimated fair value of the assets.

     Foreign Currency Translation -- The Company's foreign subsidiaries functional currencies are their respective local currencies. Assets and liabilities of foreign operations are translated into U.S. dollars using current exchange rates, and revenues and expenses are translated into U.S. dollars using average exchange rates. The effects of the foreign currency translation adjustments are deferred and are included in stockholders' equity as a component of accumulated other comprehensive loss.

     Net Income Per Common Share -- The Company presents earnings per share ("EPS") in accordance with SFAS No. 128, Earnings Per Share. Under SFAS No. 128, basic EPS is computed by dividing earnings available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. When dilutive, stock options are included as share equivalents in computing diluted earnings per share using the treasury stock method.

     As a result of losses, convertible subordinated notes, warrants and stock options that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS because to do so would have been anti-dilutive are as follows: 36,303,057 for the year ended December 31, 2002, 29,251,674 for the year ended December 31, 2001, 11,745,357 for the seven months ended December 31, 2000 and 849,391 for the five months ended May 31, 2000.

     Fair Value of Financial Instruments -- The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments. Notes payable are carried at amounts approximating fair value based on current rates offered to the Company for debt with similar terms.

     Interest Rate Swap Agreements -- The Company utilizes interest rate swap agreements to manage interest rate exposures and accounts for these swaps in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of SFAS No. 133. The Company records all derivatives on the balance sheet at fair value. The Company has one swap which is a freestanding derivative instrument and changes in fair value are reflected in earnings. The Company also has two swaps which are hedging instruments and changes in fair value are reflected in accumulated other comprehensive income.

     Revenue Recognition -- Revenues from post production related services are recognized primarily based upon the number of hours of work performed each month and the agreed upon billing rate. Revenues for certain Network related services are recognized when services are provided. Revenues on other long-term contracts are recorded on the basis of the estimated percentage of completion of individual contracts. Estimated losses on long-term contracts are recognized in the period in which a loss becomes evident.

                            ASCENT MEDIA GROUP, INC.

     Stock-Based Compensation -- The Company has one stock-based employee compensation plan, which is more fully described in Note 12. The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net loss if the fair-value-based method had been applied to all outstanding and unvested awards in each period (in thousands, except per share data).

                                                              ASCENT MEDIA                    TODD-AO
                                               ------------------------------------------   -----------
                                                                             SEVEN MONTHS   FIVE MONTHS
                                                YEAR ENDED     YEAR ENDED       ENDED          ENDED
                                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MAY 31,
                                                   2002           2001           2000          2000
                                               ------------   ------------   ------------   -----------
Net loss as reported.........................   $(135,186)     $(436,289)      $(9,793)       $(1,675)
Stock-based employee compensation expense
  included in reported net loss..............       3,189          1,625            --             --
Stock-based employee compensation expense
  determined under fair value based method
  for all awards.............................      (4,256)        (4,633)           --            (52)
                                                ---------      ---------       -------        -------
Adjusted net loss............................   $(136,253)     $(439,297)      $(9,793)       $(1,727)
                                                =========      =========       =======        =======
Net loss per share As reported basic and
  diluted....................................   $   (3.07)     $  (11.52)      $ (0.28)       $ (0.16)
                                                =========      =========       =======        =======
  Adjusted basic and diluted.................   $   (3.10)     $  (11.60)      $ (0.28)       $ (0.16)
                                                =========      =========       =======        =======

     Reclassifications -- Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current year's presentation.

3.  GOODWILL AND OTHER INTANGIBLE ASSETS

     SFAS No. 142 addresses the financial accounting and reporting for acquired goodwill and other intangible assets. Under the new rules, the Company is no longer required to amortize goodwill and other intangible assets with indefinite lives, but is required to test such assets annually for impairment. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and be reviewed for impairment.

     Effective January 1, 2002, the Company adopted SFAS No. 142 and in accordance with its provisions, the Company recorded, during the first quarter of fiscal 2002, a transitional impairment charge of $20.2 million against goodwill related to its Entertainment Television reporting unit, which is part of the Creative Services Group. Such charge has been reflected as a cumulative effect of a change in accounting principle. Also, the Company recorded a goodwill impairment charge of $83.7 million during the fourth quarter of fiscal 2002, as a result of its annual impairment test of goodwill in accordance with SFAS No. 142. Of this impairment charge, $56.8 million related to the Entertainment Television reporting unit and $26.9 million related to the Commercial Television reporting unit, both part of the Creative Services Group. Fair value of each reporting unit was determined through the use of an outside independent valuation consultant. The consultant used both the income approach and market approach in determining fair value.

                            ASCENT MEDIA GROUP, INC.

     In accordance with SFAS No. 142, the Company has ceased amortizing goodwill totaling $421.7 million as of the beginning of fiscal year 2002 and $17.5 million of acquired assembled workforce previously classified as identifiable intangible assets. Additionally, in accordance with SFAS No. 142, the Company has ceased amortizing $1.7 million of tradenames classified as intangible assets. As a result, for the year ended December 31, 2002, the Company did not recognize $27.8 million of amortization expense that would have been recognized had the previous standards been in effect.

     The following table presents other intangible assets subject to amortization and estimated future amortization under the provisions of SFAS No. 142 as of December 31, 2002 (in thousands):

Other intangible assets Employment agreements...............  $ 8,188
  Non-compete agreements....................................    2,840
                                                              -------
                                                               11,028
  Accumulated amortization..................................   (5,625)
                                                              -------
                                                              $ 5,403
                                                              =======
Estimated amortization expense 2003.........................    2,186
  2004......................................................    2,186
  2005......................................................    1,031
                                                              -------
                                                              $ 5,403
                                                              =======

     For the year ended December 31, 2002, the Company recorded $2.3 million of amortization expense for other intangible assets.

     The following table presents the impact of SFAS No. 142 on net loss and net loss per share had the standard been in effect for fiscal 2001 and 2000 (amounts in thousands, except per share data):

                                                              ASCENT MEDIA                    TODD-AO
                                               ------------------------------------------   -----------
                                                                             SEVEN MONTHS   FIVE MONTHS
                                                YEAR ENDED     YEAR ENDED       ENDED          ENDED
                                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MAY 31,
                                                   2002           2001           2000          2000
                                               ------------   ------------   ------------   -----------
Reported net loss............................   $(135,186)     $(436,289)      $(9,793)       $(1,675)
  Amortization of goodwill...................          --         31,606        15,265          1,031
  Amortization of acquired assembled
     workforce intangible assets.............          --          8,215         3,489             --
  Income tax effect..........................          --             --        (1,057)          (208)
                                                ---------      ---------       -------        -------
     Net adjustments.........................          --         39,821        17,697            823
Adjusted net (loss) income...................   $(135,186)     $(396,468)      $ 7,904        $  (852)
                                                =========      =========       =======        =======
Reported net (loss) income per share -- basic
  and diluted................................   $   (3.07)     $  (11.52)      $  (.28)       $  (.16)
                                                =========      =========       =======        =======
Adjusted net (loss) income per
  share -- basic.............................   $   (3.07)     $  (10.47)      $   .23        $  (.08)
                                                =========      =========       =======        =======
Adjusted net (loss) income per share --
  diluted....................................   $   (3.07)     $  (10.47)      $   .18        $  (.08)
                                                =========      =========       =======        =======

4.  IMPAIRMENT AND RESTRUCTURING CHARGES

     During fiscal year 2001, challenging economic conditions impacted overall business trends. In particular, the entertainment and technology sectors suffered substantial economic declines. These challenges were further

                            ASCENT MEDIA GROUP, INC.

exacerbated by the events of September 11, 2001, resulting in a continued negative economic impact during the latter part of the year. These factors contributed largely to the Company's inability to meet its 2001 operating objectives and have created reduced expectations and opportunities for the near term.

     Accordingly, the Company evaluated the recoverability of its goodwill and long-lived asset carrying values pursuant to APB Opinion No. 17, Intangible Assets, and SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This involved writing-down goodwill, intangible assets and certain long-lived assets to their fair values, which was based upon both fair market comparables and by discounting the future cash flows of these assets through their useful life. As these assets will remain in service, the remaining net book value of the assets will be depreciated over their remaining estimated useful lives.

     During the quarter ended December 31, 2001, the Company recorded goodwill, intangible asset, long-lived assets and other asset impairments of $213.9 million, $11.0 million, $59.9 million and $2.1 million, respectively, totaling $286.9 million. These charges were recorded in each of the Company's three business segments, but were primarily related to a write-off of goodwill, intangible assets and long-lived assets for the Company's existing feature film and entertainment television sound services, and certain assets associated with the development of the Company's fiber optic transport and IP hosting transport services. Part of the Company's original valuation of these assets was affected by its expectation that the development and delivery of interactive television and other interactive services, including the rollout of a broadband infrastructure, would have materialized sooner and therefore would have provided more immediate growth opportunities.

     Additionally, during the fourth quarter of 2001 the Company completed certain restructuring activities designed to improve operating efficiencies and effectiveness and to strengthen its competitive position in the marketplace primarily through cost and expense reductions. In connection with these integration and consolidation initiatives, we recorded a charge of $21.0 million for impairment of certain equipment and other fixed assets and $5.6 million for restructuring, which includes $5.2 million related to excess lease commitments due to planned facility closures and $425,000 for employee severance payments. Our continuing efforts to integrate acquired businesses may require further charges for exit and separations plans.

     The following table provides the activity and balances of the restructuring reserve account for the years ended December 31, (in thousands):

                                                           OPENING                            ENDING
                                                           BALANCE   ADDITIONS   DEDUCTIONS   BALANCE
                                                           -------   ---------   ----------   -------
Excess facility costs....................................  $5,133      $  --       $   --     $5,133
Employee separations.....................................     425         --          170        255
                                                           ------      -----       ------     ------
  December 31, 2001......................................  $5,558      $  --       $  170     $5,388
                                                           ======      =====       ======     ======
Excess facility costs....................................  $5,133      $  --       $2,906     $2,227
Employee separations.....................................     255         --          255         --
                                                           ------      -----       ------     ------
  December 31, 2002......................................  $5,388      $  --       $3,161     $2,227
                                                           ======      =====       ======     ======

5.  ACQUISITIONS

     On April 10, 2000, Liberty Media acquired Four Media Company ("4MC") for $123.3 million in cash plus 3,182,300 shares of Class A Liberty Media tracking stock valued at $137.7 million, converted 4MC vested options into stock appreciation rights valued at $52.9 million, and issued a warrant valued at $7.8 million. The total consideration was allocated based on the estimated fair values of the assets and liabilities acquired with the excess consideration of $270.7 million recorded as goodwill and $19.8 million as identifiable intangible assets. On May 31, 2000, 4MC acquired six entities from the Virgin Media Group Limited ("Virgin") for $39.5 million in cash. The consideration was allocated based on the estimated fair values of the assets and liabilities acquired with the excess

                            ASCENT MEDIA GROUP, INC.

consideration of $21.1 million recorded as goodwill. On June 9, 2000, Liberty Media contributed all of the issued and outstanding shares of 4MC to the Company in exchange for 16,614,952 shares of the Company's Class B common stock, valued at $279.7 million pursuant to a Contribution Agreement between Liberty Media and the Company. The assets and liabilities of 4MC, including Virgin, were recorded based on Liberty Media's historical values, which includes the effect of Liberty Media's acquisitions of 4MC and Virgin. Assets acquired were $291.6 million (including cash of $14.1) and liabilities assumed were $302.5 million. 4MC provides technical and creative services to owners, producers and distributors of television programming, television commercials, feature films and other entertainment content. 4MC's California facilities are located in Los Angeles, Hollywood, Burbank and Santa Monica. It has international facilities in Mexico City, Mexico; London, England; and the Republic of Singapore.

     On July 19, 2000, a wholly-owned subsidiary of Liberty Media ("Liberty Sub"), acquired Soundelux, which consists of certain of the assets and operations of SounDelux Entertainment Group of Delaware, Inc. Immediately following the closing of this asset purchase, Liberty Media contributed 100% of its ownership interest in Liberty Sub to the Company in exchange for 8,181,818 shares of the Company's Class B common stock pursuant to a previously negotiated contribution agreement between Liberty Media and the Company. The acquisition has been accounted for as a purchase and the acquisition cost of $90.0 million has been allocated to the assets acquired and liabilities assumed based on estimates of their fair values. Assets acquired were $12.3 million and liabilities assumed were $4.0 million with the excess consideration of $71.0 million recorded as goodwill and $10.7 million as identifiable intangible assets. The Company's consolidated financial statements have incorporated Soundelux's activity from the effective date of the acquisition. Soundelux provides sound design and re-recording services for feature films, television, advertising and new media. Soundelux operations are located in Los Angeles, California.

     On July 25, 2000, the Company acquired (i) Triumph Communications Inc.,
(ii) Triumph Communications & Fiber Services, LLC, (iii) Triumph Communications & Leasing Services Inc., (iv) American Simulcast Corp., and (v) The Triumph Switch Company LLC (collectively, "Triumph") in exchange for a cash payment to the seller totaling $5.7 million, forgiveness of existing notes payable to the Company from Triumph totaling $4.5 million, and 705,554 shares of the Company's Class A common stock which had an aggregate market value at the time of issuance of $44.6 million, partially offset by $1.7 million of cash acquired. The acquisition has been accounted for as a purchase and the acquisition cost of $53.1 million has been allocated to the assets acquired and liabilities assumed based on estimates of their fair values. Assets acquired were $3.5 million and liabilities assumed were $7.2 million with the excess consideration of $53.6 million recorded as goodwill and $3.2 million as identifiable intangible assets. The Company's consolidated financial statements have incorporated Triumph's activity from the effective date of the acquisition. Triumph, located in New York City, designs, engineers and implements video transmission services for clients seeking to distribute or transport content including cable networks, broadcasters, news, sports, infomercials, and corporate organizations. Services provided include fiber optic, satellite, compression system, encoding and encryption, and IRD sales and authorization. Triumph was sold on December 23, 2002, which is discussed further in Note 6 below.

     On August 11, 2000, a wholly owned subsidiary of the Company in the United Kingdom acquired all of the outstanding shares of Soho Group Limited ("Soho") for $27.0 million in cash (net of approximately $200,000 of cash acquired). The acquisition has been accounted for as a purchase and the acquisition costs were allocated to the assets acquired and liabilities assumed based on estimates of their fair values. Assets acquired were $21.0 million and liabilities assumed were $2.8 million with the excess consideration of $8.7 million recorded as goodwill. The Company's consolidated financial statements have incorporated Soho's activity from the effective date of the acquisition. Soho provides services primarily to the commercial advertising industry including negative developing, negative cutting services (using a proprietary computerized technology), film to digital media transfer, 2D and 3D compositing and animation and television commercial finishing.

     On October 9, 2000, a wholly owned subsidiary of the Company in the United Kingdom acquired all of the outstanding shares of Visiontext Limited ("Visiontext") for $2.9 million in cash (net of approximately $300,000 of cash acquired) plus a note payable to the sellers for $1.9 million. The acquisition has been accounted for as a

                            ASCENT MEDIA GROUP, INC.

purchase and the acquisition costs of $4.8 million were allocated to the assets acquired and liabilities assumed based on estimates of their fair values. Assets acquired were $1.3 million and liabilities assumed were $757,000 with the excess consideration of $4.3 million recorded as goodwill. The Company's consolidated financial statements have incorporated Visiontext's activity from the effective date of the acquisition. Visiontext is located in London, England and Los Angeles, California and provides subtitling services to commercial advertising and home video markets.

     On December 22, 2000, Liberty Media acquired Video Services Corporation ("VSC"). The total consideration paid by Liberty Media was valued at $119.7 million. The $119.7 million was comprised of $38.0 million in cash, paid to the shareholders of VSC, and an additional $46.5 million of debt of VSC paid or assumed by Liberty Media for a total of $84.5 million in cash. In addition, Liberty Media issued 1,441,212 shares of Liberty Media Group Class A common stock and options to purchase 119,666 shares of Liberty Media Group Class A common stock, with an aggregate estimated fair market value of $35.2 million at the time of signing of the transaction.

     Pursuant to the terms of a contribution agreement between Liberty Media and the Company, Liberty Media contributed the equity of VSC to the Company on December 22, 2000. In consideration for the contribution of VSC, the Company issued to Liberty Media a convertible promissory note in the principal amount of $92.5 million. The convertible note was issued to Liberty Media under the terms of the Liberty Subordinated Credit Agreement. An additional $9.6 million was paid by the Company to pay down debt of VSC. The total value of the consideration paid by the Company in connection with the contribution of VSC was $102.1 million.

     As part of the contribution of VSC from Liberty Media to the Company, the Company assumed Liberty Media's acquisition basis of $119.7 million. The $17.6 million difference between the $119.7 million paid by Liberty Media and the $102.1 million paid by the Company has been accounted by the Company as a contribution to the capital of the Company . The acquisition has been accounted for as a purchase and the acquisition cost of $119.7 million was allocated to the assets acquired and liabilities assumed based on estimates of their fair values. Assets acquired were $69.4 million and liabilities assumed were $33.5 million, with $77.7 million of the excess consideration recorded as goodwill and the remaining $6.1 million of the excess consideration recorded as identifiable intangible assets. The Company's consolidated financial statements have incorporated VSC's activity from the effective date of the acquisition. VSC provides engineering, production and distribution services for the video and broadcast industries, nationally and internationally. It has locations in New York, New Jersey, Florida, and California.

     On January 5, 2001, the Company entered into an agreement pursuant to which it purchased a 1% ownership interest in Livewire Network Services, LLC ("LNS") from an affiliate of Liberty Media in exchange for $300,000 in cash. Simultaneously, the Company and Liberty Media entered into a formal operating agreement (the "Operating Agreement") under which the Company was appointed as manager of LNS. The Operating Agreement contained a put-call provision, pursuant to which on September 6, 2001 the Company acquired the remaining 99% ownership interests of LNS for $31.3 million (net of $425,000 of cash acquired) financed from debt from the Liberty Subordinated Credit Agreement. The tangible assets, goodwill and liabilities of LNS were recorded based on Liberty Media's historical values of $8.5 million, $25.6 million and $2.8 million, respectively. LNS provides operational, installation, maintenance and support services for satellite communication systems and their users. LNS is located in Melbourne, Florida and is included in the Network Services Group for segment reporting.

     On February 1, 2001, the Company acquired substantially all of the U.S. assets of Group W Network Services, from Viacom, Inc., including 100% of the capital stock of Asia Broadcast Centre Pte., Ltd. and Group W Broadcast Pte., Ltd. (collectively, "GWNS"). The acquisition was financed in part with debt from the Liberty Subordinated Credit Agreement, in the amount of $82.0 million, other borrowings from Liberty Media evidenced by additional non-convertible subordinated notes in the aggregate amount of $13.8 million, $13.4 million from the Company's revolving credit facility and $1.5 million of cash from operations. The acquisition has been accounted for as a purchase and the acquisition cost of $108.2 million (net of $2.5 million of cash acquired) has been allocated to the assets acquired and liabilities assumed based on estimates of their fair values. Assets acquired and liabilities assumed were $60.1 million and $18.9 million, respectively, with the excess consideration of $67.0 million recorded as goodwill. The Company's consolidated financial statements have incorporated GWNS's activity from the effective date of the acquisition.

                            ASCENT MEDIA GROUP, INC.

GWNS provides production and distribution services for the broadcast and cable industries from locations in the Republic of Singapore, Minneapolis, Minnesota and Stamford, Connecticut.

     On August 23, 2001, the Company acquired the remaining 51% of Cinram-POP DVD Center LLC ("Cinram-POP"), which it did not already own from Cinram U.S. Holdings, Inc. The acquisition has been accounted for as a purchase and the acquisition cost of $536,000 (net of $295,000 of cash acquired) has been allocated to the assets acquired and liabilities assumed based on estimates of their fair values. Assets acquired and liabilities assumed were approximately $796,000 and $209,000 respectively. Subsequent to the elimination of the Company's $432,000 equity investment in the Cinram-POP joint venture, excess consideration of $381,000 was recorded as goodwill. The Company's consolidated financial statements have incorporated Cinram-POP's activity under the equity method through September 6, 2001, and consolidated thereafter. Goodwill will not be amortized for this transaction pursuant to SFAS No. 142, as described in Note
3. Cinram-POP provides DVD design, authoring and encoding services to the home video market. Cinram-POP is located in Santa Monica, California and is included in the Media Management Services Group for segment reporting.

     In accordance with the requirements of APB Opinion No. 16, Business Combinations, and SFAS No. 141, Business Combinations, the following unaudited pro forma consolidated financial information is presented as if each acquisition was consummated on January 1, 2000. The unaudited pro forma information includes the results of operations for the period prior to the acquisitions, adjusted for amortization of goodwill, depreciation, interest expense on borrowings incurred to fund the acquisitions, and income taxes. The unaudited pro forma information is not necessarily indicative of the results of operations had these events actually occurred on January 1, 2000, nor is it necessarily indicative of future results. No pro forma adjustments have been included for the pre-acquisition time periods for potential fluctuations in the liability recorded for the stock appreciation rights granted in the 4MC acquisition, including effects of market fluctuations or estimates of exercises (in thousands, except per share data):

                                                                2001        2000
                                                              ---------   --------
Net revenues................................................  $ 607,503   $640,865
                                                              =========   ========
Net loss....................................................  $(439,351)  $(45,266)
                                                              =========   ========
Net loss per share -- basic and diluted.....................  $  (11.61)  $  (1.16)
                                                              =========   ========

     Included in the unaudited proforma net loss is goodwill amortization expense of $31.6 million and $16.3 for the years ended December 31, 2001 and 2000, respectively. As discussed in Note 3, the Company has ceased amortizing goodwill effective January 1, 2002.

     The following table provides supplemental disclosure related to the Company's fiscal year 2001 acquisitions (in thousands):

                                                                GWNS     CINRAM-POP     LNS
                                                              --------   ----------   -------
Assets acquired
  Trade and other receivables, net..........................  $  7,203     $ 425      $   681
  Inventories, prepaid and other assets.....................     6,243         9        1,075
  Property, plant and equipment.............................    46,622       362        6,727
  Goodwill..................................................    67,041       381       25,597
Liabilities assumed
  Accounts payable, accrued expenses and other..............    (5,129)     (209)      (2,768)
  Long-term debt and capital lease obligations..............   (13,814)       --           --
Elimination of the Company's investment in Cinram-POP.......        --      (432)          --
                                                              --------     -----      -------
Net assets acquired.........................................  $108,166     $ 536      $31,312
                                                              ========     =====      =======

                            ASCENT MEDIA GROUP, INC.

     The following table provides supplemental disclosure related to the Company's fiscal year 2000 acquisitions (in thousands):

                                              4MC      SOUNDELUX   TRIUMPH    SOHO     VISIONTEXT     VSC
                                           ---------   ---------   -------   -------   ----------   --------
Assets acquired
  Cash...................................  $  14,066    $    --    $    --   $    --     $   --     $    696
  Trade and other receivables,...........     46,723      4,154        218     4,470        620       20,683
  Inventories, prepaid and other.........     13,627      1,777        669       223         15        5,860
  Deferred income taxes, net.............     21,504         --         40        --         --        6,911
  Property, plant and equipment..........    195,680      6,324      2,539    16,316        656       35,208
  Goodwill...............................    270,744     71,042     53,566     8,732      4,314       77,681
  Identifiable intangible assets.........     19,820     10,730      3,190        --         --        6,090
Liabilities assumed
  Accounts payable, accrued expenses and
     other...............................    (70,580)    (4,027)    (6,832)   (1,924)      (757)     (24,764)
  Long-term debt and capital lease
     obligations.........................   (231,922)        --       (332)     (848)        --       (8,702)
                                           ---------    -------    -------   -------     ------     --------
Net assets acquired......................  $ 279,662    $90,000    $53,058   $26,969     $4,848     $119,663
                                           =========    =======    =======   =======     ======     ========

     On June 9, 2000, approximately 60% of the Company's outstanding common stock was acquired by Liberty Media through the Todd Merger, as described in
Note 1. In connection with this acquisition, the Company made the following purchase accounting adjustments (in thousands):

Property, plant and equipment, net..........................  $(11,002)
Marketable securities.......................................       (54)
Trade receivables and other, net............................        98
Goodwill....................................................    75,417
Identifiable intangible assets..............................    14,140
Other assets, net...........................................       (23)
Accounts payable and accrued expenses.......................    (1,568)
Deferred income taxes payable...............................   (12,119)
Additional paid-in capital..................................   (91,474)
Unearned compensation.......................................     2,858
Treasury stock..............................................       (28)
Unearned gain/loss on marketable equity.....................     4,448
Foreign exchange adjustment.................................      (899)
Retained earnings...........................................    20,206
                                                              --------
                                                              $     --
                                                              ========

                            ASCENT MEDIA GROUP, INC.

6.  DIVESTITURE

     On December 23, 2002, the Company sold to Leafco Communications, Inc. all of its equity interest in Triumph for nominal consideration plus the assumption of net liabilities in the amount of $4.0 million. In connection with this sale, the Company entered into an agreement to loan the buyer an amount not to exceed $4.0 million. As of date of this report, such loan agreement has been terminated by the parties and the buyer has repaid to the Company all monies advanced to buyer pursuant to this loan. In connection with this loan termination, the Company entered into an agreement to loan Rapco Enterprises, Inc., an affiliate of Leafco Communications, Inc., $2.0 million. The above transactions, in the aggregate resulted in a gain from the divestiture of $1.6 million.

7.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     The following table provides additional detail related to the Company's consolidated balance sheets (in thousands):

                                                                2002       2001
                                                              --------   ---------
Prepaid expenses and other current assets
  Prepaid expenses..........................................  $ 11,882   $   9,387
  Security deposits.........................................       623       1,307
  Income tax receivable.....................................     2,635       1,732
  Other receivables.........................................       722       1,811
                                                              --------   ---------
                                                              $ 15,862   $  14,237
                                                              ========   =========
Property, plant and equipment, net
  Land......................................................  $ 71,343   $  63,079
  Buildings.................................................   126,266     125,354
  Equipment.................................................   184,133     275,389
  Accumulated depreciation..................................   (81,245)   (147,745)
                                                              --------   ---------
                                                              $300,497   $ 316,077
                                                              ========   =========
Goodwill, net
  Goodwill..................................................  $335,219   $ 421,670
                                                              --------   ---------
                                                              $335,219   $ 421,670
                                                              ========   =========
Other intangible assets, net
  Assembled workforce.......................................  $     --   $  17,510
  Employment agreements.....................................     8,188       8,188
  Non-compete agreements....................................     2,840       3,414
  Tradenames................................................     2,435       1,694
  Accumulated amortization..................................    (5,625)     (3,567)
                                                              --------   ---------
                                                              $  7,838   $  27,239
                                                              ========   =========
Other assets, net
  Long term receivable......................................  $    107   $      66
  Investments...............................................     4,493       2,408
  Other assets..............................................    10,731       8,843
                                                              --------   ---------
                                                              $ 15,331   $  11,317
                                                              ========   =========
Accrued expenses and other current liabilities
  Payroll and related expenses..............................  $ 19,082   $  16,267
  Interest and interest rate swap...........................     7,252      14,638
  Deferred revenues.........................................     6,278       9,062
  Restructuring and severance...............................     2,227       5,388
  Taxes and other...........................................    26,427      30,990
                                                              --------   ---------
                                                              $ 61,266   $  76,345
                                                              ========   =========
Other liabilities
  Deferred rent and deposits................................  $  5,161   $   5,226
  Other liabilities.........................................     2,495       5,045
  Income taxes payable -- non current.......................     2,005       2,906
                                                              --------   ---------
                                                              $  9,661   $  13,177
                                                              ========   =========

                            ASCENT MEDIA GROUP, INC.

8.  LONG-TERM DEBT

     The Company's long-term debt at December 31, consisted of the following (in thousands):

                                                                2002       2001
                                                              --------   --------
Revolver....................................................  $187,236   $208,800
Term loan A.................................................   118,750    125,000
Term loan B.................................................    57,330     57,915
Convertible subordinated notes..............................   224,343    206,192
Discount on convertible subordinated notes..................   (19,044)   (22,507)
Real property mortgage notes................................    24,269     21,328
Capital lease obligations and other.........................    14,399     30,642
                                                              --------   --------
                                                               607,283    627,370
Less: current maturities....................................   (18,928)   (19,129)
                                                              --------   --------
                                                              $588,355   $608,241
                                                              ========   ========

     Borrowings have the following scheduled maturities (in thousands):

2003........................................................  $ 18,928
2004........................................................    27,572
2005........................................................    44,197
2006........................................................   243,268
2007........................................................    55,879
Thereafter..................................................   217,439
                                                              --------
                                                              $607,283
                                                              ========

SENIOR CREDIT AGREEMENT

OVERVIEW

     At December 31, 2002, $363.9 million was outstanding under the Senior Credit Agreement (including Letters of Credit of $.6 million) and $3.7 million was available for future borrowings, subject to the terms of the Senior Credit Agreement. During the year ended December 31, 2002, the Company repaid $33.4 million under the Senior Credit Agreement. During the year ended December 31, 2002, the Company borrowed $5.0 million under the Senior Credit Agreement which was primarily used to fund capital expenditures and working capital.

BACKGROUND

     The Company entered into the Senior Credit Agreement, dated as of December 22, 2000, as amended by Amendment No. 1, No. 2, and No. 3, dated as of November 1, 2001, March 26, 2002, and November 13, 2002, respectively, with several lenders from time to time parties to the credit agreement, BANC OF AMERICA SECURITIES LLC, as Lead Arranger and Book Manager, BANK OF AMERICA, N.A., as administrative agent for the Lenders, SALOMON SMITH BARNEY INC., as Syndication Agent, and THE BANK OF NEW YORK COMPANY, INC., as Documentation Agent (the "Senior Credit Agreement"). Under the agreement, as amended, the Company may borrow up to $367.6 million in term and revolving loans, subject to new lenders being added to the facility and compliance with certain financial covenants and other borrowing conditions. As of December 31, 2002, the Senior Credit Agreement commitment comprised of Term loan A and Term loan B, and a revolving credit facility (the "Revolver"). Term loan A, which matures on December 22, 2006, has a commitment of $118.8 million. Term

                            ASCENT MEDIA GROUP, INC.

loan B, which matures on June 30, 2007, has a commitment of $57.3 million. In general, semi-annual principal payments on Term loan A began in September 2002 and continue through fiscal 2006 and semi-annual principal payments on Term loan B began in fiscal 2001 and continue through fiscal 2007. The Revolver has a commitment of $191.5 million under which loans are available through maturity on December 22, 2006, at which time all outstanding balances are due. The Revolver also includes a $25.0 million sub-limit for the issuance of standby and commercial letters of credit. As of December 31, 2002, the outstanding letters of credit totaled $.6 million. The Senior Credit Agreement loans are collateralized by substantially all of the operating assets of the Company.

     The March 26, 2002 Amendment and the November 13, 2002 Amendment each amended the Senior Credit Agreement to provide greater financial flexibility to the Company by allowing for more favorable leverage ratio tests and a more favorable fixed charge coverage ratio test. Each also removes some restrictions on transactions the Company may enter into. In consideration for the above changes, the Company agreed to (1) higher interest rates on the loans until the Company's leverage ratio is reduced below 4.00 to 1.00, (2) new restrictions on the use of the proceeds from the sale of assets and (3) a permanent reduction of $40.0 million in the amount available for the future borrowings under the Senior Credit Agreement. After giving effect to this amendment, $3.6 million is available for future borrowings under the Senior Credit Agreement as of December 31, 2002.

     Under the Senior Credit Agreement, the Company's Total Leverage Ratio may not exceed 4.55 to 1.00 for any measurement period from December 31, 2002 to June 30, 2003. Thereafter, the Total Leverage Ratio is reduced over subsequent measurement periods until it reaches a Total Leverage Ratio of 3.50 to 1.00 for any measurement period after January 1, 2005. At December 31, 2002, the Company's Total Leverage Ratio was 4.12 to 1.00. The Company was not subject to a Fixed Charge Coverage Ratio at or prior to December 31, 2002. For any measurement period beginning January 1, 2003, the Company's Fixed Charge Coverage Ratio may not be less than 0.85 to 1.00, which increases over the succeeding two quarters until October 1, 2003, when the Company's Fixed Charge Coverage Ratio may not be less than 1.00 to 1.00 for the remainder of the term of the Senior Credit Agreement.

     Interest related to the Senior Credit Agreement is paid monthly, bi-monthly or quarterly in arrears and is based on the "Alternate Base Rate" or the "Eurodollar Rate," whichever is applicable to the loan, plus margins based on the leverage ratio as defined in the agreement for Term loan A and the Revolver and defined margins for Term loan B. The Alternate Base Rate is a daily fluctuating rate per annum equal to the higher of the Federal Funds Rate plus 0.5% or the Prime Rate. The Eurodollar Rate is the rate per annum equal to the average British Bankers Association Interest Settlement Rate for deposits in the relevant currency or an alternate base, as defined in the agreement, if that rate is unavailable. As of December 31, 2002, the effective interest rates on Term loan A, Term loan B and the Revolver borrowings were 4.65%, 5.4% and 4.68%, respectively.

     The Senior Credit Agreement requires certain financial ratios to be maintained and contains other restrictive covenants, including restrictions on incurring additional indebtedness. As of December 31, 2002, the Company was in compliance with all covenants in the Senior Credit Agreement.

LIBERTY SUBORDINATED CREDIT AGREEMENT

OVERVIEW

     At December 31, 2002, $224.3 million was outstanding under the Liberty Subordinated Credit Agreement and $81.9 million was available for future borrowings under the terms of the Liberty Subordinated Credit Agreement with the consent of, and on terms determined by, Liberty Media.

     On December 22, 2000, the Company and Liberty Media finalized the First Amended and Restated Credit Agreement (the "Liberty Subordinated Credit Agreement"), pursuant to which Liberty Media agreed to make subordinated convertible loans ("Convertible Subordinated Notes") to the Company of $206.2 million ("Acquisition Funds"), for the funding of several acquisitions as described in Note 5. The Convertible Subordinated Notes are convertible at the option of Liberty Media at any time prior to maturity, into shares of the Company's Class B common stock at a conversion price of $10.00 per share. If not earlier converted, the notes will become due and

                            ASCENT MEDIA GROUP, INC.

payable on June 30, 2008. Interest accrues on the notes at a rate of 10% per annum, payable quarterly either in cash, shares of the Company's Class B common stock or a combination thereof, at the Company's discretion, subject to certain limits. Under the agreement, shares of the Company's Class B common stock issued as payment for interest are valued at 95% of the ten-day trailing average closing price of shares of the Company's Class A common stock on the interest payment date.

     Under the Liberty Subordinated Credit Agreement, the Company has borrowed $206.2 million, which is comprised of $92.5 million, $82.0 million and $31.7 million related to the acquisitions of VSC, GWNS and LNS respectively, as described in Note 5. On the date of the GWNS draw, the fair value of common stock exceeded the conversion price by $2.81 per share and as such, a beneficial conversion of $23.0 million was recorded as a discount to the Convertible Subordinated Notes and an increase to additional paid-in capital. On the date of the LNS draw, the fair value of common stock exceeded the conversion price by $0.76 per share, and as such, a beneficial conversion of $2.4 million was recorded. The discounts are being amortized as non-cash charges to interest expense over the earlier of the remaining term of the Liberty Subordinated Credit Agreement or date of conversion. During fiscal year 2002 and 2001, approximately $3.5 million and $3.0 million, respectively, was included as a non-cash charge to interest expense in the statement of operations, related to the amortization of the total discount.

     In accordance with the terms of the Senior Credit Agreement, the Company also borrowed $13.8 million from an affiliate of Liberty Media to fund the acquisition of GWNS, as evidenced by two non-convertible notes with principal balances of $9.4 million and $4.4 million. These non-convertible notes were fully repaid during the quarter ended June 30, 2001.

     During the year ended December 31, 2002, the Company entered into three supplemental agreements under the Liberty Subordinated Credit Agreement: 1) Supplement No. 1, dated June 28, 2002; 2) Supplement No. 2, dated July 24, 2002; and; 3) Supplement No. 3, dated August 13, 2002. The Company borrowed an aggregate amount of $18.1 million pursuant to the three supplements. Proceeds from the three supplemental borrowings were used for working capital, to fund the award in an arbitration matter with Paul Dujardin (the "Arbitration Award"), capital expenditures and repayment of principal under the Senior Credit Agreement.

SUPPLEMENT NO. 1 AND SUPPLEMENT NO. 2

     The Liberty Subordinated Credit Agreement allows the Company to borrow the Acquisition Funds and up to an additional $100.0 million from Liberty Media with the consent of, and on terms determined by, Liberty Media (the "Additional Available Funds"). The parties to the Senior Credit Agreement agreed in a letter dated June 28, 2002 (the "Senior Credit Agreement Consent Letter") and the parties to an agreement between the Company and Heller Financial Leasing, Inc. (the "Heller Credit Agreement"), agreed in a separate letter dated June 28, 2002 (the "Heller Consent Letter" and, together with the Senior Credit Agreement Consent Letter, the "June 2002 Consent Letters"), that, with respect to $25.0 million of the Additional Available Funds, (1) convertible notes could be issued that could be convertible into the Company's Class B common stock at a price per share determined by the Company, rather than at $10.00 per share as permitted under the Senior Credit Agreement, and (2) to the extent these funds were borrowed to purchase capital assets and to fund the Arbitration Award, such borrowed funds could be repaid to Liberty Media before the Company pays amounts owed under the Senior Credit Agreement, provided that, among other conditions, such repayment is funded solely with proceeds of additional equity contributions from Liberty Media or any of its affiliates other than the Company or any of its subsidiaries. The Company's ability to determine the conversion rights under the Liberty Subordinated Credit Agreement with respect to Additional Available Funds does not affect the conversion rights for amounts previously borrowed under the Liberty Subordinated Credit Agreement and may be determined on a case by case basis only on amounts borrowed with respect to the $25.0 million of Additional Available Funds to which the June 2002 Consent Letters apply.

     On June 28, 2002, the Company and Liberty Media entered into Supplement No. 1 to the Liberty Subordinated Credit Agreement, under which the Company borrowed $6.5 million for the purchase of capital assets, and issued a promissory note, dated June 28, 2002, in the same amount that is convertible into the Company's Class B common

                            ASCENT MEDIA GROUP, INC.

stock at $3.50 per share, which represents a $0.56 per share premium over the $2.94 per share closing price of the Company's Class A common stock on that day.

     On July 24, 2002, the Company and Liberty Media entered into Supplement No. 2 to the Liberty Subordinated Credit Agreement, under which the Company borrowed an additional $2.3 million to fund part of the Arbitration Award, and issued a promissory note in the same amount that is convertible into the Company's Class B common stock at $3.50 per share which represents a $1.55 per share premium over the $1.95 per share closing price of the Company's Class A common stock on that day.

SUPPLEMENT NO. 3

     On August 13, 2002, the Company entered into Supplement No. 3 to the Liberty Subordinated Credit Agreement with Liberty Media under which the Company may draw $25.0 million of Additional Available Funds, as needed, at Liberty Media's option: (a) through loans under the Liberty Subordinated Credit Agreement of subordinated convertible loans with a conversion price per share equal to 115% of the average market price of the Company's Class A common stock for the five most recent trading days ending on and including the date which is two business days prior to the date of the borrowing, (b) through sales of the Company's Class B common stock to Liberty Media at a purchase price per share equal to the average market price of the Company's Class A common stock for the five most recent trading days ending on and including the date which is two business days prior to the date of the stock sale, or (c) through any combination of (a) or (b) ("Supplement No. 3"). Any draws under Supplement No. 3 are subject to the Company obtaining any necessary consents and approvals and issuing any required notices, including, to the extent applicable, stockholder approval of the issuance of shares of Class B common stock to Liberty Media, whether as a sale of stock or upon conversion of a loan ("Stockholder Consent"). Liberty Media, which then held over 87% of the outstanding common stock and over 99% of the voting power of the outstanding common stock and now holds over 91% of the outstanding common stock and over 99% of the voting power of the outstanding common stock, agreed in Supplement No. 3 to vote in favor of any Stockholder Consent. As a result, at a meeting of the Company's stockholders on January 23, 2003, the Company's stockholders (including Liberty Media) approved
(1) the potential issuance of shares of the Company's Class B common stock upon conversion of convertible notes convertible into shares of the Company's Class B common stock pursuant to Supplement No. 3 and outstanding on January 23, 2003,
(2) the issuance of the Company's Class B common stock and convertible notes convertible into shares of the Company's Class B common stock after January 23, 2003, pursuant to Supplement No. 3 and (3) the potential issuance of shares of the Company's Class B common stock upon conversion of convertible notes convertible into shares of the Company's Class B common stock issued pursuant to future supplements to the Liberty Subordinated Credit Agreement for a purchase price per share or with an initial conversion price per share, as applicable, determined in a manner no less favorable to the Company than as provided in Supplement No. 3. Proceeds of the loans or stock sales under Supplement No. 3 must be used for capital expenditures, payment of the principal amount of loans made under the Senior Credit Agreement or working capital.

     On September 26, 2002, the parties to the Senior Credit Agreement agreed in a letter, dated September 26, 2002, and the parties to the Heller Credit Agreement agreed in a separate letter, dated September 26, 2002 (collectively, the "September 2002 Consent Letters"), with respect to an additional $25.0 million of the Additional Available Funds (over and above the $25.0 million contemplated in the June 2002 Consent Letters), convertible notes could be issued that could be convertible into the Company's Class B common stock at a price per share determined by the Company that was no less than 115% of the average daily market price of the Company's Class A common stock for the five most recent trading days ending on and including the date which is two business days prior to the date of the borrowing.

     On September 30, 2002, the Company received $17.2 million under Supplement No. 3 in consideration for the Company's issuance of a convertible note in the amount of $5.3 million that is convertible into the Company's Class B common stock at $1.94 per share and sale of 7,070,000 unregistered shares of its Class B common stock at a price of $1.69 per share for total proceeds of $11.9 million. The conversion price of the convertible note and purchase

                            ASCENT MEDIA GROUP, INC.

price of the shares sold were calculated in accordance with Supplement No. 3. The proceeds were used to repay borrowings under the Senior Credit Agreement, for capital expenditures and for working capital.

     On October 17, 2002, the Company borrowed $4.0 million under Supplement No. 3 and issued a convertible note in the same amount that is convertible into the Company's Class B common stock at $1.56 per share. The conversion price was calculated in accordance with Supplement No. 3. The proceeds were used for purchase of capital assets.

PROPERTY MORTGAGES AND OTHER DEBT

     In April 1999, a wholly-owned subsidiary of the Company in the United Kingdom financed the purchase of a property in London, England with a ten-year term mortgage note in the amount of $5.2 million bearing interest at 6.725% per annum, based upon a twenty-five year amortization period. Principal and interest payments of approximately $100,000 per year are payable from fiscal year 1999 through 2008 with the remaining principal balance of $3.6 million due in fiscal year 2009. In June 2000, the same subsidiary financed the purchase of an adjoining property with a ten-year mortgage note in the amount of $3.9 million bearing interest at 8.02% per annum, based upon a twenty-five year amortization period. Principal and interest payments of less than $100,000 per year are payable from fiscal year 2000 through 2009 with the remaining principal balance of $3.1 million due in fiscal year 2010. Both loans are collateralized by their respective properties.

     In April 2001, the Company entered into a $2.0 million mortgage loan with United California Bank ("UCB"), collateralized by a deed of trust covering one of the Company's properties in Burbank, California. The mortgage loan requires monthly interest payments based on the relevant one, two, three or six-month London interbank market rate ("LIBOR") for the period determined by the Company, plus 2.25%. The loan matured on April 23, 2002 and was fully paid. In addition, the Company holds a $7.7 million mortgage loan through UCB, collateralized by a deed of trust covering the same property. Principal payments of $113,976 began in fiscal 1997 and continue through fiscal year 2004, with a final principal payment of approximately $7.5 million due at maturity on January 31, 2005.

     In June 2001, the Company borrowed $10.0 million from Heller Financial Leasing Inc. in order to pay down $9.7 million of outstanding debt under the Revolver. Quarterly principal payments of $533,333 are due from September 30, 2001 through March 31, 2005 with a final $2.0 million principal payment due at maturity on June 30, 2005. Interest is payable quarterly with principal, and is based on the relevant three-month LIBOR for the quarter, plus 3.25%. The interest rate in effect as of December 31, 2002 was 4.65%. The loan is collateralized by certain equipment used in the Company's Creative Services Group and Media Management Services Groups.

     In September 2001, two of the Company's wholly owned subsidiaries in the United Kingdom entered into separate loan agreements with National Westminster Bank Plc., for the purpose of funding capital expenditure initiatives for the Company's United Kingdom operations. In accordance with the terms of the agreements, the Company may borrow up to $18.7 million. As of December 31, 2002, $16.3 million was outstanding and $2.4 million was available for future borrowings. The Company anticipates repaying the debt in 60 equal quarterly principal repayments which began in 2002. Interest is calculated based on the relevant one, two, three or six-month LIBOR for the period determined by the Company, plus 1.25%. As of December 31, 2002, the effective interest rate was 5.262%.

     The Company has entered into various capital leases related to the purchase of equipment with interest rates varying from 3.9% to 19.4%. Future minimum lease payments under noncancellable capital lease agreements are as follows:
2003, $5.3 million; 2004, $3.3 million; 2005, $3.9 million; 2006, $1.9 million;
and; 2007, $-0-. Included in such minimum lease payments for capital leases is interest in the aggregate amount of $2.3 million.

                            ASCENT MEDIA GROUP, INC.

9.  COMPREHENSIVE INCOME (LOSS)

     The following summarizes comprehensive income (loss) and comprehensive income (loss) reclassification adjustments included in the statements of stockholders' equity (in thousands):

                                                       --------------------------------------------------------
                                                                      ASCENT MEDIA                    TODD-AO
                                                       ------------------------------------------   -----------
                                                                                     SEVEN MONTHS   FIVE MONTHS
                                                        YEAR ENDED     YEAR ENDED       ENDED          ENDED
                                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MAY 31,
                                                           2002           2001           2000          2000
                                                       ------------   ------------   ------------   -----------
Net loss.............................................   $(135,186)     $(436,289)      $ (9,793)      $(1,675)
Unrealized gain (loss) on available for sale
  securities(1)......................................          --          1,463         (4,200)        6,078
Unrealized loss on cash flow hedge...................        (548)       (12,624)            --            --
Gain (loss) on foreign currency translation..........       6,606         (6,361)        (2,043)         (435)
Conversion of equity in Todd Merger..................          --             --         (3,549)           --
Acquisition of 4MC...................................          --             --         (2,614)           --
Reclassification adjustment for realized losses on
  available for sale securities(2)...................          --            815             --            --
Reclassification adjustment for amortization of loss
  on cash flow hedge.................................       6,398          6,225             --            --
                                                        ---------      ---------       --------       -------
Net gain (loss) recognized in other comprehensive
  income.............................................      12,456        (10,482)       (12,406)        5,643
                                                        ---------      ---------       --------       -------
Total comprehensive (loss) income....................   $(122,730)     $(446,771)      $(22,199)      $ 3,968
                                                        =========      =========       ========       =======
---------------------------------------------------------------------------------------------------------------

---------------

(1) Net of tax expense of $957, tax benefit of $2.7 million and tax expenses of $4.5 million, for the years ended December 31, 2001, seven months ended December 31, 2000 and five months ended May 31, 2000, respectively.

(2) Net of tax benefit of $533 for the year ended December 31, 2001.

                            ASCENT MEDIA GROUP, INC.

10.  INCOME TAXES

     The Company's effective income tax rate differs from the federal statutory income tax rate due to the following:

----------------------------------------------------------------------------------
                                                                      ASCENT MEDIA                    TODD-AO
                                                       ------------------------------------------   -----------
                                                                                     SEVEN MONTHS   FIVE MONTHS
                                                        YEAR ENDED     YEAR ENDED       ENDED          ENDED
                                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MAY 31,
                                                           2002           2001           2000          2000
                                                       ------------   ------------   ------------   -----------
Federal statutory income tax rate....................        35%            35%            35%            35%
Adjust to actual company rate........................        --             --             --           (1.0)
                                                          -----          -----          -----          -----
Adjusted federal statutory income tax rate...........        35             35             35             34
State and foreign taxes, net of federal benefit......       1.7            0.3           (8.5)         (10.2)
Non-deductible goodwill amortization.................     (24.3)         (16.8)         (86.2)          (1.8)
Valuation allowance..................................     (17.6)         (20.2)            --             --
Interest Expense.....................................      (6.5)          (1.4)            --             --
Deemed Dividend......................................      (2.5)            --             --             --
Sale of Subsidiary...................................      11.8             --             --             --
Other, net...........................................       1.3             .4           (0.5)          (4.0)
                                                          -----          -----          -----          -----
                                                           (1.1)%         (2.7)%        (60.2)%           18%
                                                          =====          =====          =====          =====
                                                       ------------------------------------------

     Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Components of the income tax provision are as follows (in thousands):

----------------------------------------------------------------------------------
                                                                      ASCENT MEDIA                    TODD-AO
                                                       ------------------------------------------   -----------
                                                                                        SEVEN       FIVE MONTHS
                                                        YEAR ENDED     YEAR ENDED    MONTHS ENDED      ENDED
                                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MAY 31,
                                                           2002           2001           2000          2000
                                                       ------------   ------------   ------------   -----------
Current -- domestic..................................    $(1,615)       $(1,492)       $(11,487)       $  --
Deferred -- domestic.................................      2,856         12,137            (282)        (633)
                                                         -------        -------        --------        -----
  Domestic...........................................      1,241         10,645         (11,769)        (633)
                                                         =======        =======        ========        =====
Current -- foreign...................................       (202)           923           2,295          646
Deferred -- foreign..................................        397             --          13,153         (454)
                                                         -------        -------        --------        -----
  Foreign............................................        195            923          15,448          192
                                                         -------        -------        --------        -----
                                                         $ 1,436        $11,568        $  3,679        $(441)
                                                         =======        =======        ========        =====
                                                       ------------------------------------------

                            ASCENT MEDIA GROUP, INC.

     Components of pre-tax income (loss) are as follows (in thousands):

--------------------------------------------------------------------------------
                                                                    ASCENT MEDIA                    TODD-AO
                                                     ------------------------------------------   ------------
                                                                                   SEVEN MONTHS   FIVE MONTHS
                                                      YEAR ENDED     YEAR ENDED       ENDED          ENDED
                                                     DECEMBER 31,   DECEMBE 31,    DECEMBER 31,     MAY 31,
                                                         2002           2001           2000           2000
                                                     ------------   ------------   ------------   ------------
Domestic...........................................   $(143,699)     $(425,294)      $(11,714)      $(2,456)
Foreign............................................       9,949            573          5,600           340
                                                      ---------      ---------       --------       -------
                                                      $(133,750)     $(424,721)      $ (6,114)      $(2,116)
                                                      =========      =========       ========       =======
                                                     ------------------------------------------

     The Company filed its own consolidated federal income tax return up to June 8, 2000. Commencing June 9, 2000, the Company was included in the consolidated tax return of AT&T through August 10, 2001. Beginning August 11, 2001, the Company is included in the consolidated tax return of Liberty Media and is party to a Tax Liability Allocation and Indemnification Agreement (the "Tax Sharing Agreement") entered into with Liberty Media, as described in Note 17. The income tax provision is calculated as if the Company were a separate taxpayer. Components of deferred tax assets and liabilities as of December 31, are as follows (in thousands):

                                                                2002        2001
                                                              ---------   --------
Current assets
  Accounts receivable reserves..............................  $   3,693   $  3,147
  Accrued liabilities.......................................      2,291      5,497
  Other.....................................................      5,142        497
                                                              ---------   --------
                                                                 11,126      9,141
Non current assets
  Net operating loss carryforwards..........................     51,467     56,504
  Impairment reserves.......................................     46,273     52,599
  Capital loss carryforward.................................     15,990         --
  Accounts receivable reserves..............................      5,079         --
  Other.....................................................      5,860      3,569
                                                              ---------   --------
                                                                124,669    112,672
  Total deferred tax assets, gross..........................    135,795    121,813
  Valuation allowance.......................................   (114,037)   (96,556)
                                                              ---------   --------
  Total deferred tax assets, net............................     21,758     25,257
Current liabilities
  Prepaid expenses..........................................       (527)      (690)
  Other.....................................................     (4,423)    (3,445)
                                                              ---------   --------
                                                                 (4,950)    (4,135)
Non current liabilities
  Depreciation..............................................     (5,259)    (9,793)
  Amortization..............................................     (6,879)   (11,329)
                                                              ---------   --------
                                                                (12,138)   (21,122)
                                                              ---------   --------
  Total deferred tax liabilities............................    (17,088)   (25,257)
                                                              ---------   --------
Net deferred tax asset......................................  $   4,670   $     --
                                                              =========   ========

                            ASCENT MEDIA GROUP, INC.

     At December 31, 2002, the Company has $128.5 million and $162.0 million in net operating loss carryforwards for federal and state tax purposes, respectively. These net operating losses begin to expire, for federal purposes, as noted in the following table (in thousands):

                                                              EXPIRING
YEARS                                                          NOL'S
-----                                                         --------
2005 - 2010.................................................  $ 17,101
2011 - 2015.................................................     9,990
2016 - 2020.................................................    60,730
2021........................................................    40,712
                                                              --------
                                                              $128,533
                                                              ========

     The state NOL's begin expiring in 2002 and continue through 2020. In addition, the Company has approximately $600,000 of federal income tax credits, which may be carried forward indefinitely. The Company has $2.2 million of state income tax credits, of which $2.0 million will expire in the year 2012.

     On the date of acquisition, the Company's net operating loss carryforwards of $59.0 million were subject to the change in control provisions of Internal Revenue Code Section 382. The limitations on the net operating loss carryforwards do not have a significant impact on the availability and utilization of the losses.

     During the current year, management has determined that it is more likely than not that the Company will not realize the tax benefits associated with certain cumulative net operating loss carryforwards and impairment reserves, and as such, the Company has increased its valuation allowance for federal and state purposes. The net change in the total valuation allowance for the year ended December 31, 2002, was an increase of $17.5 million.

     Subsequent recognition of any tax benefits relating to the December 31, 2002 valuation allowance for deferred tax assets will be allocated as follows (in thousands):

     Income tax benefit that would be reported in:

Consolidated statement of operations........................  $110,545
Goodwill....................................................     3,492
                                                              --------
                                                              $114,037
                                                              ========

     During 2002, the Company provided $1.6 million of U.S. tax expense for future repatriation of cash from its Asia operations pursuant to APB 23. This charge represents all undistributed earnings from Asia not previously taxed in the United States.

     Undistributed earnings of foreign subsidiaries, other than the Asia operations, aggregated $1.1 million on December 31, 2002, which, under existing law, will not be subject to U.S. tax until distributed as dividends. Since the earnings have been, or are intended to be, indefinitely reinvested in foreign operations, no provision has been made for any U.S. taxes that may be applicable thereto. Furthermore, any taxes paid to foreign governments on those earnings may be used in whole or in part as credits against the U.S. tax on any dividends distributed from such earnings. It is not practicable to estimate the amount of unrecognized deferred U.S. taxes on these undistributed earnings.

11.  STOCKHOLDERS' EQUITY

     On June 9, 2000, the Company amended its restated certificate of incorporation to provide that each outstanding share of Old Class A Stock would be converted into or reconstituted as 0.4 shares of Class A common stock and each outstanding share of Old Class B Stock would be converted into or reconstituted as 0.6 shares of Class B common stock. Immediately thereafter, on June 9, 2000, in connection with the Todd Merger, the Company again amended its restated certificate of incorporation such that the total number of shares of capital stock authorized to be issued is

                            ASCENT MEDIA GROUP, INC.

405,000,000; 400,000,000 of the authorized shares are designated common stock and 5,000,000 are designated preferred stock. As of December 31, 2002, no shares of the Company's preferred stock had been issued. Of the total amount of authorized common stock, 300,000,000 shares have been designated as Class A common stock and 100,000,000 shares have been designated as Class B common stock. All the shares of common stock and preferred stock have a par value of $0.01 per share. Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. In all other respects, the Class A and B common stock are substantially identical and have equal rights and privileges, except that shares of Class B common stock are convertible into shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time.

     During fiscal 2002, the Company redeemed 440,981 shares of the Company's Class A common stock related to an arbitration award for an amount of $1.4 million.

12.  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     On December 19, 2001, the Company's stockholders approved both the 2001 Incentive Plan (the "2001 Incentive Plan"), which had been previously adopted by the Board of Directors on November 28, 2000 and amended August 6, 2001 and November 8, 2001, subject to stockholder approval, and the 2000 Nonemployee Director Stock Option Plan (the "2000 Nonemployee Director Plan"), which had been previously adopted by the Board of Directors on August 6, 2001, subject to stockholder approval.

     The 2001 Incentive Plan provides for the granting of non-qualified or incentive stock options, performance awards, stock appreciation rights, restricted shares, and stock units. Under the 2001 Incentive Plan, the maximum number of shares of common stock with respect to which awards may be granted during the term of the 2001 Incentive Plan is 7,000,000. Stock options under the 2001 Incentive Plan have a maximum term of ten years and vest over a five-year period commencing at the grant date.

     The 2000 Nonemployee Director Plan provides that an automatic grant of non-qualified stock options to purchase 15,000 shares of the Company's Class A common stock shall be granted to (i) each nonemployee director who was a director as of November 28, 2000, with a grant date of November 28, 2000; and
(ii) each individual who becomes a nonemployee director after November 28, 2000 upon his or her appointment to the Company's board of directors. Stock options under the 2000 Nonemployee Director Plan have an exercise price equal to the fair market value of the Company's Class A common stock on the date of grant, have a maximum term of ten years and vest ratably over a five-year period commencing on the grant date.

     Through December 31, 2000, the Company had five stock option plans: The 1986, 1994, 1995, and 1997 Stock Option Plans and the 1998 Stock Incentive Plan. No stock options or shares were issued from the 1998 plan. These plans provided for the granting of either non-qualified or incentive stock options at not less than 85% and 100% of the market value of the stock on the date of the grant. Options generally became exercisable in installments commencing as of the beginning of a fiscal year near the date of grant.

     Pursuant to the Todd Merger on June 9, 2000, as described in Note 1, each outstanding Todd-AO stock option under all plans became fully vested and was converted into a rollover option to purchase 0.5 shares of Liberty Media and 0.4 shares of the Company's Class A common stock. These converted options automatically expired on December 9, 2000, six months from the acquisition date of June 9, 2000.

     A Stock Option Fulfillment Agreement ("Agreement") was executed between Liberty Media and the Company as of June 10, 2000 to create a mechanism for the Company to fulfill its obligations under the rollover options as they pertain to shares of Liberty Media. Pursuant to the Agreement, the Company purchased Liberty Media stock on the open market to fulfill the 0.5 Liberty Media share portion of the options exercised. To fund such purchases, Liberty Media contributed cash to the Company equal to (i) the number of Liberty Media shares delivered pursuant to the rollover option elections times (ii) the average of the high and low price per Liberty Media shares during the day the rollover option was exercised (iii) less a pro rata share of proceeds received from the option holder. In consideration

                            ASCENT MEDIA GROUP, INC.

for such capital contributions, the Company issued shares of the Company's Class B common stock in an amount equal to (i) the number of Liberty Media shares deliverable upon exercise, times (ii) 1.2.

     During the seven months ended December 31, 2000, 830,871 Todd-AO converted options were exercised for 332,348 shares of Ascent Media Class A common stock. For the funding of the Liberty Media shares to the option holders, 296,039 shares of the Company's Class B common stock were issued to Liberty Media valued at $5.1 million as consideration for payments made to the Company for the purchase of Liberty Media stock on the open market. A gain of $836,000 has been included in the consolidated statement of operations based on the decrease in Liberty Media stock price between the date of option exercises and the date the Liberty Media shares were purchased by the Company on the open market.

     The following table summarizes information about stock option transactions under the 2001 Incentive Plan:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                                           EXERCISE
                                                                SHARES      PRICE
                                                              ----------   --------
At January 1, 2001..........................................          --    $  --
  Awarded...................................................   8,915,000     7.33
  Exercised.................................................          --       --
  Cancelled.................................................  (2,782,500)    7.00
                                                              ----------    -----
At December 31, 2001........................................   6,132,500    $7.48
  Awarded...................................................     765,000     7.00
  Exercised.................................................          --       --
  Cancelled.................................................  (1,743,750)    7.06
                                                              ----------    -----
At December 31, 2002........................................   5,153,750    $7.53
                                                              ==========    =====

     The following tables summarize the information about stock options outstanding as of December 31, 2002 and December 31, 2001, respectively, under the 2001 Incentive Plan:

                                                         OUTSTANDING AT 12/31/02           EXERCISABLE AT 12/31/02
                                                 ---------------------------------------   ------------------------
                                                                 WEIGHTED
                                                                 AVERAGE        WEIGHTED                  WEIGHTED
                                                                REMAINING       AVERAGE                   AVERAGE
                                                 NUMBER OF       YEARS OF       EXERCISE    NUMBER OF     EXERCISE
RANGE OF EXERCISE PRICES                          OPTIONS    CONTRACTUAL LIFE    PRICE       OPTIONS       PRICE
------------------------                         ---------   ----------------   --------   -----------   ----------
$7.00..........................................  4,666,250         8.5           $7.00        763,750      $ 7.00
$10.27.........................................    100,000         7.4           10.27        100,000       10.27
$13.47.........................................    387,500         8.6           13.47        387,500       13.47
                                                 ---------         ---           -----      ---------      ------
                                                 5,153,750         8.5           $7.53      1,251,250      $ 9.27
                                                 =========         ===           =====      =========      ======

     The Company recognized $3.2 million and $1.6 million in stock compensation expense during the years ended December 31, 2002 and 2001, respectively, attributable to stock options granted with an exercise price less than the fair market value on the date of grant. There was no stock option compensation expense for other periods presented in the consolidated financial statements.

                            ASCENT MEDIA GROUP, INC.

     The following table presents the number and weighted average exercise price of the Todd-AO Stock Options and the Company and Liberty Media options that were issued in exchange for the Todd-AO options:

                                                                                                      WEIGHTED
                                                           TODD-AO    ASCENT MEDIA                    AVERAGE
                                                            STOCK     CLASS A STOCK   LIBERTY MEDIA   EXERCISE
                                                           OPTIONS       OPTIONS      STOCK OPTIONS    PRICE
                                                          ---------   -------------   -------------   --------
At December 31, 1999....................................  1,028,645           --              --       $ 6.50
  Awarded...............................................     15,000           --              --        10.94
  Exercised.............................................   (152,318)          --              --         6.56
  Forfeited.............................................    (41,936)          --              --         6.52
                                                          ---------     --------        --------       ------
At June 9, 2000.........................................    849,391           --              --         6.57
  Conversion............................................   (849,391)     339,756         424,696         6.57
  Exercised.............................................         --     (332,348)       (415,436)        6.46
  Forfeited.............................................         --       (7,408)         (9,260)       11.40
                                                          ---------     --------        --------       ------
At December 31, 2000....................................         --           --              --       $   --
                                                          =========     ========        ========       ======

SFAS NO. 123 ACCOUNTING FOR STOCK BASED COMPENSATION -- STOCK OPTIONS

     The Company has adopted the disclosure-only provisions of SFAS No. 123. Under SFAS No. 123, the estimated fair value of options granted during the years ended December 31, 2002 and 2001, and the five months ended May 31, 2000 was approximately $1.6 million, $48.2 million and $52,000, respectively. There were no options granted during the seven months ended December 31, 2000. The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%, volatility of 41%-113%, a risk free interest rate of 3.98%-5.00% for December 31, 2002; dividend yield of 0%-0.75%, volatility of 25-41%, a risk free interest rate of 5.00% for December 31, 2001; and risk free interest rate of 5.65% for May 31, 2000.

     Had the Company accounted for its stock based compensation pursuant to the fair value based accounting method in SFAS No. 123, the Company's net income
(loss) and net income (loss) per share would have changed to the pro forma amounts indicated below (in thousands, except per share data):

                                                                    ASCENT MEDIA                    TODD-AO
                                                     ------------------------------------------   ------------
                                                                                   SEVEN MONTHS   FIVE MONTHS
                                                     YEAR ENDED     YEAR ENDED       ENDED          ENDED
                                                     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MAY 31,
                                                        2002           2001          2000           2000
                                                     ------------   ------------   ------------   ------------
Net loss
  As reported......................................   $(135,186)     $(436,289)      $(9,793)       $(1,675)
  Pro forma........................................   $(136,253)     $(439,297)      $(9,793)       $(1,727)
Net loss per share
  As reported basic and diluted....................   $   (3.07)     $  (11.52)      $ (0.28)       $ (0.16)
  Pro forma basic and diluted......................   $   (3.10)     $  (11.60)      $ (0.28)       $ (0.16)

     The above pro forma disclosures may not be representative of the effects on reported pro forma net income for future years. The weighted average fair value of options granted in 2002 was $2.34 per share.

STOCK APPRECIATION RIGHTS

     Pursuant to the acquisition of 4MC by Liberty Media, each outstanding 4MC stock option was converted into a stock appreciation right ("SARs") at a ratio
0.32258 shares of Liberty Media stock for each 1.0 share of 4MC stock.

                            ASCENT MEDIA GROUP, INC.

Upon the election to exercise, holders of vested SARs have the option of receiving any net cash appreciation of Liberty Media stock over the exercise price in cash or shares of Liberty Media stock. On October 31, 2002, Liberty Media made a rights offering, pursuant to which it has determined that stock appreciation rights outstanding as of the record date will be adjusted to account for the dilution associated with the rights offering. Effective as of the record date, the base price of each outstanding stock appreciation right will be reduced by 2.5%. In addition, each outstanding 4MC stock option was converted at a ratio of 1.0256. The following table presents the number and weighted average exercise price of SARs to purchase Liberty Media stock for the year ended December 31, 2002 and 2001.

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF   EXERCISE
                                                                SARS       PRICE
                                                              ---------   --------
Converted at June 9, 2000...................................  3,856,112    $12.50
  Exercised.................................................   (591,839)    11.59
                                                              ---------    ------
At December 31, 2000........................................  3,264,273    $12.66
  Exercised.................................................    (53,308)    12.66
                                                              ---------    ------
At December 31, 2001........................................  3,210,965     12.66
  Exercised.................................................    (55,464)    10.99
  Cancelled.................................................   (287,895)    13.42
                                                              ---------    ------
At October 31, 2002.........................................  2,867,606     12.62
  Conversion................................................     73,410     12.30
                                                              ---------    ------
At December 31, 2002........................................  2,941,017    $12.30
                                                              =========    ======

     Summarized information about the outstanding SARs at December 31, 2002 is as follows:

                                                               OUTSTANDING
                                                 ---------------------------------------       EXERCISABLE
                                                                 WEIGHTED                  --------------------
                                                                 AVERAGE        WEIGHTED               WEIGHTED
                                                                REMAINING       AVERAGE                AVERAGE
                                                 NUMBER OF       YEARS OF       EXERCISE   NUMBER OF   EXERCISE
RANGE OF EXERCISE PRICES                           SARS      CONTRACTUAL LIFE    PRICE       SARS       PRICE
------------------------                         ---------   ----------------   --------   ---------   --------
$9.82 to $12.66................................  2,598,849        5.79            12.02    2,461,414     12.02
$13.03 to 15.11................................    342,168        5.54            14.47      291,341     14.49
                                                 ---------         ---           ------    ---------    ------
                                                 2,941,017        5.75           $12.30    2,752,756    $12.28
                                                 =========         ===           ======    =========    ======

     There was no accrued expense for the year ended December 31, 2002. The accrued expense was $3.2 million as of December 31, 2001. The consolidated statements of operations for the year ended December 31, 2002 include a non-cash benefit of $3.2 million due to the changes in the stock price underlying the SARs. During the year ended December 31, 2001, a $2.5 million charge was recorded.

     Upon delivery of an exercise notice to the Company by a participant in the option plan, the Company forwards such notice to Liberty Media. Liberty Media processes the exercise notice. If the participant has elected a cash settlement for the options, Liberty Media will remit funds equivalent to the difference between the Liberty Media share price established by a ten-day trailing average as of the day prior to the exercise and the exercise price for the participant's options multiplied by the number of shares exercised. If the participant elects to receive Liberty Media shares directly, the participant will remit to the Company a payment equivalent to the exercise price for the participant's options multiplied by the number of shares exercised. Liberty Media will issue shares directly to the participant equivalent to the number of shares exercised.

                            ASCENT MEDIA GROUP, INC.

UNEARNED STOCK COMPENSATION

     Pursuant to the Todd Merger, the Company entered into a consulting agreement with an executive of Todd-AO. The consulting agreement provides for the grant of 150,000 options of Liberty Media stock that vest 50,000 per year over three years beginning June 9, 2000. The fair value of the stock options recorded as unearned stock compensation on the date of the Todd Merger was $2.9 million. During the year ended December 31, 2002 and 2001, the Company recorded $135,000 of stock compensation income and $216,000 of stock compensation expense, respectively, based on the fluctuation in the stock price underlying the options.

13.  EMPLOYEE BENEFIT PLAN

     The Company offers a 401(k) defined contribution plan covering most of its full-time domestic employees not covered by employees eligible to participate in the Motion Picture Industry Pension and Health Plan ("MPIPHP"), a multi-employer defined benefit pension plan. Contributions to the MPIPHP are determined in accordance with the provisions of negotiated labor contracts and generally are based on the number of hours worked. The Company also sponsors a pension plan for eligible employees of its foreign subsidiaries. Employer contributions are determined by the Company's Board of Directors. The plans are funded by employee and employer contributions. Total pension plan expenses for the periods presented were as follows (in thousands):

                                                                      ASCENT MEDIA                    TODD-AO
                                                       ------------------------------------------   -----------
                                                                                     SEVEN MONTHS   FIVE MONTHS
                                                       YEAR ENDED     YEAR ENDED       ENDED         ENDED
                                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   MAY 31,
                                                         2002           2001           2000          2000
                                                       ------------   ------------   ------------   -----------
MPIPH................................................     $2,082         $2,700         $  297         $212
U.S. 401(k)..........................................      2,077          1,717            260          185
Foreign Plans........................................      1,635          1,175            532          380
                                                          ------         ------         ------         ----
                                                          $5,794         $5,592         $1,089         $777
                                                          ======         ======         ======         ====

14.  HEDGING ACTIVITIES

     The Company uses variable-rate debt to finance its operations. The debt obligations expose the Company to variability in interest payments due to changes in interest rates. The Company has interest-rate related derivative instruments to manage its exposure to fluctuations in interest rates. By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The counterparties to the Company's contractual arrangements are major financial institutions with which the Company also has other financial relationships. The Company monitors the credit worthiness of its counterparties and does not expect nonperformance by its counterparties.

     Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates, currency exchange rates, or commodity prices. The market risk associated with an interest-rate contract is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

     The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company links all hedges that are designated as cash flow hedges to forecasted transactions or to floating-rate liabilities on the balance sheet. The Company also assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

                            ASCENT MEDIA GROUP, INC.

     The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Company maintains risk management control systems to monitor interest rate cash flow risk attributable to both the Company's outstanding or forecasted debt obligations as well as the Company's offsetting hedge positions. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company's future cash flows.

     At December 22, 2000, the Company entered into an interest rate swap agreement to manage variations in cash flows resulting from interest rate risk. This swap changed a portion of the Company's variable-rate cash flow exposure on the debt obligations to fixed cash flows ("Variable to Fixed Swap"). Under the terms of the interest rate swap, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby synthetically creating the equivalent of fixed-rate debt. The Company amended the contractual terms of the Variable to Fixed Swap several times throughout fiscal 2001 and each amended Variable to Fixed Swap has been accounted for as a separate cash flow hedge with the previous swap de-designated at the same time. In November 2001, the remaining Variable to Fixed Swap designated as a cash flow hedge was de-designated. Subsequent to de-designation, the contracts have been accounted for as freestanding derivative instruments and changes in fair value have been reflected in earnings. At November 1, 2001, the Company also entered into interest rate swap agreements in which the Company receives fixed interest rate payments and pays variable interest rate payments ("Fixed to Variable Swaps").

     Changes in the fair value of the interest rate swaps designated as hedging instruments that effectively offset the variability of cash flows associated with variable-rate, long-term debt obligations are reported in accumulated other comprehensive income ("AOCI"). As a result of the de-designation of the hedge on November 1, 2001, the accumulated balance included in AOCI was and has been reclassified into interest expense as a yield adjustment of the hedged debt obligation in the same period in which the related interest affects earnings.

     On July 1, 2002, September 20, 2002 and September 30, 2002, the Company executed a series of transactions whereby it terminated all of its Fixed to Variable Swaps. The total proceeds of these transactions was approximately $4.1 million.

     Changes in the fair value of freestanding interest rate swaps are reported within the statements of operations as other income or expense. Cash payments or receipts due upon the contractual settlement of the swaps are recorded as interest expense. No cash flow hedge ineffectiveness arose from differences between the critical terms of the interest rate swap and the hedged debt obligations during the ten months the Variable to Fixed Swaps were designated as a hedge. As of December 31, 2002, $6.4 million of losses on the Variable to Fixed Swaps included in AOCI was charged to interest expense with another $6.2 million charged to interest expense during fiscal 2001. The losses were reclassified to interest expense as interest payments were throughout the original terms of the Variable to Fixed Swaps.

     At December 31, 2002, the Company has three Variable to Fixed Interest Rate Swaps with a combined notional of approximately $372 million. The largest of which is a $365 million notional swap due to expire on June 30, 2003. The Company has chosen to maintain this swap as a stand alone derivative and will record all changes in market value from period to period through the statement of operations to derive the benefit of approximately $6.0 million in other income over the next 6 months. The other two swaps are held by the Company's subsidiaries, Todd AO UK Limited and Studio Film and Video Holdings Limited, in the UK. These swaps were entered into on January 17, 2002 and became effective December 10, 2002, having a combined notional of $7.2 million and a maturity of March 10, 2016. These swaps have been designated as effective hedges to the variability of interest rate attributable to the LIBOR interest payments due on the respective two UK mortgage loans. The changes in fair value for these swaps are recorded in AOCI.

                            ASCENT MEDIA GROUP, INC.

15.  CONTINGENCIES

     Future minimum lease payments under scheduled operating leases that have initial or remaining noncancelable terms in excess of one year are as follows (in thousands):

YEAR ENDED DECEMBER 31,
-----------------------
2003........................................................   $ 25,003
2004........................................................     23,286
2005........................................................     22,607
2006........................................................     21,777
2007........................................................     20,613
Thereafter..................................................     79,691
                                                               --------
                                                               $192,977
                                                               ========

     Rent expense for noncancelable operating leases for real property and equipment was $29.6 million, $28.4 million, and $13.9 million, for the years ended December 31, 2002 and 2001, and the combined year ended December 31, 2000, respectively. Various lease arrangements contain options to extend terms and are subject to escalation clauses.

     At December 31, 2002, the Company is committed to compensation under long-term employment agreements with its named executive officers as follows:
2003, $2.1 million; 2004, $1.1 million; 2005, $1.1 million; 2006, $1.1 million;
and 2007, $1.1 million.

     The Company is involved in litigation and similar claims incidental to the conduct of its business. In management's opinion, none of the pending actions is likely to have a material adverse impact on the Company's financial position or results of operations.

16.  BUSINESS SEGMENT INFORMATION

     The Company's business units have been aggregated into three reportable segments: the Creative Services Group, the Media Management Services Group, and the Network Services Group. Corporate related items and unallocated income and expenses are reflected in the Corporate and Other column listed below. Additionally, Corporate and Other includes the results of our New Products Group which is leading our efforts in Interactive Media and other new business initiatives.

     The Creative Services Group is comprised of the Company's Entertainment Television, Commercial Television and Audio divisions, which earn revenues by providing services necessary to complete the creation of original content including feature films, television shows, movies of the week/mini series, television commercials, music videos, promotional and identity campaigns and corporate communications programming. The Media Management Services Group provides facilities and services necessary to optimize, archive, manage and repurpose media assets for global distribution via freight, satellite, fiber and the Internet; access to all forms of content, duplication and formatting services, language conversions and laybacks, restoration and preservation of old or damaged content, mastering from motion picture film to high resolution or data formats, digital audio and video encoding services and digital media management services for global home video, broadcast, pay-per-view and emerging new media distribution channels. Additionally, the Media Management Services Group also includes the results of the Company's Digital Media Management initiative. The Network Services Group provides services necessary to assemble and distribute programming for cable and broadcast networks via fiber and satellite to viewers in North America, Europe and Asia. Additionally, the Network Services Group includes the result of the Company's Bandwidth management initiative, predominantly Triumph, which was sold on December 23, 2002.

     The Company's management identified its reportable segments based upon the following factors: (1) the Company's Chief Operating Decision Maker (Chief Executive Officer) reviews the results of operations for each of

                            ASCENT MEDIA GROUP, INC.

the following segments and each Group President accountable for results, (2) a Group President's overall compensation is based upon the related segment's results, and (3) the Company's organizational structure contains senior executives that oversee all of these segments.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies and are consistent with GAAP. The Company evaluates performance based upon several factors, including segment income (loss) before income taxes, interest, depreciation and amortization of intangibles.

     The Company believes that EBITDA is an important measure of its financial performance. "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization, excluding gains and losses on asset sales and unusual charges such as restructuring, integration and impairment. The Company's investments in new infrastructure, machine capacity, technology and goodwill arising from its significant acquisition activity have produced a relatively high depreciation and amortization expense and have historically been a significant annual non-cash charge to earnings. EBITDA is calculated before depreciation and amortization charges and, in businesses with significant non-cash expenses, is widely used as a measure of cash flow available to pay interest and repay debt, and, to the extent available after debt service and other required uses, to make acquisitions or invest in capital equipment and new technologies. As a result, the Company intends to report EBITDA as a measure of financial performance. EBITDA does not represent cash generated from operating activities in accordance with GAAP and should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP. EBITDA does not reflect that portion of its capital expenditures that may be required to maintain its market share, revenues and leadership position in its industry. Moreover, not all EBITDA will be available to pay interest or repay debt. The Company's presentation of EBITDA may not be comparable to similarly titled measures reported by other companies. Certain reclassifications have been made to the prior periods reported herein to conform to the current period's presentation.

     Summarized financial information concerning the Company's reportable segments is presented in the following tables (in thousands):

                                                               MEDIA
                                                  CREATIVE   MANAGEMENT   NETWORK
                                                  SERVICES    SERVICES    SERVICES   CORPORATE
ASCENT MEDIA                                       GROUP       GROUP       GROUP     AND OTHER    TOTAL
------------                                      --------   ----------   --------   ---------   --------
Year Ended December 31, 2002
  Revenues from external customers..............  $275,119    $104,938    $159,123   $    153    $539,333
  EBITDA........................................    50,150      30,889      51,320    (45,070)     87,289
  Capital expenditures..........................    21,819       7,457       9,958     16,118      55,352
  Depreciation and amortization.................    38,778       7,483      18,863      2,148      67,272
  Total assets..................................  $370,427    $154,062    $245,257   $ 23,580    $793,326

                                                               MEDIA
                                                  CREATIVE   MANAGEMENT   NETWORK
                                                  SERVICES    SERVICES    SERVICES   CORPORATE
ASCENT MEDIA                                       GROUP       GROUP       GROUP     AND OTHER    TOTAL
------------                                      --------   ----------   --------   ---------   --------
Year Ended December 31, 2001
  Revenues from external customers..............  $332,921    $104,063    $155,550   $    198    $592,732
  EBITDA........................................    67,052      31,672      49,265    (42,246)    105,743
  Capital expenditures..........................    39,746      12,084      11,648     10,227      73,705
  Depreciation and amortization.................    67,887      16,475      34,563      9,678     128,603
  Total assets..................................  $450,905    $169,514    $277,929   $ 21,343    $919,691

                            ASCENT MEDIA GROUP, INC.

                                                              MEDIA
                                                 CREATIVE   MANAGEMENT   NETWORK
                                                 SERVICES    SERVICES    SERVICES   CORPORATE
ASCENT MEDIA                                      GROUP       GROUP       GROUP     AND OTHER     TOTAL
------------                                     --------   ----------   --------   ---------   ----------
Seven Months Ended December 31, 2000
  Revenues from external customers.............  $177,808    $ 46,676    $ 28,615   $     --    $  253,099
  EBITDA.......................................    38,178      13,704       3,194    (20,314)       34,762
  Capital expenditures.........................    55,686       3,663      10,358      6,993        76,700
  Depreciation and amortization................    30,778       6,285       5,819      8,663        51,545
  Total assets.................................  $577,341    $216,355    $348,774   $ 33,375    $1,175,845

                                                               MEDIA
                                                  CREATIVE   MANAGEMENT   NETWORK
                                                  SERVICES    SERVICES    SERVICES   CORPORATE
TODD-AO                                            GROUP       GROUP       GROUP     AND OTHER    TOTAL
-------                                           --------   ----------   --------   ---------   --------
Five Months Ended May 31, 2000
  Revenues from external customers..............  $ 43,163    $10,080     $     --   $     --    $ 53,243
  EBITDA........................................     5,449      2,071           --         --       7,520
  Capital expenditures..........................     3,449        589           --         --       4,038
  Depreciation and amortization.................     5,776      1,149           --         --       6,925
  Total assets..................................  $128,263    $31,185     $     --   $     --    $159,448

     The following table reconciles the Company's consolidated net loss to segment EBITDA (in thousands):

                                                                      ASCENT MEDIA                    TODD-AO
                                                       ------------------------------------------   -----------
                                                                                     SEVEN MONTHS   FIVE MONTHS
                                                       YEAR ENDED     YEAR ENDED       ENDED          ENDED
                                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MAY 31,
                                                          2002           2001           2000          2000
                                                       ------------   ------------   ------------   -----------
Net loss.............................................   $(135,186)     $(436,289)      $ (9,793)      $(1,675)
Add:
  Change in accounting principle, net of income tax
     benefit.........................................      20,227             --             --            --
  Depreciation and amortization......................      67,272        128,603         51,545         6,925
  Non-cash compensation (income) expense.............         (48)         4,293        (29,577)           --
  Impairment of long-lived assets....................      83,718        307,932             --            --
  Restructuring and other charges....................        (435)         5,558             --            --
  Interest expense, net..............................      64,820         63,119         19,132         1,641
  Other (income) expense, net........................     (14,515)        10,974           (872)        1,070
  Non-recurring costs................................          --          9,985            648            --
  Provision (benefit) for income taxes...............       1,436         11,568          3,679          (441)
                                                        ---------      ---------       --------       -------
EBITDA...............................................   $  87,289      $ 105,743       $ 34,762       $ 7,520
                                                        =========      =========       ========       =======

                            ASCENT MEDIA GROUP, INC.

     Information as to the Company's operations in different geographic areas is as follows (in thousands):

                                                                      ASCENT MEDIA                   TODD - AO
                                                       ------------------------------------------   -----------
                                                                                     SEVEN MONTHS   FIVE MONTHS
                                                        YEAR ENDED     YEAR ENDED       ENDED          ENDED
                                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MAY 31,
                                                           2002           2001           2000          2000
                                                       ------------   ------------   ------------   -----------
Revenues
  United States......................................   $ 420,827      $ 469,045      $  185,520     $ 38,865
  United Kingdom.....................................      93,797        100,651          59,332       14,378
  Mexico.............................................       3,670          3,812           2,649           --
  Asia...............................................      21,039         19,224           5,598           --
                                                        ---------      ---------      ----------     --------
                                                        $ 539,333      $ 592,732      $  253,099     $ 53,243
                                                        =========      =========      ==========     ========
Net income (loss)
  United States......................................   $(145,540)     $(435,261)     $  (14,383)    $ (1,823)
  United Kingdom.....................................       1,813         (7,638)          3,720          148
  Mexico.............................................         787            523             442           --
  Asia...............................................       7,754          6,087             428           --
                                                        ---------      ---------      ----------     --------
                                                        $(135,186)     $(436,289)     $   (9,793)    $ (1,675)
                                                        =========      =========      ==========     ========
Assets
  United States......................................   $ 584,874      $ 709,790      $1,001,816     $111,430
  United Kingdom.....................................     142,144        122,081         152,892       48,018
  Mexico.............................................       7,691          9,435           5,232           --
  Asia...............................................      58,617         78,385          15,905           --
                                                        ---------      ---------      ----------     --------
                                                        $ 793,326      $ 919,691      $1,175,845     $159,448
                                                        =========      =========      ==========     ========

17.  RELATED PARTY TRANSACTIONS

LIBERTY SUBORDINATED CLIENT AGREEMENT

     For a discussion of the Liberty Subordinated Credit Agreement see Note 8.

STOCK SALES TO LIBERTY MEDIA

     On July 24, 2002, the Company sold 440,981 unregistered shares of its Class B common stock to Liberty Media for $3.05 per share for proceeds of approximately $1.4 million. The proceeds of the stock sale were used to fund part of an arbitration award.

     On August 13, 2002, as part of Supplement No. 3 to the Liberty Subordinated Credit Agreement, the Company sold 7,070,000 shares of its unregistered share of Class B common stock at a price of $1.69 per share for a total purchase price of $11.9 million. The closing price of the Company's Class A common stock on September 30, 2002 was $1.57 per share.

OTHER STOCK ISSUANCES TO LIBERTY MEDIA

     During the year ended December 31, 2002, the Company issued 10,436,853 shares of its Class B common stock to Liberty Media and its affiliates in payment of $21.3 million in interest under the Liberty Subordinated Credit

                            ASCENT MEDIA GROUP, INC.

Agreement. Shares of the Company's Class B common stock are convertible into shares of the Company's Class A common stock, on a one-for-one basis, at any time at the option of the holder.

TAX SHARING AGREEMENT BETWEEN LIBERTY MEDIA AND ASCENT MEDIA GROUP, INC.

     In November 2000, the Company and Liberty Media became parties to a tax sharing agreement, whereby the Company is obligated to make a cash payment to Liberty Media in each year that it (taken together with all of the Company's domestic subsidiaries) has positive taxable income measured on a separate return basis. The amount of the payment would be equal to the amount of that positive taxable income multiplied by the highest corporate tax rate. In the event that
(1) the Company and its subsidiaries, when treated as a separate group, have a net operating loss or are entitled to a net tax credit for a particular year, and (2) Liberty Media is able to use such loss or credit to reduce its tax liability for any year, the Company would become entitled to a credit against future payments to Liberty Media under the agreement. If the Company becomes disaffiliated from Liberty Media and the group of companies that file tax returns jointly with Liberty Media (i.e., if the value or voting power of Liberty Media's stock ownership of the Company were to drop below 80%) prior to the time that the Company is able to use such credit, the Company would be entitled to a payment from Liberty Media at the earlier of the time that (1) the Company shows it could have used the net operating loss carry forward or net tax credit to reduce the Company's own separately computed tax liability or (2) the value or voting power of Liberty Media's stock ownership of the Company drops below 20%. In addition, under the tax sharing agreement, the Company has the right to participate in the defense of claims of the Internal Revenue Service that might affect its liability under the agreement, and to participate in tax refunds paid to Liberty Media where such refunds are due in part to its operations.

SERVICES RECEIVED FROM LIBERTY MEDIA

     Liberty Media allocates salaries, benefits, business insurance and certain other general and administrative expenses (including a portion of the salary of William R. Fitzgerald, the Company's President and Chief Executive Officer) to the Company. In addition, the Company reimburses Liberty Media for certain expenses, such as employee medical costs, and business property and casualty insurance paid by Liberty Media on behalf of the Company. The Company has determined the allocated and reimbursed amounts to be reasonable and equal to the fair value of the expenses charged. Amounts allocated from Liberty Media to the Company totaled $14.1 million and $5.4 million for the years ended December 31, 2002 and 2001, respectively. The increase in such amounts is primarily attributed to medical insurance being purchased through Liberty Media starting fiscal 2002.

EXECUTIVE OFFICER LOAN

     On April 8, 1999, Mr. Walston was granted a loan from Four Media Company in the principal amount of $2.0 million in conjunction with the execution of his agreement with Four Media Company, dated January 1, 1999, for employment as its President and Chief Executive Officer. Four Media Company became a subsidiary of the Company in June 2000 and Mr. Walston became the Company's acting President and Chief Executive Officer in April 2001 and was the Company's President and Chief Executive Officer from August 2001 to May 2002.

     The loan was unsecured and bore interest at an annual rate of 4.59%, compounded semiannually. Mr. Walston was required to repay the outstanding balance of the loan, if any, and any accrued interest thereon, no later than May 8, 2004. Notwithstanding the foregoing terms of the loan, Mr. Walston's employment agreement provided that the outstanding balance of the loan, if any, and any accrued interest thereon would be automatically forgiven, upon the occurrence of any of the following events: (1) a change of control of Four Media Company during the five-year term of the loan; or (2) termination of Mr. Walston's employment without cause or for good reason; or (3) the Company (as successor to Four Media Company) achieving $327.0 million or more in consolidated gross operating revenues (as defined in the note governing the loan) during the 365 day period beginning April 8, 2003 (referred to in this report as the Measurement Period); or (4) the Company (as successor to Four Media Company) achieving $87.0 million or more in consolidated "earnings before interest, taxes, depreciation and amortization" during the

                            ASCENT MEDIA GROUP, INC.

Measurement Period; or (5) the board of directors, in its sole and absolute discretion, determining that the payments under the loan should be forgiven following the expiration of the Measurement Period. In April 2000, Mr. Walston agreed to waive the forgiveness of the loan that would otherwise have resulted from the acquisition of Four Media Company by Liberty Media.

     On January 25, 2002, the Company's Compensation Committee approved, subject to stockholder approval, an amendment and restatement of the loan agreement (i) to modify the performance benchmarks, which, if satisfied, would result in a cancellation of the loan, (ii) to provide for the Company's payment of all tax liability incurred by Mr. Walston associated with any forgiveness of the loan, and (iii) to extend the term of the loan from May 8, 2004 to February 15, 2005.

     On May 17, 2002, Mr. Walston's employment with the Company terminated and, pursuant to his employment agreement, the outstanding balance under the loan of $2.0 million plus accrued interest of $300,000 was automatically forgiven. The Company is currently negotiating severance arrangements with Mr. Walston, the terms of which have not been agreed upon.

CONSULTING AGREEMENT WITH NAMED EXECUTIVE OFFICER

     The Company has entered into a three-year consulting agreement with Lawrence Chernoff, dated November 20, 2002, pursuant to which Mr. Chernoff's employment with the Company terminated effective December 31, 2002 and he became a consultant to the Company effective January 1, 2003. Under the consulting agreement, Mr. Chernoff will provide advice, guidance and consultation to the Company with respect to (a) the operation, management, and strategic vision of the Company's Creative Services Group, (b) marketing, client retention and development, and new business development for the Creative Services Group, and
(c) new technologies and their deployment. For these services, Mr. Chernoff will be paid a minimum of $350,000 per year and will have the opportunity to earn additional compensation up to a maximum of $130,000 per year. Mr. Chernoff received no severance payment in connection with the termination of his employment, but 68,750 of the shares covered by Mr. Chernoff's option to purchase 275,000 of the Company's Class A common stock vested on December 31, 2002, and will remain exercisable in accordance with the terms of the Company's 2001 Incentive Plan for so long as Mr. Chernoff remains a consultant to the Company. The option terminated as to the remaining 206,250 shares on January 1, 2003. Mr. Chernoff's option to purchase a total of 59,139 shares of Liberty Media Series A common stock or receive cash (47,311 shares of which have already vested) will continue to vest in accordance with its current vesting schedule and will remain exercisable, in accordance with the terms of the Four Media Company 1997 Stock Plan for so long as Mr. Chernoff remains a consultant to the Company. The term of the consulting agreement will automatically extend for two additional one-year periods unless Mr. Chernoff gives prior notice of his intention to terminate the consulting agreement.

18.  QUARTERLY FINANCIAL DATA

     The following table presents our quarterly financial data for the year ended December 31, 2002 (in thousands):

                                                           MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                           --------   --------   ------------   -----------
Net revenues.............................................  $135,383   $128,649     $130,274      $145,027
Gross profit.............................................    53,696     50,037       51,063        62,530
Impairment charges.......................................        --         --           --        83,718
Restructuring charges....................................        --         --           --          (435)
Change in accounting principle...........................   (20,227)        --           --            --
Net loss.................................................   (26,366)   (17,912)      (8,746)      (82,162)
Net loss per share -- basic and diluted..................  $  (0.66)  $  (0.45)    $  (0.20)     $  (1.56)

                            ASCENT MEDIA GROUP, INC.

     The following table presents our quarterly financial data for the year ended December 31, 2001 (in thousands):

                                                           MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                           --------   --------   ------------   -----------
Net revenues.............................................  $154,303   $147,702     $142,648      $ 148,079
Gross profit.............................................    62,663     55,383       52,723         51,772
Impairment charges.......................................        --         --           --        307,932
Restructuring charges....................................        --         --           --          5,558
Net loss.................................................   (13,494)   (31,051)     (18,376)      (373,368)
Net loss per share -- basic and diluted..................  $  (0.36)  $  (0.81)    $  (0.48)     $   (9.58)

     Aggregate per share amounts for each quarter may differ from the annual totals as each quarter is independently calculated.

                                                                     SCHEDULE II

                            ASCENT MEDIA GROUP, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                    YEARS ENDED DECEMBER 31, 2002 AND 2001,
                   THE SEVEN MONTHS ENDED DECEMBER 31, 2000,
                     AND THE FIVE MONTHS ENDED MAY 31, 2000

                                                              CHARGED      ACQUIRED OR
                                              BALANCE AT   (CREDITED) TO   CHARGED TO                     BALANCE AT
                                              BEGINNING      COSTS AND        OTHER       DEDUCTIONS        END OF
                                              OF PERIOD      EXPENSES       ACCOUNTS      AND OTHER         PERIOD
                                              ----------   -------------   -----------    ----------      ----------
Allowance for doubtful accounts:
  Year ended December 31, 2002..............   $11,951        $  (963)       $(1,858)      $  (117)(d)     $  9,013
                                               =======        =======        =======       =======         ========
  Year ended December 31, 2001..............   $ 5,567        $ 5,763        $   684(b)    $   (63)        $ 11,951
                                               =======        =======        =======       =======         ========
  Seven months ended December 31, 2000......   $ 1,239        $   493        $ 3,835(a)    $    --         $  5,567
                                               =======        =======        =======       =======         ========
  Five months ended May 31, 2000............   $ 1,388        $  (149)       $    --       $    --         $  1,239
                                               =======        =======        =======       =======         ========
Deferred Tax Asset Valuation Allowance:
  Year ended December 31, 2002..............   $96,556        $24,681        $   712       $(7,912)(d)     $114,037
                                               =======        =======        =======       =======         ========
  Year ended December 31, 2001..............   $ 2,726        $93,830        $    --       $    --         $ 96,556
                                               =======        =======        =======       =======         ========
  Seven months ended December 31, 2000......   $    --        $    --        $ 2,726(c)    $    --         $  2,726
                                               =======        =======        =======       =======         ========
  Five months ended May 31, 2000............   $    --        $    --        $    --       $    --         $     --
                                               =======        =======        =======       =======         ========

---------------

(a) Balance acquired in acquisitions of 4MC -- $2,907,000, Soundelux -- $240,000 and Soho -- $688,000.

(b) Balance acquired in acquisitions of GWNS -- $654,000 and LNS -- $30,000.

(c) Balance acquired in acquisitions of VSC -- $1,831,000 and Virgin -- $895,000.

(d) Sale of Triumph.

                                                                         ANNEX C



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

 (Mark One)
    [X]      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
             SECURITIES EXCHANGE ACT OF 1934



             FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2003



                                   OR




    [ ]      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
             SECURITIES EXCHANGE ACT OF 1934



             FOR THE TRANSITION PERIOD FROM           TO

                         COMMISSION FILE NUMBER 0-1461

                            ASCENT MEDIA GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                     DELAWARE                                           13-1679856
          (State or Other Jurisdiction of                            (I.R.S. Employer
          Incorporation or Organization)                            Identification No.)

             520 BROADWAY, FIFTH FLOOR                                     90401
                 SANTA MONICA, CA                                       (Zip Code)
     (Address of Principal Executive Offices)

                                 (310) 434-7000
              (Registrant's Telephone Number, Including Area Code)

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Exchange Act).  Yes [ ]     No [X]

     The number of shares of Common Stock outstanding at May 12, 2003 was 4,884,565 shares of Class A Common Stock and 56,450,469 shares of Class B Common Stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            ASCENT MEDIA GROUP, INC.

Report on Form 10-Q for the Period Ended March 31, 2003

                               TABLE OF CONTENTS


                                                                       PAGE
                                                                       ----
PART I -- FINANCIAL INFORMATION
Item 1.  Financial Statements
         Condensed Consolidated Balance Sheets, March 31, 2003
         (Unaudited) and December 31, 2002 (Audited).................    3
         Condensed Consolidated Statements of Operations for the
         Three Months Ended March 31, 2003 and 2002 (Unaudited)......    4
         Condensed Consolidated Statements of Cash Flows for the
         Three Months Ended March 31, 2003 and 2002 (Unaudited)......    5
         Notes to Condensed Consolidated Financial Statements........    6
Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations...................................   15
Item 3.  Quantitative and Qualitative Disclosures About Market
         Risk........................................................   23
Item 4.  Controls and Procedures.....................................   24

PART II -- OTHER INFORMATION
Item 1.  Legal Proceedings...........................................   24
Item 2.  Changes in Securities and Use of Proceeds...................   24
Item 4.  Submission of Matters to a Vote of Security Holders.........   24
Item 5.  Other Information...........................................   25
Item 6.  Exhibits and Reports on Form 8-K............................   25
         Signature...................................................   26
         Certifications..............................................   27

                        PART I -- FINANCIAL INFORMATION

                            ASCENT MEDIA GROUP, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                               MARCH 31,     DECEMBER 31,
                                                                  2003           2002
                                                              ------------   ------------
                                                              (UNAUDITED)     (AUDITED)
Current Assets:
  Cash and cash equivalents.................................   $   8,964      $  11,998
  Trade receivables, net of allowance for doubtful accounts
     of $8.3 million and $9.0 million, respectively.........      99,534         98,794
  Inventories...............................................       4,688          4,314
  Deferred income taxes, net................................       5,382          6,176
  Prepaid deposits and other................................      13,348         13,159
                                                               ---------      ---------
     Total current assets...................................     131,916        134,441
                                                               ---------      ---------
Property, plant and equipment, at cost, net of accumulated
  depreciation and amortization of $90.6 million and $81.2
  million, respectively.....................................     285,105        300,497
Goodwill and identifiable intangible assets, net of
  accumulated amortization of $6.2 million and $39.0
  million, respectively.....................................     341,253        343,057
Other assets, net...........................................      14,707         15,331
                                                               ---------      ---------
     Total assets...........................................   $ 772,981      $ 793,326
                                                               =========      =========
Current Liabilities:
  Current maturities of long-term debt and capital lease
     obligations............................................   $  17,999      $  18,928
  Accounts payable..........................................      26,498         31,280
  Accrued expenses and other liabilities....................      53,790         61,266
  Due to parent company, net................................      15,448         14,107
                                                               ---------      ---------
     Total current liabilities..............................     113,735        125,581
                                                               ---------      ---------
Long-term debt and capital lease obligations................     380,704        383,056
Convertible subordinated notes, net.........................     206,164        205,299
Deferred income taxes, net..................................         783          1,506
Other liabilities...........................................       9,087          9,661
                                                               ---------      ---------
     Total liabilities......................................     710,473        725,103
                                                               ---------      ---------
Commitments and contingencies
Stockholders' Equity:
  Common Stock:
     Class A; authorized 300,000,000 shares of $0.01 par
      value; 4,884,565 and 4,884,559 outstanding as of March
      31, 2003 and December 31, 2002, respectively..........          49             49
     Class B; convertible, authorized 100,000,000 shares of
      $0.01 par value; 56,450,469 and 52,341,164 issued and
      outstanding at March 31, 2003 and December 31, 2002,
      respectively..........................................         565            523
Additional paid-in capital..................................     660,164        653,842
Treasury stock; 16,251 shares at cost at March 31, 2003 and
  December 31, 2002, respectively...........................        (124)          (124)
Accumulated deficit.........................................    (590,607)      (581,268)
Other.......................................................         164            161
Accumulated other comprehensive loss........................      (7,703)        (4,960)
                                                               ---------      ---------
     Total stockholders' equity.............................      62,508         68,223
                                                               ---------      ---------
Total liabilities and stockholders' equity..................   $ 772,981      $ 793,326
                                                               =========      =========

            See notes to condensed consolidated financial statements

                            ASCENT MEDIA GROUP, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2003          2002
                                                              -----------   -----------
Net revenues................................................  $   121,439   $   135,383
Cost of services............................................       72,422        81,687
                                                              -----------   -----------
     Gross profit...........................................       49,017        53,696
                                                              -----------   -----------
Operating expenses:
  Selling, general and administrative.......................       29,717        31,627
  Depreciation and amortization.............................       16,466        17,315
  Non-cash compensation expense (income)....................          835          (903)
  Gain on the sale of fixed assets..........................       (1,691)           --
  Restructuring and other charges...........................        2,061            --
                                                              -----------   -----------
     Total operating expenses...............................       47,388        48,039
                                                              -----------   -----------
Income from operations......................................        1,629         5,657
                                                              -----------   -----------
  Interest expense, net.....................................       15,038        15,632
  Other Income, net.........................................       (3,534)       (3,621)
                                                              -----------   -----------
Loss before income taxes and change in accounting
  principle.................................................       (9,875)       (6,354)
Income tax benefit..........................................         (536)         (215)
                                                              -----------   -----------
Loss before change in accounting principle..................       (9,339)       (6,139)
Change in accounting principle..............................           --       (20,227)
                                                              -----------   -----------
Net loss....................................................  $    (9,339)  $   (26,366)
                                                              ===========   ===========
Weighted average number of common and common equivalent
  shares outstanding:
  Basic and diluted.........................................   56,635,541    39,742,265
                                                              ===========   ===========
Net loss per common share -- basic and diluted
  Loss before change in accounting principle................  $     (0.16)  $     (0.15)
  Change in accounting principle............................           --         (0.51)
                                                              -----------   -----------
  Net loss per common share.................................  $     (0.16)  $     (0.66)
                                                              ===========   ===========

            See notes to condensed consolidated financial statements

                            ASCENT MEDIA GROUP, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2003       2002
                                                              -------   --------
Net cash flows provided by operating activities.............  $   141   $ 11,981
                                                              -------   --------
Cash flows from investing activities:
  Proceeds from disposal of fixed assets....................    4,178         --
  Capital expenditures......................................   (4,335)   (15,893)
                                                              -------   --------
Net cash flows used in investing activities.................     (157)   (15,893)
                                                              -------   --------
Cash flows from financing activities:
  Borrowings of long-term debt..............................    2,539         --
  Payments of long-term debt and capital lease
     obligations............................................   (5,461)    (2,651)
  Other.....................................................       --        (96)
                                                              -------   --------
Net cash flows used in financing activities.................   (2,922)    (2,747)
                                                              -------   --------
Effect of exchange rate changes on cash.....................      (96)    (1,836)
                                                              -------   --------
Net decrease in cash and cash equivalents...................   (3,034)    (8,495)
Cash and cash equivalents at beginning of period............   11,998     23,433
                                                              -------   --------
Cash and cash equivalents at end of period..................  $ 8,964   $ 14,938
                                                              =======   ========

            See notes to condensed consolidated financial statements

                            ASCENT MEDIA GROUP, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2003
                                  (UNAUDITED)

1.  DESCRIPTION OF BUSINESS

     Ascent Media Group, Inc. ("Ascent Media" or the "Company") provides creative and technical media services to the media and entertainment industries, including: services necessary to complete the creation of content including feature films, television shows, television commercials, music videos, promotional and identity campaigns and corporate communications programming; services necessary to facilitate the global maintenance, management and distribution of content libraries; and services necessary to assemble and distribute programming. The Company's clients include the major motion picture studios, independent producers, broadcast networks, cable channels, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content.

     The Company's assets and operations are primarily comprised of the historical business of the Company, formerly known as the Todd-AO Corporation and nine companies acquired during 2001 and 2000: Four Media Company ("4MC"); Virgin Media Group Limited ("Virgin"); the sound post-production and certain related businesses of Soundelux Entertainment Group of Delaware, Inc. ("Soundelux"); Video Services Corporation ("VSC"); Group W Network Services and 100% of the capital stock of Asia Broadcast Centre Pte. Ltd. and Group W Broadcast Pte. Ltd. (collectively "GWNS"); Livewire Network Services, LLC ("LNS"); Soho Group Limited ("Soho"); Visiontext Limited ("Visiontext"); and Cinram-POP DVD Center LLC now known as Stream Santa Monica ("Stream"). The combination and integration of these acquired entities allow the Company to offer integrated outsourcing solutions for the technical and creative requirements of the Company's clients, from content creation to distribution of the final product.

2.  BASIS OF PRESENTATION

     The accompanying interim condensed consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of those of a normal recurring nature) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These condensed consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Certain reclassifications have been made to prior period balances in order to conform to the current period presentation.

     The condensed consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany transactions and accounts.

3.  RECENT ACCOUNTING PRONOUNCEMENTS

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. The Company does not have any guarantees that require disclosure under FIN 45.

     FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of a guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not

                            ASCENT MEDIA GROUP, INC.

probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. The initial recognition and measurement provisions are effective for all guarantees within the scope of FIN 45 issued or modified after December 31, 2002.

     As noted above the Company has adopted the disclosure requirements of FIN 45 and will apply the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002. For the quarter ended March 31, 2003, the Company has not entered into any guarantees within the purview of FIN 45.

     In February 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, which addresses the consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support from other parties, or (2) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: (a) the direct or indirect ability to make decisions about the entity's activities through voting or similar rights, (b) the obligation to absorb the expected losses of the entity if they occur, or (c) the right to receive the expected residual returns of the entity if they occur. FIN 46 will have a significant effect on existing industry practice because it requires existing variable interest entities to be consolidated if those entities do not effectively disburse risks among parties involved. In addition, FIN 46 contains detailed disclosure requirements. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. This Interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The Company believes the adoption of FIN 46 will not have a material impact on our financial statements. As of March 31, 2003, the Company does not have any Variable Interest Entities.

     In November 2002, the FASB's Emerging Issues Task Force issued EITF 00-21, Revenue Arrangements with Multiple Deliverables. EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, EITF 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, separate contracts with the same entity or related parties that are entered into at or near the same time are presumed to have been negotiated as a package and should, therefore, be evaluated as a single arrangement in considering whether there are one or more units of accounting. That presumption may be overcome if there is sufficient evidence to the contrary. EITF 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. The guidance in this Issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Alternatively, companies may elect to report the change in accounting as a cumulative-effect adjustment. Early application of this consensus is permitted. The Company believes the adoption of EITF 00-21 will not have a material impact on our financial statements.

4.  POLICY FOR STOCK BASED COMPENSATION

     Accounting for Stock Based Compensation. In December 2002, the FASB issued SFAS No. 148, Accounting for Stock Based Compensation -- Transition and Disclosure. SFAS 148 amends SFAS 123, Accounting for Stock Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

     The Company has one stock-based employee compensation plan. The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for its

                            ASCENT MEDIA GROUP, INC.

fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the then current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair-value-based method as amended by SFAS 148 (in thousands, except per share data).

                                                               THREE MONTHS ENDED
                                                              MARCH 31, (UNAUDITED)
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
Net loss reported...........................................  $ (9,339)   $(26,366)
Less: compensation expense under fair value method..........    (1,468)     (1,416)
Add: compensation expense reported..........................       797       1,038
                                                              --------    --------
  Pro forma net loss........................................  $(10,010)   $(26,744)
                                                              ========    ========
Net loss per share
  As reported basic and diluted.............................  $  (0.16)   $  (0.66)
                                                              ========    ========
  Pro forma basic and diluted...............................  $  (0.18)   $  (0.67)
                                                              ========    ========

5.  RESTRUCTURING CHARGES

     During the quarter ended March 31, 2003, the Company completed certain restructuring activities designed to improve operating efficiencies and effectiveness and to strengthen its competitive position in the marketplace primarily through cost and expense reductions. In connection with these integration and consolidation initiatives, the Company recorded a charge of $2.1 million for consolidation of facilities and closure related costs in the Creative Services Group both domestically and in the United Kingdom. The restructuring charge includes $1.2 million for employee severance, $715,000 related to excess lease commitments as a result of facility closures and $176,000 for contract exit costs.

     The following table provides the activity and balances of the 2003 restructuring reserve account for the quarter ended March 31, 2003 (in thousands):

                                                           OPENING
                                                           BALANCE   ADDITIONS   DEDUCTIONS   3/31/03
                                                           -------   ---------   ----------   -------
Employee separations.....................................   $  --      1,170        (865)        305
Excess facility costs....................................      --        715         (32)        683
Contract exit costs......................................      --        176         (64)        112
                                                            -----     ------       -----      ------
                                                            $  --     $2,061       $(961)     $1,100
                                                            =====     ======       =====      ======

     During the fourth quarter of 2001, the Company recorded a charge of $5.6 million for restructuring, which included $5.2 million related to excess lease commitments as a result of facility closures and $425,000 for employee severance.

                            ASCENT MEDIA GROUP, INC.

     The following table provides the activity and balances of the 2001 restructuring reserve account for the quarter ended March 31, 2003 (in thousands):

                                                          12/31/02   ADDITIONS   DEDUCTIONS   3/31/03
                                                          --------   ---------   ----------   -------
Excess facility costs...................................   $2,227      $  --       $(148)     $2,079
Employee separations....................................       --         --          --          --
                                                           ------      -----       -----      ------
                                                           $2,227      $  --       $(148)     $2,079
                                                           ======      =====       =====      ======

     The Company's continuing efforts to integrate acquired businesses may require further charges for facility closures and employee separation plans.

6.  COMPREHENSIVE LOSS

     Comprehensive loss is defined as all changes in shareholders' equity, except those resulting from investments by or distributions to shareholders. The Company's comprehensive loss is as follows (amounts in thousands):

                                                               THREE MONTHS ENDED
                                                              MARCH 31, (UNAUDITED)
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
Net loss....................................................  $ (9,339)   $(26,366)
  Unrealized loss on cash flow hedge........................      (125)         --
  Loss on foreign currency translation......................    (2,618)     (2,273)
  Reclassification adjustment for amortization of loss on
     cash flow hedge........................................        --       2,016
                                                              --------    --------
  Net loss recognized in other comprehensive income.........    (2,743)       (257)
                                                              --------    --------
Total comprehensive loss....................................  $(12,082)   $(26,623)
                                                              ========    ========

7.  LONG-TERM DEBT

  SENIOR CREDIT AGREEMENT

     At March 31, 2003, $360.3 million (including letters of credit of $600,000) was outstanding under the Senior Credit Agreement, dated December 22, 2000, as amended, among the Company, various lenders who are parties thereto, Banc of America Securities LLC, as lead arranger and book manager, BANK OF AMERICA, N.A., as administrative agent for the lenders, Salomon Smith Barney, Inc., as syndication agent, and The Bank of New York Company, Inc., as documentation agent (the "Senior Credit Agreement"), and $3.6 million was available for future borrowings, subject to the terms of the Senior Credit Agreement. During the quarter ended March 31, 2003, the Company repaid $3.6 million under the Senior Credit Agreement. No borrowings were made under the Senior Credit Agreement in the first quarter. The Senior Credit Agreement loans are collateralized by substantially all of the operating assets of the Company.

     The Senior Credit Agreement requires financial ratios to be maintained and contains other restrictive covenants including restrictions on incurring additional indebtedness. As of March 31, 2003, the Company was in compliance with all covenants in the Senior Credit Agreement.

     Under the Senior Credit Agreement, the Company's Total Leverage Ratio may not exceed 4.55 to 1.00 for any measurement period from December 31, 2002 to June 30, 2003 and is reduced over subsequent measurement periods until it reaches a Total Leverage Ratio of 3.50 to 1.00 for measurement periods after January 1, 2005. At March 31, 2003, the Company's Total Leverage Ratio was 4.43 to 1.00. Additionally, the Company's Interest Coverage Ratio may not be less than 2.50 to 1.00 for any quarter ending prior to December 31, 2003, and may not be less than 3.00 to 1.00 for any quarter thereafter. The Company's Interest Coverage Ratio at March 31, 2003 was 3.11 to 1.00. For any measurement period beginning January 1, 2003, the Company's Fixed Charge Coverage Ratio may not be less

                            ASCENT MEDIA GROUP, INC.

than 0.85 to 1.00, and increases over the succeeding two quarters until October 1, 2003, when the Company's Fixed Charge Coverage Ratio may not be less than
1.00 to 1.00 for the remainder of the term of the Senior Credit Agreement. At March 31, 2003, the Company's Fixed Charge Coverage Ratio was 1.14 to 1.00.

     As of March 31, 2003, the outstanding borrowings under the Senior Credit Agreement consisted of Term loan A in the amount of $117.6 million, Term loan B in the amount of $56.8 million and a revolving credit facility (the "Revolver") in the amount of $185.9 million (which includes outstanding letters of credit in the amount of $600,000).

     Interest related to the Senior Credit Agreement is paid monthly, bi-monthly or quarterly in arrears and is based on the "Alternate Base Rate" or the "Eurodollar Rate," whichever is applicable to the loan, plus applicable margins. The Alternate Base Rate is a daily fluctuating rate per annum equal to the higher of the Federal Funds Rate plus 0.5% or the Prime Rate. The Eurodollar Rate is the rate per annum equal to the average British Bankers Association Interest Settlement Rate for deposits in the relevant currency or an alternate base, as defined in the agreement, if that rate is unavailable. As of March 31, 2003, the effective interest rates on Term loan A, Term loan B and the Revolver borrowings were 4.54%, 5.29% and 4.55%, respectively.

  LIBERTY SUBORDINATED CREDIT AGREEMENT

     At March 31, 2003, $224.3 million was outstanding under the First Amended and Restated Credit Agreement, as amended and supplemented, between the Company and Liberty Media Corporation ("Liberty Media") (the "Liberty Subordinated Credit Agreement") and $81.9 million was available for future borrowings under the terms of the Liberty Subordinated Credit Agreement with the consent of, and on terms determined by, Liberty Media.

     Of the $224.3 million outstanding at March 31, 2003 under the Liberty Subordinated Credit Agreement: (1) $206.2 million is represented by convertible subordinated notes, which are convertible at the option of Liberty Media at any time prior to maturity into shares of the Company's Class B common stock ("Convertible Notes") at a conversion price of $10.00 per share, (2) $8.8 million is represented by Convertible Notes having a conversion price of $3.50 per share, (3) $5.3 million is represented by a Convertible Note having a conversion price of $1.94 per share, and (4) $4.0 million is represented by a Convertible Note having a conversion price of $1.56 per share. Interest accrues on each of the Convertible Notes at a rate of 10% per annum, payable quarterly either in cash, shares of the Company's Class B common stock (valued at 95% of the ten-day trailing average closing price of shares of the Company's Class A common stock ending one trading day prior to interest payment date) or a combination thereof, at the Company's discretion, subject to certain limits.

     During the three months ended March 31, 2003, the Company issued 4,109,305 shares of its Class B common stock to Liberty Media and its affiliates in payment of $5.5 million in interest under the Liberty Subordinated Credit Agreement. Shares of the Company's Class B common stock are convertible into shares of the Company's Class A common stock, on a one-for-one basis, at any time at the option of the holder.

  PROPERTY MORTGAGES AND OTHER DEBT

     At March 31, 2003, the Company owed $7.7 million under an existing mortgage loan with Bank of the West. Interest under the loan accrues at a three-month London interbank market rate ("LIBOR") plus 2.25% per annum and the effective interest rate at March 31, 2003 was 3.65%.

     At March 31, 2003, the Company owed $6.3 million to Heller Financial Leasing Inc. pursuant to an existing loan secured by certain equipment. Interest on the loan is based on the relevant three-month LIBOR plus 3.25%, and the effective interest rate at March 31, 2003 was 4.58% per annum.

     At March 31, 2003, three of the Company's subsidiaries in the United Kingdom owed to National Westminster Bank Plc. an aggregate of $18.0 million under four existing mortgage loans. The aggregate amount includes $2.5 million in borrowings under these loans, which was borrowed during the quarter ended March 31, 2003. Interest

                            ASCENT MEDIA GROUP, INC.

on each of these loans is calculated based on the relevant one, two, three or six-month LIBOR plus 1.25%, and as of March 31, 2003, the effective interest rate on the loans was 6.43% per annum.

     At March 31, 2003, the Company was a party to capital leases in the aggregate amount of $6.8 million related to purchases of equipment with a weighted average interest rate of 13.72%.

8.  EARNINGS PER SHARE

     As a result of losses, convertible subordinated notes, warrants and stock options that could potentially dilute basic earnings per share in the future were excluded in the computation of diluted earnings per share because to include them would have had an antidilutive effect.

9.  FINANCIAL INSTRUMENTS

     The Company's statement of operations for the three months ending March 31, 2003 includes $3.0 million of non-cash income related to mark-to-market adjustments on interest rate swap agreements which had a combined fair market value of $3.4 million at March 31, 2003 in favor of our counterparties. Additionally, during the three months ended March 31, 2003, the Company realized non-cash interest expense of $44,000.

10.  BUSINESS SEGMENT INFORMATION

     The Company's business units have been aggregated into three reportable segments: the Creative Services Group, the Media Management Services Group, and the Network Services Group. Corporate related items and unallocated income and expenses are reflected in the Corporate and Other column listed below. Additionally, Corporate and Other includes the results of our New Products Group which is leading our efforts in Interactive Media and other new business initiatives.

     The Creative Services Group is comprised of the Company's Entertainment Television, Commercial Television and Audio divisions, which earn revenues by providing services necessary to complete the creation of original content including feature films, television shows, movies of the week/mini series, television commercials, music videos, promotional and identity campaigns and corporate communications programming. The Media Management Services Group provides facilities and services necessary to optimize, archive, manage and repurpose media assets for global distribution via freight, satellite, fiber and the Internet; access to all forms of content, duplication and formatting services, language conversions and laybacks, restoration and preservation of old or damaged content, mastering from motion picture film to high resolution or data formats, digital audio and video encoding services and digital media management services for global home video, broadcast, pay-per-view and emerging new media distribution channels. Additionally, the Media Management Services Group also includes the results of the Company's Digital Media Management initiative. The Network Services Group provides services necessary to assemble and distribute programming for cable and broadcast networks via fiber and satellite to viewers in North America, Europe and Asia. Additionally, during 2002 the Network Services Group included the result of the Company's bandwidth management initiative, Triumph, which was sold on December 23, 2002.

     The Company's management identified its reportable segments based upon the following factors: (1) the Company's Chief Operating Decision Maker (Chief Executive Officer) reviews the results of operations for each of the following segments and each Group President is accountable for such results, (2) a Group President's overall compensation is based upon the related segment's results, and (3) the Company's organizational structure contains senior executives that oversee all of these segments.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies and are consistent with GAAP. The Company evaluates segment performance based upon several factors, however, segment Adjusted EBITDA as defined below is the primary measure of segment performance as it most directly reflects operating results that are managed and controlled by segment management.

                            ASCENT MEDIA GROUP, INC.

     "Adjusted EBITDA" is defined by the Company as earnings before interest, taxes, depreciation and amortization, and excludes non-cash compensation expense, restructuring charges, gain (loss) on disposal of assets, asset impairment and other non-cash charges, other income (expense) and changes in accounting principle. The Company's investments in new infrastructure, machine capacity, technology and goodwill arising from its significant acquisition activity have produced a relatively high depreciation and amortization expense and have historically been a significant annual non-cash charge to earnings. Because depreciation and amortization reflect primarily the effects of past capital expenditures and investments, the Company's executive management and Board of Directors use and historically have used Adjusted EBITDA as a measure of current operating performance of the Company's business segments and, accordingly, the primary measure for determining the incentive compensation of individuals in charge of such segments and assisting management in strategic planning and allocating corporate resources. Because the Company's executive management and Board of Directors use Adjusted EBITDA for such purposes, items which are not within the control of a Group's President or which would affect the comparability of the segment's performance with past periods are excluded from the definition of Adjusted EBITDA. Adjusted EBITDA does not reflect interest expense, changes in working capital and certain other cash requirements of the Company's business segments, and, as a result, it is not intended to represent cash flows for the period, or to reflect funds available for reinvestment or other discretionary uses. Adjusted EBITDA has not been presented as an alternative to income (loss) from operations, net income (loss) or cash flows from operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company's presentation of Adjusted EBITDA for its segments may not be comparable to similarly titled measures reported by other companies.

     The following table reconciles the Company's net loss to total segment adjusted EBITDA (in thousands):

                                                                THREE MONTHS ENDED
                                                              MARCH 31, (UNAUDITED)
                                                              ----------------------
                                                                2003         2002
                                                              ---------   ----------
Net loss....................................................   $(9,339)    $(26,366)
Add:
  Depreciation and amortization.............................    16,466       17,315
  Interest expense..........................................    15,038       15,632
  Non cash compensation expense.............................       835         (903)
  Restructuring charges.....................................     2,061           --
  Gain on disposal of assets................................    (1,691)          --
  Change in accounting principle............................        --       20,227
  Other income..............................................    (3,534)      (3,621)
  Benefit for taxes.........................................      (536)        (215)
                                                               -------     --------
Total segment Adjusted EBITDA...............................   $19,300     $ 22,069
                                                               =======     ========

                            ASCENT MEDIA GROUP, INC.

     Summarized financial information concerning the Company's reportable segments is shown in the following table (in thousands):

                                                               THREE MONTHS ENDED
                                                              MARCH 31, (UNAUDITED)
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
Segment Revenues
  Creative Services Group...................................  $ 67,223    $ 73,430
  Media Management Services Group...........................    24,320      24,704
  Networks Services Group...................................    29,896      37,249
                                                              --------    --------
                                                              $121,439    $135,383
                                                              ========    ========
Segment Adjusted EBITDA
  Creative Services Group...................................  $ 10,531    $ 14,553
  Media Management Services Group...........................     4,877       6,857
  Networks Services Group...................................    11,355      10,828
  Corporate and Other.......................................    (7,463)    (10,169)
                                                              --------    --------
                                                              $ 19,300    $ 22,069
                                                              ========    ========

11.  RELATED PARTY TRANSACTIONS

  LIBERTY SUBORDINATED CREDIT AGREEMENT

     At March 31, 2003, $224.3 million was outstanding under the Liberty Subordinated Credit Agreement and $81.9 million was available for future borrowings under the terms of the Liberty Subordinated Credit Agreement with the consent of, and on terms determined by, Liberty Media.

     During the three months ended March 31, 2003, the Company issued 4,109,305 shares of its Class B common stock to Liberty Media and its affiliates in payment of $5.5 million in interest under the Liberty Subordinated Credit Agreement. Shares of the Company's Class B common stock are convertible into shares of the Company's Class A common stock, on a one-for-one basis, at any time at the option of the holder.

  SERVICES RECEIVED FROM LIBERTY MEDIA

     Liberty Media allocates to the Company a portion of salaries, benefits, and certain other expenses for Liberty Media employees (including the Company's President and Chief Executive Officer) who provide services to the Company. In addition, the Company reimburses Liberty Media for certain expenses, such as employee medical costs and property, casualty and financial insurance paid by Liberty Media on behalf of the Company. The Company has determined the allocated and reimbursed amounts to be reasonable and equal to the fair value of the expenses charged. Amounts allocated from Liberty Media to the Company totaled $3.3 million for the quarter ended March 31, 2003.

  SERVICES AGREEMENTS WITH ON COMMAND CORPORATION

     Beginning in September 2002, the Company began supplying On Command Corporation ("On Command"), a controlled subsidiary of Liberty Media, with uplink and satellite transport services at a cost of $150,000 through March 31, 2003 pursuant to a short-term agreement with On Command. On Command was utilizing the Company's services to test the satellite delivery of content updates to On Command's downlink sites at various hotels. The Company executed a Content Preparation and Distribution Services Agreement, dated March 24, 2003, with a wholly-owned subsidiary of On Command, under which the Company will provide uplink and satellite transport

                            ASCENT MEDIA GROUP, INC.

services for a monthly fee of $36,000, subject to adjustment, for a period of five years and content preparation services valued at a negotiated rate for each use of covered services for a period of five years at On Command's request. The parties also entered into a Services Agreement, dated April 1, 2003, for the installation by the Company of satellite equipment at On Command's downlink sites at hotels for a fee of $500 per installation completed.

12.  SALE OF PROPERTY

     On February 28, 2003, the Company sold one of its domestic real estate property for $4.2 million, net of expenses, and recognized a gain on sale of fixed assets of $1.7 million.

13.  DIVESTITURE

     On December 23, 2002, the Company sold to Leafco Communications, Inc. all of its equity interest in Triumph Communications for nominal consideration plus the assumption of net liabilities in the amount of $4.0 million. In connection with this sale, the Company entered into an agreement to loan the buyer an amount not to exceed $4.0 million. As of March 31, 2003, such loan agreement has been terminated by the parties and the buyer has repaid to the Company all monies advanced to buyer pursuant to this loan. In connection with this loan termination, the Company entered into an agreement to loan Rapco Enterprises, Inc., an affiliate of Leafco Communications, Inc., $2.0 million. The above transactions, in the aggregate, resulted in a gain from the divestiture of $1.6 million, which was recorded in the quarter ended December 31, 2002.

14.  SUBSEQUENT EVENT

  ACQUISITION BY LIBERTY MEDIA

     On April 25, 2003, Liberty Media announced that it has adopted a plan of merger to acquire all the issued and outstanding shares of the Company that it does not already own. Pursuant to the terms of the merger, the Company's stockholders would receive 0.1147 shares of Liberty Media Series A common stock for each share of the Company's Class A common stock. Liberty Media currently owns all the issued and outstanding shares of the Company's Class B common stock. The transaction is intended to be taxable to the public holders of the Company's common stock, for U.S. federal income tax purposes.

     Because Liberty Media owns in excess of 90% of the outstanding common stock of the Company, the merger is expected to be accomplished as a "short form" merger under Delaware law. As a result, neither the approval of the Company's board of directors nor a vote of its stockholders is required to effect the merger; however, statutory appraisal rights will be available to stockholders of the Company who elect to assert such rights, subject to compliance with the procedures established by Delaware law. The transaction is not subject to any substantive regulatory conditions, other than the filing and effectiveness of a registration statement covering the shares of Liberty Media Series A common stock to be issued in the merger. Liberty Media may terminate the plan of merger at any time prior to closing if it determines, in its sole discretion, that the merger is no longer in its best interest. The merger is expected to close during the third quarter of 2003.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information concerning our results of operations and financial condition and should be read in conjunction with the accompanying condensed consolidated financial statements and notes thereto. Additionally, the following discussion and analysis should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002. The following discussion focuses on material trends, risks and uncertainties affecting our results of operations and financial condition.

     Certain statements in this quarterly report on Form 10-Q constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements that, by definition, involve risks and uncertainties. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

     - industry-wide market factors such as the timing of, and spending on, feature film and television production;

     - foreign and domestic television advertising;

     - foreign and domestic spending by broadcasters, cable companies and syndicators on first run and existing content libraries;

     - the possibility of an industry-wide strike or other job action by or affecting the Writers Guild, Screen Actors Guild or other major entertainment industry union;

     - failure to maintain relationships with key customers and certain key personnel;

     - more rapid than expected technological obsolescence;

     - failure to integrate acquired operations in expected time frames;

     - continuing negative economic conditions potentially impacting our ability to maintain compliance with our debt covenants.

     These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this quarterly report, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. For a discussion of additional factors which may affect future results of operations, see "-- Factors That May Affect Future Results of Operations" below.

OVERVIEW

     Ascent Media Group provides technical and creative services to the entertainment industry. Our clients include the major motion picture studios, independent producers, broadcast networks, cable channels, advertising agencies and other companies that produce, own and/or distribute entertainment content. Our assets and operations are primarily comprised of ten companies acquired during 2001 and 2000. The combination and integration of these acquired entities allow us to offer our clients a complete range of services, from image capture to "last mile" distribution. We are able to offer outsourcing solutions for the technical and creative requirements of our clients. We have organized our facilities and operations into the three business segments, that we call Groups, as described below.

     Creative Services Group. Our Creative Services Group provides services necessary to complete the creation of original content including feature films, television shows, movies of the week/mini series for television, television commercials, music videos, promotional and identity campaigns and corporate communications programming. Our services begin after principal photography and cover a wide range of services necessary to complete a project. This may include film to video tape transfers, color correction, creative editorial services, graphics and title sequences, electronic assembly, two-dimension compositing, creation of computer generated images, sound editorial, sound mixing, music composition, sound design and integration of interactive program elements. The Creative Services Group has three divisions: Entertainment Television, Commercial Television and Audio.

     Media Management Services Group. Our Media Management Services Group optimizes, archives, manages and repurposes media assets for global distribution. We provide access to all forms of content, duplication and formatting services, language conversions and laybacks, restoration and preservation of old or damaged content, mastering from motion picture film to high resolution or data formats, digital audio and video encoding services and digital media management services for global home video, broadcast, pay-per-view, video-on-demand, streaming media and other emerging new media distribution channels.

     Network Services Group. Our Network Services Group provides the services necessary to assemble and distribute programming for cable and broadcast networks via fiber and satellite to audiences in North America, Europe and Asia. Our Network Services Group primarily provides dedicated facilities and resources designed for specific client requirements on the basis of contractual agreements.

ADJUSTED EARNINGS BEFORE INTEREST TAXES DEPRECIATION AND AMORTIZATION FOR BUSINESS SEGMENTS

     "Adjusted EBITDA" is defined by the Company as earnings before interest, taxes, depreciation and amortization, and excludes non-cash compensation expense, restructuring charges, gain (loss) on disposal of assets, asset impairment and other non-cash charges, other income (expense) and changes in accounting principle. The Company's investments in new infrastructure, machine capacity, technology and goodwill arising from its significant acquisition activity have produced a relatively high depreciation and amortization expense and have historically been a significant annual non-cash charge to earnings. Because depreciation and amortization reflect primarily the effects of past capital expenditures and investments, the Company's executive management and Board of Directors use and historically have used Adjusted EBITDA as a measure of current operating performance of the Company's business segments and, accordingly, the primary measure for determining the incentive compensation of individuals in charge of such segments and assisting management in strategic planning and allocating corporate resources. Because the Company's executive management and Board of Directors use Adjusted EBITDA for such purposes, items which are not within the control of a Group's President or which would affect the comparability of the segment's performance with past periods are excluded from the definition of Adjusted EBITDA. Adjusted EBITDA does not reflect interest expense, changes in working capital and certain other cash requirements of the Company's business segments, and, as a result, it is not intended to represent cash flows for the period, or to reflect funds available for reinvestment or other discretionary uses. Adjusted EBITDA has not been presented as an alternative to income (loss) from operations, net income (loss) or cash flows from operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company's presentation of Adjusted EBITDA for its segments may not be comparable to similarly titled measures reported by other companies.

A NOTE ON ADJUSTED EBITDA FOR BUSINESS SEGMENTS

     The Securities and Exchange Commission promulgated new rules regarding the use of non-GAAP financial measures in January 2003. Under these new rules, a non-GAAP financial measure is defined generally as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that: (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure calculated and presented in accordance with GAAP. Among other exceptions, non-GAAP financial measures do not include financial measures which are required to be disclosed by GAAP. Because we have reported segment Adjusted EBITDA pursuant to and in accordance with SFAS No. 131, such financial measures are not considered to be non-GAAP financial measures. We, in common with other registrants, are still in the process of interpreting such rules and monitoring developments and guidance by the SEC with respect to such rules to ensure continued compliance. While we believe that the presentation in this report complies with the new rules, we can give no assurance that we will be able to provide the same or comparable measures of our segments in future reports of the Company.

CRITICAL ACCOUNTING POLICIES

     Valuation of Long-lived Assets and Amortizable Other Intangible Assets. We perform impairment tests for our long-lived assets if an event or circumstance indicates that the carrying amount of our long-lived assets may not be recoverable. In response to changes in industry and market conditions, we may also strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses. Such activities could result in impairment of our long-lived assets or other intangible assets. We are subject to the possibility of impairment of long-lived assets arising in the ordinary course of business. We regularly consider the likelihood of impairment and recognize impairment if the carrying amount of a long-lived asset or intangible asset is not recoverable from its undiscounted cash flows in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Impairment is measured as the difference between the carrying amount and the fair value of the asset.

     Valuation of Goodwill and Non-amortizable Other Intangible Assets. We assess the impairment of goodwill annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include significant underperformance to historical or projected future operating results, substantial changes in our strategy or the manner of use of our assets, and significant negative industry or economic trends. Effective January 1, 2002, we adopted SFAS No. 142 and in accordance with its provisions, during the first quarter of fiscal year 2002, we recorded a transitional impairment charge of $20.2 million against goodwill related to our Entertainment Television reporting unit, which is part of our Creative Services Group. Such charge has been reflected as a cumulative effect of a change in accounting principle.

     Accounting for Stock Based Compensation. In December 2002, the FASB issued SFAS No. 148, Accounting for Stock Based Compensation -- Transition and Disclosure. SFAS 148 amends SFAS 123, Accounting for Stock Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

     We have one stock-based employee compensation plan. We apply the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for our fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, we have elected to continue to apply the intrinsic-value-based method of accounting described above, and have adopted only the disclosure requirements of SFAS No. 123.

     Valuation of Trade Receivables. We must make estimates of the collectibility of our trade receivables. Our management analyzes the collectibility based on historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. We record an allowance for doubtful accounts based upon specifically identified receivables that we believe are uncollectible. In addition, we also record an amount based upon a percentage of each aged category of our trade receivables. These percentages are estimated based upon our historical experience of bad debts. Our trade receivables balance was $99.5 million, net of allowance for doubtful accounts of $8.3 million, as of March 31, 2003.

     Valuation of Deferred Tax Assets. In accordance with SFAS No. 109, Accounting for Income Taxes, we review the nature of each component of our deferred income taxes for reasonableness. We have determined that it is more likely than not that we will not realize a portion of our tax benefits associated with certain cumulative net operating loss carry forwards and impairment reserves, and as such, we have reserved for a portion of our deferred income tax assets and incurred charges of $.3 million and $2.9 million during the three months ended March 31, 2003 and 2002.

RESULTS OF OPERATIONS

     The Creative Services Group's revenues are primarily generated from fees for video and audio post production, special effects and editorial services for the television, film and advertising industries. The Media Management

Services Group provides owners of film libraries a broad range of restoration, preservation, archiving, professional mastering and duplication services. The Media Management Services Group's results also include our Digital Media Management initiative. The Network Services Group's revenues consist of fees relating to facilities and services necessary to assemble and distribute programming for cable and broadcast networks across the world via fiber and satellite. During 2002, the Network Services Group's results also included our Bandwidth Management initiative, Triumph, which was sold on December 23, 2002. Corporate related items and unallocated revenues and expenses are reflected in Corporate and Other, below. Additionally, Corporate and Other includes the results of our New Products Group which is leading our efforts in developing new products and businesses such as VOD and SVOD, Interactive Television and Store and Forward. Cost of services and operating expenses consists primarily of production wages, facility costs and other direct costs, selling, general and administrative expenses, depreciation and amortization and impairment charges.

COMPARISON OF REPORTED RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002 (IN THOUSANDS)

                                                               THREE MONTHS ENDED
                                                              MARCH 31, (UNAUDITED)
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
Segment Revenues
  Creative Services Group...................................  $ 67,223    $ 73,430
  Media Management Services Group...........................    24,320      24,704
  Network Services Group....................................    29,896      37,249
                                                              --------    --------
                                                              $121,439    $135,383
                                                              ========    ========
Segment Adjusted EBITDA
  Creative Services Group...................................  $ 10,531    $ 14,553
  Media Management Services Group...........................     4,877       6,857
  Network Services Group....................................    11,355      10,828
  Corporate and Other.......................................    (7,463)    (10,169)
                                                              --------    --------
                                                              $ 19,300    $ 22,069
                                                              ========    ========
Net Loss....................................................  $ (9,339)   $(26,366)
                                                              ========    ========

     The following table reconciles the Company's net loss to total segment Adjusted EBITDA (in thousands):

                                                                THREE MONTHS ENDED
                                                              MARCH 31, (UNAUDITED)
                                                              ----------------------
                                                                2003         2002
                                                              ---------   ----------
Net loss....................................................   $(9,339)    $(26,366)
Add:
  Depreciation and amortization.............................    16,466       17,315
  Interest expense..........................................    15,038       15,632
  Non cash compensation expense.............................       835         (903)
  Restructuring charges.....................................     2,061           --
  Gain on disposal of assets................................    (1,691)          --
  Change in accounting principle............................        --       20,227
  Other income..............................................    (3,534)      (3,621)
  Benefit for taxes.........................................      (536)        (215)
                                                               -------     --------
Total segment Adjusted EBITDA...............................   $19,300     $ 22,069
                                                               =======     ========

     Revenues decreased $14.0 million, or 10.3%, to $121.4 million for the three months ended March 31, 2003 from $135.4 million for the three months ended March 31, 2002. Creative Services Group revenues decreased by

$6.2 million primarily in our Entertainment Television and Audio operations. Entertainment Television revenues were lower due to the abnormally early cancellation of several episodic television shows in the current season and lower than historical mid-season replacement activity and higher levels of reality-based programming that typically requires less post production services. Further, a planned facility closure resulted in reduced capacity in our Audio business as we continued to streamline our operations. Media Management Services Group revenues decreased marginally by $.4 million. Network Services Group revenues decreased by $7.4 million, $5.6 million resulting from the sale of Triumph and $1.8 million resulting from the negative impact of some renegotiated contracts offset by new business.

     Costs of services decreased $9.3 million, or 11.3%, to $72.4 million for the three months ended March 31, 2003 from $81.7 million for the three months ended March 31, 2002. The decrease reflects a decline across all of our Groups primarily in production material, production personnel and equipment expenses as a result of the decreased production activity noted above.

     Selling, general and administrative expenses decreased $1.9 million, or 6.0%, to $29.7 million for the three months ended March 31, 2003 from $31.6 million for the three months ended March 31, 2002. The decrease is primarily attributed to lower professional and legal fees, facility charges and other discretionary expenses.

     As a result of the above, Adjusted EBITDA, as defined, for all business segments decreased $2.8 million, or 12.7%, to $19.3 million for the three months ended March 31, 2003, from $22.1 million for the three months ended March 31, 2002. Creative Services Group Adjusted EBITDA decreased $4.0 million, or 27.6%, to $10.5 million as a result of decreased revenues described above and lower margin reality based programming replacing mid-season cancelled episodic television shows. The negative impact was offset by higher margin DVD business and cost savings. Media Management Services Group Adjusted EBITDA decreased $2.0 million, or 28.9%, to $4.9 million resulting from lower margin business, timing of major customer activity, and higher quarter over quarter labor and facility costs. Network Services Group Adjusted EBITDA increased $.5 million, or 4.6%, to $11.4 million due to the sale of Triumph, offset by reduced margins as a result of renegotiated large contracts and a $500,000 legal settlement during the quarter. Corporate and Other Adjusted EBITDA increased from ($10.2 million) to ($7.5 million) primarily due to reduced costs resulting from timing of expenditures associated with legal and professional fees and the consolidation of our corporate facilities.

     Depreciation and amortization decreased $849,000, or 4.9%, to $16.5 million for the three months ended March 31, 2003, from $17.3 million for the three months ended March 31, 2002. The decrease is primarily attributed to the Network Services Group as a result of the sale of Triumph and Corporate and Other as a result of the sale of certain domestic real estate property.

     Non-cash compensation expense increased $1.7 million to $835,000 for the three months ended March 31, 2003, from $903,000 in income reported for the three months ended March 31, 2002. Results for the three months ended March 31, 2003 primarily included expense of $800,000 relating to stock options issued to employees in all segments pursuant to our 2001 incentive compensation plan. The income recorded in the three months ended March 31, 2002 related primarily to the decline in value of the underlying stock used to value employee SARs of $1.9 million offset by expense of $1.0 million relating to stock options issued pursuant to our 2001 incentive compensation plan.

     Corporate and Other disposed of certain domestic real estate property for $4.2 million net of expenses resulting in a gain on sale of fixed assets of $1.7 million.

     During the three months ended March 31, 2003, we recognized a restructuring charge of $2.1 million related to consolidation of facilities and closure-related costs in the Creative Services Group both domestically and in the UK. The restructuring charge includes $1.2 million for employee severance, $715,000 related to excess lease commitments as a result of planned facility closures and $176,000 for contract exit costs.

     Interest expense decreased $594,000, or 3.8%, to $15.0 million for the three months ended March 31, 2003, from $15.6 million for the three months ended March 31, 2002. The decrease in interest expense is primarily attributed to no longer amortizing unrealized losses on terminated interest rate swaps in the three months ended March 31, 2003, which were amortized in the three months ended March 31, 2002, resulting in a lower non-cash interest expense. Such decrease was offset by higher cash interest expense due to increased pricing margins on our Senior Credit Agreement, effective as of the third amendment of the Senior Credit Agreement dated November 13, 2002, and higher non-cash interest expense due to increased borrowings under the Liberty Subordinated Credit Agreement.

Interest expense for the quarter ended March 31, 2003 included $5.5 million of non-cash expense related to payments under the Liberty Subordinated Credit Agreement, $4.2 million related to interest under our Senior Credit Agreement, $3.2 million related to interest rate swaps, $1.3 million of interest related to capital leases, notes and mortgages, and $866,000 of amortization of debt discount and debt issuance cost.

     Other income decreased $87,000, or 2.4%, to $3.5 million for the three months ended March 31, 2003 from $3.6 million for the three months ended March 31, 2002. For the three months ended March 31, 2003, other income primarily includes $3.0 million related to the increase in the market value of certain freestanding interest rate swap instruments compared to the $3.2 million increase for the three months ended March 31, 2002.

     As a result of the above, the loss before income taxes and change in accounting principle increased $3.5 million, or 54.7%, to $9.9 million for the three months ended March 31, 2003 from $6.4 million for the three months ended March 31, 2002.

     The benefit for income taxes increased $321,000, to $536,000 for the three months ended March 31, 2003, from $215,000 for the three months ended March 31, 2002, primarily due to additional benefits recorded for our foreign operations. Our effective income tax benefit rate for the three months ended March 31, 2003 was approximately 5.42% primarily due to disallowed deductions for interest expense of $6.4 million.

     On January 1, 2002, we had adopted SFAS No. 142 and in accordance with its provisions, we had recorded a transitional impairment charge of $20.2 million, which was reflected as a cumulative effect of a change in accounting principle in the three months ended March 31, 2002. This change primarily related to goodwill at the Creative Services Group. No impairment was recognized for the three months ended March 31, 2003.

     As a result of the above, our net loss decreased $17.1 million, or 64.8%, to $9.3 million for the three months ended March 31, 2003 from $26.4 million for the three months ended March 31, 2002.

LIQUIDITY AND CAPITAL RESOURCES

  OVERVIEW

     We continue to monitor the credit markets and other sources of capital in case we are unable to generate sufficient cash flow from operations to service our indebtedness or to make capital expenditures and other discretionary investments. If we are required to raise capital in the future, there can be no assurance that we will be able do so on favorable terms. If we are unable to generate sufficient cash flow from operations in the future to service our debt and working capital needs, we may be required to reduce capital expenditures, sell assets or refinance all or a portion of our existing debt or obtain additional financing. Our ability to make scheduled principal debt payments, to pay interest or to refinance our indebtedness depends on our future financial position and results of operations, which, to a certain extent, are subject to general conditions in or affecting our industry and our customers and to general economic, political, financial, competitive, legislative and regulatory factors beyond our control.

     We expect to fund our capital expenditure requirements with cash flows from operating activities and, to the extent permitted by the Senior Credit Agreement, proceeds derived from leasing transactions and sales of non-strategic assets. To the extent that such cash flows, leasing transactions and proceeds may be insufficient (after servicing our existing indebtedness and funding our working capital requirements) to provide adequate funds for planned capital expenditures, we are exploring alternatives to funding capital expenditures consistent with the restrictions contained in the Senior Credit Agreement, such as loans and equity investments. Although we monitor the credit markets and other sources of capital, there can be no assurance that we will be able to secure funds for capital expenditures or that, if such funds are available, such funds will be available on favorable terms. If we cannot obtain additional funds for our capital expenditures, and the cash flows, leasing transactions and proceeds described above are insufficient (after servicing our existing indebtedness and funding our working capital requirements) to provide adequate funds for planned capital expenditures, we may be required to reduce our planned capital expenditures. Any such reduction in capital expenditures may have a negative effect on our business.

  CASH FLOWS

     Cash provided by operating activities for the three months ended March 31, 2003, was $141,000 as compared to $11.9 million for the three months ended March 31, 2002. The decrease in net cash flows provided from operations is primarily attributable to lower revenue and changes in working capital. Cash and cash equivalents were $9.0 million at March 31, 2003, a decrease of $6.0 million from March 31, 2002. This decrease relates primarily to cash used for payments on long-term debt and capital lease obligations.

     Net cash used in investing activities was $157,000 for the three months ended March 31, 2003 compared to $15.9 million for the three months ended March 31, 2002. During the three months ended March 31, 2003, we invested $4.3 million in property, plant and equipment and sold one of our domestic real estate property for $4.2 million, net of expenses. For the three months ended March 31, 2002, we invested $15.9 million in property, plant and equipment.

     Net cash used in financing activities was $2.9 million for the three months ended March 31, 2003 compared to $2.7 million for the three months ended March 31, 2002. During the three months ended March 31, 2003, we repaid $5.5 million of principal borrowings, $3.6 million under the Senior Credit Agreement and $1.9 million in mortgages and capital lease obligations. Additionally, we borrowed $2.5 million under an existing building mortgage. No borrowings were made under the Liberty Subordinated Credit Agreement or the Senior Credit Agreement during the three months ended March 31, 2003.

  SENIOR CREDIT AGREEMENT

     At March 31, 2003, $360.3 million (including letters of credit of $600,000) was outstanding under the Senior Credit Agreement, dated December 22, 2000, as amended, among the Company, various lenders who are parties thereto, Banc of America Securities LLC, as lead arranger and book manager, BANK OF AMERICA, N.A., as administrative agent for the lenders, Salomon Smith Barney, Inc., as syndication agent, and The Bank of New York Company, Inc., as documentation agent (the "Senior Credit Agreement"), and $3.6 million was available for future borrowings, subject to the terms of the Senior Credit Agreement. During the quarter ended March 31, 2003, the Company repaid $3.6 million under the Senior Credit Agreement. No borrowings were made under the Senior Credit Agreement in the first quarter. The Senior Credit Agreement loans are collateralized by substantially all of the operating assets of the Company.

     The Senior Credit Agreement requires financial ratios to be maintained and contains other restrictive covenants including restrictions on incurring additional indebtedness. As of March 31, 2003, the Company was in compliance with all covenants in the Senior Credit Agreement.

     Under the Senior Credit Agreement, the Company's Total Leverage Ratio may not exceed 4.55 to 1.00 for any measurement period from December 31, 2002 to June 30, 2003 and is reduced over subsequent measurement periods until it reaches a Total Leverage Ratio of 3.50 to 1.00 for measurement periods after January 1, 2005. At March 31, 2003, the Company's Total Leverage Ratio was 4.43 to 1.00. Additionally, the Company's Interest Coverage Ratio may not be less than 2.50 to 1.00 for any quarter ending prior to December 31, 2003, and may not be less than 3.00 to 1.00 for any quarter thereafter. The Company's Interest Coverage Ratio at March 31, 2003 was 3.11 to 1.00. For any measurement period beginning January 1, 2003, the Company's Fixed Charge Coverage Ratio may not be less than 0.85 to 1.00, and increases over the succeeding two quarters until October 1, 2003, when the Company's Fixed Charge Coverage Ratio may not be less than 1.00 to 1.00 for the remainder of the term of the Senior Credit Agreement. At March 31, 2003, the Company's Fixed Charge Coverage Ratio was 1.14 to 1.00.

     As of March 31, 2003, the outstanding borrowings under the Senior Credit Agreement consisted of Term loan A in the amount of $117.6 million, Term loan B in the amount of $56.8 million and a revolving credit facility (the "Revolver") in the amount of $185.9 million (which includes outstanding letters of credit in the amount of $600,000).

     Interest related to the Senior Credit Agreement is paid monthly, bi-monthly or quarterly in arrears and is based on the "Alternate Base Rate" or the "Eurodollar Rate," whichever is applicable to the loan, plus applicable margins. The Alternate Base Rate is a daily fluctuating rate per annum equal to the higher of the Federal Funds Rate plus 0.5% or the Prime Rate. The Eurodollar Rate is the rate per annum equal to the average British Bankers Association

Interest Settlement Rate for deposits in the relevant currency or an alternate base, as defined in the agreement, if that rate is unavailable. As of March 31, 2003, the effective interest rates on Term loan A, Term loan B and the Revolver borrowings were 4.54%, 5.29% and 4.55%, respectively.

  LIBERTY SUBORDINATED CREDIT AGREEMENT

     At March 31, 2003, $224.3 million was outstanding under the First Amended and Restated Credit Agreement, as amended and supplemented, between the Company and Liberty Media Corporation ("Liberty Media") (the "Liberty Subordinated Credit Agreement") and $81.9 million was available for future borrowings under the terms of the Liberty Subordinated Credit Agreement with the consent of, and on terms determined by, Liberty Media.

     Of the $224.3 million outstanding at March 31, 2003 under the Liberty Subordinated Credit Agreement: (1) $206.2 million is represented by convertible subordinated notes, which are convertible at the option of Liberty Media at any time prior to maturity into shares of the Company's Class B common stock ("Convertible Notes") at a conversion price of $10.00 per share, (2) $8.8 million is represented by Convertible Notes having a conversion price of $3.50 per share, (3) $5.3 million is represented by a Convertible Note having a conversion price of $1.94 per share, and (4) $4.0 million is represented by a Convertible Note having a conversion price of $1.56 per share. Interest accrues on each of the Convertible Notes at a rate of 10% per annum, payable quarterly either in cash, shares of the Company's Class B common stock (valued at 95% of the ten-day trailing average closing price of shares of the Company's Class A common stock ending one trading day prior to interest payment date) or a combination thereof, at the Company's discretion, subject to certain limits.

     During the three months ended March 31, 2003, the Company issued 4,109,305 shares of its Class B common stock to Liberty Media and its affiliates in payment of $5.5 million in interest under the Liberty Subordinated Credit Agreement. Shares of the Company's Class B common stock are convertible into shares of the Company's Class A common stock, on a one-for-one basis, at any time at the option of the holder.

  PROPERTY MORTGAGES AND OTHER DEBT

     At March 31, 2003, the Company owed $7.7 million under an existing mortgage loan with Bank of the West. Interest under the loan accrues at a three-month London interbank market rate ("LIBOR") plus 2.25% per annum and the effective interest rate at March 31, 2003 was 3.65%.

     At March 31, 2003, the Company owed $6.3 million to Heller Financial Leasing Inc. pursuant to an existing loan secured by certain equipment. Interest on the loan is based on the relevant three-month LIBOR plus 3.25%, and the effective interest rate at March 31, 2003 was 4.58% per annum.

     At March 31, 2003, three of the Company's subsidiaries in the United Kingdom owed to National Westminster Bank Plc. an aggregate of $18.0 million under four existing mortgage loans. The aggregate amount includes $2.5 million in borrowings under these loans, which was borrowed during the quarter ended March 31, 2003. Interest on each of these loans is calculated based on the relevant one, two, three or six-month LIBOR plus 1.25%, and as of March 31, 2003, the effective interest rate on the loans was 6.43% per annum.

     At March 31, 2003, the Company was a party to capital leases in the aggregate amount of $6.8 million related to purchases of equipment with a weighted average interest rate of 13.72%.

FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS

     Factors that may affect future results of operations include, but are not limited to, industry-wide market factors such as the timing of, spending on, and technological, regulatory or other developments in feature film and television programming production, foreign and domestic television advertising production, and foreign and domestic spending by broadcasters, cable companies and syndicators on first run and existing content libraries. In addition, our failure to maintain relationships with key customers and certain key personnel, the possibility of an industry-wide strike or other job action by a major entertainment industry union, more rapid than expected technological obsolescence, significant capital expenditure investments prior to generating revenue, and any failure to compete in the highly-competitive post-production business could also cause actual results to differ materially from those described in forward-looking statements.

     We have incurred significant indebtedness to fund past acquisitions. This indebtedness may result in a significant percentage of our cash flow being applied to the payment of interest, and there can be no assurance that our operations will generate sufficient cash flow to service the indebtedness. This indebtedness, as well as any indebtedness we may incur in the future, may adversely affect our ability to finance operations, as financial covenant limitations reach their maximum, which could limit our ability to pursue business opportunities that may be in our best interests and that of our stockholders.

     As part of our business strategy, we have acquired substantial operations in several different geographic locations in 2001 and 2002. These businesses have experienced varying profitability or losses in recent periods. Since the dates of acquisition, we have continued to work extensively on the integration of these businesses. However, there can be no assurances regarding the ultimate success of our integration efforts or regarding our ability to maintain or improve the results of operations of these businesses.

     We derive our revenue primarily from services provided to the motion picture and television production industries and the content distribution industry. Fundamental changes in the business practices of any of these client industries, whether due to regulatory, technological or other developments, could cause a material reduction in demand by our clients for the services offered by us. Any reduction in demand would have a material adverse effect on our results of operations. The post-production industry is characterized by technological change, evolving customer needs and emerging technical standards, and the content distribution industry is highly competitive with several companies providing services similar to ours. Our existing credit agreements currently limit our ability to make capital investments. There are no assurances that we will be able to obtain or fund the implementation of any of these technologies, that we will be able to effectively implement these technologies on a cost-effective or timely basis or that such technologies will not render obsolete our role as a provider of motion picture and television production services. If our competitors have technology that enables them to provide services that are more reliable, faster, less expensive, reach more customers or have other advantages over the services we provide, then the demand for our services may decrease.

     We incur substantial incremental costs (primarily labor) and make significant capital expenditures prior to generating revenues. For example, we have expanded our operations through various acquisitions of key companies, which has increased labor and depreciation expenses significantly, through the addition of new personnel and the purchase of new equipment and the construction and maintenance of infrastructure. We incur such costs before the equipment and infrastructure generate revenues or achieve capacity utilization. The incurrence of incremental costs prior to the generation of revenues will have an adverse effect on our net income. In addition, we may elect to discontinue services that fail to generate sufficient levels of revenue and write off the net book value of the assets related to such services. Our failure to generate anticipated levels of revenue or the write-off of assets would have an adverse effect on our results of operations and financial condition.

     A number of our services are provided on a non-contractual basis. Clients may desire to accelerate, postpone or cancel previously scheduled services prior to the commencement of the project. As a result, we are susceptible to scheduling changes and cancellations by customers and may not be able to reschedule or secure additional work to replace previously scheduled projects. The rescheduling or cancellation of several significant projects may have a material effect on our quarterly and/or annual operating results.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  INTEREST RATE RISKS

     We seek to reduce cash flow volatility associated with changes in interest rates by entering into financial arrangements intended to provide a hedge against a portion of the risks associated with such volatility. We continue to have exposure to such risks to the extent they are not hedged. We assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. Interest rate swap agreements are the primary instruments used to manage interest rate fluctuation affecting our $383.4 million of variable rate debt primarily associated with our Senior Credit Agreement. At March 31, 2003, we had three interest rate swap agreements with a combined fair market value of $4.1 million in favor of our counterparties. In one swap agreement, we receive variable interest rate payments and make fixed interest rate payments on a notional amount of $365.0 million. This swap agreement matures on June 30,

2003. In addition, we have two interest rate swap agreements in the UK with a fair value of $700,000 in favor of our counterparties. These swap agreements mature on March 10, 2016. These swap agreements have the effect of creating a fixed interest rate with respect to $372.0 million of our $383.4 million floating (or variable) interest rate debt. Had market interest rates been 100 basis points higher throughout the three months ended March 31, 2003, we would have recorded an increase of approximately $958,435 of additional interest expense on our floating (variable) rate debt, offset by a reduction of interest expense of approximately $930,054 on our interest rate swaps.

  FOREIGN CURRENCY RISK

     We continually monitor our economic exposure to changes in foreign exchange rates and may enter into foreign exchange agreements where and when appropriate. Whenever possible, we utilize local currency borrowings to fund foreign acquisitions. At March 31, 2003, we did not have any foreign exchange agreements. Substantially all of our foreign transactions are denominated in foreign currencies, including the liabilities of our foreign subsidiaries. Although our foreign transactions are not generally subject to significant foreign exchange transaction gains or losses, the financial statements of our foreign subsidiaries are translated into United States dollars as part of our consolidated financial reporting. As a result, fluctuations in exchange rates affect our financial position and results of operations.

ITEM 4.  CONTROLS AND PROCEDURES

     The Company's chief executive officer and chief financial officer performed an evaluation of the Company's disclosure controls and procedures (as defined in Rule 13a-14(c) and Rule 15d-14(c) of the Securities Exchange Act of 1934, as amended) as of a date within 90 days prior to the filing of this report. Based on this evaluation, the Company's chief executive officer and chief financial officer conclude that such controls and procedures effectively insure that information required to be disclosed in this report is appropriately recorded, processed and reported. There have been no significant changes in the Company's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

                          PART II -- OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

     There have been no material developments that have not been previously reported in our legal proceedings disclosure in Part I, Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2002, filed March 27, 2003, with the Securities and Exchange Commission. In addition, there have been no new reportable events during the quarter ended March 31, 2003.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

     During the quarter ended March 31, 2003, the Company issued 4,109,305 shares of its Class B common stock to Liberty Media and its affiliates in payment of $5.5 million in interest under the Liberty Subordinated Credit Agreement. Such issuance was not registered under the Securities Act of 1933, as amended, pursuant to the exemption from registration afforded by Section 4(2) of that Act. Shares of the Company's Class B common stock are convertible into shares of the Company's Class A common stock, on a one-for-one basis, at any time at the option of the holder.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     For a description of matters submitted to a vote of the Company's stockholders during the period covered by this report, see "Item 4. Submission of Matters to a Vote of Security Holders" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

ITEM 5.  OTHER INFORMATION

  ACQUISITION BY LIBERTY MEDIA

     On April 25, 2003, Liberty Media announced that it has adopted a plan of merger to acquire all the issued and outstanding shares of the Company that it does not already own. Pursuant to the terms of the merger, the Company's stockholders would receive 0.1147 shares of Liberty Media Series A common stock for each share of the Company's Class A common stock. Liberty Media currently owns all the issued and outstanding shares of the Company's Class B common stock. The transaction is intended to be taxable to the public holders of the Company's common stock, for U.S. federal income tax purposes.

     Because Liberty Media owns in excess of 90% of the outstanding common stock of the Company, the merger is expected to be accomplished as a "short form" merger under Delaware law. As a result, neither the approval of the Company's board of directors nor a vote of its stockholders is required to effect the merger; however, statutory appraisal rights will be available to stockholders of the Company who elect to assert such rights, subject to compliance with the procedures established by Delaware law. The transaction is not subject to any substantive regulatory conditions, other than the filing and effectiveness of a registration statement covering the shares of Liberty Media Series A common stock to be issued in the merger. Liberty Media may terminate the plan of merger at any time prior to closing if it determines, in its sole discretion, that the merger is no longer in its best interest. The merger is expected to close during the third quarter of 2003.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits

     99.1  Certification pursuant to section 906 of the Sarbanes-Oxley
           Act of 2002. Pursuant to Commission Release 34-47551, this certification shall not be deemed to be filed with the Commission but shall be deemed to accompany this report.

     (b) Reports on Form 8-K.

     None.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         ASCENT MEDIA GROUP, INC.

Date: May 15, 2003

                                         By:     /s/ GEORGE C. PLATISA
                                           -------------------------------------
                                                     George C. Platisa
                                                 Executive Vice President
                                                and Chief Financial Officer

                                 CERTIFICATIONS

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

I, William R. Fitzgerald, certify that:

     1. I have reviewed this quarterly report on Form 10-Q of Ascent Media Group, Inc. (the "registrant");

     2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

     3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

     4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

          c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

          a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: May 15, 2003

                                              /s/ WILLIAM R. FITZGERALD
                                         ---------------------------------------
                                                  William R. Fitzgerald
                                                 Chief Executive Officer

CERTIFICATION OF CHIEF FINANCIAL OFFICER

I, George C. Platisa, certify that:

     1. I have reviewed this quarterly report on Form 10-Q of Ascent Media Group, Inc. (the "registrant");

     2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

     3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

     4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

          c. presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

          a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: May 15, 2003

                                                /s/ GEORGE C. PLATISA
                                         ---------------------------------------
                                                    George C. Platisa
                                                 Chief Financial Officer

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Liberty Media's certificate of incorporation and bylaws provide for indemnification of the officers and directors of Liberty Media to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

     Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed herewith or incorporated herein by reference:


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 2.1     Agreement and Plan of Contribution and Merger, dated as of
         May 8, 2003, among Liberty Media Corporation, Liberty LWR,
         Inc., Ascent Media Debt, Inc. and Amethyst Merger Sub, Inc.+
 3.1     Restated Certificate of Incorporation of Liberty Media
         Corporation (incorporated by reference to Exhibit 3.2 to the
         Registration Statement on Form S-1 of Liberty Media
         Corporation, File No. 333-55998, as filed on February 21,
         2001 (the "Split Off S-1 Registration Statement")).
 3.2     Bylaws of Liberty Media Corporation (incorporated by
         reference to Exhibit 3.4 to the Split Off S-1 Registration
         Statement).
 4.1     Specimen certificates for shares of Series A common stock, par value $.01 per share, of Liberty Media Corporation
         (incorporated by reference to Exhibit 4.1 to the Split Off
         S-1 Registration Statement).
 5.1     Opinion of Baker Botts L.L.P., as to the legality of the
         securities being registered.
23.1     Consent of KPMG LLP.
23.2     Consent of KPMG Audit Plc.
23.3     Consent of KPMG LLP.
23.4     Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1     Power of attorney.+


---------------


+ Previously filed.

  ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 27, 2003.



                                         LIBERTY MEDIA CORPORATION



                                         By:     /s/ ROBERT R. BENNETT

                                           -------------------------------------

                                                     Robert R. Bennett


                                           President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated.



                       NAME                                            CAPACITY                          DATE
                       ----                                            --------                          ----

                        *                                        Chairman of the Board               May 27, 2003
 ------------------------------------------------
                  John C. Malone

                        *                               President, Chief Executive Officer and       May 27, 2003
 ------------------------------------------------                      Director
                Robert R. Bennett                            (Principal Executive Officer)

                        *                              Executive Vice President, Chief Operating     May 27, 2003
 ------------------------------------------------                Officer and Director
                  Gary S. Howard

                        *                                 Senior Vice President and Treasurer        May 27, 2003
 ------------------------------------------------            (Principal Financial Officer)
                David J.A. Flowers

                        *                                Senior Vice President and Controller        May 27, 2003
 ------------------------------------------------           (Principal Accounting Officer)
               Christopher W. Shean

                        *                                              Director                      May 27, 2003
 ------------------------------------------------
                  Paul A. Gould

                        *                                              Director                      May 27, 2003
 ------------------------------------------------
                 Donne F. Fisher

                        *                                              Director                      May 27, 2003
 ------------------------------------------------
                  Jerome H. Kern

                        *                                              Director                      May 27, 2003
 ------------------------------------------------
                 David E. Rapley

                        *                                              Director                      May 27, 2003
 ------------------------------------------------
                 Larry E. Romrell

                 /s/ MARC A. LEAF
 ------------------------------------------------
                 Attorney in Fact